                                             FILED PURSUANT TO RULE 563g.5(b)(1)
                                             OTS DOCKET NO. 5770
OFFERING CIRCULAR
20,952,381 Shares

[LOGO OF FIDELITY FEDERAL BANK]

Class A Common Stock (par value $0.01 per share) and
Class C Common Stock (par value $0.01 per share)

All of the shares of Class A Common Stock (the "Class A Common Stock") and Class C Common Stock (the "Class C Common Stock") of Fidelity Federal Bank, A Federal Savings Bank ("Fidelity" or the "Bank"), offered hereby are being is-sued and sold by the Bank. This offering is contingent upon the sale of the 20,952,381 shares of Class A Common Stock and Class C Common Stock being of-fered hereby and the approval by the Office of Thrift Supervision of the vari-ous transactions described herein. See "Restructuring and Recapitalization." The Class C Common Stock is identical to the Class A Common Stock, except that Class C Common Stock has limited voting rights. Purchasers that are subject to regulatory restrictions on the ownership of voting stock of thrifts may wish to purchase shares of Class C Common Stock rather than Class A Common Stock. Upon certain transfers, the Class C Common Stock is convertible into Class A Common Stock. The holders of Class A Common Stock will have full voting rights. See "Description of Capital Stock."

Fidelity is currently a wholly-owned subsidiary of Citadel Holding Corporation, a Delaware corporation ("Citadel"). Immediately prior to the completion of this offering, the currently outstanding share of common stock, par value $0.01, of Fidelity will be reclassified into 6,595,624 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), which number of shares may be reduced as described herein. See "Restructuring and Recapitalization -
 Recapitalization." Upon the completion of this offering, the purchasers of the shares of Class A Common Stock and Class C Common Stock offered hereby will own all of the outstanding shares of Class A Common Stock and Class C Common Stock, which will represent in the aggregate approximately 76.1% of the outstanding Common Stock of the Bank, and Citadel will own all of the outstanding shares of Class B Common Stock, which will represent approximately 23.9% of the outstand-ing Common Stock of the Bank, assuming 20,952,381 shares are purchased and no closing adjustments are made. See "Restructuring and Recapitalization - Recapi-talization - Closing Adjustments." The holders of Class B Common Stock (ini-tially Citadel) will have limited voting rights. See "Description of Capital Stock."

Prior to this offering, there has been no public market for the Common Stock of the Bank. It is currently estimated that the initial public offering price of the Class A Common Stock and the Class C Common Stock will be $5.25 per share. See "Plan of Distribution" for information relating to the factors considered in determining the initial public offering price of the Class A Common Stock and Class C Common Stock.

Prospective purchasers of the Class A Common Stock and Class C Common Stock of-fered hereby will be required to execute and deliver to the Bank an Investors' Purchase Agreement substantially in the form attached as Annex A hereto. The Investors' Purchase Agreement will, among other things, restrict the purchasers from reselling their shares for a 30-day period following the closing of this offering and, following such 30 day period, limit resales of such shares to blocks of not less than 100,000 shares until the date the Bank first files its next Annual Report on Form 10-K for the first fiscal year ending after the date of the closing of this offering. See "Description of Capital Stock." The Class A Common Stock and Class C Common Stock offered hereby will not be listed on any securities exchange and will be illiquid.

The offering of the Class A Common Stock and Class C Common Stock made hereby is part of a series of transactions, including, but not limited to, the sale of certain problem and other assets in one or more bulk sales pursuant to defini-tive purchase and sale agreements, designed to enhance the Bank's asset quality and improve its regulatory capital ratios. See "Offering Circular Summary," "Restructuring and Recapitalization" and "Pro Forma Consolidated Financial In-formation."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. POTENTIAL INVEST-ORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS."
THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OF-FICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SE-CURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL AGENCY, OR BY ANY STATE SECURITIES COMMISSION, NOR HAS SUCH OFFICE, OTHER AGENCY OR ANY STATE SECURI-TIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- - ----------------------------------------------------------------------------

                                  PRICE TO     PLACEMENT AGENCY PROCEEDS  TO
                                  PUBLIC       FEE(1)           BANK(2)
- - ----------------------------------------------------------------------------
Class A Common Stock and Class C
 Common Stock,
 Per Share                        $5.25        $0.21            $5.04
- - ----------------------------------------------------------------------------
Total Minimum                     $110,000,000 $4,400,000       $105,600,000
- - ----------------------------------------------------------------------------
Total Maximum(3)                  $115,500,000 $4,620,000       $110,880,000
- - ----------------------------------------------------------------------------

(1)The Placement Agency Fee payable to the Placement Agent (the "Placement Agent") will be paid directly by Fidelity out of the proceeds of this offering. In addition, Fidelity and Citadel have agreed to indemnify the Placement Agent and certain related persons against certain civil liabilities, including lia-bilities under the Securities Act of 1933, as amended. The above table does not reflect additional fees paid to J.P. Morgan Securities Inc. for various advi-sory and other investment banking services provided to Fidelity in connection with the Restructuring and Recapitalization and this offering. See "Plan of Distribution."

(2)Before deducting estimated expenses payable by Fidelity of $750,000.

(3)The Bank has indicated to the Placement Agent that it may accept subscriptions for up to an additional 1,047,619 shares of Class A Common Stock and Class C Common Stock (the "Additional Shares") on the same terms as set forth above at any time prior to the closing of this offering. See "Plan of Distribution."

The undersigned has been retained by Fidelity to act as Placement Agent in con-nection with the sale of the Class A Common Stock and Class C Common Stock of-fered hereby. Any Class A Common Stock or Class C Common Stock offered by the Placement Agent on behalf of Fidelity will be subject to Fidelity's absolute right to reject orders in whole or in part. The offering is being made on a "best efforts" basis and will terminate no later than July 28, 1994. It is ex-pected that delivery of the Class A Common Stock and Class C Common Stock will be made at the offices of J.P. Morgan Securities Inc., New York, New York, five business days following the termination of this offering. Prospective purchas-ers will be required to deposit the purchase price for the shares offered hereby in a non-interest bearing escrow account on the business day prior to the Closing.

J.P. MORGAN SECURITIES INC.

July 12, 1994

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOV-ERNMENT AGENCY.

No dealer, salesperson or other person has been authorized to give any informa-tion or to make any representation other than those contained in this Offering Circular in connection with the offer contained herein. If given or made, such information or representation must not be relied upon as having been authorized by the Bank, the Placement Agent or any other person. Neither the delivery of this Offering Circular nor any sale made hereunder shall, under any circum-stances, create any implication that there has been no change in the affairs of the Bank since the date hereof or since the date as of which information is set forth herein. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any ju-risdiction to any person to whom it is unlawful to make such offer or solicita-tion in such jurisdiction.

                               TABLE OF CONTENTS

                                        PAGE
Available Information.................    2
Offering Circular Summary.............    3
Risk Factors..........................   15
Use of Proceeds.......................   26
Restructuring and Recapitalization....   27
Capitalization........................   33
Selected Historical Consolidated
 Financial Data.......................   34
Pro Forma Consolidated Financial
 Information..........................   36
Notes to Pro Forma Consolidated
 Financial Information................   38
Pro Forma Impact of the Bulk Sales on
 Loans and Other Real Estate Assets...   42
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................   45
Business..............................   85
Dividend Policy.......................  134

                                        PAGE
Management............................. 135
Principal Stockholders................. 142
Certain Transactions................... 143
Description of Capital Stock........... 144
Shares Eligible for Future Sale;
 Transfer Restrictions................. 148
Certain Federal Income Tax
 Considerations........................ 149
Plan of Distribution................... 151
Legal Matters.......................... 152
Experts................................ 152
Glossary............................... 153
Annex A - Form of Investors' Purchase
 Agreement............................. A-1
Annex B - Treatment of Certain
 Accounting Issues..................... B-1
Index to Financial Statements.......... F-1
Financial Statements................... F-3

Until 90 days after the date hereof, all dealers effecting transactions in the Class A Common Stock or Class C Common Stock, whether or not participating in this distribution, may be required to deliver an Offering Circular.

                             AVAILABLE INFORMATION

The Bank has filed with the Office of Thrift Supervision ("OTS") a Form OC with respect to the securities covered by this Offering Circular. For the purposes hereof, the term "Form OC" means the original Form OC and any and all amend-ments thereto. This Offering Circular, which constitutes part of the Form OC, does not contain all the information set forth in the Form OC and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Offering Circular as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Form OC, reference is made to the exhibit for a more complete description of the matters involved. The Form OC and the exhibits thereto may be inspected without charge at the public reference facilities of the OTS at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS Western Regional Office, One Montgomery Street, San Fran-cisco, California 94104. Copies of such materials may be obtained from the OTS at prescribed rates.

The Bank will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file periodic reports and other information with the OTS. Such periodic reports and other information filed by the Bank may be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552, or at the OTS Western Regional Office, One Montgomery Street, San Francisco, California 94104. The Bank's obligation to file periodic reports with the OTS will be suspended if the shares of Common Stock are held by fewer than 300 holders of record at the beginning of any fis-cal year of the Bank other than the fiscal year in which the Offering Circular becomes effective. Accordingly, if there are fewer than 300 holders of record of the shares of Common Stock as of the beginning of any fiscal year, the Bank may cease to file reports with the OTS in respect of such fiscal year. In any case, the Bank will, for a period of at least five years following the date on which the Form OC is declared effective, distribute to its stockholders annual consolidated financial statements accompanied by an audit report thereon by the Bank's independent public accountants and quarterly unaudited condensed consol-idated financial statements for each of the first three quarters of each fiscal year, in each case accompanied by a Management's Discussion and Analysis of Fi-nancial Condition and Results of Operations comparable to that which would be required if the Bank were subject to the reporting requirements of the Exchange Act.

                           OFFERING CIRCULAR SUMMARY

This Offering Circular Summary, including the Summary Historical Consolidated Financial Data of Fidelity Federal Bank, A Federal Savings Bank, and its sub-sidiaries (collectively, "Fidelity"), and the Pro Forma Consolidated Financial Information of Fidelity set forth below, is qualified in its entirety by the more detailed information and all other financial information appearing else-where in this Offering Circular, and assumes that the Bank has not accepted subscriptions for the 1,047,619 additional shares of Class A Common Stock and Class C Common Stock (the "Additional Shares"). Unless the context otherwise requires, "Fidelity" or the "Bank" refers solely to Fidelity Federal Bank, A Federal Savings Bank, and its subsidiaries, and the "Company" refers to the Bank, its subsidiaries, and Gateway Investment Services, Inc. ("Gateway"), which prior to the closing of this offering (the "Closing") will become a whol-ly-owned subsidiary of the Bank. See "Glossary" for the definition of certain terms used in this Offering Circular.

                                  THE COMPANY

The Company, through Fidelity, offers a broad range of consumer financial serv-ices, including demand and term deposits and mortgage loans. In addition, through Gateway, a National Association of Securities Dealers, Inc. ("NASD") registered broker/dealer, the Company provides customers of the Bank with in-vestment products, including a number of mutual funds, annuities and unit in-vestment trusts. The Company operates through 42 branches, all of which are lo-cated in Southern California, principally in Los Angeles and Orange counties.

At March 31, 1994, Fidelity's mortgage loan portfolio (including loans held for sale) aggregated approximately $3.6 billion, of which approximately 72.6% was secured by residential properties containing 2 or more apartment units, 19.0% was secured by single family residences and 8.4% was secured by commercial and other property. At that same date, 96.1% of Fidelity's loans consisted of ad-justable rate mortgages.

Fidelity's deposit accounts are insured by the Federal Deposit Insurance Corpo-ration (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the maximum extent permitted by law. Fidelity is subject to the examination, supervision and reporting requirements of the OTS, its primary federal banking regulator, and is also subject to examination and supervision by the FDIC. Gateway is also subject to regulation as a registered broker/dealer by the Se-curities and Exchange Commission ("SEC").

In mid-1992, Fidelity and Citadel Holding Corporation, a Delaware corporation ("Citadel"), commenced a series of steps to reorganize internally in order to strengthen the Bank's internal operations and meet the needs of its customer base. First, a new Chief Executive Officer and certain additional senior man-agement personnel were hired to strengthen key areas, such as mortgage banking, residential loan originations, credit administration, retail financial services and real estate management. Second, the Bank broadened the product line of loans originated by the Bank and increased its emphasis on mortgage banking and single family originations, in particular developing its loan pipeline hedging capability. The Bank also reorganized its retail branch system to integrate the provision of traditional banking services with the provision through Gateway of a broader range of nontraditional financial services and uninsured investment products. Third, the Bank upgraded its systems management capabilities by con-verting to new computer systems in its retail banking and loan administration operations and by adding enhanced software capability to the asset/liability management function. Fourth, management began to implement stricter credit con-trols and credit reviews. Finally, during the last quarter of 1993, the Bank undertook analyses of its internal controls, staffing levels and in-house staff functions. These analyses identified substantial cost-reduction opportunities via consolidation of redundant functions, reduction in management and staffing levels, closing, consolidating or selling certain branches and out-sourcing of certain staff functions. Based upon such studies, management believes that op-erating expenses could be reduced in the future. See "Business - Retail Finan-cial Services Group," "- Mortgage Banking Group Operations," "- Credit Adminis-tration," "- Loan Monitoring" and "Management's Discussion and Analysis of Fi-nancial Condition and Results of Operations - Three Months Ended March 31, 1994 Compared with Three Months Ended December 31, 1993 and March 31, 1993 - Operat-ing Expenses."

Fidelity and Gateway are currently wholly-owned subsidiaries of Citadel, a fi-nancial services holding company. The principal executive offices of the Com-pany are located at 600 North Brand Boulevard, Glendale, California 91203, tel-ephone number (818) 956-7100.

                       RESTRUCTURING AND RECAPITALIZATION

BACKGROUND OF THE TRANSACTION

Since 1991, the Southern California economy and real estate markets have shown significant declines, adversely affecting the Bank's performance and loan and real estate portfolios. The Bank reported net losses of $65.9 million and net income of $0.3 million and $8.1 million for the years ended December 31, 1993, 1992 and 1991, respectively, and reported net losses of $14.2 million for the first quarter of 1994. The Bank had nonperforming assets ("NPAs") totaling $236 million, $234 million and $125 million, respectively, at December 31, 1993, 1992 and 1991, and $266 million at the end of the first quarter of 1994.

Fidelity's capital position has deteriorated significantly in recent periods. As of March 31, 1994, Fidelity's tangible, core and risk-based capital ratios were 4.00%, 4.04% and 9.10%, respectively, down from 4.12%, 4.16% and 9.34% at
December 31, 1993, and 4.27%, 4.35% and 9.76% at December 31, 1992. Although Fidelity's capital levels at March 31, 1994, exceeded all currently applicable minimum capital requirements and the Bank was deemed "adequately capitalized" under the "prompt corrective action" regulations ( the "PCA") of the OTS as of such date, absent the consummation of the Restructuring and Recapitalization described in this Offering Circular, Fidelity's ratio of core capital to ad-justed total assets at June 30, 1994, is expected to be below 4%. As a result, Fidelity would be classified as "undercapitalized" under the PCA and subject to significant additional regulatory restrictions and requirements. Accordingly, management of the Bank has proposed the Restructuring and Recapitalization, which is designed to dispose of substantially all of the Bank's NPAs as of March 31, 1994, and to improve the capital of the Bank.

RESTRUCTURING

Bulk Sales
Prior to the Closing and except as described below, Fidelity will enter into two or more definitive purchase and sale agreements (the "Bulk Sale Agree-ments") pursuant to which Fidelity will sell to third parties (or, in the case of certain assets, to Citadel) in two or more separate bulk sale transactions (the "Bulk Sales") certain problem and other assets of the Bank (the "Bulk Sale Assets") with an aggregate net book value as of March 31, 1994, of approxi-mately $465 million, including substantially all of the Bank's NPAs. As stated below, the Closing is conditioned upon, among other things, the existence of binding Bulk Sale Agreements, and no assurance can be given that the Bulk Sales, individually or in the aggregate, will be consummated or, if consummat-ed, at what price.

The first Bulk Sale or series of Bulk Sales (collectively, the "Primary Bulk Sale") is designed to dispose of assets with a net book value of approximately $371 million at March 31, 1994, comprised of approximately $163 million of NPAs (including real estate acquired in settlement of loans, by foreclosure or oth-erwise ("REO")), $150 million of other criticized assets and $58 million of "pass" assets (the "Primary Bulk Sale Assets"). See "Business - Internal Asset Classifications."

The second Bulk Sale or series of Bulk Sales (collectively, the "Secondary Bulk Sale") is designed to dispose of assets with a net book value of approximately $94 million at March 31, 1994, comprised of approximately $87 million of NPAs (including REO), $6 million of other criticized assets and $1 million of "pass" assets (the "Secondary Bulk Sale Assets").

Each of the Bulk Sales is expected to be completed shortly after the Closing. However, no assurance can be given that the Bulk Sales will be consummated or, if consummated, at what price. See "Risk Factors-Certain Considerations Regard-ing the Restructuring and Recapitalization-Consummation of the Bulk Sales" and "Restructuring and Recapitalization-Restructuring-Bulk Sales."

Giving pro forma effect to the sale of all of the Bulk Sale Assets as of March 31, 1994, the Bank's NPAs would decrease from 6.5% of total assets to 0.7%. See "Pro Forma Effect on the Bank" below.

Deposit Sale
The Bank intends to sell approximately $394 million of deposits in nine of its branches, which sale (the "Deposit Sale") is expected to close in the fourth quarter of 1994. The Bank has entered into a letter of intent with respect to the sale of the deposits at a premium. No assurances can be given, however, that the Deposit Sale will be consummated or, if consummated, at what price.

Redemption of Subordinated Debt
The Bank is a party to a subordinated loan agreement (the "Subordinated Loan Agreement") with four lenders under which the Bank issued $60 million principal amount of subordinated notes (the "Subordinated Notes"). On March 4, 1994, the Chase Manhattan Bank, N.A. ("Chase"), one lender under the Subordinated Loan Agreement, filed a lawsuit (the "Chase Lawsuit") against Fidelity, Citadel and Citadel's Chairman of the Board in connection with the Bank's earlier planned restructuring. Citadel and the Bank have entered into an agreement dated as of June 3, 1994 (the "Settlement Agreement"), with the four lenders pursuant to which, among other things, (i) the Chase Lawsuit has been dismissed with preju-dice, and (ii) simultaneously with the Closing, the Bank will redeem the $60 million of Subordinated Notes at a redemption price equal to the unpaid princi-pal amount thereof, plus accrued and unpaid interest (estimated to be approxi-mately $1.2 million assuming that the Closing occurs on July 15, 1994), plus a recapitalization fee (the "Recapitalization Fee"). See "Restructuring and Re-capitalization - Restructuring - Redemption of Subordinated Debt."

Certain Affiliate Transfers
Finally, at or prior to the Closing, Citadel and the Bank will consummate a se-ries of transactions (the "Affiliate Transfers"), the primary components of which are as follows:

(1) the sale by Citadel to Fidelity of all of the outstanding capital stock of Gateway for a purchase price equal to the book value of such capital stock, payable in cash, which amount is expected to be approximately $1 million; and

(2) the transfer by way of a dividend by Fidelity to Citadel of two buildings located in Glendale and Sherman Oaks, California, respectively, with an ag-gregate net book value of approximately $9.3 million at March 31, 1994, portions of which buildings will be leased back to Fidelity (the "Office Buildings").

In addition, Fidelity is expected to sell certain of the Bulk Sale Assets to a subsidiary of Citadel.

See "Restructuring and Recapitalization-Restructuring-Certain Affiliate Trans-fers." The Bulk Sales (at the prices set forth in the Bulk Sale Agreements), the Deposit Sale, the redemption of the Subordinated Notes and the Affiliate Transfers are collectively referred to herein as the "Restructuring."

RECAPITALIZATION

General
The Bank plans to recapitalize the Bank through the sale of the 20,952,381 shares (the "Base Shares") of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and Class C Common Stock, par value $0.01 per share ("Class C Common Stock"), offered hereby and the reclassification of the Bank's currently outstanding share of common stock, par value $0.01 (the "Existing Common Stock"), into 6,595,624 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), which number of shares may be reduced as described below under "Closing Adjustments." The sale of the Class A Common Stock and Class C Common Stock offered hereby, together with such reclassifica-tion of the Bank's Existing Common Stock, are collectively referred to herein as the "Recapitalization."

The one outstanding share of Existing Common Stock currently is owned of record by Citadel. Immediately prior to the completion of this offering, Fidelity will amend its charter to provide for the Class A, Class B and Class C Common Stock (collectively, the "Common Stock"). Upon the completion of this offering, the purchasers of the shares of Class A Common Stock and Class C Common Stock will own all of the outstanding shares of Class A Common Stock and Class C Common Stock, which will represent approximately 76.1% of the outstanding Common Stock of the Bank, and Citadel will own all of the outstanding shares of Class B Com-mon Stock, which will represent approximately 23.9% of the outstanding Common Stock of the Bank, assuming 20,952,381 shares of Class A Common Stock and Class C Common Stock are purchased in this offering and no closing adjustments as de-scribed below are made. The offering of the shares of Class A Common Stock and Class C Common Stock made hereby is contingent upon, among other things, the sale of the 20,952,381 shares of Class A Common Stock and Class C Common Stock.

Closing Adjustments
The relative percentage interests referred to above of Citadel and the purchas-ers of Class A Common Stock and Class C Common Stock are based upon an Adjusted Stockholders' Equity of the Bank (as defined below) as of June 30, 1994, of $86 million. If the Adjusted Stockholders' Equity of the Bank as of June 30, 1994, varies from $86 million or if more than the Base Shares are issued in this of-fering, certain adjustments will be made to the terms of the Recapitalization as they apply to Citadel. If the Adjusted Stockholders' Equity of the Bank is less than $86 million or if more than the Base Shares are issued in this offer-ing, the number of shares of Class B Common Stock into which the Existing Com-mon Stock will be reclassified will be reduced so that the quotient of (i) the sum of Adjusted Stockholders' Equity plus the net proceeds of this offering (net of expenses) divided by (ii) the outstanding shares of Common Stock after this offering (giving effect to any reduction in the outstanding shares of Class B Common Stock), equals the same amount it would have if Adjusted Stock-holders' Equity had equaled $86 million, only the Base Shares had been issued in this offering and 6,595,624 shares of Class B Common Stock were outstanding. Additionally, if the Adjusted Stockholders' Equity of the Bank exceeds $86 mil-lion, the Bank will be obligated to pay to Citadel in cash the amount of such excess (the "Adjustment Payment").

"Adjusted Stockholders' Equity" of the Bank will be equal to the following:

  (i) the unaudited stockholders' equity of the Bank as of June 30, 1994 (computed in a manner consistent with Annex B hereto), without giving ef-fect to this offering, but adjusted (the "Restructuring Adjustment") to give pro forma effect (including tax effects under generally accepted ac-counting principles) ("GAAP") to the Restructuring (excluding the Deposit
  Sale), reflecting the Bulk Sales at the prices set forth in the Bulk Sale Agreements;

  (ii) minus (plus) the amount by which the Bank's general valuation allow-ance ("GVA") as of June 30, 1994, giving effect to the Restructuring Ad-justment, is less than (or exceeds) the "Target GVA" (as defined below);

  (iii) plus specific reserves established after the January 1994 Northridge earthquake with respect to loans as to which the Bank agreed to defer the due date of all or any portion of any monthly payments as a direct conse-quence of such earthquake (the "Earthquake Accommodation Loans"); and

  (iv) plus so much of the Branch Profit (as defined below) on the Deposit Sale and the sale of the Specified Branches (as defined below) as will not cause Adjusted Stockholders' Equity to exceed $86 million, to the extent that definitive purchase agreements for such sales (the "Deposit and Branch Purchase Agreements") are entered into no later than August 15, 1994.

"Target GVA" means $58 million plus 20% of the amount, if any, by which the Bank's "Adjusted NPAs" exceed $41 million. "Adjusted NPAs" means the sum of the Bank's NPAs at June 30, 1994 (giving effect to the Restructuring Adjustment), plus the outstanding amount of any Earthquake Accommodation Loans that are 30 days or more delinquent as of August 1, 1994 (pursuant to the related accommo-dation agreements) and that are not already included in NPAs as of June 30, 1994 and not included in the Bulk Sale Assets, provided that, for purposes of this calculation, NPAs and Adjusted NPAs will not include any loans in an iden-tified pool of loans (the "Earthquake TDR Pool") with a net book value of ap-proximately $26.5 million for which $8 million of the $58 million minimum Tar-get GVA has been allocated. See "Northridge Earthquake" below. "Branch Profit" means the net profit (after consideration of applicable taxes), if any, that the Bank would realize upon (i) the Deposit Sale and (ii) the sale of the Spec-ified Branches for the prices set forth in the Deposit and Branch Purchase Agreements, determined in accordance with GAAP. "Specified Branches" means branch properties of the Bank, together with related equipment and other assets (other than cash).

Stockholders' equity as of June 30, 1994, will be determined in accordance with Annex B hereto and with no significant changes in the methods of accounting or the application of GAAP from those that have been used in the past. Substan-tially all expenses of the Restructuring and Recapitalization other than the Placement Agency Fee and other expenses incurred in connection with this offer-ing will be reflected as expenses for the quarter ended June 30, 1994.

The determination of the status of Earthquake Accommodation Loans at August 1, 1994 and the Branch Profit will only be made after the Closing, and thus the final adjustments to Adjusted Stockholders' Equity resulting from such determi-nations cannot be made at the Closing. At the Closing, those factors will be estimated for purposes of estimating Adjusted Stockholders' Equity and deter-mining the appropriate number of shares of Class B Common Stock Citadel is to hold at the Closing. When the post-Closing determinations are made and Adjusted Stockholders' Equity is calculated, an automatic post-Closing adjustment to the number of outstanding shares of Class B Common Stock will be made pursuant to the Amended and Restated Charter S of the Bank (the "Amended Charter") which will become effective at the Closing.

Adjusted Stockholders' Equity will not equal the Company's actual stockholders' equity as of June 30, 1994. Such information will be used solely for the pur-pose of determining the relative percentage interests of Citadel and the pur-chasers of Class A Common Stock and Class C Common Stock offered hereby follow-ing the Closing or the amount of the Adjustment Payment, as applicable. See "Risk Factors - Certain Considerations Regarding the Restructuring and Recapi-talization -Risks Relating to Determination of Adjusted Stockholders' Equity; Conflicts of Interest" and "Restructuring and Recapitalization - Recapitaliza-tion - Closing Adjustments."

The events that may result in an adjustment to Adjusted Stockholders' Equity, including the execution of the Deposit and Branch Purchase Agreements, would occur during the period commencing after the date of the Closing and ending on or about August 15, 1994. Any Adjustment Payment to be paid by the Bank to Cit-adel, or any adjustment to the number of outstanding shares of Class B Common Stock, will be made shortly thereafter, but in any event no such Adjustment Payment can be made prior to August 2, 1994.

CLOSING CONDITIONS

The Closing is contingent upon the satisfaction of various conditions, includ-ing, without limitation, the following: (i) the existence of binding Bulk Sale Agreements for the sales by Fidelity of the Bulk Sale Assets, which sales are expected to occur shortly after the Closing; (ii) the redemption of the Subor-dinated Notes and the dismissal of the Chase Lawsuit;(iii) the consummation of each of the Affiliate Transfers; (iv) the reclassification of the Existing Com-mon Stock into shares of Class B Common Stock and the amendment of the existing Charter S of the Bank (the "Existing Charter") to provide for the Class A Com-mon Stock and Class C Common Stock; and (v) the approval of the foregoing transactions by the OTS. The execution of Deposit and Branch Purchase Agree-ments is not a condition to the Closing. The Chase Lawsuit was dismissed with prejudice on June 21, 1994.

PRO FORMA EFFECT ON THE BANK

The following table sets forth certain information regarding the Bank as of March 31, 1994, (i) on an historical basis and (ii) on a pro forma basis giving effect to the Recapitalization and the Restructuring.

The pro forma data shown below do not reflect the results of operations of the Company since March 31, 1994, any changes in the amount or composition of the Bank's assets since that date or any other changes. Accordingly, the pro forma data shown below should not be construed as actual or projected as of any spe-cific date. The Bank expects to incur a loss in the second quarter of 1994 without giving effect to costs and losses incurred in connection with the Re-structuring and Recapitalization.

For a description of the assumptions utilized in deriving the pro forma effect on the Bank of the Restructuring and the Recapitalization, see "Pro Forma Con-solidated Financial Information." There can be no assurances that the Bulk Sales or the Deposit Sale will be consummated or, if consummated, at what price. See "Risk Factors - Certain Considerations Regarding the Restructuring and Recapitalization - Consummation of the Bulk Sales."

                                             ---------------------------
                                                     MARCH 31, 1994
                                             ---------------------------
                                                         AS ADJUSTED FOR
                                                        RECAPITALIZATION
                                                                     AND
                                             HISTORICAL    RESTRUCTURING
                                             ---------- ----------------
(Dollars in thousands)
Nonperforming loans ("NPLs")                   $139,376          $ 4,309
NPAs                                           $266,263          $25,189(1)
Classified Assets(2)                           $390,820          $68,578(1)
Loan GVA                                       $ 76,549          $58,000
Ratio of NPAs to Total Assets                     6.46%            0.68%
Ratio of Classified Assets and REO to Total
 Assets                                           9.48%            1.86%
NPLs to Total Loans                               3.93%            0.13%
Tangible Capital to Adjusted Total As-
 sets(3)                                          4.00%            5.19%
Core Capital to Adjusted Total Assets(4)          4.04%            5.21%
Core Capital to Risk-weighted Assets(4)           5.98%            7.69%(5)
Total Capital to Risk-weighted Assets(4)          9.10%            8.93%(5)

(1) Includes approximately $6.1 million net book value of REO sold since March 31, 1994, and $2.4 million of REO currently in escrow and expected to be sold in June or July 1994.
(2) See "Business - Internal Asset Classifications."
(3) As defined in the OTS's minimum capital regulations, 12 C.F.R. Part 567.
(4) As defined in the PCA, 12 C.F.R. Part 565.
(5) Upon the expiration of 60 days from the closing of the Bulk Sales, the Bank will no longer be required to include $69 million of Bulk Sale Assets in risk-weighted assets for purposes of calculating the PCA ratios. See "Re-structuring and Recapitalization - Restructuring - Bulk Sales." If such as-sets had not been included in the risk-weighted assets as of March 31, 1994, the ratios of core capital to risk-weighted assets and total capital to risk-weighted assets, as adjusted to give pro forma effect to the Re-structuring and Recapitalization as of such date, would have been 7.92% and 9.15%, respectively.

                             NORTHRIDGE EARTHQUAKE

In order to assist borrowers affected by the January 17, 1994 Northridge earth-quake, the Bank developed several earthquake loan accommodation programs. The OTS encouraged the development of such programs, which were designed to provide relief to affected borrowers by deferring payments, capitalizing interest pay-ments or making additional advances to borrowers to repair severely damaged properties, while remaining consistent with the Bank's safe and sound business practices. With respect to each request for earthquake relief, the Bank in-spected the subject property to verify that the property sustained earthquake damage, evaluated the credit history of the borrower and considered a number of additional factors in order to develop an accommodation program suitable to the particular borrower and affected property.

The Bank has identified 494 earthquake-affected loans warranting accommodation negotiations with a total net book value of $253.2 million as of May 31, 1994.

These loans are allocated into two pools. The first pool includes 438 loans with a total net book value of approximately $226.7 million. As of May 31, 1994, loans in this first pool fell into three categories with respect to sta-tus:

  . 245 loans with a total net book value of approximately $103.9 million were subject to signed accommodation agreements;

  . accommodations for 122 loans with a total net book value of approxi-mately $74.2 million had been approved and documented by the Bank, but such documents had not yet been executed and returned to the Bank by the borrowers; and

  . 71 loans with a total net book value of approximately $48.6 million were in negotiations which were expected to be completed thereafter.

Of the loans in this first pool, $49.5 million involve accommodations that pro-vide for a deferral or reduction of six or more monthly payments, which loans currently will be categorized as troubled debt restructurings ("TDRs") solely due to the length of the accommodation period. Earthquake accommodations in this pool require or will require the borrowers to make scheduled payments in accordance with their respective accommodation terms by July 15, 1994; if such loans are delinquent for 30 days or more on August 1, 1994, certain adjustments will be made for the impact of that failure on the potential value of these loans as described under "Restructuring and Recapitalization - Recapitaliza-tion - Closing Adjustments" above.

The second pool, the Earthquake TDR Pool, consists of 56 loans with a total net book value of approximately $26.5 million. Management believes that loans in this pool may require TDR treatment and possibly specific reserves. Of the min-imum Target GVA of $58 million, up to $8 million has been allocated for this pool of 56 earthquake-affected loans.

Of the 494 earthquake-affected loans, 20 loans with a net book value of approx-imately $36.9 million are included in the Bulk Sales.

                                  RISK FACTORS

Investment in the Class A Common Stock and Class C Common Stock involves a high degree of risk. In deciding whether to purchase the Class A Common Stock or Class C Common Stock offered hereby, potential investors should carefully con-sider all of the matters described under "Risk Factors," including, among oth-ers, the fact that the Bank will continue to be subject to regulatory capital requirements and risks related to the business of the Bank, including recent losses incurred, risks inherent in real estate lending activities, risks of de-clining margins as a result of general economic conditions and other factors and the effects of declining real estate values and other adverse economic con-ditions in the Bank's markets.

                                  THE OFFERING

Class A Common Stock and Class C
Common Stock.......................  20,952,381 Shares

Total Common Stock Outstanding af-
ter the Recapitalization (Assuming
No Reduction in the Number of
Shares of Class B Common Stock)....  27,548,005 Shares

Class A Common Stock...............  The holders of Class A Common Stock are entitled to one vote per share on all
                                     matters requiring stockholder action. The holders of Class A Common Stock have no preemptive or other subscription rights and there are no redemption or sinking fund privileges applicable thereto. The holders of Class A Common Stock are enti-tled to receive dividends pari passu with the holders of Class B Common Stock and Class C Common Stock, out of funds le-gally available therefor, subject to the restrictions of the Bank's regulators and the terms of any series of preferred stock of the Bank. See "Risk Factors -
                                      Certain Considerations Relating to the
                                     Bank - Restrictions on Distributions."
                                     Upon liquidation, dissolution or winding up of the Bank, holders of Class A Common Stock are entitled to share ratably and pari passu with holders of Class B Common Stock and the Class C Common Stock in all assets remaining after payment of any li-abilities of the Bank and payment of any preferential amounts of which any class of stock having preferences over the Com-mon Stock is entitled. Purchasers of Class A Common Stock are subject to cer-tain restrictions on transfer. See "Re-strictions on Transfer; No Public Market" below.

Class C Common Stock...............  The Class C Common Stock is identical to the Class A Common Stock, except that
                                     holders of Class C Common Stock have no
                                     voting rights other than in connection
                                     with (i) any amendments to the charter of the Bank that would adversely affect the voting, dividend or liquidation rights of the Class C Common Stock, in which case the holders of Class C Common Stock have a separate class vote, (ii) together with the holders of the Class A Common Stock and the Class B Common Stock, voting as a single class, on a dissolution of the Bank, and (iii) as otherwise required by law. Purchasers in this offering that are subject to regulatory restrictions on the ownership of voting stock of thrifts may wish to purchase shares of Class C Common Stock rather than Class A Common Stock. In addition, each share of Class C Common Stock is convertible into one share of Class A Common Stock upon certain trans-fers if certain conditions are met. See "Description of Capital Stock." Purchas-ers of the Class C Common Stock are sub-ject to the same transfer restrictions that apply to purchasers of Class A Com-mon Stock. See "Restrictions on Transfer; No Public Market" below.

Class B Common Stock (initially
held by Citadel)...................  The holders of Class B Common Stock are entitled to limited voting rights. Hold-ers of Class B Common Stock will be per-mitted to vote only with respect to (i) any amendments to the charter of the Bank that would adversely affect the voting, dividend or liquidation rights of the Class B Common Stock, in which case the holders of Class B Common Stock will have the right to vote as a separate class,
                                     (ii) a merger or consolidation of the
                                     Bank or a sale or exchange of all or sub-stantially all of the assets of the Bank on which the holders of Class A Common Stock have the right to vote, in which event the holders of Class A Common Stock and Class B Common Stock will vote to-gether as one class, (iii) together with the holders of the Class A Common Stock and Class C Common Stock, voting as a single class, on any dissolution of the Bank, and (iv) as otherwise required by law.

                                     The Class B Common Stock is convertible
                                     into shares of Class A Common Stock upon the occurrence of certain events. In ad-dition, the transfer of shares of Class B Common Stock will be subject to certain restrictions. Finally, for a period com-mencing six months after the Closing and ending 18 months after the Closing, Fi-delity will have the right to redeem, subject to the approval of the OTS, the approval of the stockholders of Citadel and certain other limitations, outstand-ing shares of Class B Common Stock held by Citadel and its affiliates. Holders of Class B Common Stock will have certain demand and piggyback registration rights. See "Description of Capital Stock."

Use of Proceeds....................  The net proceeds from the sale of the
                                     Class A Common Stock and Class C Common
                                     Stock offered hereby, together with the
                                     proceeds from the Bulk Sales, will be
                                     used to (i) repay $60 million principal
                                     amount of Subordinated Notes plus accrued and unpaid interest plus the Recapitali-zation Fee and (ii) fund the payment of the net cash to be transferred in connec-tion with the Deposit Sale. Any remaining net proceeds will be used for general corporate purposes. See "Use of Pro-ceeds."

Investors' Purchase Agreement......  Prospective purchasers of the Class A
                                     Common Stock or Class C Common Stock of-fered hereby will be required to execute and deliver to the Bank an Investors' Purchase Agreement substantially in the form of Annex A hereto. See "Plan of Dis-tribution." Under the terms of the In-vestors' Purchase Agreement, prospective purchasers of Class A Common Stock or Class C Common Stock will specify the number of shares they agree to purchase from the Bank. Such commitments will be submitted to the Bank together with all other commitments obtained by J.P. Morgan Securities Inc. (the "Placement Agent"). Each commitment under an executed Invest-ors' Purchase Agreement will remain ir-revocable until the earlier of (i) such time as the Bank expressly rejects such commitment and (ii) August 4, 1994. The

                             Investors' Purchase Agreements contemplate that the investors purchasing shares in this offering will deliver payment of the purchase price for the shares no later than 12:00 noon (Eastern Day-light Time) on the business day prior to the Closing to a non-interest bearing escrow account. Under the terms of the escrow arrangements, all such payments will be returned promptly to the investors if the Closing does not occur for any reason.

Plan of Distribution.......  The Placement Agent has agreed, subject to the terms and conditions of the agency agreement to be entered into between the Placement Agent and the Bank (the "Agency Agreement"), to act as Placement Agent in connection with the sale of the shares of Class A Common Stock and Class C Common Stock offered hereby. The Bank will termi-nate this offering if it does not receive subscriptions for 20,952,381 shares of Class A Common Stock and Class C Common Stock offered hereby. This offering is being made on a "best efforts" basis and will terminate no later than July 28, 1994. See "Plan of Distribution."


Restrictions on Transfer;
No Public Market...........  Under the terms of the Investors' Purchase Agree-
                             ments, the shares of Class A Common Stock and Class C Common Stock may not be transferred for a period of 30 days from the Closing. In addition, until the filing by the Bank of its next annual report on Form 10-K for the first fiscal year ending after the date of the Closing (the "Form 10-K Filing Date"), which is expected to be not later than March 31, 1995, the shares of Class A Common Stock and Class C Common Stock may be transferred only in blocks of 100,000 or more. During that time, the transfer agent will refuse to issue stock certificates for fewer than 100,000 shares except where the transferor pro-vides written certification that such smaller de-nominations are being transferred only to the beneficial ownership of an affiliate or affili-ates of the transferor. After the Form 10-K Fil-ing Date, all contractual minimum block size transfer restrictions will be eliminated. See "Description of Capital Stock." The Class A Com-mon Stock and Class C Common Stock offered hereby will not be listed on any securities exchange or included on NASDAQ. It is anticipated that only a very limited trading market, if any, will develop in the Class A Common Stock and Class C Common Stock. It is impossible to predict if and when any active trading market in the Common Stock will develop. See "Shares Eligible for Future Sale; Transfer Restrictions."

Dividend Policy............  Fidelity's ability to pay dividends on its Common
                             Stock is limited by applicable law. In addition, payment of dividends on the Bank's Common Stock is subject to the discretion of its Board of Di-rectors. Other than as discussed under "Certain Federal Income Tax Considerations - Certain Af-filiate Transfers and Closing Adjustments," Fi-delity currently has no plans to pay dividends on any of the Common Stock, and no assurances can be given that Fidelity will pay any dividends in the future. See "Dividend Policy."

Transfer Agent.............  First Interstate Bank of California will be the transfer agent for the Common Stock.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents Summary Historical Consolidated Financial Data de-rived from the audited and unaudited historical consolidated financial state-ments of Fidelity and its subsidiaries, and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Offering Circular. In the opinion of management, such unaudited historical consolidated financial statements appearing elsewhere herein reflect all mate-rial adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation.

The consummation of the Restructuring and Recapitalization described herein is expected to have a significant impact on the consolidated operations of the Company following the Closing. Accordingly, the financial results of the Com-pany following the Closing are expected to differ significantly from those of the Bank and its subsidiaries prior to the Closing, and the financial results of the Bank and its subsidiaries for periods prior to the Closing are not nec-essarily indicative of the results of operations or financial condition for fu-ture periods. The results of operations for the three months ended March 31, 1994, are not necessarily indicative of the results of operations of Fidelity and its subsidiaries for the full year.

                         SUMMARY FINANCIAL INFORMATION

                         ----------------------------------------------------------------
                             AT OR FOR THE
                          THREE MONTHS ENDED
                               MARCH 31,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                               1994        1993          1993          1992          1991
                         ----------  ----------  ------------  ------------  ------------
(Dollars in thousands)
INCOME STATEMENT SUMMA-
 RY:
Interest income          $   64,074  $   78,187    $  289,331    $  370,715    $  520,052
Interest expense             38,668      49,407       188,494       240,124       378,514
                         ----------  ----------  ------------  ------------  ------------
Net interest income          25,406      28,780       100,837       130,591       141,538
Provision for estimated
 loan losses                 15,600       7,500        65,100        51,180        49,843
                         ----------  ----------  ------------  ------------  ------------
Net interest income
 after provision for
 estimated loan losses        9,806      21,280        35,737        79,411        91,695
Noninterest income
 (expense)                   (6,757)     (1,116)      (38,685)       (6,247)        6,520
Operating expense            24,825      19,687        98,732        75,044        75,815
                         ----------  ----------  ------------  ------------  ------------
Earnings (loss) before
 income taxes               (21,776)        477      (101,680)       (1,880)       22,400
Income tax expense
 (benefit)                   (7,625)        271       (35,793)       (2,167)       14,296
                         ----------  ----------  ------------  ------------  ------------
Net earnings (loss)      $  (14,151)  $     206    $  (65,887)    $     287    $    8,104
                         ==========  ==========  ============  ============  ============
BALANCE SHEET DATA:
Total assets             $4,114,508  $4,743,439    $4,383,979    $4,695,518    $5,123,835
Total loans, net          3,549,591   3,938,914     3,712,051     3,990,449     4,548,457
Deposits                  3,171,306   3,292,936     3,368,664     3,459,648     3,885,861
FHLB Advances               342,700     471,400       326,400       581,400       325,000
Other indebtedness          354,000     634,117       407,830       327,000       531,150
Subordinated notes           60,000      60,000        60,000        60,000        75,000
Stockholders' equity        166,927     238,377       182,284       220,171       221,959
SELECTED OPERATING
 RATIOS:
Return on average
 assets                     (1.33)%       0.02%       (1.44)%         0.01%         0.15%
Average equity divided
 by average assets            4.09%       4.95%         4.40%         4.57%         4.03%
Ending equity divided
 by ending assets             4.06%       5.03%         4.16%         4.69%         4.33%
Operating expenses to
 average assets               1.85%       1.70%         2.16%         1.52%         1.37%
Efficiency ratio(1)          86.41%      61.56%        75.12%        45.38%        49.02%
ASSET QUALITY DATA:
NPAs(2)                  $  266,263  $  271,698    $  235,621    $  234,405    $  124,725
NPAs to total assets          6.46%       5.72%         5.37%         4.99%         2.43%
Nonaccruing loans        $  139,376  $  126,349    $   93,475    $  112,041    $   68,982
Nonaccruing loans to
 total loans                  3.93%       3.23%         2.52%         2.83%         1.53%
GVA                      $   85,073  $   74,977    $   80,020    $   75,621    $   52,374
GVA to NPAs(3)               30.96%      26.56%        32.79%        30.49%        41.99%
GVA to loans and REO
 (including ISF)(4)           2.26%       1.81%         2.03%         1.82%         1.13%
Loan GVA to nonaccruing
 loans and ISF               54.92%      40.47%        58.75%        38.15%        55.44%
REGULATORY CAPITAL
 RATIOS:
Tangible capital ratio        4.00%       4.63%         4.10%         4.27%         3.86%
Core capital ratio            4.04%       4.70%         4.15%         4.35%         4.02%
Risk-based capital
 ratio                        9.10%      10.39%         9.32%         9.76%         9.85%
OTHER DATA:
Cash dividends            $       -   $       -     $       -    $    1,000     $       -
Sales of Investment
 products(5)              $  24,713   $  36,487     $  96,253    $   77,078     $  57,857
Number of:
 Real estate loan
  accounts (in
  thousands)                     15          18            16            18            21
 Deposit accounts (in
  thousands)                    241         233           241           233           238
 Retail branch
  offices(6)                     42          43            42            43            43

(1) The efficiency ratio is computed by dividing total operating expense by net interest income and noninterest income, excluding nonrecurring items, pro-visions for estimated loan and real estate losses, direct costs of real es-tate operations and gains/losses on the sale of securities.
(2) NPAs include nonaccruing loans, REO and ISF (net of REO GVA), but do not include TDRs, unless they fall into one of the foregoing categories.
(3) NPAs in this ratio are calculated prior to the reduction for REO GVA.
(4) Loans and REO in the ratio are calculated prior to the reduction for loan and REO GVA, but are net of specific reserves.
(5) Investment products are provided to customers of the Bank through Gateway. Gateway was a subsidiary of the Bank until the fourth quarter of 1992 when it became a subsidiary of Citadel.
(6) All retail branch offices are located in Southern California.

                                 RISK FACTORS

Investment in the Class A Common Stock and Class C Common Stock offered hereby involves a high degree of risk. Prospective investors should consider careful-ly, in addition to the other information contained in this Offering Circular, the following risk factors before purchasing the Class A Common Stock and Class C Common Stock offered hereby.

CERTAIN CONSIDERATIONS REGARDING THE BANK

Recent Results of Operations
The Bank's recent results of operations reflect, in significant part, the troubled California economy and real estate markets in which the Bank oper-ates. California has been experiencing a severe recession characterized, among other things, by high unemployment, declining business and real estate activi-ty, declining real estate values and the absence of financing for certain mul-ti-family and commercial real estate. This recession has caused loan delin-quencies, defaults and foreclosures to rise, resulting in increases in the Bank's NPAs and other problem assets and its allowance for estimated loan and real estate losses, and adversely affecting the Bank's ability to meet the regulatory capital ratios set forth in the PCA.

The Bank reported net losses of $65.9 million and net income of $0.3 million and $8.1 million for the years ended December 31, 1993, 1992 and 1991, respec-tively, and reported net losses of $14.2 million for the first quarter of 1994. These results reflected significant additions to the Bank's allowance for estimated loan and real estate losses during the periods. The adverse con-ditions affecting the Bank's portfolio have continued in the second quarter of 1994 and, accordingly, the Bank expects to incur net losses for this period. NPAs, as a percentage of total assets, increased from 2.43% at December 31, 1991, to 4.99% at December 31, 1992, to 5.37% at December 31, 1993, to 6.46%
at March 31, 1994.

Although Fidelity's capital levels at March 31, 1994, exceeded all currently applicable minimum capital requirements and the Bank was deemed "adequately capitalized" under the PCA as of such date, Fidelity's ratio of core capital to adjusted total assets at June 30, 1994, is expected to be below 4% without giving effect to the Restructuring and Recapitalization. If so, Fidelity would be classified as "undercapitalized" under the PCA and subject to significant additional regulatory restrictions and requirements. A further decline in real estate values in California, the Bank's principal market area, or a worsening or continuation of the current adverse economic conditions in that area, could result in renewed increases in NPAs and other problem assets after the Re-structuring and Recapitalization. This could, in turn, require the Bank to in-crease its allowance for estimated loan and real estate losses in the future, potentially resulting in further losses and adversely impacting the Bank's ability to meet regulatory capital requirements and remain "adequately capi-talized" under the PCA. See "Certain Considerations Regarding the Thrift In-dustry - Changing Capital Requirements." Considerable uncertainty exists as to the future trends in the California real estate markets and economy.

New Management
The success of the Company's new business strategy and its operating results following the Restructuring and the Recapitalization will depend upon the ef-forts of a new management team. Senior management of the Bank is, in large part, new to the Bank. On June 3, 1992, Richard M. Greenwood became the Chief Executive Officer and President of Citadel, and the Chairman of the Board of Fidelity, after serving as Chief Financial Officer of CalFed Inc. and Califor-nia Federal Bank during the prior two years. In September 1993, Robert Condon joined Gateway as President and Chief Executive Officer, after serving for three years in a similar capacity at CalFed Investment Services. In January 1994, James Stutz joined the Bank as Executive Vice President of the Retail Banking Group after 22 years with HomeFed Corporation. Only three of the seven current members of the Board of Directors of the Bank will continue to serve in such capacity after the Closing. While many members of senior management have significant experience in the operations of a thrift at other institu-tions, management has only a limited track record in those activities at the Bank.

The loss of any member of senior management could have a material adverse im-pact on the Company. In addition, two management positions, the Chief Finan-cial Officer and the head of mortgage banking, have not been filled. No member of the executive management team other than Mr. Greenwood has an employment agreement with the Bank.

Business Strategy
Since new senior management was hired beginning in 1992, the Bank has broad-ened the product line of loans originated by the Bank and increased its empha-sis on mortgage banking and single family originations, in particular develop-ing its loan pipeline hedging capability. The Bank also reorganized the retail branch system to integrate the provision of traditional banking services with the provision through Gateway of a broader range of nontraditional financial services and uninsured investment products. In addition, management has begun to implement stricter credit controls and credit reviews. Finally, Fidelity undertook analyses of its management of control, staffing levels and in-house staff functions. These analyses identified substantial cost-reduction opportu-nities via consolidation of redundant functions, reduction in management and staffing levels, closing, consolidating and selling of certain branches and out-sourcing of certain staff functions, which management expects to pursue. See "Business - Retail Financial Services Group," " - Mortgage Banking Group Operations," " - Credit Administration - Loan Monitoring" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -
 Three Months Ended March 31, 1994 Compared with Three Months Ended December 31, 1993 and March 31, 1993 - Operating Expenses." However, there can be no assurance that all aspects of management's business strategy can be imple-mented or, if implemented, that such business strategy will be successful. In addition, effective immediately prior to the Closing, a new Board of Directors of Fidelity will be elected by Citadel. There can be no assurance that such new Board will continue to pursue management's business strategy outlined herein.

Adequacy of General Valuation Allowance
The Bank establishes valuation allowances for estimated losses on specific loans and real estate classified in whole or in part as "loss" ("specific re-serves" or "specific loss reserves") and for the inherent risk in the loan and real estate portfolios which has yet to be specifically identified ("general valuation allowances" or "GVA"). The total allowance for estimated loan and real estate losses consists of the sum of the GVA and all specific loss re-serves.

The Bank had NPAs totaling $236 million, $234 million and $125 million, re-spectively, at December 31, 1993, 1992, and 1991, and $266 million at the end of the first quarter of 1994. Classified assets increased from $228.4 million at December 31, 1991, to $353.7 million at December 31, 1992 to $372.5 million at December 31, 1993, and were at $390.8 million at March 31, 1994. TDRs de-clined by $58.6 million in 1993 to $28.7 million as of December 31, 1993 com-pared to $87.3 million at December 31, 1992 and $6.9 million at December 31, 1991, while TDRs totaled $33.8 million at March 31, 1994. The Bank had GVAs of $80.0 million, $75.6 million and $52.4 million at December 31, 1993, 1992, and 1991, and $85.1 million at the end of the first quarter of 1994.

The establishment of the GVA is highly subjective and involves numerous esti-mates and assumptions. The internal asset review department reviews the qual-ity and recoverability of the Bank's assets on a quarterly basis, in order to establish adequate specific reserves and general valuation allowances. The Bank utilizes the delinquency migration and the classification methods in de-termining the adequacy of its GVA. The delinquency migration method attempts to capture the potential future losses as of a particular date associated with a given portfolio of loans, based on the Bank's own historical migration expe-rience over a given period of time. Under the classification method, a reserve factor is applied to each aggregate classification level by asset collateral type in an effort to estimate the loss content in the portfolio. The Bank cal-culates a range of loss by applying both methodologies and then applies judg-ment and knowledge of particular credits, economic trends, industry experience and other relevant factors to estimate the GVA amount. Additions to the allow-ances, in the form of provisions, are reflected in current operations. Charge-offs to the allowances are made when the loss is determined to be significant and permanent.

As explained above, the amount of the Bank's GVA represents management's esti-mate of the amount of loan and real estate losses likely to be incurred by the Bank, based upon various assumptions as to future economic and other condi-tions. As such, GVA does not represent the amount of such losses that could be incurred under adverse conditions that management does not consider to be the most likely to arise. In addition, management's classification of assets and evaluation of the adequacy of the GVA is an ongoing process. Consequently, there can be no assurance that material additions to Fidelity's GVA will not be required after the Restructuring and the Recapitalization, thereby ad-versely affecting earnings and the Company's ability to maintain and build capital. If the trends discussed above and under "Certain Considerations Regard-ing the Thrift Industry-Exposure to Economic Trends and Real Estate Markets" continue, and the amount of Fidelity's NPAs increases, the Bank is likely to need to increase further such reserves.

Concentration in Multifamily Loans
Approximately 72.4% of Fidelity's loan portfolio consisted of loans secured by multifamily residential properties at March 31, 1994. Although management be-lieves this portfolio is less sensitive to the effects of the recession than those of institutions which have emphasized commercial and/or construction lending, it may be more sensitive than the portfolios of institutions which have placed greater emphasis on single family residential lending. At March 31, 1994, Fidelity's mortgage loan portfolio consisted of: $693.8 million (19.0%) single family units; $439.4 million (12.1%) multifamily 2 to 4 units; $1,793.2 million (49.2%) multifamily 5 to 36 units; $414.5 million (11.4%) multifamily 37 units or greater; and $304.1 million (8.3%) commercial and in-dustrial. Delinquent loans in those categories represented 6.7%, 6.2%, 10.4%, 22.2%, and 8.0%, respectively, at March 31, 1994. Although the Bulk Sale As-sets include a significant number of multifamily loan assets, on a pro forma basis giving effect to the Restructuring as of March 31, 1994, 73.8% of the Bank's loan portfolio would consist of loans secured by multifamily resi-dences.

In recent periods, the Bank has experienced increasing delinquency rates in its multifamily portfolio reflecting, among other things, (i) increasing va-cancy rates (which can adversely affect the Bank's risk weighting of loans on multifamily properties of 5 to 36 units and borrowers' debt coverage ratios);
(ii) decreasing apartment rental rates; (iii) the potentially greater willing-ness of investors to abandon such properties or seek bankruptcy protection, particularly where such properties are experiencing negative cash flow and the loans are not cross-collateralized by other performing properties; (iv) the substantial decreases in the market value of multifamily properties experi-enced in recent periods (resulting, in many cases, in appraised values less than the outstanding loan balances) and the general illiquidity of such prop-erties at the current time in Southern California; and (v) the comparative il-liquidity of multifamily residential mortgages, given the limited secondary market for such mortgages.

Interest Rate Sensitivity
Prevailing economic conditions, particularly changes in market interest rates, as well as governmental policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect interest rates and a savings institution's net interest income. The results of operations of the Bank depend to a large extent on net interest income, which is the difference between interest the Bank receives from its loans, securities and other assets and the interest expense the Bank pays on its deposits and other liabilities. Fidelity actively manages its assets and liabilities in an effort to mitigate its exposure to interest rate risk, but it cannot eliminate this exposure en-tirely without unduly affecting its profitability. As is the case with many thrift institutions, Fidelity's deposits historically have matured or repriced more rapidly than its loans and other investments, and consequently, increases in market interest rates have tended to reduce Fidelity's net interest income, while decreases in market interest rates have tended to increase its net in-terest income.

As a part of its asset liability management strategy, Fidelity has emphasized the origination of adjustable rate mortgage ("ARM") loans. At March 31, 1994, approximately 96.1% of Fidelity's total loan portfolio consisted of loans which mature or reprice within one year, compared with approximately 95.8% at December 31, 1993 and approximately 96.5% at December 31, 1992. Until early 1994, Fidelity benefited from the fact that decreases in the interest rates accruing on Fidelity's ARM loans lagged behind the decreases in interest rates accruing on its deposits. If more recent trends of increasing interest rates continue, Fidelity's net interest income may suffer as a result.

OTS Examinations
In January 1994, the Bank received reports of the various regular examinations conducted by the OTS in 1993. The OTS expressed concern in a number of spe-cific areas principally relating to asset quality, asset review administration and the resulting negative impact on capital levels and earnings, as well as management effectiveness in certain areas. As a result of the findings of the OTS in its safety and soundness examination of the Bank, Fidelity is subject to higher examination assessments and is subject to additional regulatory re-strictions including, but not limited to, (a) a prohibition, absent prior OTS approval, on increases in total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quar-ter; (b) a requirement that the Bank submit to the OTS for prior review and approval the names of proposed new directors and executive officers and proposed employment contracts with any director or senior officer; (c) a requirement that the Bank submit to the OTS for prior review and approval any third-party contract out-side the normal course of business; and (d) the ability of the OTS, in its dis-cretion, to require 30 days' prior notice of all transactions between Fidelity and its affiliates (including Citadel and Gateway).

Management believes that Fidelity will cease to be subject to the foregoing re-strictions after consummation of the Restructuring and Recapitalization and that these transactions, together with other actions taken by management in re-sponse to the concerns raised by the OTS in its 1993 report, will be responsive to most of the concerns of the OTS. However, such restrictions will not auto-matically be removed by the OTS and there can be no assurance as to whether or when the OTS will remove such restrictions. In addition, the Restructuring does not significantly alleviate the OTS's concerns regarding the concentration of Fidelity's loan portfolio in multifamily loans and certain unfilled officer po-sitions. See "Concentration in Multifamily Loans" and "New Management." Thus, the OTS or the FDIC may require the Bank to address such (or any new) concerns in the future.

Restrictions on Distributions
Fidelity's ability to pay dividends on its Common Stock is limited by applica-ble law. OTS regulations of general application impose limits upon certain cap-ital distributions by savings institutions, including cash dividends, payments to repurchase or otherwise to acquire an institution's shares, payments to stockholders of another institution in a cash-out merger and other distribu-tions charged against capital. Because cash dividends reduce the regulatory capital of the Bank, and because of the regulatory restrictions described above, it is unlikely that the Bank will pay cash dividends on the Common Stock in the foreseeable future. In addition, as described below under "Description of Capital Stock - Amended Charter of the Bank - Class B Common Stock," Fidel-ity has the option to acquire certain Class B Common Stock during certain peri-ods. The exercise of any such option will be subject to the foregoing regula-tory limits.

Legal Proceedings
The Bank is involved as a defendant in certain legal proceedings incidental to its business. The Bank believes that the outcome of these legal proceedings will not have a material adverse impact on its financial condition or opera-tions. However, there can be no assurance in this regard. In addition, the Bank is named in certain legal proceedings that are in the very early stages and, therefore, the Bank does not yet have sufficient information to form a view with respect to the probable outcome or any potential exposure. See "Business -
 Legal Proceedings."

CERTAIN CONSIDERATIONS REGARDING THE THRIFT INDUSTRY

Financial Institution Regulation
Federal laws and regulations subject Fidelity to extensive regulation and su-pervision which is intended primarily for the benefit of Fidelity's depositors and the FDIC. Proposals to change the laws and regulations governing financial institutions such as Fidelity are frequently raised in Congress and state leg-islatures and before the OTS, the FDIC and other regulatory agencies.

Changes in legislation and regulatory policy have materially affected the busi-ness of Fidelity and other financial institutions in the past and are likely to do so in the future. Regulations now affecting Fidelity may be changed at any time and the interpretation of these regulations by the regulatory authorities and examiners is also subject to change. There can be no assurance that future changes in the regulations or their interpretation will not adversely affect the business of Fidelity. Future legislation and regulatory policy could also alter the structures and competitive relationships among financial institu-tions. Federal and state regulatory authorities also have the power in certain circumstances to prohibit or limit the payment of dividends to holders of Com-mon Stock of Fidelity. In addition, certain regulatory actions, including gen-eral increases in federal deposit insurance premiums or the application of the risk-based insurance premium system to Fidelity, may increase Fidelity's oper-ating expenses in future periods.

Changing Capital Requirements
The minimum capital requirements applicable to savings associations, such as Fidelity, were significantly increased by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"). Under FIRREA, as implemented to date by the OTS, thrifts are required to maintain ratios of tangible capital to adjusted total assets (as defined in the regulations) of at least 1.5%, core capital to adjusted total assets (as de-fined in the regulations) of at least 3% and total capital to risk-weighted assets (as defined in the regulations) of at least 8%.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") among other things required the OTS and other bank regulatory agencies to im-plement a "prompt corrective action" regulation that increased the mandatory sanctions imposed on institutions deemed to be undercapitalized. The PCA is based on a set of capital ratios established by the OTS, which are similar to the FIRREA capital requirements but, in certain cases, higher. Under the PCA, an institution is adequately capitalized (and, therefore, not "undercapital-ized") if (1) its ratio of core capital to adjusted total assets (as defined in the regulations) is at least 4%, (2) its ratio of core capital to risk-weighted assets (as defined in the regulations) is at least 4%, and (3) its ratio of total capital to risk-weighted assets (as defined in the regulations) is at least 8%. An institution is treated as "well capitalized" if its core capital to adjusted total assets ratio is at least 5%, its core capital to risk-weighted assets ratio is at least 6%, and its total capital to risk-weighted assets ratio is at least 10% and no OTS order or directive requiring higher capital ratios is then in effect. There can be no assurances that Fi-delity will not become undercapitalized in the future.

The OTS also has the authority to establish, for individual thrifts, an indi-vidual minimum capital requirement ("IMCR") in excess of the standard require-ment upon a determination by the OTS that such an IMCR is necessary or appro-priate in light of such thrift's particular circumstances. For example, the OTS may determine that an IMCR is appropriate if, among other things, the OTS believes that an institution (i) has a high degree of exposure to interest rate risk or credit risk, (ii) may be adversely affected by the operation or condition of its holding company, (iii) has a portfolio reflecting weak credit quality or a significant likelihood of financial loss, or (iv) has inadequate underwriting standards or procedures. If the OTS determines that an IMCR should be imposed on an institution, the institution has an opportunity to submit a response to the OTS, but may have no opportunity for judicial review of an IMCR. If an institution fails to meet either the standard minimum capi-tal requirements or any IMCR that may be imposed on it, it will become subject to a number of sanctions.

Pursuant to statutory requirements, the OTS issued a proposed rule on November 18, 1993, that prescribes certain "safety and soundness standards." The pro-posed regulations would require an institution to submit a compliance plan and would permit the OTS to issue an order requiring corrective action if, among other things, a savings institution has classified assets that exceed the sum of its total capital and ineligible allowances. The Bank did not meet this test at March 31, 1994, but expects to meet this test upon the consummation of the Restructuring and Recapitalization.

Although Fidelity is not currently, and following the consummation of the Re-structuring and Recapitalization is not expected to be, subject to a capital restoration plan, IMCR, capital directive or cease and desist order, the Bank's failure to meet its regulatory capital requirements would provide grounds for one or more of the following actions, depending on the severity of the violation: a requirement that the Bank file a capital restoration plan, a requirement that the Bank take additional actions to comply with the capital restoration plan, the issuance of a cease and desist order, the issuance of a capital directive, the imposition of civil money penalties on the Bank and certain affiliated parties, the imposition of such operating restrictions as the OTS deems appropriate at the time, such other actions by the OTS as it may be authorized or required to take under applicable statutes and regulations and, under certain circumstances, the appointment of a conservator or receiver for the Bank. In the event of a liquidation of the Bank, the interests of the holders of the Common Stock will be subordinate to the interests of, among others, creditors of the Banks, including depositors. Historically, with few exceptions, equity holders of financial institutions such as the Bank have not obtained any recovery for their investment following the appointment of a con-servator or receiver.

In May 1993, the Financial Accounting Standards Board issued Statement of Fi-nancial Accounting Standards No. 115 ("SFAS No. 115"), which was implemented by Fidelity as of January 1, 1994. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 requires that such investments be classified as either held to maturity, trading secu-rities or available for sale. Available for sale securities are reported at their fair value rather than at amortized cost, with unrealized gains and losses included in stockholders' equity. There was no material financial im-pact to Fidelity upon adoption of SFAS No. 115. The OTS has recently proposed a regulation which would clarify that unrealized gains and losses included in stockholders' equity under SFAS No. 115 would also be included in calculating Fidelity's regulatory capital. Fidelity believes that adoption of the regula-tion as proposed would not have a material impact on Fidelity's regulatory capital.

Exposure to Economic Trends and Real Estate Markets
The thrift industry is exposed to economic trends and fluctuations in real es-tate values. In recent periods, those trends have been recessionary in nature, particularly in Southern California. Accordingly, the trends have adversely af-fected both the delinquencies being experienced by thrifts such as Fidelity and the ability of such institutions to recoup principal and accrued interest by realization upon underlying collateral. No assurances can be given that such trends will not continue in future periods creating increasing downward pres-sure on the capital and earnings of thrift institutions.

Fidelity's principal lending area, Southern California, is experiencing its worst economic recession since the 1930's. The economic environment in Southern California has been characterized by, among other things, high unemployment, declining business and real estate activity and declining real estate values. This recession has caused loan delinquencies, defaults and foreclosures to rise, resulting in an increase in nonperforming assets, restructured loans, classified assets and potential problem loans, an increase in loan and real es-tate loss provisions, an increase in other real estate owned and in-substance foreclosures and a decline in income.

Further declines in real estate values in Southern California or a worsening or a continuation for longer than expected of current economic conditions or the economic impacts of acts of nature such as fires, flooding and earthquakes in Southern California could result in higher charge-offs, increased foreclosures, other real estate owned and nonperforming assets and require Fidelity to in-crease materially its provisions for loan and real estate losses, could result in further significant losses and could have a material adverse effect on Fidelity's ability to meet regulatory capital requirements. A continuation of poor economic conditions or further decline could also have an adverse impact on management's plan to increase sales of investment products.

Evolving Competition
Financial institutions operate in a highly competitive environment. Fidelity competes with commercial banks, other savings institutions, finance companies, retail investment brokerage houses, money market funds, credit unions, mortgage banks and other financial intermediaries, many of which have substantially greater resources and capital than Fidelity. Particularly intense competition exists for sources of funds, loans, investment products and other services that Fidelity offers. Fidelity's business strategy contemplates an increase in the volume of single family mortgage loan originations. While management believes Fidelity will be able to increase substantially loan origination volume of sin-gle family mortgages, there can be no assurance that it will be able to do so since mortgage loan originations are very competitive in nature and dependent in large part upon prevailing economic conditions, interest rates and other factors beyond the control of Fidelity.

Fidelity's business strategy further contemplates a significant expansion of its sales of investment products and services through Fidelity's retail branch network. Although a management team with experience in growing mutual fund and annuity sales in banks was hired and has been training the sales force for over a year, there are a large number of banks, other financial institutions, mutual funds and other financial intermediaries active or about to enter this market and competition is fierce. Thus, there can be no assurance that this strategy can be implemented successfully.

In addition, management believes that the traditional role of thrift institu-tions, such as Fidelity, as the nation's primary housing lenders has dimin-ished, and that thrift institutions are subject to increasing competition from commercial banks, mortgage bankers and others for both depositor funds and lending opportunities. In addition, with assets of approximately $3.8 billion as of March 31, 1994, giving effect to the Restructuring, Fidelity will face competition from a number of substantially larger and, in some cases, better capitalized thrifts. The ability of thrift institutions, such as Fidelity, to compete by diversifying into lending activities other than real estate lending (and residential real estate lending in particular) is limited by law.

Environmental Risk
Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances on, under or in such property. In addition, any person or entity who arranges for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Such laws and regulations often impose liability regardless of fault and lia-bility has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. Pursuant to these laws and regulations, under certain circumstances, a lender may become liable for the environmental liabilities in connection with its bor-rowers' properties, if, among other things, it either forecloses or partici-pates in the management of its borrowers' operations or hazardous substance handling or disposal practices. Although the Comprehensive Environmental Re-sponse, Compensation and Liability Act of 1980 ("CERCLA") and certain state counterparts provide exemptions for secured lenders, the scope of such exemp-tions is limited and a rule issued by the Environmental Protection Agency clar-ifying such exemption under CERCLA has recently been held invalid. In addition, CERCLA and certain state counterparts impose a statutory lien, which may be prior to the Bank's interest securing a loan, for certain costs incurred in connection with removal or remediation of hazardous substances. Others laws and regulations may also require the removal or remediation of hazardous substances located on a property before such property may be sold or transferred.

It is the Bank's current policy to identify and review certain environmental issues pertaining to its borrowers and the properties securing the loans of its borrowers prior to making any loan and foreclosing on property. If such review revealed any environmental issues, a Phase I environmental audit (which gener-ally involves a physical inspection without any sampling) and under certain circumstances, a Phase II environmental audit (which generally involves sam-pling) may be conducted by an independent environmental consultant. It is also the Bank's current policy with respect to loans secured by residential property with five or more units to automatically conduct a Phase I environmental audit prior to foreclosing on such property. Under certain circumstances, the Bank may decide not to foreclose on a property. There can be no assurances that such review, Phase I environmental audits or Phase II environmental audits have identified or will identify all potential environmental liabilities that may exist with respect to a foreclosed property or a property securing any loan or that historical, current or future uses of such property or surrounding proper-ties will not result in the imposition of environmental liability on the Bank.

The Bank is aware that certain of its current or former properties on which it has foreclosed and properties securing loans contain contamination or hazardous substances, including asbestos and lead paint. Under certain circumstances, the Bank may be required to remove or remediate such contamination or hazardous substances. Although the Bank is not aware of any environmental liability re-lating to these properties that it believes would have a material adverse ef-fect on its business or results of operations, there can be no assurances that the costs of any required removal or remediation would not be material or sub-stantially exceed the value of affected properties or the loans secured by the properties or that the Bank's ability to sell any foreclosed property would not be adversely affected.

Risk of Ownership and Operation of Real Property
The Bank intends to divest itself of substantially all of its REO through the Bulk Sale Agreements and certain transfers to Citadel. To the extent that any of the REO properties are not so sold or are repurchased, and to the extent that real property is foreclosed upon in the future, the ownership and opera-tion of real property is subject to certain inherent risks. These risks in-clude, without limitation, the inability or failure to insure for all losses, including because the losses are uninsurable or are not insurable economically (such as earthquake risk); existing or future changes in zoning and other land use regulations; enforcement and compliance with regulatory requirements, such as the Americans with Disabilities Act and the Fair Housing Amendments Act of 1988; environmental liability, as described above; liability of landowners for defective or dangerous conditions, including, without limitation, strict lia-bility of landlords of residential real property in certain circumstances; as well as fluctuations in market conditions affecting the value of the real prop-erty, including, without limitation, competition for tenants and changes in market rental rates.

CERTAIN CONSIDERATIONS REGARDING THE RESTRUCTURING AND RECAPITALIZATION

Closing Conditions
The Closing is contingent upon the satisfaction of various conditions, includ-ing, without limitation, the following: (i) the existence of binding Bulk Sale Agreements for the sales by Fidelity of the Bulk Sale Assets, which sales are expected to occur shortly after the Closing; (ii) the redemption of the Subor-dinated Notes and the dismissal of the Chase Lawsuit; (iii) the consummation of each of the Affiliate Transfers; (iv) the reclassification of the Existing Com-mon Stock into shares of Class B Common Stock and the amendment of the Existing Charter of the Bank to provide for the Class A Common Stock and Class C Common Stock; and (v) the approval of the foregoing transactions by the OTS. The exe-cution of the Deposit and Branch Purchase Agreements is not a condition to the Closing. The Chase Lawsuit was dismissed with prejudice on June 21, 1994.

Consummation of the Bulk Sales
As part of the Restructuring, Fidelity will sell to third parties (or, in the case of certain assets, to Citadel) certain problem and other assets of the Bank with an aggregate net book value of approximately $465 million as of March 31, 1994, including substantially all of the Bank's NPAs as of such date. As-sets with a net book value of approximately $371 million at March 31, 1994, will be sold in the Primary Bulk Sale pursuant to two or more Bulk Sale Agree-ments to be entered into prior to the Closing.

The Bulk Sale Agreements are expected to be binding on the purchasers thereun-der and are expected to require the purchasers to deposit 10% of the purchase price into escrow prior to the Closing. However, the Bulk Sale Agreements may limit any damages that Fidelity may be able to recover for any breach by the purchasers to the amount of such deposit. In addition, such agreements specify a number of conditions to the obligations of the purchasers thereunder to con-summate the Bulk Sales contemplated thereby. These conditions include that cer-tain representations and warranties regarding the Bulk Sale Assets subject to such agreements are true and correct as of the closing thereunder. Although the Bank believes that such representations and warranties in the Bulk Sale Agree-ments will be true and correct as of the closings thereunder and that it will be able to satisfy all other closing conditions under such Agreements, the rel-evant circumstances could change between the date hereof and the closing under such agreements. Consequently, no assurances can be given that the Bulk Sales, individually or collectively, will be successfully completed.

In addition, in the event that representations and warranties of the Bank in the Bulk Sale Agreements are discovered to be untrue within a period ranging from 60 to 180 days after the closing under the applicable agreement, the Bank at its option will have the right to cure the related problem or to repurchase the assets as to which such representations and warranties were untrue. Citadel will be required to reimburse the Bank for certain losses incurred by the Bank in either curing such problem or repurchasing such asset, subject to a $4 mil-lion aggregate limit. See "Restructuring and Recapitalization - Restructuring -
 Bulk Sales." As of March 31, 1994, Citadel had liquid assets of $0.9 million and it is expected to incur losses during the second quarter of 1994 and will bear a portion of the expenses of the Restructuring and Recapitalization. At the Closing, Citadel will receive from Fidelity approximately $1.6 million in cash and will acquire from Fidelity the Office Buildings and certain other real estate assets. However, there can be no assurance that all or any portion of such cash will remain available to satisfy such reimbursement obligation. In addition, the Office Buildings and the other real estate assets to be sold to Citadel at the Closing (see "Restructuring and Recapitalization - Restructur-ing - Bulk Sales") will be transferred to a subsidiary of Citadel that will in-cur significant indebtedness to purchase such other real estate assets. The terms of such indebtedness will include a prohibition on the payment of divi-dends to Citadel, and thus any future cash flow from the Office Buildings and such other real estate assets may not be available to satisfy any such reim-bursement obligations. Accordingly, there can be no assurance that Citadel will be able to make such reimbursement payments.


The pro forma consolidated financial information contained in this Offering Circular assumes net proceeds from the Bulk Sales of $360 million in the aggre-gate. However, no assurances can be given that net proceeds in such amount will be obtained.

While a condition to the Closing is that the Bank will have entered into bind-ing Bulk Sale Agreements with respect to Bulk Sale Assets, if for any reason such Bulk Sales are not consummated, either individually or in the aggregate, the Bulk Sale Assets not sold will continue to be owned by the Bank. While such Bulk Sale Assets, which include substantially all of the Bank's NPAs as of March 31, 1994, may have been written down to their estimated disposition value which would approximate estimated fair market value at June 30, 1994, should such Bulk Sales not be consummated the Bank may be subject to further losses on such Assets and would continue to incur operating expenses relating to the man-agement of those assets until such time as they are sold, which could have a material adverse effect on the Bank's financial condition and results of opera-tions following the Closing. See "Management's Discussion and Analysis of Fi-nancial Condition and Results of Operations." If the Bulk Sales were not con-summated, the Bank's capital ratios under the PCA would be significantly lower than those set forth in the pro forma financial information included in this Offering Circular. See "Pro Forma Consolidated Financial Information." As noted above, however, the Bank believes that it will be able to satisfy all of the closing conditions under the Bulk Sales Agreements.

Consummation of the Deposit Sale
As part of the Restructuring, Fidelity also expects to sell to third parties approximately $394 million in deposits in the Deposit Sale. Although the Bank has entered into a letter of intent with respect to the Deposit Sale, no defin-itive purchase and sale agreement has been entered into as of the date hereof and no such agreement may have been concluded by the Closing. In addition, even if such an agreement will have been entered into at the Closing, such agreement is expected to specify a number of conditions to the obligations of the pur-chasers thereunder to consummate the Deposit Sale contemplated thereby. Conse-quently, no assurances can be given that the Deposit Sale will be successfully completed. The pro forma consolidated financial information contained in this Offering Circular assumes net cash proceeds from the Deposit Sale of $7.3 mil-lion. However, no assurances can be given that net proceeds in such amount will be obtained. If the Deposit Sale were not consummated, the Bank's capital ra-tios under the PCA would be significantly lower than those set forth in the pro forma financial information included in this Offering Circular.

Risks Relating to Determination of Adjusted Stockholders' Equity; Conflicts of Interest
Pursuant to the adjustment mechanism described under "Restructuring and Recapi-talization - Recapitalization - Closing Adjustments," the respective percent-age interests in the Bank of purchasers of Class A Common Stock and Class C Common Stock, on the one hand, and Citadel, as the initial holder of Class B Common Stock, on the other hand, are adjusted if the Adjusted Stockholders' Eq-uity (as defined) of the Bank as of June 30, 1994 (after giving effect to the Restructuring), is less than $86 million (before giving effect to this offer-
ing) or if more than the Base Shares are issued in this offering. Such adjust-ment will reduce the number of shares of Class B Common Stock received by Cita-del in the Recapitalization to a number so that the quotient of (i) the sum of Adjusted Stockholders' Equity plus the net proceeds of this offering (net of expenses) divided by (ii) the outstanding shares of Common Stock after this of-fering (giving effect to any reduction in the outstanding shares of Class B Common Stock), equals the same amount it would have if Adjusted Stockholders' Equity had equaled $86 million, only the Base Shares had been issued in this offering and 6,595,624 shares of Class B Common Stock were outstanding. Addi-tionally, if the Adjusted Stockholders' Equity exceeds $86 million, the Bank will be obligated to pay to Citadel the Adjustment Payment. In order to deter-mine Adjusted Stockholders' Equity, certain adjustments will be made to the Bank's consolidated financial statements at and for the six months ended June 30, 1994. The adjustments will reflect, among other things, certain assumed levels of NPAs and GVAs as of such date, whether or not actual NPAs or GVAs, as reflected in the accounting records of the Bank as of such date, exceed these assumed amounts and the outstanding amount of any Earthquake Accommodation Loans not already included in NPAs as of June 30, 1994, that are 30 days or more delinquent pursuant to the related accommodation agreements as of August 1, 1994. See "Restructuring and Recapitalization - Recapitalization - Closing Adjustments."

Adjusted Stockholders' Equity will be calculated based on the prices for the Bulk Sale Assets set forth in the Bulk Sale Agreements and on the prices for the Deposit Sale set forth in the respective Deposit and Branch Purchase Agree-ments; therefore, if the Bulk Sales or the Deposit Sale are not consummated or are consummated at different prices, there will be no adjustment to Adjusted Stockholders' Equity or the number of outstanding shares of Class B Common Stock.

As noted above, Adjusted Stockholders' Equity is based on the Bank's consoli-dated financial statements at and for the six months ended June 30, 1994. Such financial statements and the adjustments thereto described above will not be audited. Furthermore, purchasers of Class A Common Stock and Class C Common Stock will not have any right to cause an audit to be undertaken with respect to the June 30 financial statements or adjustments or the determination as to the number of shares of Class B Common Stock to be received by Citadel or the amount of any Adjustment Payment to Citadel. If an audit were to be made with respect to the June 30, 1994 financial statements or adjustments, it is possi-ble that such audit would result in a change to the Bank's net loss for such six month period or in the amount of stockholders' equity atJune 30, 1994 or in such adjustments. In addition, the audit to be made with respect to the year ended December 31, 1994, could reveal matters which could result in an adjust-ment to the June 30, 1994 financial statements. In either case, if such differ-ences were taken into account, the amount of Adjusted Stockholders' Equity would be different, resulting in either a change in the number of shares of Class B Common Stock which would be received by Citadel or in the amount of the Adjustment Payment to Citadel. However, holders of Class A Common Stock and Class C Common Stock will not be able to cause an adjustment to such number of shares or to the amount of the Adjustment Payment.

The amount of the Bank's net loss for the six months ended June 30, 1994, and the amount of its stockholders' equity at such date will not be determined un-til immediately prior to the Closing. Thus, purchasers of Class A Common Stock and Class C Common Stock will not have the benefit of such information at the time they execute Investors' Purchase Agreements. This raises the possibility that determinations of accounting issues made by the management and the current Board of Directors of the Bank may be adverse to the interests of purchasers of Class A Common Stock and Class C Common Stock. In order to limit the potential for such adverse determination and to provide greater certainty with respect to the determination of the Bank's stockholders' equity at June 30, 1994, the Bank and Citadel have agreed on the accounting treatment of certain items, including the manner in which the level of GVAs to be established as of June 30, 1994, will be taken into account in determining stockholders' equity (see "Restruc-turing and Recapitalization--Recapitalization-- Closing Adjustments"), the man-ner in which certain expenses associated with the Restructuring and Recapitali-zation will be reflected in the second quarter results and on the accounting treatment to be accorded to certain other items relating to the ongoing opera-tions and financial condition of the Bank for purposes of reflecting such items in the June 30, 1994 financial statements. However, neither purchasers of Class A Common Stock and Class C Common Stock nor, with the exception of Messrs. Greenwood, Goldsmith and Perry, persons who will become directors of the Bank upon the Closing will be involved as directors in such determinations, even though their resolution will directly affect the Bank's financial statements at and for the six months ended June 30, 1994, and thus indirectly affect the num-ber of shares of Class B Common Stock to be received by Citadel and the ulti-mate percentage interest of the holders of Class A Common Stock and Class C Common Stock in the Bank. Notwithstanding the arrangements described above and to be reached and management's desire to present fairly the financial condition of the Bank, resolution of these issues will not be made at arms length and may be viewed to have been made by persons who have a conflict of interest or an interest in the transactions described in this Offering Circular which differs from the interests of purchasers of Class A Common Stock and Class C Common Stock.

Liquidity of Investment
The Class A Common Stock and Class C Common Stock offered hereby is being reg-istered under the rules and regulations of the OTS. However, the shares of Class A Common Stock and Class C Common Stock will be subject to resale re-strictions. Each of the purchasers of the Class A Common Stock and Class C Com-mon Stock offered hereby will be required to execute and deliver to the Bank the Investors' Purchase Agreement that will effectively limit the purchasers' rights to resell the shares. See "Shares Eligible for Future Sales" below.

In addition, there currently exists no trading market for the shares of Class A Common Stock and Class C Common Stock offered hereby, and the Bank does not currently contemplate applying for inclusion of the Class A Common Stock or Class C Common Stock on the NASDAQ or for listing of such Common Stock on any securities exchange. Only a very limited market (if any) is likely to develop in the future.

Certain Tax Considerations
As a result of distributing the Office Buildings, the D&O Litigation (as de-fined below) and a cash payment (if any) equal to the Adjustment Payment, Fi-delity may recognize income from recapture of excess tax bad debt reserves. Moreover, Fidelity will undergo an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of the Re-capitalization. As a consequence, if Fidelity incurs a net operating loss in taxable year 1994 or has a net unrealized built-in loss at the time of the Re-capitalization and such losses are attributable to the pre-ownership change pe-riod, the use of such losses to offset post-ownership change taxable income will be subject to a limitation imposed by Section 382 of the Code. See "Cer-tain Federal Income Tax Considerations."

Regulatory Limitations on Ownership; Certain Anti-Takeover Provisions
Federal law and regulations prohibit a person or company from acquiring control of a savings association, such as the Bank, without, in most cases, prior writ-ten approval of the OTS. Control is conclusively presumed if, among other things, a person or a company acquires more than 25% of any class of voting stock of such savings association. Control is rebuttably presumed if a person or a company acquires more than 10% of any class of voting stock of a savings association or more than 25% of a class of non-voting stock and is subject to any of eight "con-trol factors." The regulations provide a procedure for rebuttal of such con-trol presumption. Violations of the federal change of control regulations can result in severe sanctions, including, among other things, civil money penal-ties. Prospective purchasers are urged to consult legal counsel experienced in savings institution matters if, as a result of this offering, in combination with other transactions, they will, either alone or with others with whom they are, or may be deemed to be, acting in concert (as that term is defined in the applicable regulations), acquire more than 10% of all outstanding shares of any class of the Bank's Common Stock or obtain the ability to control in any manner the election of a majority of the Bank's directors or otherwise to di-rect the management or policies of the Bank. In addition, any person who ac-quires voting securities of the Bank having a value of $15 million or more, or constituting 15% or more of the outstanding voting securities of the Bank, whichever is less, may, subject to certain exceptions available for purchasers with an investment intent, be required to observe the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, before acquiring such voting securities. Prospective pur-chasers should consult legal counsel if, upon the consummation of this offer-ing, they would own, either alone or with others with whom they are, or may be deemed to be, acting in concert (as that term is defined in the applicable law and regulations), 10% or more of the shares or $15 million or more in value of voting securities of the Bank. Bank holding companies and savings and loan holding companies are generally prohibited from acquiring, directly or indi-rectly, more than 5% of any class of voting securities of the Bank, or from otherwise acquiring control of the Bank, without the prior approval of the OTS and, for bank holding companies, the FRB. Prospective purchasers that are bank holding companies or savings and loan holding companies (or affiliates there-of) are urged to consult legal counsel experienced in depository institution holding company matters prior to acquiring shares of the Bank's Common Stock.

The Bank will not be required to issue shares of Class A Common Stock or Class C Common Stock to any purchaser if the Bank determines that the purchaser is required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares unless, prior to the Clos-ing, evidence of such clearance or approval has been provided to the Bank. Such determination will be made by the Bank as soon as practicable. If the Bank elects not to issue shares in such case, such shares will become avail-able to satisfy subscriptions, and the purchase price for such shares will be refunded promptly without interest or deduction.

Certain provisions of the Amended Charter and Bylaws of the Bank as well as certain federal regulations may be considered to have an anti-takeover effect. These provisions include: (i) regulatory limitations on share accumulations as described above; (ii) additional authorized Common Stock and Preferred Stock which can be issued without additional stockholder action; (iii) the restric-tions on transfers of the Common Stock; (iv) the classified Board of Directors of the Bank; and (v) the bad debt recapture rules that would be applicable if the Bank were to cease to meet certain definitions and other tests under the Code. See "Business - Taxation." See also "Management."

The precise impact of an acquisition of the Bank by an individual or institu-tion desirous of terminating the Bank's status as a thrift for tax purposes is impossible to determine at this time and would depend on an analysis of, among other things, the size of the Bank's bad debt reserve at the time of such ac-quisition, the choice of method used in recapturing the Bank's bad debt re-serve and the characteristics of the Bank's write-off experience and existing loan portfolio at such time.

Shares Eligible for Future Sale
The shares of Class A Common Stock and Class C Common Stock offered hereby may not be transferred for a period of 30 days following the consummation of this offering and, following such 30 day period, the shares of Class A Common Stock and Class C Common Stock may be transferred only in blocks of 100,000 shares or more until the Form 10-K Filing Date. After the Form 10-K Filing Date, all contractual minimum block size transfer restrictions will be eliminated. See "Shares Eligible for Future Sale; Transfer Restrictions."

All of the shares of Class B Common Stock will be eligible for sale without registration, subject to certain limits on the number of shares sold, and will also be eligible for sale without such limits if a registration on Form OC re-lating to such shares is filed and becomes effective. The holders of Class B Common Stock will be granted certain demand registration rights with respect to such shares which may be exercised on or after the end of the first fiscal year of the Bank ending after the Closing, provided that no registration statement filed by the Bank pursuant to any such demand may become effective prior to the Form 10-K Filing Date. In addition, holders of Class B Common Stock will have certain other rights regarding sales of shares of Class B Com-mon Stock. See "Description of Capital Stock."

No prediction can be made as to the effect, if any, that future sales, or the availability of shares of capital stock for future sale, will have on the mar-ket price of the shares of Class A Common Stock and Class C Common Stock pre-vailing from time to time. Sales of substantial amounts of stock, or the per-ception that such sales could occur, could adversely affect the market prices for such shares. See "Description of Capital Stock" and "Shares Eligible for Future Sale; Transfer Restrictions."

                                USE OF PROCEEDS

The net proceeds from the sale of the minimum number of shares of Class A Com-mon Stock and Class C Common Stock offered hereby are expected to be approxi-mately $104.8 million ($110.1 million if the Bank accepts subscriptions for the Additional Shares) after estimated Placement Agency Fee and other offering ex-penses. In addition, pursuant to a financial advisory engagement letter dated October 29, 1993, among Citadel, the Bank and J.P. Morgan, J.P. Morgan is also entitled to an additional advisory fee equal to 1% of the gross proceeds from this offering ("Success Fee"), subject to certain offsets. Fidelity intends to use all of the net proceeds from the sale of the Class A Common Stock and Class C Common Stock offered hereby, together with the proceeds from the Bulk Sales,
(i) to repay $60 million principal amount of Subordinated Notes, which bears an interest rate per annum of 11.68% and amortizes from 1996 through 2001, plus accrued and unpaid interest plus the Recapitalization Fee; and (ii) to fund the payment of the net cash to be transferred in connection with the Deposit Sale (total deposits to be sold of $394 million as of March 31, 1994). See Note A to Notes to Pro Forma Consolidated Financial Information. Any remaining net pro-ceeds will be used for general corporate purposes.

                       RESTRUCTURING AND RECAPITALIZATION

BACKGROUND OF THE TRANSACTION

Recent Losses and Asset Quality Problems
During each of 1993, 1992 and 1991, the Southern California economy and real estate markets showed significant declines, adversely affecting the Bank's per-formance and loan and real estate portfolios. During the first quarter of 1994, the Bank's performance continued to be adversely affected by increased foreclo-sure activities of the Bank reflecting the continued weakness of the Southern California economy and a depressed real estate market. The Bank reported net losses of $65.9 million and net income of $0.3 million and $8.1 million for the years ended December 31, 1993, 1992 and 1991, respectively, and reported net losses of $14.2 million for the first quarter of 1994.

The Bank had NPAs totaling $236 million, $234 million and $125 million, respec-tively, at December 31, 1993, 1992, and 1991, respectively, and $266 million at the end of the first quarter of 1994. NPAs include non-accruing loans, ISF and REO, but do not include TDRs, unless the TDRs would otherwise fall into nonaccruing loans or ISF. Classified assets increased from $228.4 million at December 31, 1991, to $353.7 million at December 31, 1992 to $372.5 million at December 31, 1993, and were at $390.8 million at March 31, 1994. Classified as-sets include NPAs and other assets that the Bank has designated as substandard, doubtful or loss. TDRs declined by $58.6 million in 1993 to $28.7 million as of December 31, 1993 compared to $87.3 million at December 31, 1992, and $6.9 mil-lion at December 31, 1991, while TDRs totaled $33.8 million at March 31, 1994.

REGULATORY CAPITAL REQUIREMENTS

Under the PCA, a thrift is deemed "adequately capitalized" if its core capital to adjusted total assets and its core capital to risk-weighted assets ratios are each at least 4% (3% if the institution has received the highest examina-tion rating) and its total capital to risk-weighted assets ratio is at least 8%. To qualify for "well capitalized" status, the required capital ratios are 5%, 6% and 10%, respectively, provided the institution is not subject to any order or directive from the OTS to meet a specific capital level.

Fidelity's capital position has deteriorated significantly in recent periods. As of March 31, 1994, Fidelity's tangible, core and risk-based capital ratios were 4.00%, 4.04% and 9.10%, respectively, down from 4.12%, 4.16% and 9.34% at
December 31, 1993, and 4.27%, 4.35% and 9.76% at December 31, 1992. Although Fidelity's capital levels at March 31, 1994, exceeded all currently applicable minimum capital requirements and the Bank was deemed "adequately capitalized" under the PCA as of such date, such levels included the effect of $28.0 million of capital contributions from Citadel during 1993 and the sale of $155.3 mil-lion in performing loans in a bulk sale transaction during the first quarter of 1994. Citadel, with only $0.9 million in liquid assets at March 31, 1994, and ongoing expenses in connection with the Restructuring described below, is not in a position to make further capital contributions to the Bank, nor does Cita-del have ready access to additional funds under current circumstances. Absent the consummation of the Restructuring and Recapitalization, at June 30, 1994, Fidelity's ratio of core capital to adjusted total assets is expected to be be-low 4% and, as a result, Fidelity would be classified as "undercapitalized" un-der the PCA. As such, Fidelity would be subject to significant additional regu-latory restrictions and requirements. Accordingly, management of the Bank has proposed the Restructuring and Recapitalization, which is designed to dispose of substantially all of the Bank's NPAs as of March 31, 1994, and to improve the capital of the Bank.

RESTRUCTURING

Bulk Sales
Prior to the Closing, Fidelity will enter into two or more Bulk Sale Agreements pursuant to which Fidelity will sell to third parties (or, in the case of cer-tain assets, to Citadel) in two or more Bulk Sales certain problem and other assets of the Bank. The Bulk Sale Assets have an aggregate net book value as of March 31, 1994, of approximately $465 million, including substantially all of the Bank's NPAs at March 31, 1994.

The Primary Bulk Sale is designed to dispose of assets with a net book value of approximately $371 million at March 31, 1994, comprised of approximately $163 million of NPAs (including REO), $150 million of other criticized assets and $58 million of "pass" assets. Also, as part of the Primary Bulk Sale, the Bank expects to sell to a subsidiary of Citadel (the "Citadel Sale") four properties having an aggregate net book value at March 31, 1994, of approxi-mately $24.5 million. It is anticipated that the Citadel Assets will be sold to the subsidiary of Citadel for an aggregate price of approximately $20.3 million. This sales price is based upon the "derived investment value" for each property, which approximates the price at which Fidelity would expect to sell the Citadel Assets if they were sold to unaffiliated third parties in the Primary Bulk Sale. The "derived investment value" is based on a discounted cash flow analysis that estimates the amount of cash to be collected for each asset, either through collection of principal and interest on the performing loan or through collection of net rental receipts and eventual sale of the as-set. The derived investment value of each Citadel Asset may not be equal to the fair market value of such asset if such asset were to be sold separately. Fidelity intends to finance approximately 75% of the purchase price of three of the four Citadel Assets by making three separate loans to such subsidiary at Fidelity's standard market rates secured by the respective properties. With respect to each of the two Citadel Assets consisting of multifamily proper-ties, Fidelity will make a ten-year loan, amortized over 30 years, at an ad-justable rate of interest tied to the one-year treasury rate plus approxi-mately 3.75% per annum, with an initial interest rate of 7.25%. The loan se-cured by the third Citadel Asset, which is a commercial office building, will have a seven-year term, amortizing over 25 years, with an adjustable rate of interest tied to the six-month LIBOR rate plus 4.50% per annum, with an ini-tial interest rate of 9.25% per annum. The loans will have other standard fea-tures commensurate with the respective properties and loan program types, in-cluding loan fees paid to Fidelity.

The Secondary Bulk Sale is designed to dispose of assets with a net book value of approximately $94 million at March 31, 1994, comprised of approximately $87 million of NPAs (including REO), $6 million of other criticized assets and $1 million of "pass" assets.

Each of the Bulk Sales is expected to be completed shortly after the Closing. However, no assurance can be given that the Bulk Sales, individually or in the aggregate, will be consummated or, if consummated, at what price. See "Risk Factors -Certain Considerations Regarding the Restructuring and
Recapitalization - Consummation of the Bulk Sales."

The Bulk Sale Agreements are expected to include certain representations and warranties relating to the assets transferred. For a period of time ranging from 60 to 180 days after the related closings, the purchasers of the assets under the Bulk Sale Agreements will have the right to require Fidelity, at Fidelity's option, either to repurchase Bulk Sale Assets as to which represen-tations and warranties are discovered to be untrue or to cure such breach. The repurchase price for each Bulk Sale Asset repurchased is equal to the allo-cated purchase price paid plus amounts expended by the purchaser post-closing, minus amounts received by the purchasers post-closing with respect to such as-set. This repurchase obligation will not apply to the Citadel Sale.

Certain of the representations and warranties in the Bulk Sales Agreements concerning the environmental and structural condition of the REO or the prop-erties underlying mortgage loans which are Bulk Sales Assets may require treatment as recourse arrangements for purposes of determining risk-based cap-ital requirements for the Bank (the "Recourse Representations"). OTS capital requirements generally will require such recourse treatment where "nonstan-dard" representations and warranties are given, including representations as to facts which have not been verified by reasonable due diligence. The Re-course Representations are being made with respect to Bulk Sale Assets for which no related third-party structural and/or environmental inspection or as-sessment reports have been obtained by the Bank, and thus may be considered under OTS regulations to be recourse arrangements. Assets that are deemed to be sold with recourse must continue to be included in risk-weighted assets for purposes of calculating the Bank's risk-based capital ratio for as long as the recourse arrangement continues. The Recourse Representations will be made only with respect to Bulk Sale Assets constituting approximately $29 million and $40 million, respectively, of the estimated purchase price of the Bulk Sale Assets in the Primary Bulk Sale and Secondary Bulk Sale. The obligations of the Bank under the Bulk Sale Agreements with respect to the Recourse Represen-tations will terminate on the sixtieth day after the closing date if a notice of breach has not been received. Upon the expiration of such sixty-day period, the Bank will no longer be obligated to include any portion of the Bulk Sale Assets in the risk-weighted assets category for purposes of risk-based capital calculations.

The Bank will enter into an agreement with Citadel which will provide that Cit-adel will reimburse the Bank in an amount not to exceed $4 million for certain losses incurred by the Bank in either repurchasing Bulk Sale Assets in the event of a breached Recourse Representation or curing such breach. However, Citadel is a holding company, and there can be no assurance that it will have sufficient liquid assets to satisfy any such reimbursement obligations. See "Risk Factors - Certain Considerations Regarding the Restructuring and Recapi-talization - Consummation of the Bulk Sales."

Giving pro forma effect to the sale of all of the Bulk Sale Assets as of March 31, 1994, the Bank's NPAs would decrease from 6.5% of total assets of the Bank to 0.7%. See "Pro Forma Consolidated Financial Information."

Deposit Sale
The Bank intends to sell approximately $394 million of deposits in nine of its branches in the Deposit Sale. The Deposit Sale is expected to close in the fourth quarter of 1994. The Bank has entered into a letter of intent with re-spect to the sale of the deposits at a premium. No assurances can be given, however, that the Deposit Sale will be consummated or, if consummated, at what price.

Redemption of Subordinated Debt
The Bank entered into the Subordinated Loan Agreement pursuant to which $60 million in Subordinated Notes are currently outstanding. The Subordinated Notes are guaranteed by Citadel and qualify as Tier 2 capital of the Bank. On March 4, 1994, Chase, one lender under the Subordinated Loan Agreement, filed the Chase Lawsuit alleging, among other things, that the transfer of assets pursu-ant the Bank's earlier planned restructuring would constitute a breach of the Subordinated Loan Agreement, including the tangible net worth and various other financial tests contained therein, and seeking to enjoin such restructuring and to recover damages in unspecified amounts. In addition, the Chase Lawsuit al-leged that past responses of Citadel and Fidelity to requests by Chase for in-formation regarding the restructuring violated certain provisions of the Subor-dinated Loan Agreement and that such alleged violations, with the passage of time, have become current defaults under the Subordinated Loan Agreement. While the other three lenders under the Subordinated Loan Agreement hold $25 million of the Subordinated Notes, none of them joined Chase in the Chase Lawsuit.

Citadel and the Bank have entered into the Settlement Agreement with the four lenders pursuant to which, among other things, (i) the Chase Lawsuit has been dismissed with prejudice, and (ii) simultaneously with the Closing, the Bank will redeem the $60 million of Subordinated Notes at a redemption price equal to the unpaid principal amount thereof, plus accrued and unpaid interest (esti-mated to be approximately $1.2 million assuming that the Closing occurs on July 15, 1994), plus the Recapitalization Fee.

The amount of the Recapitalization Fee ranges from $1 million to $4.95 million, depending upon the amount of the cash and non-cash consideration to be received or retained by Citadel as part of the Restructuring and Recapitalization. The redemption of the Subordinated Notes will result in a write-off of $1.51 mil-lion of unamortized issuance cost.

The redemption of the Subordinated Notes will result in the Bank's risk-based capital ratio, giving effect to the Restructuring and Recapitalization as of March 31, 1994, remaining below the 10% level specified for a "well capital-ized" institution under the PCA. On the other hand, the redemption of the Sub-ordinated Notes will result in savings in annual interest expense of approxi-mately $7 million.

Certain Affiliate Transfers
In addition to the Citadel Sale described under "Bulk Sales," at or prior to the Closing, Citadel and the Bank will consummate the following transactions:

Sale of Gateway Capital Stock. Prior to the Closing, Citadel will sell to Fi-delity all the outstanding capital stock of Gateway for a purchase price equal to the book value of such capital stock, payable in cash, which amount is ex-pected to be approximately $1 million. As a result, Gateway will become a whol-ly-owned subsidiary of Fidelity.

Transfer/Leaseback of Buildings. Fidelity will transfer to Citadel by way of a dividend two Office Buildings in California located at 600 North Brand Boule-vard in Glendale (the "Glendale Building") and 14455 Ventura Boulevard in Sher-man Oaks (the "Sherman Oaks Building"), respectively, with an aggregate net book value of approximately $9.3 million as of March 31, 1994. The Glendale Building currently contains Fidelity's main branch office and its executive of-fices and the Sherman Oaks Building contains another Fidelity branch office. At the Closing, it is expected that Citadel and Fidelity will enter into a 10-year, full service gross lease for four of the six floors of the Glendale Building and will enter into an agreement whereby Fidelity will manage the building for Citadel. The rental rate for the first five years of the lease term will be approximately $26,600 per month including parking for the ground floor and approximately $75,000 per month including parking for the fourth, fifth and sixth floors. This lease would provide for annual rental increases at the lower of the increase in the Consumer Price Index ("CPI") or 3%. After the first five years of the lease term, the rental rate for the ground floor would be adjusted to the higher of the then current market rate or the prevailing rental rate in the fifth year of the lease and the rental rate for the upper floors would be adjusted to the higher of the then current market rate or $1.50 per square foot increased by the annual rental rate increase applied during the first five years of the lease as described in the preceeding sentence. Fidelity will have the option to extend the lease of the ground floor for two consecu-tive five year terms at a market rental rate and will have the option to pur-chase the Glendale Building at a market rate at the expiration of the lease term, provided that Citadel then owns the building.

It is also expected that Citadel and Fidelity will enter into a seven-year, triple net, master lease pursuant to which Fidelity will lease from Citadel the Sherman Oaks Building. Fidelity will pay approximately $29,950 per month in rent, including parking. The rental will increase each year at the lower of the increase in the CPI or 3%. At the expiration of the master lease term, Fidelity will have the option to enter into a lease of the ground floor for two consecu-tive five year terms at a market rental rate.

Transfer of D&O Litigation. Immediately prior to the Closing, Fidelity will transfer to Citadel its interest in an existing lawsuit filed against the car-rier of its directors' and officers' insurance policies, involving certain cov-erage and indemnity issues ("D&O Litigation"). Fidelity had obtained a substan-tial monetary judgment against its carrier which was reversed and remanded by the Ninth Circuit Court of Appeals in December, 1993. On remand, the trial court rendered a subsequent judgment in favor of Fidelity of approximately $2.9 million. This judgment has again been appealed to the Ninth Circuit by its car-rier; the carrier contends that the correct amount should be between $289,000 and zero. The D&O Litigation is not reflected as an asset on Fidelity's books.

The Bulk Sales (at the prices set forth in the Bulk Sale Agreements), the De-posit Sale, the redemption of the Subordinated Notes and the Affiliate Trans-fers described above are collectively referred to as the "Restructuring."

RECAPITALIZATION

The Bank plans to recapitalize the Bank through the sale of the 20,952,381 shares of Class A Common Stock and Class C Common Stock offered hereby and the reclassification of the currently outstanding share of Existing Common Stock into 6,595,624 shares of Class B Common Stock, which number of shares may be reduced as described below under "Closing Adjustments."

The one outstanding share of Existing Common Stock currently is owned of record by Citadel. Immediately prior to the completion of this offering, Fidelity will amend its charter to provide for the Class A, Class B and Class C Common Stock.

Upon the completion of this offering, the purchasers of the Base Shares of Class A Common Stock and Class C Common Stock offered hereby will own all of the outstanding shares of Class A Common Stock and Class C Common Stock, which will represent approximately 76.1% of the outstanding Common Stock of the Bank, and Citadel will own all of the outstanding shares of Class B Common Stock, which will represent approximately 23.9% of the outstanding Common Stock of the Bank, assuming the 20,952,381 shares of Class A Common Stock and Class C Common Stock offered hereby are purchased and no closing adjustments are made. The of-fering of the shares of Class A Common Stock and Class C Common Stock is con-tingent upon, among other things, the sale of the 20,952,381 shares of Class A Common Stock and Class C Common Stock offered hereby.

Closing Adjustments
The relative percentage interests referred to above of Citadel and the purchas-ers of Class A Common Stock and Class C Common Stock are based upon an Adjusted Stockholders' Equity of the Bank as of June 30, 1994, of $86 million. If the Adjusted Stockholders' Equity of the Bank as of June 30, 1994 varies from $86 million or if more than the Base Shares are issued in this offering, certain adjustments will be made to the terms of the Recapitalization as they apply to Citadel. If the Adjusted Stockholders' Equity of the Bank is less than $86 mil-lion or if more than the Base Shares are issued in this offering, the number of shares of Class B Common Stock to be issued to Citadel will be reduced so that the quotient of (i) the sum of Adjusted Stockholders' Equity plus the net pro-ceeds of this offering (net of expenses) divided by (ii) the outstanding shares of Common Stock after this offering (giving effect to any reduction in the out-standing shares of Class B Common Stock), equals the same amount it would have if Adjusted Stockholders' Equity had equaled $86 million, only the Base Shares had been issued in this offering and 6,595,624 shares of Class B Common Stock were outstanding. Additionally, if the Adjusted Stockholders' Equity of the Bank exceeds $86 million, the Bank will be obligated to pay to Citadel in cash the Adjustment Payment.

For example, if the Adjusted Stockholders' Equity were $80 million as of June 30, 1994 and only the Base Shares were issued in this offering, Citadel's one share of currently outstanding stock would be reclassified into 5,729,561 shares of Class B Common Stock, representing a 21.5% interest in the Bank. If the Adjusted Shareholders' Equity were $92 million and only the Base Shares were issued in this offering, a cash dividend of $6 million would be payable to Citadel.

"Adjusted Stockholders' Equity" of the Bank will be equal to the following:

  (i) the unaudited stockholders' equity of the Bank as of June 30, 1994 (computed in a manner consistent with Annex B hereto), without giving ef-fect to this offering, but giving effect to the Restructuring Adjustment;

  (ii) minus (plus) the amount by which the Bank's GVA as of June 30, 1994, giving effect to the Restructuring Adjustment, is less than (or exceeds) the Target GVA;

  (iii) plus specific reserves established after the January 1994 Northridge earthquake with respect to Earthquake Accommodation Loans; and

  (iv) plus so much of the Branch Profit on the Deposit Sale and the sale of the Specified Branches as will not cause Adjusted Stockholders' Equity to exceed $86 million, to the extent that the Deposit and Branch Purchase Agreements are entered into no later than August 15, 1994.

"Target GVA" means $58 million plus 20% of the amount, if any, by which the Bank's "Adjusted NPAs" exceed $41 million. "Adjusted NPAs" means the sum of the Bank's NPAs at June 30, 1994 (giving effect to the Restructuring Adjustment), plus the outstanding amount of any Earthquake Accommodation Loans that are 30 days or more delinquent as of August 1, 1994 (pursuant to the related accommo-dation agreements) and that are not already included in NPAs as of June 30, 1994 and not included in the Bulk Sale Assets, provided that, for purposes of this calculation, NPAs and Adjusted NPAs will not include any loans in the Earthquake TDR Pool.

Stockholders' equity as of June 30, 1994, will be determined in accordance with Annex B hereto and with no significant changes in the methods of accounting or the application of GAAP from those that have been used in the past. Substan-tially all expenses of the Restructuring and Recapitalization other than the Placement Agency Fee and other expenses incurred in connection with this offer-ing will be reflected as expenses for the quarter ended June 30, 1994.

The determination of the status of Earthquake Accommodation Loans at August 1, 1994 and the Branch Profit will only be made after the Closing, and thus the final adjustments to Adjusted Stockholders' Equity resulting from such determi-nations cannot be made at the Closing. At the Closing, those factors will be estimated for purposes of estimating Adjusted Stockholders' Equity and deter-mining the appropriate number of shares of Class B Common Stock Citadel is to hold at the Closing. When the post-Closing determinations are made and Adjusted Stockholders' Equity is calculated, an automatic post-Closing adjustment to the number of outstanding shares of Class B Common Stock will be made pursuant to the Amended Charter.

Adjusted Stockholders' Equity is based on the Bank's consolidated financial statements at and for the six months ended June 30, 1994. Such financial state-ments and the adjustments thereto will not be audited. Adjusted Stockholders' Equity will not equal the Company's actual stockholders' equity as of June 30, 1994. Such information will be used solely for the purpose of determining the relative percentage interests of Citadel and the purchasers of Class A Common Stock and Class C Common Stock offered hereby following the Closing or the amount of the Adjustment Payment, as applicable. See "Risk Factors - Certain Considerations Regarding the Restructuring and Recapitalization - Risks Relat-ing to Determination of Adjusted Stockholders' Equity; Conflicts of Interest."

The events that may result in an adjustment to Adjusted Stockholders' Equity, including the execution of the Deposit and Branch Purchase Agreements, would occur during the period commencing after the date of the Closing and ending on or about August 15, 1994. Any Adjustment Payment to be paid by the Bank to Cit-adel, or any adjustment to the number of outstanding shares of Class B Common Stock, will be made shortly thereafter, but in any event no such Adjustment Payment can be made prior to August 2, 1994.

Class A Common Stock, Class B Common Stock and Class C Common Stock
See "Description of Capital Stock" for a description of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

CLOSING CONDITIONS

The Closing is contingent upon the satisfaction of various conditions, includ-ing, without limitation, the following: (i) the existence of binding Bulk Sale Agreements for the sales by Fidelity of the Bulk Sale Assets, which sales are expected to occur shortly after the Closing; (ii) the redemption of the Subor-dinated Notes and the dismissal of the Chase Lawsuit; (iii) the consummation of each of the Affiliate Transfers; (iv) the reclassification of the Existing Com-mon Stock into shares of Class B Common Stock and the amendment of the Existing Charter of the Bank to provide for the Class A Common Stock and Class C Common Stock; and (v) the approval of the foregoing transactions by the OTS. The exe-cution of the Deposit and Branch Purchase Agreements is not a condition to the Closing. The Chase Lawsuit was dismissed with prejudice on June 21, 1994.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Bank at March 31, 1994, (i) on an historical basis and (ii) as adjusted to give effect to the Re-capitalization and Restructuring, assuming 20,952,381 shares of Class A Common Stock and Class C Common Stock are sold and no reduction in the shares of Class B Common Stock and no Adjustment Payment are made.

For a description of the assumptions utilized in deriving the pro forma effect on the Bank of the Restructuring and Recapitalization and historical and pro forma regulatory capital ratios, see "Pro Forma Consolidated Financial Informa-tion." There can be no assurances that the Bulk Sales or the Deposit Sale will be consummated or, if consummated, at what price. See "Risk Factors - Certain Considerations Regarding the Offering - Consummation of the Bulk Sales" and " - Consummation of the Deposit Sale."

                                                  ---------------------------------
                                                          MARCH 31, 1994
                                                               AS ADJUSTED FOR
                                                              RECAPITALIZATION
                                                                           AND
                                                  HISTORICAL     RESTRUCTURING
                                                  ----------  ----------------
(Dollars in thousands)
Deposits                                          $3,171,306        $2,777,615
FHLB Advances                                        342,700           342,700
Commercial paper                                     254,000           254,000
Mortgage-backed notes                                100,000           100,000
Other liabilities                                     19,575            11,948
Subordinated notes                                    60,000                 -
                                                  ----------  ----------------
Total liabilities                                  3,947,581         3,486,263
                                                  ----------  ----------------
Stockholders' Equity:
Serial Preferred Stock, par value $.01 per
 share; authorized, 10,000,000 shares; no shares
 outstanding                                               -                 -
Common stock:
  Common stock, par value of $.01 per share;
   authorized, 20,000,000 shares; 1 share issued
   and outstanding; no shares outstanding as
   adjusted for this offering                              -                 -
  Class A and Class C, par value $.01 per share;
   authorized, 73,000,000 shares and 3,000,000
   shares, respectively; no shares outstanding
   as of March 31, 1994 and 20,952,381 shares
   outstanding as adjusted for this offering               -               210
  Class B, par value $.01 per share; authorized,
   14,000,000 shares; no shares outstanding as
   of March 31, 1994 and 6,595,624 shares
   outstanding as adjusted for this offering               -                66
Paid-in capital                                       70,689           175,263
Unrealized loss on securities available for sale      (1,206)           (1,206)
Retained earnings                                     97,444            18,118
                                                  ----------  ----------------
Total stockholders' equity                           166,927           192,451
                                                  ----------  ----------------
      Total liabilities and stockholders' equity  $4,114,508        $3,678,714
                                                  ==========  ================

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents certain Selected Historical Consolidated Financial Data derived from the audited and unaudited historical consolidated financial statements of Fidelity and its subsidiaries, and should be read in conjunction with the consolidated financial statements and notes thereto appearing else-where in this Offering Circular. In the opinion of management, such unaudited historical consolidated financial statements elsewhere herein reflect all mate-rial adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation.

The consummation of the Restructuring and the Recapitalization described herein is expected to have a significant impact on the consolidated operations of the Company following the Closing. Accordingly, the financial results of the Com-pany following the Closing are expected to differ significantly from those of the Bank and its subsidiaries prior to the Closing, and the financial results of the Bank and its subsidiaries for periods prior to the Closing are not nec-essarily indicative of the results of operations or financial condition for fu-ture periods. The results of operations for the three months ended March 31, 1994 are not necessarily indicative of the results of operations of Fidelity and its subsidiaries for the full year.

                           ---------------------------------------------------------------------------------
                               AT OR FOR THE
                            THREE MONTHS ENDED
                                 MARCH 31,                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                           ---------------------   ---------------------------------------------------------
(Dollars in thousands)          1994        1993        1993        1992        1991        1990        1989
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
INCOME STATEMENT
SUMMARY:
Interest income             $ 64,074     $78,187   $ 289,331    $370,715    $520,052    $526,934    $471,469
Interest expense              38,668      49,407     188,494     240,124     378,514     412,012     395,498
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net Interest Income           25,406      28,780     100,837     130,591     141,538     114,922      75,971
Provision for estimated
 loan losses                  15,600       7,500      65,100      51,180      49,843      11,039       8,359
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income
 after provision for
 estimated loan losses         9,806      21,280      35,737      79,411      91,695     103,883      67,612
Noninterest income
 (expense):
Loan and other fee
income                         1,198       2,018       5,389       7,885       5,869       3,368       3,053
Gains (losses) on sales
 of loans, net                (2,804)        395         194       1,117       2,118      (1,408)         (1)
Fee income from
 investment products             591          --          --       2,606       2,487         848          --
Fee income on deposits
 and other income
 (expense)                       907         789       3,271       4,406      (3,351)      3,641       7,057
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                (108)      3,202       8,854      16,014       7,123       6,449      10,109
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Provision for estimated
 real estate losses           (4,300)     (1,000)    (30,200)    (17,820)     (7,537)     (1,576)       (837)
Direct costs of real
 estate operations, net       (2,057)     (3,318)    (18,643)     (4,441)     (2,060)       (772)        575
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                              (6,357)     (4,318)    (48,843)    (22,261)     (9,597)     (2,348)       (262)
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Gains (losses) on sales
 of mortgage-backed
 securities, net                (621)         --       1,342          --       8,993        (165)         --
Gains (losses) on sales
 of investment
 securities, net                 329          --         (38)         --           1          32        (234)
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                (292)         --       1,304          --       8,994        (133)       (234)
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total noninterest income
 (expense)                    (6,757)     (1,116)    (38,685)     (6,247)      6,520       3,968       9,613
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating expense             24,825      19,687      98,732      75,044      75,815      63,614      60,507
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Earnings (loss) before
 income taxes                (21,776)        477    (101,680)     (1,880)     22,400      44,237      16,718
Income tax expense
(benefit)                     (7,625)        271     (35,793)     (2,167)     14,296      18,980       6,357
                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net earnings (loss)         $(14,151)    $   206   $ (65,887)   $    287    $  8,104    $ 25,257    $ 10,361
                           =========   =========   =========   =========   =========   =========   =========

                         ----------------------------------------------------------------------------
                             AT OR FOR THE
                          THREE MONTHS ENDED
                               MARCH 31,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                         --------------------- ------------------------------------------------------
                               1994       1993       1993       1992       1991       1990       1989
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
(Dollars in thousands)
BALANCE SHEET DATA:
Total assets             $4,114,508 $4,743,439 $4,383,979 $4,695,518 $5,123,835 $5,695,797 $4,980,462
Total loans, net          3,549,591  3,938,914  3,712,051  3,990,449  4,548,457  5,092,269  4,437,199
Deposits                  3,171,306  3,292,936  3,368,664  3,459,648  3,885,861  3,970,575  3,324,160
FHLB Advances               342,700    471,400    326,400    581,400    325,000    755,000    725,000
Other borrowings            354,000    634,117    407,830    327,000    531,150    579,166    607,219
Subordinated notes           60,000     60,000     60,000     60,000     75,000     75,000          -
Stockholders' equity        166,927    238,377    182,284    220,171    221,959    223,855    213,598
SELECTED OPERATING
 RATIOS:
Return on average
 assets                     (1.33)%      0.02%    (1.44)%      0.01%      0.15%      0.48%      0.21%
Return on average
 equity                    (32.42)%      0.36%   (32.74)%      0.13%      3.64%     11.55%      5.16%
Average equity divided
 by average assets            4.09%      4.95%      4.40%      4.57%      4.03%      4.15%      4.17%
Ending equity divided
 by ending assets             4.06%      5.03%      4.16%      4.69%      4.33%      3.93%      4.29%
Operating expenses to
 average assets               1.85%      1.70%      2.16%      1.52%      1.37%      1.21%      1.25%
Efficiency ratio(1)          86.41%     61.56%     75.12%     45.38%     49.02%     51.74%     70.29%
ASSET QUALITY DATA:
NPAs(2)                  $  266,263 $  271,698 $  235,621 $  234,405 $  124,725 $   48,468 $   20,712
NPAs to total assets          6.46%      5.72%      5.37%      4.99%      2.43%      0.85%      0.42%
Nonaccruing loans        $  139,376 $  126,349 $   93,475 $  112,041 $   68,982 $   30,161 $   12,087
Nonaccruing loans to
 total loans                  3.93%      3.23%      2.52%      2.83%      1.53%      0.61%      0.27%
GVA                      $   85,073 $   74,977 $   80,020 $   75,621 $   52,374 $   16,552 $    7,336
GVA to NPAs(3)               30.96%     26.56%     32.79%     30.49%     41.99%     34.14%     38.38%
GVA to loans and REO
 (including ISF)(4)           2.26%      1.81%      2.03%      1.82%      1.13%      0.32%      0.18%
Loan GVA to nonaccruing
 loans and ISF               54.92%     40.47%     58.75%     38.15%     55.44%     56.67%     66.67%
REGULATORY CAPITAL
 RATIOS:
Tangible capital ratio        4.00%      4.63%      4.10%      4.27%      3.86%      3.44%      3.97%
Core capital ratio            4.04%      4.70%      4.15%      4.35%      4.02%      3.75%      4.09%
Risk-based capital
 ratio                        9.10%     10.39%      9.32%      9.76%      9.85%      8.42%      6.76%
OTHER DATA:
Cash dividends           $        - $        - $        - $    1,000 $        - $   15,000 $        -
Sales of investment
 products(5)             $   24,713 $   36,487 $   96,253 $   77,078 $   57,857 $   38,584 $   40,794
Number of:
 Real estate loan
   accounts (in
   thousands)                    15         18         16         18         21         28         27
 Deposit accounts (in
  thousands)                    241        233        241        233        238        234        203
 Retail branch
  offices(6)                     42         43         42         43         43         44         34

(1) The efficiency ratio is computed by dividing total operating expense by net interest income and noninterest income, excluding nonrecurring items, pro-visions for estimated loan and real estate losses, direct costs of real es-tate operations and gains/losses on the sale of securities.
(2) NPAs include nonaccruing loans, REO and ISF (net of REO GVA), but do not include TDRs, unless they fall into one of the foregoing categories.
(3) NPAs in this ratio are calculated prior to the reduction for REO GVA.
(4) Loans and REO in the ratio are calculated prior to the reduction for loan and REO GVA, but are net of specific reserves.
(5) Investment products are provided to customers of the Bank through Gateway. Gateway was a subsidiary of the Bank until the fourth quarter of 1992 when it became a subsidiary of Citadel.
(6) All retail branch offices are located in Southern California.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Set forth on the following pages are the pro forma consolidated statement of financial condition and certain other pro forma data of the Bank as of March 31, 1994. The pro forma consolidated statement of financial condition and such other data has been prepared as if the Restructuring and Recapitalization had occurred on March 31, 1994. SUCH PRO FORMA INFORMATION DOES NOT PURPORT TO REP-RESENT WHAT FIDELITY'S FINANCIAL CONDITION ACTUALLY WOULD HAVE BEEN HAD THE RE-STRUCTURING AND RECAPITALIZATION OCCURRED ON MARCH 31, 1994, OR TO PROJECT THE COMPANY'S FINANCIAL CONDITION AT ANY FUTURE DATE. NO ASSURANCE CAN BE GIVEN THAT THE PRO FORMA ADJUSTMENTS WILL ACCURATELY REFLECT THE ACTUAL TERMS OF THE RESTRUCTURING AND RECAPITALIZATION, AND THE ACTUAL TERMS MAY VARY MATERIALLY FROM THE PRO FORMA ADJUSTMENTS. The pro forma adjustments are based upon avail-able information and certain assumptions that the Bank believes are reasonable. The pro forma information presented on such pages should be read in conjunction with the historical financial statements of the Bank included elsewhere in this Offering Circular.

The pro forma information does not reflect the results of operations of the Company since March 31, 1994, or changes in the amount or composition of the Bank's assets since March 31, 1994, or any other changes since March 31, 1994, that would require additional regulatory capital. Accordingly, the pro forma adjustments and ratios shown on the following pages should not be construed as actual or projected as of any specific date. No assurance can be given that there have not been any changes since March 31, 1994, that would require addi-tional regulatory capital. In addition, the pro forma information assumes 20,952,381 shares of Class A Common Stock and Class C Common Stock are sold and no reduction in the shares of Class B Common Stock and no Adjustment Payment are made.

In addition, there can be no assurances that the Bulk Sales will be consummated following the Closing or that the Company's net proceeds from such transactions will be as assumed in the pro forma information herein. To the extent the amount of the proceeds to be received on the Bulk Sales pursuant to the Bulk Sale Agreements differs from such assumed amount, the net losses from such transactions will be different from those reflected in the pro forma informa-tion, thereby affecting Adjusted Stockholders' Equity at June 30, 1994. See "Risk Factors - Certain Considerations Regarding the Restructuring and Recapi-talization - Consummation of the Bulk Sales." In addition, there can be no as-surance that the Deposit Sale will be consummated on the price assumed herein. The Bank expects to incur a loss during the second quarter of 1994 without giv-ing effect to costs and losses incurred in connection with the Restructuring and Recapitalization.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                          -----------------------------------------------------------------------------
                                                       MARCH 31, 1994
PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                                                                            AS
                                                                                  ADJUSTED FOR
                                       RESTRUCTURING                               RECAPITALI-
                           HISTORICAL     OTHER THAN                 RECAPITALI-    ZATION AND
(Dollars in thousands)    (UNAUDITED)  BULK SALES(A)  BULK SALES(B)    ZATION(C) RESTRUCTURING
                          -----------  -------------  -------------  ----------- -------------
Assets:
  Cash                     $   90,805      $(451,409)     $ 346,479     $104,850    $   90,725
  Investment securities        95,601              -              -            -        95,601
  Mortgage-backed
   securities                  48,298              -              -            -        48,298
  Loans held for sale         190,088              -              -            -       190,088
                          -----------  -------------  -------------  ----------- -------------
    Total                     424,792       (451,409)       346,479      104,850       424,712
                          -----------  -------------  -------------  ----------- -------------
Loans receivable:
  Single family               502,395              -        (15,905)           -       486,490
  2 to 4 units                438,814              -        (21,705)           -       417,109
  5 to 36 units             1,785,100              -       (128,077)           -     1,657,023
  37 units and over           409,877              -       (102,455)           -       307,422
  Commercial and
   industrial                 300,393              -        (56,207)           -       244,186
  Land                          2,440              -              -            -         2,440
  Nonmortgage loans             7,900           (756)             -            -         7,144
  Loans in process,
   unearned fees, lower
   of cost or market
   adjustment, and other      (10,867)             -              -            -       (10,867)
                          -----------  -------------  -------------  ----------- -------------
    Total loans             3,436,052           (756)      (324,349)           -     3,110,947
  GVA                         (76,549)             -         18,549            -       (58,000)
                          -----------  -------------  -------------  ----------- -------------
    Net loans               3,359,503           (756)      (305,800)           -     3,052,947
                          -----------  -------------  -------------  ----------- -------------
Investment in FHLB and
 FRB stock                     52,626              -              -            -        52,626
Owned real estate, net        138,657              -       (117,777)           -        20,880
Premises and equipment,
 net                           52,188        (10,050)             -            -        42,138
Intangibles                     1,813           (811)             -            -         1,002
Other assets                   84,929           (520)             -            -        84,409
                          -----------  -------------  -------------  ----------- -------------
    Total assets           $4,114,508      $(463,546)     $ (77,098)    $104,850    $3,678,714
                          ===========  =============  =============  =========== =============
Liabilities:
  Deposits                 $3,171,306      $(393,691)     $       -     $      -    $2,777,615
  FHLB Advances               342,700              -              -            -       342,700
  Commercial paper            254,000              -              -            -       254,000
  Mortgage-backed notes       100,000              -              -            -       100,000
  Other liabilities            19,575         (1,358)        (6,269)           -        11,948
  Subordinated notes           60,000        (60,000)             -            -             -
                          -----------  -------------  -------------  ----------- -------------
    Total liabilities       3,947,581       (455,049)        (6,269)           -     3,486,263
                          -----------  -------------  -------------  ----------- -------------
Stockholders' equity:
  Common stock:
   Class A and Class C              -              -              -          210           210
   Class B                          -              -              -           66            66
  Paid-in capital              70,689              -              -      104,574       175,263
  Unrealized loss on
   securities available
   for sale                    (1,206)             -              -            -        (1,206)
  Retained earnings            97,444         (8,497)       (70,829)           -        18,118
                          -----------  -------------  -------------  ----------- -------------
    Total stockholders'
     equity                   166,927         (8,497)       (70,829)     104,850       192,451
                          -----------  -------------  -------------  ----------- -------------
    Total liabilities and
     stockholders' equity  $4,114,508      $(463,546)    $  (77,098)    $104,850    $3,678,714
                          ===========  =============  =============  =========== =============

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(A)Reflects the net pro forma impact on the Bank of the following components of the Restructuring:

    . The net deposit premium from the Deposit Sale is assumed to be $7.3 million less (i) $1.9 of write offs and provisions relating to severence, premises and equipment and lease terminations, (ii) $.8 million of write offs of intangibles, and (iii) a tax provision of $.4 million, which is re-flected as an increase in other liabilities. The pro forma impact of the Deposit Sale on the cash of the Bank follows:

      (dollars in thousands)
      Deposits assumed to be transferred        $393,691
      Assets to be transferred or written off:
       Nonmortgage loans                            (756)
       Premises and equipment                       (776)
       Intangibles                                  (811)
       Other assets                                  (14)
      Other liabilities to be provided            (1,598)
      Net gain on deposit premium                 (4,274)
                                                --------
       Net cash required for Deposit Sale       $385,462
                                                ========

    . The acquisition of the outstanding capital stock of Gateway from Cita-del for $1.0 million cash, which amount is expected to approximate the book value of such capital stock as of June 30, 1994. The pro forma consolida-tion of Gateway is reflected as an increase in other assets of $1.0 mil-lion.

    . The dividend of the two Office Buildings which have an aggregate book value of $9.3 million at March 31, 1994.

    . The redemption of $60 million of Subordinated Notes outstanding at March 31, 1994, subject to a settlement agreement among the lenders, Cita-del and the Bank. The pro forma adjustment assumes the payment of a $1.5 million Recapitalization Fee and the recognition of $1.5 million of unamor-tized issuance costs associated with the Subordinated Notes (reflected as a decrease in other assets), as well as the assumed payment of $2.65 million of accrued interest outstanding at March 31, 1994. The tax benefits associ-ated with the payment of the Recapitalization Fee and the recognition of unamortized issuance costs are assumed to be $0.2 million (reflected as a decrease in other liabilities). The amount of the Recapitalization Fee could range from $1 million to $4.95 million, depending upon the amount of the cash and non-cash consideration to be received or retained by Citadel as part of the Restructuring and Recapitalization.

    . The impact of the Success Fee remaining to be paid, plus an additional advisory fee, which are expected to approximate $0.9 million, net of tax benefits of $0.07 million.

    . The transfer of the D&O Litigation from the Bank to Citadel has no pro forma effect.

(B)Reflects the Primary and Secondary Bulk Sales and resultant losses thereon. The Primary Bulk Sale, including the Citadel Sale, is designed to dispose of assets with a net book value, excluding loan GVA, of approximately $371 million at March 31, 1994, comprised of approximately $163 million of NPAs (including
REO), $150 million of other criticized assets and $58 million of "pass" assets.

The Secondary Bulk Sale is designed to dispose of assets with a net book value, excluding loan GVA, of approximately $94 million at March 31, 1994, comprised of approximately $87 million of NPAs (including REO), $6 million of other crit-icized assets and $1 million of "pass" assets.

                                                PRIMARY AND SECONDARY BULK
                                                           SALES
                                               -------------------------------
                                               CITADEL      THIRD
                                                 SALE    PARTY SALES   TOTAL
                                               --------  -----------  --------
(Dollars in thousands)
Assumed Net Proceeds from Primary and Second-
 ary Bulk Sales                                $ 20,271     $340,138  $360,409
                                               --------  -----------  --------
Loans:
 Gross book value of loans                           -       350,633   350,633
 Specific reserves                                   -       (12,354)  (12,354)
 Allocation of Loan GVA                              -       (18,549)  (18,549)
                                               --------  -----------  --------
  Loans, net                                         -       319,730   319,730
                                               --------  -----------  --------
Real Estate Owned:
 Real estate owned, net of specific reserves     24,454      101,847   126,301
 Allocation of REO GVA                           (1,596)      (6,928)   (8,524)
                                               --------  -----------  --------
  REO, net                                       22,858       94,919   117,777
                                               --------  -----------  --------
   Loans and REO, net                            22,858      414,649   437,507
                                               --------  -----------  --------
Loss on Primary and Secondary Bulk Sales be-
 fore tax                                        (2,587)     (74,511)  (77,098)
Tax Benefit                                         210        6,059     6,269
                                               --------  -----------  --------
Loss on Primary and Secondary Bulk Sales       $ (2,377)    $(68,452) $(70,829)
                                               ========  ===========  ========

No pro forma effect has been given to contingent liabilities associated with Bulk Sale Recourse Representations. Fidelity is assumed to have financed the Citadel Sale in part through three loans to Citadel in the aggregate amount of $13.9 million secured by the respective Citadel Assets. As such, assumed cash proceeds represent the assumed net proceeds of $360.4 million less the loans to Citadel of $13.9 million. See "Restructuring and Recapitalization - Restructur-ing."

(C)The pro forma impact of the Recapitalization reflects the reclassification of the Existing Common Stock into 6,595,624 shares of Class B Common Stock and gross proceeds of $110 million from the issuance of 20,952,381 shares of Class A Common Stock and Class C Common Stock offered hereby at a price of $5.25 per share, net of estimated placement fees and expenses of $5.15 million expected to be incurred by the Bank in conjunction with this offering.

The following table summarizes the following as of March 31, 1994: (i) the Bank's regulatory capital and ratios on an historical basis, (ii) the impact thereon of the Restructuring other than the Bulk Sales, (iii) the impact thereon of the Bulk Sales, (iv) the impact thereon of the Recapitalization, (v) the capital and ratios on a pro forma basis giving effect to the Recapitaliza-tion and Restructuring, (vi) the impact thereon of the issuance of the Addi-tional Shares, and (vii) the capital and ratios on a pro forma basis giving ef-fect to the Recapitalization and Restructuring and the issuance of the Addi-tional Shares.

                          ------------------------------------------------------------------
                               HISTORICAL AND             PCA REQUIREMENTS FOR        EXCESS
                                 PRO FORMA                 "WELL-CAPITALIZED"    (DEFICIENT)
                             REGULATORY CAPITAL                INSTITUTION           CAPITAL
                              AMOUNT  PERCENTAGE(1)           AMOUNT  PERCENTAGE      AMOUNT
                          ---------   -------------       ---------   ---------- -----------
(Dollars in thousands)
CORE CAPITAL TO ADJUSTED
 TOTAL ASSETS:
Actual March 31, 1994
 Levels                     $166,700          4.04%         $206,300       5.00%   $ (39,600)
Impact of:
  Restructuring other
   than the Bulk Sales        (8,500)         0.32%          (23,200)                 14,700
  Bulk Sales                 (70,800)       (1.73)%           (3,800)                (67,000)
  Recapitalization           104,900          2.58%            5,200                  99,700
                           ---------      ---------        ---------   ---------   ---------
As adjusted for the Re-
 capitalization and Re-
 structuring                 192,300          5.21%(2)       184,500       5.00%       7,800
  Issuance of Additional
   Shares                      5,300          0.14%              300                   5,000
                           ---------      ---------        ---------   ---------   ---------
As adjusted for
 Recapitalization and
 Restructuring and the
 issuance of Additional
 Shares                     $197,600          5.35%         $184,800       5.00%   $  12,800
                           =========      =========        =========   =========   =========
CORE CAPITAL TO RISK-
 WEIGHTED ASSETS:
Actual March 31, 1994
 Levels                     $166,700          5.98%         $167,200       6.00%    $   (500)
Impact of:
  Restructuring other
   than the Bulk Sales        (8,500)       (0.20)%           (3,000)                 (5,500)
  Bulk Sales                 (70,800)       (2.11)%          (14,300)                (56,500)
  Recapitalization           104,900          4.02%                -                 104,900
                           ---------      ---------        ---------   ---------   ---------
As adjusted for the Re-
 capitalization and Re-
 structuring                 192,300          7.69%(2)       149,900       6.00%      42,400
  Issuance of Additional
   Shares                      5,300          0.22%                -                   5,300
                           ---------      ---------        ---------   ---------   ---------
As adjusted for
 Recapitalization and
 Restructuring and the
 issuance of Additional
 Shares                     $197,600          7.91%         $149,900       6.00%    $ 47,700
                           =========      =========        =========   =========   =========
TOTAL CAPITAL TO RISK-
 WEIGHTED ASSETS:
Actual March 31, 1994
 Levels                     $253,500          9.10%         $278,700      10.00%   $ (25,200)
Impact of:
  Restructuring other
   than the Bulk Sales       (67,700)       (7.68)%           (5,000)                (62,700)
  Bulk Sales                 (67,500)       (5.33)%          (23,800)                (43,700)
  Recapitalization           104,900         12.84%(3)             -                 104,900
                           ---------      ---------        ---------   ---------   ---------
As adjusted for the Re-
 capitalization and Re-
 structuring                 223,200          8.93%(2)(4)    249,900      10.00%     (26,700)
  Issuance of Additional
   Shares                      5,300          0.21%                -                   5,300
                           ---------      ---------        ---------   ---------   ---------
As adjusted for
 Recapitalization and
 Restructuring and the
 issuance of Additional
 Shares                     $228,500          9.14%         $249,900      10.00%   $ (21,400)
                           =========      =========        =========   =========   =========

- - -------
(1) These ratios set forth above represent the respective capital levels to "adjusted total assets" as defined in 12 C.F.R. Section 567.1(a) for pur-poses of core capital to adjusted total assets and for purposes of core capital and total capital to risk-weighted assets, these ratios represent the respective capital levels to "risk-weighted assets" as defined in 12 C.F.R. Section 567.1(bb).

(2) Without giving effect to the Deposit Sale and assuming the excess net pro-ceeds from the Restructuring and Recapitalization were utilized to extin-guish $254 million of commercial paper and $20 million of the outstanding FHLB advances at March 30, 1994, the Bank's ratios of core capital to ad-justed total assets, core capital to risk-weighted assets and total capital to risk-weighted assets would be 4.93%, 7.50% and 8.73%, respectively, as-suming no issuance of any of the Additional Shares.

- - -------
(3) The pro forma regulatory capital percentages for the impacts of the Primary and Secondary Bulk Sales include amounts of $29 million and $40 million, respectively, in risk-weighted assets as a result of certain recourse pro-visions in such sales. These recourse provisions expire 60 days from the closing of such sales and the Bank is required to hold total capital against such assets until such time. See "Restructuring and Recapitaliza-tion - Restructuring - Bulk Sales."

(4) The pro forma regulatory capital percentage for total risk-based capital reflects an amount of $38.5 million of income tax refund receivable at March 31, 1994, in the 0% risk-weighted category as such funds were re-ceived in April 1994.

The pro forma regulatory capital and ratios in the preceding table do not re-flect the results of operations of the Bank since March 31, 1994, any changes in the amount and composition of the Bank's assets since that date or any other changes that would require additional regulatory capital. Accordingly, the pro forma regulatory capital and ratios shown should not be construed as actual or projected for the Bank's capital levels as of any specific date. No assurance can be given that there have not been any changes since March 31, 1994, that will require additional regulatory capital.

                     PRO FORMA IMPACT OF THE BULK SALES ON
                       LOANS AND OTHER REAL ESTATE ASSETS

The table below sets forth the pro forma impact of the Bulk Sales on the Bank's loans and other real estate assets as of March 31, 1994. The pro forma table only contemplates the impact of the Bulk Sales. The table does not reflect any other sales activity or addition to loans or other real estate assets after March 31, 1994.

                               ----------------------------------------------
                                           AT MARCH 31, 1994
                               BALANCE AT   PRO FORMA  AS ADJUSTED
                                MARCH 31,   IMPACT OF     FOR BULK
                                     1994  BULK SALES        SALES
                               ----------  ----------  -----------
(Dollars in thousands)
NONPERFORMING LOANS:
Single Family Residence          $ 17,018   $ (14,741)     $ 2,277
Multifamily:
  2 to 4 Units                     18,766     (18,755)          11
  5 to 36 Units                    54,742     (51,559)       3,183
  37 Units and over                35,346     (35,346)          --
                               ----------  ----------  -----------
                                  108,854    (105,660)       3,194
                               ----------  ----------  -----------
Commercial & other                 14,666     (14,666)          --
Less: Deferred Interest
 Reserve                           (1,162)         --       (1,162)
                               ----------  ----------  -----------
    Total Nonperforming Loans     139,376    (135,067)       4,309
                               ----------  ----------  -----------
REAL ESTATE OWNED:
Single Family Residence             7,185      (6,001)       1,184
Multifamily:
  2 to 4 Units                     10,397      (5,898)       4,499
  5 to 36 Units                    44,026     (34,693)       9,333
  37 Units and over                43,333     (43,333)          --
                               ----------  ----------  -----------
                                   97,756     (83,924)      13,832
                               ----------  ----------  -----------
Commercial & other                 30,470     (24,606)       5,864
Less: REO GVA                      (8,524)      8,524           --
                               ----------  ----------  -----------
    Total Real Estate Owned       126,887    (106,007)      20,880(1)
                               ----------  ----------  -----------
Total Nonperforming Assets        266,263    (241,074)      25,189
                               ----------  ----------  -----------
OTHER CLASSIFIED LOANS (LOANS
 WITH INCREASED RISK):
Single Family Residence             2,720         (78)       2,642
Multifamily:
  2 to 4 Units                      4,880      (2,647)       2,233
  5 to 36 Units                    53,649     (26,877)      26,772
  37 Units and over                39,858     (32,897)       6,961
                               ----------  ----------  -----------
                                   98,387     (62,421)      35,966
                               ----------  ----------  -----------
Commercial & other                 11,680      (6,899)       4,781
                               ----------  ----------  -----------
    Total Other Classified
     Loans                        112,787     (69,398)      43,389
                               ----------  ----------  -----------

- - -------
(1) Included in the $20.9 million of REO remaining on a pro forma basis at March 31, 1994, after giving effect to the Bulk Sales, are properties (i) with a net book value of $6.1 million sold through June 6, 1994, (ii) with a net book value of $2.4 million which are in escrow scheduled to be sold in June and July 1994, (iii) with a net book value of $7.7 million which may but will probably not be sold by July 31, 1994 and (iv) with a net book value of $4.7 million which are subject to agreements, such as participa-tion agreements and servicing agreements, or are involved in litigation, which preclude immediate disposition.

                                --------------------------------------
                                               MARCH 31, 1994
                                BALANCE AT   PRO FORMA
                                 MARCH 31,   IMPACT OF     AS ADJUSTED
                                      1994  BULK SALES  FOR BULK SALES
                                ----------  ----------  --------------
(Dollars in thousands)
REAL ESTATE INVESTMENT:
Single Family Residence           $    203   $    (203)      $       -
Multifamily:
  2 to 4 Units                           -           -               -
  5 to 36 Units                          -           -               -
  37 Units and over                      -           -               -
                                ----------  ----------  --------------
                                         -           -               -
                                ----------  ----------  --------------
Commercial & other                  11,567     (11,567)              -
                                ----------  ----------  --------------
   Total Real Estate
    Investment                      11,770     (11,770)              -
                                ----------  ----------  --------------
Total Classified Assets            390,820    (322,242)         68,578
                                ----------  ----------  --------------
SPECIAL MENTION LOANS:
Single Family Residence             32,365        (187)         32,178
Multifamily:
  2 to 4 Units                       8,826        (304)          8,522
  5 to 36 Units                    160,174     (32,646)        127,528
  37 Units and over                 75,138     (29,446)         45,692
                                ----------  ----------  --------------
                                   244,138     (62,396)        181,742
                                ----------  ----------  --------------
Commercial & other                  35,255     (11,954)         23,301
                                ----------  ----------  --------------
   Total Special Mention Loans     311,758     (74,537)        237,221(1)
                                ----------  ----------  --------------
Total Criticized Assets            702,578    (396,779)        305,799
                                ----------  ----------  --------------
PASS LOANS:
Single Family Residence            641,430        (898)        640,532
Multifamily:
  2 to 4 Units                     406,342           -         406,342
  5 to 36 Units                  1,516,535     (16,995)      1,499,540
  37 Units and over                259,535      (4,766)        254,769
                                ----------  ----------  --------------
                                 2,182,412     (21,761)      2,160,651
                                ----------  ----------  --------------
Commercial & other                 240,182     (22,688)        217,494
                                ----------  ----------  --------------
   Total Pass Loans              3,064,024     (45,347)      3,018,677
                                ----------  ----------  --------------
Total mortgage loans and owned
 real estate                     3,766,602    (442,126)      3,324,476
  Nonmortgage loans                  7,900           -           7,900
  Loans in process                 (10,867)          -         (10,867)
  Deferred interest reserve          1,162           -           1,162
  Loan GVA                         (76,549)     18,549         (58,000)
                                ----------  ----------  --------------
Total loans and owned real
 estate                         $3,688,248   $(423,577)     $3,264,671
                                ==========  ==========  ==============
Loans held for sale             $  190,088     $     -    $    190,088
Loans receivable, net            3,359,503    (305,800)      3,053,703
Owned real estate, net             138,657    (117,777)         20,880
                                ----------  ----------  --------------
Total loans and owned real
 estate                         $3,688,248   $(423,577)     $3,264,671
                                ==========  ==========  ==============
Ratio of NPAs to Total Assets        6.46%           -           0.68%
Ratio of GVA for Loans to NPLs      54.92%           -        1346.02%
Ratio of GVA to NPAs                30.96%           -         230.26%
Ratio of GVA for Loans to
 Classified Loans                   30.36%           -         121.60%
Ratio of GVA for Loans to
 Total Loans                         2.11%           -           1.75%
Ratio of Classified Loans to
 Total Loans                         6.95%           -           1.44%
Ratio of Classified Assets to
 Total Assets                        9.48%           -           1.86%

(1) Of the total $237.2 million net book value of special mention assets, $140.6 million are included in the total pool of earthquake-affected loans warranting modification negotiations. The status of these earthquake-af-fected loans as of May 31, 1994, is as follows: (i) $61.8 million of loans are subject to signed accommodation agreements, (ii) accommodations for $30.7 million of loans have been approved and documented by the Bank but such documents have not yet been executed and returned to the Bank by the borrowers, (iii) $39.3 million of loans are in negotiations which are ex-pected to be completed in the near future and (iv) $8.8 million of loans may require, in management's belief, TDR treatment and possibly specific reserves.

(2) The pro forma impact of the Bulk Sales is presented net of $18.5 million of Loan GVA and $8.5 million of REO GVA allocated to the Bulk Sales and $13.9 million of new loans from Fidelity to Citadel pursuant to Citadel's pur-chase of the Citadel Assets.

The table below sets forth the pro forma impact of the Bulk Sales on the Bank's delinquent loans. The pro forma table only contemplates the impact of the Bulk Sales and does not reflect any other sales activity or addition to loans after March 31, 1994. The table is also adjusted for accommodations made to qualify-ing earthquake-affected borrowers.

                         ------------------------------------------------------------------------
                                                     AT MARCH 31, 1994
                                                                    IMPACT OF
                         BALANCE AT  PRO FORMA                     EARTHQUAKE     AS ADJUSTED
                          MARCH 31,  IMPACT OF     AS ADJUSTED ACCOMMODATIONS  FOR EARTHQUAKE
                               1994 BULK SALES  FOR BULK SALES            (1)  ACCOMMODATIONS
                         ---------- ----------  -------------- --------------  --------------
(Dollars in thousands)
30-59 DAYS:
Single Family Residence    $ 23,225  $    (187)       $ 23,038      $ (12,235)        $10,803
Multifamily:
 2 to 4 Units                 4,954          -           4,954         (1,796)          3,158
 5 to 36 Units              114,747    (15,405)         99,342        (68,935)         30,407
 37 Units and over           48,286    (15,583)         32,703        (23,159)          9,544
                           --------  ---------        --------      ---------         -------
                            167,987    (30,988)        136,999        (93,890)         43,109
                           --------  ---------        --------      ---------         -------
Commercial & Industrial      15,525     (1,886)         13,639         (7,914)          5,725
                           --------  ---------        --------      ---------         -------
                           $206,737  $ (33,061)       $173,676      $(114,039)        $59,637
                           ========  =========        ========      =========         =======
60-89 DAYS:
Single Family Residence    $  6,355  $    (398)       $  5,957      $    (750)        $ 5,207
Multifamily:
 2 to 4 Units                 3,413          -           3,413           (639)          2,774
 5 to 36 Units               15,875     (5,554)         10,321              -          10,321
 37 Units and over            7,341     (1,452)          5,889         (3,458)          2,431
                           --------  ---------        --------      ---------         -------
                             26,629     (7,006)         19,623         (4,097)         15,526
                           --------  ---------        --------      ---------         -------
Commercial & Industrial       4,321          -           4,321              -           4,321
                           --------  ---------        --------      ---------         -------
                           $ 37,305  $  (7,404)       $ 29,901      $  (4,847)        $25,054
                           ========  =========        ========      =========         =======
90 DAYS AND OVER:
Single Family Residence    $ 16,698  $ (14,421)       $  2,277      $       -         $ 2,277
Multifamily:
 2 to 4 Units                18,766    (18,755)             11              -              11
 5 to 36 Units               54,243    (51,060)          3,183              -           3,183
 37 Units and over           35,346    (35,346)              -              -               -
                           --------  ---------        --------      ---------         -------
                            108,355   (105,161)          3,194              -           3,194
                           --------  ---------        --------      ---------         -------
Commercial & Industrial       4,358     (4,358)              -              -               -
                           --------  ---------        --------      ---------         -------
                           $129,411  $(123,940)       $  5,471      $       -         $ 5,471
                           ========  =========        ========      =========         =======
TOTAL DELINQUENT LOANS:
Single Family Residence    $ 46,278  $ (15,006)       $ 31,272      $ (12,985)        $18,287
Multifamily:
 2 to 4 Units                27,133    (18,755)          8,378         (2,435)          5,943
 5 to 36 Units              184,865    (72,019)        112,846        (68,935)         43,911
 37 Units and over           90,973    (52,381)         38,592        (26,617)         11,975
                           --------  ---------        --------      ---------         -------
                            302,971   (143,155)        159,816        (97,987)         61,829
                           --------  ---------        --------      ---------         -------
Commercial & Industrial      24,204     (6,244)         17,960         (7,914)         10,046
                           --------  ---------        --------      ---------         -------
                           $373,453  $(164,405)       $209,048      $(118,886)        $90,162
                           ========  =========        ========      =========         =======

- - -------
(1) Includes only loans (other than loans in the Earthquake TDR Pool) that are not delinquent as of May 31, 1994 in accordance with the terms of their re-spective accommodations. Of the total $118.9 million, as of May 31, 1994
    (i) $58.7 million of loans were subject to signed accommodation agreements,
    (ii) accommodations for $30.7 million of loans had been approved and docu-mented by the Bank but such documents had not yet been executed and re-turned to the Bank by the borrowers and (iii) $29.5 million of loans were in negotiations which were expected to be completed shortly thereafter.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the consolidated financial condi-tion, results of operations, liquidity and capital resources of Fidelity. This discussion and analysis should be read in conjunction with the consolidated fi-nancial statements of Fidelity and its subsidiaries and the notes thereto ap-pearing elsewhere in this Offering Circular.

The consummation of the Restructuring and Recapitalization described herein is expected to have a significant impact on the operations of the Bank. According-ly, the financial results of the Company following the Closing are expected to differ significantly from those of the Bank prior to the Closing and the re-sults of operations and financial condition for the periods prior to the Clos-ing are not necessarily indicative of results of operations and financial con-dition for future periods.

THREE MONTHS ENDED MARCH 31, 1994 COMPARED WITH THREE MONTHS ENDED DECEMBER 31, 1993 AND MARCH 31, 1993

NET EARNINGS

Fidelity had a net loss of $14.2 million for the first quarter of 1994 compared to net earnings of $0.2 million for the first quarter of 1993 and a net loss of $37.0 million for the fourth quarter of 1993. The following table summarizes the Bank's results:

                                     -----------------------------------
                                             THREE MONTHS ENDED
                                     MARCH 31,   DECEMBER 31,  MARCH 31,
                                          1994           1993       1993
                                     ---------   ------------  ---------
(Dollars in thousands)
Earnings (loss) before income taxes   $(21,776)    $(55,670)        $477
Net earnings (loss)                   $(14,151)    $(37,002)        $206
Return on average equity               (32.42)%     (75.60)%       0.36%
Return on average assets                (1.33)%      (3.24)%       0.02%

The components of the change in net earnings are shown below:

                                            ----------------------------------
                                             FAVORABLE (UNFAVORABLE) VARIANCE
                                                 1ST QTR 1994      1ST QTR 1994
                                                  COMPARED TO       COMPARED TO
                                                 1ST QTR 1993      4TH QTR 1993
                                             ----------------  ----------------
(Dollars in thousands)
Net interest income                                 $ (3,374)         $  5,438
Provision for estimated loan losses                   (8,100)            8,000
                                            ----------------  ----------------
Net interest income after loan loss provi-
 sion                                                (11,474)           13,438
                                            ----------------  ----------------
Fee income and other income                             (111)            1,177
Provision for estimated real estate losses            (3,300)            4,900
Direct costs of real estate operations,
 net                                                   1,261             2,458
Gain/loss on sale of loans                            (3,199)           (2,412)
Gain/loss on sale of securities                         (292)            2,827
                                            ----------------  ----------------
  Noninterest income/expense                          (5,641)            8,950
Operating expense                                     (5,138)           11,506
                                            ----------------  ----------------
Earnings/loss before income taxes                    (22,253)           33,894
Income tax expense/benefit                             7,896           (11,043)
                                            ----------------  ----------------
  Net earnings/loss                                 $(14,357)         $ 22,851
                                            ================  ================

The $22.3 million change in earnings/loss before taxes for the first quarter of 1994 compared to the first quarter of 1993 was primarily due to (a) increased provisions for loan and real estate losses of $11.4 million; (b) increased op-erating expenses of $5.1 million; (c) decreased net interest income of $3.4 million; and (d) decreased loan sale gains of $3.2 million. These were par-tially offset by decreased direct costs related to real estate operations of $1.3 million. The $5.1 million increase in operating expense was attributable in part to increased staffing levels required to manage rising problem assets and to handle increased financial services offered at the retail branch net-work. The increase was also attributable to certain nonrecurring charges in-curred in connection with the Company's internal reorganization and restructur-ing plans. The $3.2 million decrease in loan sale gains was primarily due to a $1.9 million loss on the sale of $155.3 million of single family and multifam-ily 2 to 4 unit performing loans in the first quarter of 1994 as part of the Bank's overall capital planning.

The $33.9 million change in earnings/loss before income taxes for the first quarter of 1994 compared to the fourth quarter of 1993 was primarily due to (a) a decrease in the provision for loan and real estate losses of $12.9 million;
(b) decreased operating expenses of $11.5 million, primarily caused by an $8.8 million write-off of goodwill in the fourth quarter of 1993 and decreased ex-penses in the first quarter of 1994 associated with the Company's internal re-organization and restructuring plans and (c) a $5.4 million increase in net in-terest income, primarily attributable to a $5.2 million write-off of core de-posit intangibles in the fourth quarter of 1993.

The Bank's expected effective tax rate was approximately 42.5% of pre-tax in-come. The actual effective tax rate of 56.8% for the first quarter 1993 re-sulted from the near breakeven level of pre-tax income in the period. The ac-tual effective tax rate of 33.6% on pre-tax losses in the fourth quarter of 1993, reflected a decrease in allowable state tax benefits due to restrictions concerning operating losses. The actual effective tax rate of 35.0% on pre-tax losses for the first quarter of 1994 reflects a reduction of tax benefits due to state restrictions concerning operating losses and an increase in tax bene-fits resulting from favorable court decisions, and changes in income tax regu-lations and IRS revenue procedures that reduced the Bank's previously accrued liability for income taxes. Excluding the benefits allowed during the current period related to previously accrued liabilities, the Bank's effective tax rate for the current period would have been approximately 17.0%.

NET INTEREST INCOME

Net interest income is the difference between interest income earned on inter-est-earning assets and interest expense paid on interest-bearing liabilities. Stated differently, the level of net interest income is the sum of (a) the in-terest rate margin (the difference between the yield earned on the interest-earning assets and the rate paid on the interest-bearing liabilities) multi-plied by the amount of interest-earning assets; plus (b) the excess balance of interest-earning assets over interest- bearing liabilities multiplied by the rate paid on interest-bearing liabilities. Therefore, the higher the yield on interest- earning assets relative to the rate paid on interest-bearing liabili-ties, the higher the net interest income. Conversely, the lower the yield on interest-earning assets relative to the rate paid on interest-bearing liabili-ties, the lower the net interest income. Similarly, the smaller the level of interest-earning assets relative to the level of interest-bearing liabilities, the smaller the net interest income. As a result, net interest income between two periods will decline if the interest rate margin declines, the excess of interest-earning assets over interest-bearing liabilities declines, interest-earning assets decline or the rate paid on interest-bearing liabilities in-creases. The converse also holds true.

In a period of increased loan defaults, interest-earning assets tend to decline faster than interest-bearing liabilities, which in turn tends to depress net interest income. As a result, a higher interest rate margin would be needed to maintain a constant level of net interest income. In a period of declining in-terest rates, prepayments on mortgages tend to increase and as a result, the level of interest-earning assets will decline if the volume of new loan origi-nations held in the portfolio does not increase to offset the increased level of prepayments. The decline in net interest income is partially offset by the decline in the rate paid on interest-bearing liabilities.

The change in net interest income is a result of: (a) the change in interest-earning assets multiplied by the current interest rate margin, plus (b) the change in the interest rate margin multiplied by prior interest-earning assets, plus (c) the change in the rate paid on interest-bearing liabilities multiplied by the current excess balance of interest-earning assets over interest-bearing liabilities, plus (d) the change in the excess balance of interest-earning as-sets over interest-bearing liabilities multiplied by the prior rate paid on in-terest-bearing liabilities.

In addition, net interest income is affected by the level of nonperforming loans. The Bank generally places loans on nonaccrual status whenever the pay-ment of interest is 90 or more days delinquent or when the Bank believes they exhibit materially deficient characteristics. The reduction in income related to nonaccruing loans was approximately $3.2 million, $2.1 million, and $2.0 million for the three months ended March 31, 1994, December 31, 1993 and March 31, 1993, respectively.

Net interest income for the first quarter of 1994 of $25.4 million decreased by $3.4 million or 11.7% from $28.8 million for the first quarter of 1993. This $3.4 million decrease resulted from a 10.2% decrease in average interest-earn-ing assets partially offset by a 7 basis point increase in the interest rate margin from 2.41% to 2.48%. Between the first quarters of 1994 and 1993, the Bank experienced a $102.1 million decrease in the level of average interest-earning assets over interest-bearing liabilities from $107.5 million to $5.4 million.

Net interest income increased between the fourth quarter 1993 and the first quarter 1994 by $5.4 million or 27.2%. This increase was primarily due to (a) a $5.2 million writedown of core deposit intangibles ("CDI") that occurred in the fourth quarter 1993 with no comparable writedown in the first quarter 1994 and
(b) a 19 basis point increase in the interest rate margin from 2.29% to 2.48%, partially offset by an 8.3% decrease in average interest-earning assets. The Bank also experienced a $35.4 million decline in the level of average interest-earning assets over the level of average interest-bearing liabilities from $40.8 million to $5.4 million. The decrease in average interest-earning assets was due to loan sales of $210.3 million completed in the first quarter of 1994.

In addition, net interest income is affected by the composition, quality and type of interest-earnings assets and by the level of NPAs. NPAs decreased from $271.7 million at March 31, 1993 to $235.6 million at December 31, 1993. The high level of foreclosures, coupled with an increase in delinquent loans in the 90 days and over category and a decline in the pace of disposition of real es-tate owned because of the proposed restructurings and effects of the Northridge earthquake, pushed NPAs to $266.3 million at March 31, 1994. See "Asset Quali-ty" for further discussion. As the level of NPAs increased, the Bank's net in-terest income, interest rate margin and operating results were negatively im-pacted.

The following table displays the components of Fidelity's interest rate margin at the end of, and for each period, as well as the effective yield for each pe-riod.

                         ----------------------------------------------------------------
                                            AT OR FOR THE QUARTER ENDED
                            MARCH 31, 1994       DECEMBER 31, 1993      MARCH 31, 1993
                           RATE AT       RATE    RATE AT       RATE    RATE AT       RATE
                            END OF    FOR THE     END OF    FOR THE     END OF    FOR THE
                            PERIOD     PERIOD     PERIOD     PERIOD     PERIOD     PERIOD
                         ---------  ---------  ---------  ---------  ---------  ---------
Weighted average yield
 on:
  Loans                       6.34%      6.48%      6.54%      6.56%      7.03%      7.23%
  Mortgage-backed
   securities                 5.31%      5.71%      6.50%      4.13%      6.97%      6.01%
  Investments                 4.59%      4.94%      3.86%      4.17%      3.45%      3.17%
                         ---------  ---------  ---------  ---------  ---------  ---------
    Interest-earning
    assets                    6.27%      6.39%      6.38%      6.26%      6.78%      7.01%
                         ---------  ---------  ---------  ---------  ---------  ---------
Weighted average cost
 of:
  Deposits                    3.51%      3.65%      3.91%      3.74%      4.00%      4.07%
  Borrowings                  4.94%      4.92%      5.08%      4.73%      5.51%      6.29%
                         ---------  ---------  ---------  ---------  ---------  ---------
    Interest-bearing
     liabilities              3.79%      3.91%      4.14%      3.97%      4.40%      4.60%
                         ---------  ---------  ---------  ---------  ---------  ---------
Interest rate margin          2.48%      2.48%      2.24%      2.29%      2.38%      2.41%
                         =========  =========  =========  =========  =========  =========
Effective yield               2.46%      2.49%      2.21%      2.33%      2.37%      2.52%
                         =========  =========  =========  =========  =========  =========

The change in the interest rate margin can be attributed to the lagging rela-tionship between the repricing of assets and liabilities as market interest rates stabilize. The average rate paid on interest-bearing liabilities adjusts to market rates faster than the average rate earned on interest-earning assets. This difference in the speed of adjustment to changes in market interest rates is primarily due to the nature of the Federal Home Loan Bank ("FHLB") of San Francisco Eleventh District Cost of Funds Index ("COFI") to which most of the Bank's loans are tied, the contractual repricing terms of the loans held in the portfolio, the advance notification requirements to certain borrowers for any rate change, the time lag in the availability of the actual index, and the amount of the lifetime interest rate caps. As a result of these factors, changes in the yield on COFI-based loans lag changes in market interest rates. The Federal Reserve Board ("FRB") increased the federal funds rate by 0.25% in February 1994, by another 0.25% in March 1994 and by an additional 0.50% in May 1994. Such increases may be indicative of future reductions in the Bank's net interest margins.

The interest rate margin of the Bank increases in a period of steady decline in interest rates, since the yield on interest- bearing assets drops more slowly than the rates paid on interest-bearing liabilities. Conversely, as market in-terest rates begin to stabilize and then increase, the interest rate margin of the Bank may shrink, other conditions being equal. This factor, together with the timing of asset repricing and the increase in NPAs, resulted in a reduction in the yield on loans in the first quarter 1994 of 8 basis points and 75 basis points compared to the fourth quarter of 1993 and the first quarter of 1993, respectively. Decreased market interest rates resulted in a reduction in the cost of funds in the first quarter of 1994 of 6 and 69 basis points from the fourth quarter of 1993 and the first quarter of 1993, respectively.

NONINTEREST INCOME

Noninterest income has three major components: (a) gains and losses on the sale of loans and fee income associated with other ongoing operations, such as mis-cellaneous loan fees, service charges on transaction accounts and fees earned on the sale by Gateway of securities and annuities (prior to 1993) or otherwise derived from Gateway (thereafter), (b) income/ expenses associated with owned real estate, which includes both the provision for real estate losses as well as income/ expenses experienced by the Bank related to the operations of its owned real estate properties (e.g., maintenance expenses, capital expenditures and payment of current and delinquent property taxes), and (c) gains and losses on the sale of investment securities and mortgage-backed securities. The last two items can fluctuate widely, and could therefore mask the underlying fee generating performance of the Bank on an ongoing basis.

The following table details noninterest income/expense for these periods:

                                         -----------------------------------
                                                 THREE MONTHS ENDED
                                         MARCH 31,    DECEMBER 31, MARCH 31,
                                              1994            1993      1993
                                         ---------    ------------ ---------
(Dollars in thousands)
Miscellaneous loan and other fee in-
 come                                      $ 1,198      $    670     $ 2,018
Gain (loss) on sale of loans, net           (2,804)         (392)        395
Fees from Gateway                              591             -           -
Fee income from deposits and other in-
 come                                          907           849         789
                                         ---------   ------------  ---------
                                              (108)        1,127       3,202
                                         ---------   ------------  ---------
Provision for estimated real estate
 losses                                     (4,300)       (9,200)     (1,000)
Direct costs of real estate opera-
 tions, net                                 (2,057)       (4,515)     (3,318)
                                         ---------   ------------  ---------
                                            (6,357)      (13,715)     (4,318)
                                         ---------   ------------  ---------
Loss on sale of mortgage-backed secu-
 rities, net                                  (621)       (1,118)          -
Gain (loss) on sale of investment se-
 curities, net                                 329        (2,001)          -
                                         ---------   ------------  ---------
                                              (292)       (3,119)          -
                                         ---------   ------------  ---------
    Total noninterest income (expense)     $(6,757)     $(15,707)    $(1,116)
                                         =========   ============  =========

The following table details the variance between the periods:

                                           -----------------------------------
                                           FAVORABLE (UNFAVORABLE) VARIANCE
                                                1ST QTR 1994      1ST QTR 1994
                                                 COMPARED TO       COMPARED TO
                                                1ST QTR 1993      4TH QTR 1993
                                            ----------------  ----------------
(Dollars in thousands)
Miscellaneous loan and other fee income              $  (819)          $   529
Gain/loss on sale of loans, net                       (3,199)           (2,412)
Fee income from investment products                      591               591
Fee income from deposits and other income                117                57
                                            ----------------  ----------------
                                                      (3,310)           (1,235)
                                            ----------------  ----------------
Provision for estimated real estate losses            (3,300)            4,900
Direct costs of real estate operations,
 net                                                   1,261             2,458
                                            ----------------  ----------------
                                                      (2,039)            7,358
                                            ----------------  ----------------
Gain/loss on sale of mortgage-backed secu-
 rities, net                                            (621)              497
Gain/loss on sale of investment securi-
 ties, net                                               329             2,330
                                            ----------------  ----------------
                                                        (292)            2,827
                                            ----------------  ----------------
    Total noninterest income/expense                 $(5,641)          $ 8,950
                                            ================  ================

Noninterest income from ongoing operations decreased by $3.3 million, to a loss of $0.1 million during the three months ended March 31, 1994, from income of $3.2 million for the comparable period in 1993. This decrease was primarily due to a decrease of $3.2 million in gains on sale of loans which totaled $0.4 mil-lion for the first three months of 1993 as compared to a loss of $2.8 million for the same period in 1994. This loss resulted from the sale of $155.3 million in single family and multifamily 2 to 4 unit performing ARM loans at a loss of $1.9 million in the first quarter of 1994 as part of the Bank's overall capital planning and the sale of an additional $55.0 million of fixed rate single fam-ily and multifamily 2 to 4 unit loans at a loss of $0.2 million.

Noninterest income from ongoing operations for the three months ended March 31, 1994, also decreased as compared to the three months ended December 31, 1993, by $1.2 million. This decrease was due to increased losses on sales of loans of $2.4 million, partially offset by (a) an increase in miscellaneous loan and other fee income of $0.5 million; and (b) an increase of $0.6 million in fee income from Gateway.

Foreclosure activities continued to remain high, resulting in an increase in real estate owned, both in terms of numbers of properties and total dollars. During the first quarter of 1994, the Bank foreclosed on 93 properties with a gross book value of $38.0 million, compared to 47 properties with a gross book value of $55.3 million in the same period of 1993. During the quarter ended De-cember 31, 1993, the Bank foreclosed on 78 properties with a gross book value of $44.4 million.

The following table details the changes in the components of Fidelity's results of real estate operations:

                             ---------------------------------
                                 FOR THE QUARTER ENDED
                             MARCH 31, 1994     MARCH 31, 1994
                             COMPARED TO        COMPARED TO
                             MARCH 31, 1993  DECEMBER 31, 1993
                             --------------  -----------------
(Dollars in thousands)
Increase (decrease)
 in:
  Provision for esti-
   mated real estate
   losses                           $ 3,300            $(4,900)
                             ==============  =================
  Direct costs of real
   estate operations,
   net                              $(1,261)           $(2,458)
                             ==============  =================

The following table provides a comparison of the net book value and number of properties at given dates:

                                         ---------------------------------
                                              FOR THE QUARTER ENDED
                                         MARCH 31, 1994     MARCH 31, 1994
                                            COMPARED TO        COMPARED TO
                                         MARCH 31, 1993  DECEMBER 31, 1993
                                         --------------  -----------------
(Dollars in thousands)
Owned real estate, net book value:
  March 31, 1994                               $138,657           $138,657
  Comparative period(1)                         156,152            153,307
                                         --------------  -----------------
    Decrease                                  $ (17,495)         $ (14,650)
                                         ==============  =================
Number of real estate properties owned:
  March 31, 1994                                    270                270
  Comparative period(1)                             178                240
                                         --------------  -----------------
    Increase                                         92                 30
                                         ==============  =================

(1) Includes 29 loans considered ISF totaling $28.4 million at December 31, 1993 and 12 loans amounting to $29.6 million at March 31, 1993. The ISF designation was effectively eliminated upon the Company's implementation of Statement of Financial Accounting Standards ("SFAS") No. 114 issued by the Financial Accounting Standards Board in the first quarter of 1994, and loans that would have been considered ISF are included in the loan category beginning in 1994.

The Bank has a policy of providing general valuation allowances for both esti-mated loan and real estate losses, in addition to valuation allowances on spe-cific loans and REO, in response to the continuing deterioration of the quality of the Bank's loan and REO portfolio. See "Asset Quality" below for further de-tail.

OPERATING EXPENSE

The following table details the operating expenses for the three-month periods ended March 31, 1994, December 31, 1993 and March 31, 1993:

                                   -----------------------------------
                                           THREE MONTHS ENDED
                                   MARCH 31,    DECEMBER 31, MARCH 31,
                                        1994            1993      1993
                                   ---------    ------------ ---------
(Dollars in thousands)
Personnel and benefits              $ 13,151      $ 13,070    $ 10,820
Occupancy                              3,495         3,710       2,982
FDIC insurance                         2,482         2,427       1,887
Professional services                  3,112         5,443       1,510
Office-related expenses                1,656         2,070       1,283
Marketing expense                        648           685         683
Amortization of intangibles                7         8,893         118
Other general and administrative         893           868         714
                                   ---------   ------------  ---------
  Total before capitalized costs      25,444        37,166      19,997
Capitalized costs                       (619)         (835)       (310)
                                   ---------   ------------  ---------
  Total operating expenses          $ 24,825      $ 36,331    $ 19,687
                                   =========   ============  =========
    Efficiency ratio(1)                86.41%        91.05%      61.56%
                                   =========   ============  =========
    Operating expense ratio(2)          1.85%         3.18%       1.70%
                                   =========   ============  =========

(1) The efficiency ratio is computed by dividing total operating expense by net interest income and noninterest income, excluding nonrecurring items, pro-visions for estimated loan and real estate losses, real estate operations on specific properties and gains/losses on the sale of securities.
(2) The operating expense ratio is computed by dividing total operating expense by average total assets.

The following table presents the variances of operating expenses between the first quarter of 1994 compared to each of the quarters ended March 31, 1993 and December 31, 1993:

                                ----------------------------------
                                FAVORABLE (UNFAVORABLE) VARIANCE
                                     1ST QTR 1994      1ST QTR 1994
                                      COMPARED TO       COMPARED TO
                                     1ST QTR 1993      4TH QTR 1993
                                 ----------------  ----------------
(Dollars in thousands)
Personnel and benefits                    $(2,331)          $   (81)
Occupancy                                    (513)              215
FDIC insurance                               (595)              (55)
Professional services                      (1,602)            2,331
Office-related expenses                      (373)              414
Marketing expenses                             35                37
Amortization of intangibles                   111             8,886
Other                                        (179)              (25)
                                 ----------------  ----------------
  Total before capitalized costs           (5,447)           11,722
Capitalized costs                             309              (216)
                                 ----------------  ----------------
  Total operating expenses                $(5,138)          $11,506
                                 ================  ================

The increase in personnel and benefits from the first quarter of 1993 to the same period in 1994, was primarily due to increased temporary help, severance expenses and increased staffing levels. The increased staffing levels were due to(a) increased staffing required to manage the rising problem asset portfolio and to strengthen the internal asset review function, (b) increased staffing levels in the retail branch network to support the new strategies of customer orientation and retail financial services focus, and (c) increased staffing levels in the mortgage banking network to expand the origination and sale of residential mortgages. These increases were partially offset by the reduction of data processing personnel in connection with the outsourcing of substan-tially all of the information systems functions in May 1993. The staffing level in the retail network increased due to improved ability to fill open positions and to support an increased emphasis on providing investment products to cus-tomers. The staffing level in the mortgage banking network also increased to support the increased emphasis on meeting a broader range of customer real es-tate borrowing requirements. In the first quarter of 1994, average full time equivalent employees ("FTEs") were 942 compared to 908 and 891 for the quarters ended December 31, 1993 and March 31, 1993, respectively. As discussed in the Offering Circular Summary under "The Company," management has identified sub-stantial cost-reduction opportunities via consolidation of redundant functions, reduction in management and staffing levels, closing, consolidating or selling of certain branches and outsourcing of certain staff functions. Management be-lieves that operating expenses could be reduced in the future.

Occupancy costs increased in the first quarter of 1994 compared to the same pe-riod in 1993, primarily due to higher depreciation expense related to additions of computer equipment and work stations in 1993 and software development costs in the first quarter of 1994.

The Bank's FDIC insurance premium is based upon three factors: (a) the volume of insured deposits, (b) the rate at which the FDIC assesses the deposits, and
(c) any other adjustments or credits the FDIC may allow. In the first quarter of 1993, the FDIC insurance premium was reduced by the application of the sec-ondary reserve credit. The increase in the FDIC insurance premium in the first quarter of 1994 compared to the same period in 1993 was primarily due to the 1993 reduced expense discussed above and the increase in the assessment rate which was partially offset by a decrease in deposits.

Professional services increased in the three months ended March 31, 1994 over the comparable three month period in 1993. The increase was primarily due to financial advisory and legal fees associated with developing and implementing restructuring and recapitalization plans and in the related asset valuation process, as well as the outsourcing of data processing services which began in May 1993. Professional services decreased in the first quarter of 1994 as com-pared to the prior quarter, primarily due to lower financial advisory and legal fees associated with the restructuring and recapitaliza-tion plans. The restructuring expenses totaled $0.4 million for the three months ended March 31, 1994, compared to $3.0 million and no expenses for the three months ended December 31, 1993 and March 31, 1993, respectively. Ex-penses associated with outsourcing data processing services totaled $1.3 mil-lion for the three months ended March 31, 1994, as compared to $1.4 million and no expenses for the three months ended December 31, 1993 and March 31, 1993, respectively.

The increase in office-related expenses in the first quarter of 1994 from the same period of 1993 was primarily due to the higher staffing levels and re-lated expenses necessary for the contemplated restructuring plans.

Amortization of intangibles decreased in the three months ended March 31, 1994, as compared to the three months ended December 31, 1993 and the three months ended March 31, 1993, primarily due to the December 1993 write-off of $8.8 million representing the remaining balance of goodwill related to the ac-quisition of Mariners Savings and Loan ("Mariners") in 1978.

The ratio of operating expenses to average assets improved from 3.19% for the quarter ended December 31, 1993 and worsened from 1.70% for the quarter ended March 31, 1993 to 1.85% for the quarter ended March 31, 1994. The operating expense ratio is sensitive to the changes in operating expenses and the size of the balance sheet. Average assets of the Bank decreased to $4.3 billion for the quarter ended March 31, 1994 from $4.6 billion for the quarters ended De-cember 31, 1993 and March 31, 1993.

EFFICIENCY RATIO

Management analyzes trends in the efficiency ratio to assess the changing re-lationship between operating expenses and income generated. The efficiency ra-tio measures the amount of cost expended by the Bank to generate a given level of revenues in the normal course of business. It is computed by dividing total operating expense by net interest income and noninterest income, excluding nonrecurring items, provisions for estimated loan and real estate losses, costs of real estate operations on specific properties and gains/losses on the sale of securities. This computation reflects a change from the method of com-putation used in previous periods in that the impact of real estate operations on specific properties is now excluded from the computation. The lower the ef-ficiency ratio, the lower the amount of resources being expended by the Bank to generate a given level of revenues. As a result, an increase in the effi-ciency ratio indicates that the Bank is expending more resources to generate revenues and the Bank is thus becoming less efficient in the use of its re-sources. A decrease in the efficiency ratio indicates the opposite (i.e. an improvement). Changes in the efficiency ratio are due to three factors: (a) changes in net interest income, (b) changes in noninterest income, and (c) changes in operating expenses. A decline in net interest income and/or nonin-terest income and/or a rise in operating expenses will have an unfavorable im-pact on the ratio (i.e. will increase the ratio), and the converse also holds true.

Fidelity's efficiency ratio worsened by 24.85 percentage points from 61.56% for the quarter ended March 31, 1993 to 86.41% for the quarter ended March 31, 1994 due to unfavorable variances in all three components. Asset quality problems adversely affected two of the components of the efficiency ratio: reduced net interest income via an increase in nonperforming loans and mounting foreclosure activities, which resulted in a decrease in interest-bearing assets and lower asset yield; and higher operating expenses due to increased staffing levels in the real estate asset and credit management groups, retail financial services network and mortgage banking network and increased professional services de-scribed above. Although these increases resulted in increased expense in the short-term, they should provide a foundation for potentially improved perfor-mance in the future. The Bank's efficiency ratio improved by 4.64 percentage points from 91.05% for the quarter ended December 31, 1993 due to favorable variances in all three components. An analysis of the change in the efficiency ratios during the periods indicated is shown below:

                                      ----------------------------------
                                               QUARTER ENDED
                                        MARCH 31, 1994       MARCH 31, 1994
                                           COMPARED TO          COMPARED TO
                                        MARCH 31, 1993    DECEMBER 31, 1993
                                        --------------    -----------------
Variance due to:
  Increased (decreased) net interest
   income                                       (8.13)%               0.79%
  Increased (decreased) noninterest
   income                                       (0.90)%               3.27%
  (Increased) decreased operating ex-
   pense                                       (15.82)%               0.58%
                                        --------------   -----------------
    Favorable (unfavorable) variance           (24.85)%               4.64%
                                        ==============   =================

Continued deterioration in the asset quality of the Bank, and/or higher short-term interest rates in the future to the extent there is a lag between repricing liabilities and COFI indexed assets (if they occur) would have an ad-verse effect on net interest income and noninterest income, which would in turn lead to an increase (or worsening) in the efficiency ratio, assuming expenses remain constant.

ASSET QUALITY

The Bank continues to be principally involved in the Southern California single family and multifamily (2 units or more) residential lending businesses. At March 31, 1994, 19.0% of Fidelity's real estate loan portfolio (including loans held for sale) consisted of California single family residences while another 72.6% consisted of California multifamily dwellings. At March 31, 1993, 20.1% of Fidelity's loan portfolio consisted of California single family residences and 71.0% consisted of California multifamily dwellings. Current Southern Cali-fornia economic conditions have adversely impacted the credit risk profile of the Bank's loan portfolio.

Fidelity's performance continues to be adversely affected by increased foreclo-sure activities of the Bank reflecting the delicate nature of the Southern Cal-ifornia economy and uncertain real estate market as noted in the table below. Asset quality details of Fidelity are as follows:

                                      -----------------------------------
                                      MARCH 31,    DECEMBER 31, MARCH 31,
                                           1994            1993      1993
                                       ---------    ------------ ---------
(Dollars in thousands)
NPAS:
Nonaccruing loans                       $139,376      $ 93,475    $126,349
ISFs(1)                                        -        28,362      29,639
REO                                      135,411       122,226     126,353
REO GVA                                   (8,524)       (8,442)    (10,643)
                                       ---------   ------------  ---------
  Total NPAs                            $266,263      $235,621    $271,698
                                       =========   ============  =========
Nonaccruing loans to total assets           3.38%         2.13%       2.65%
                                       =========   ============  =========
NPAs to total assets                        6.46%         5.37%       5.72%
                                       =========   ============  =========
NPAS AND TDRS:
NPAs                                    $266,263      $235,621    $271,698
Classified TDRs                           20,236        23,650      38,528
Nonclassified TDRs                        13,595         5,062      12,557
                                       ---------   ------------  ---------
  Total NPAs and TDRs                   $300,094      $264,333    $322,783
                                       =========   ============  =========
TDRs to total assets                        0.82%         0.65%       1.08%
                                       =========   ============  =========
NPAs and TDRs to total assets               7.28%         6.03%       6.80%
                                       =========   ============  =========
CRITICIZED ASSETS:
NPAs                                    $266,263      $235,621    $271,698
Performing loans with increased risk     112,787       125,720     117,478
Real estate held for investment           11,770        11,161      10,803
                                       ---------   ------------  ---------
  Total classified assets                390,820       372,502     399,979
Special mention assets                   311,758       199,826     152,885
                                       ---------   ------------  ---------
Total criticized assets(2)              $702,578      $572,328    $552,864
                                       =========   ============  =========
Classified assets to total assets           9.48%         8.49%       8.43%
                                       =========   ============  =========
Criticized assets to total assets          17.06%        13.05%      11.65%
                                       =========   ============  =========
NONPERFORMING ASSET RATIOS:
REO and ISF to NPAs(1)                     47.65%        60.33%      53.50%
REO to NPAs(1)                             47.65%        48.29%      42.59%
Nonaccruing loans to NPAs(1)               52.35%        39.67%      46.50%
ISF to NPAs(1)                                 -        12.04%      10.91%

(1) In the first quarter of 1994, the Bank implemented SFAS 114. Loans that would have been considered ISF are included in the loan category beginning in 1994.

(2)"Criticized assets" include all classified assets and all assets designated by the Bank as "special mention."

Prior to 1994, loans were categorized as ISF based upon meeting all of the fol-lowing three criteria: (a) the borrower had little or no equity at fair market value in the underlying collateral, (b) the only source of repayment was the property securing the loan, and (c) the borrower had abandoned the property or would not have been able to rebuild equity in the foreseeable future.

On May 31, 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in TDRs. SFAS No. 114 defines a loan as impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contracted terms of the loan agreement. This Statement also clarified the existing accounting for ISFs by stating that a collateral dependent real estate loan would be re-ported as REO only if the lender had taken possession of the collateral. Addi-tionally, in June 1993, the Office of the Comptroller of the Currency, FDIC, FRB and OTS issued a Joint Statement providing interagency guidance on the re-porting of ISFs. This Joint Statement clarified that losses must be recognized on real estate loans that meet the existing ISF criteria based on fair value of the collateral, but such loans need not be reported as REO unless possession of the underlying collateral has been obtained. The Bank adopted SFAS No. 114 in the first quarter of 1994. Since the Bank already measured impairment based on the fair market value of the properties securing these loans, the only effect of the adoption of SFAS No. 114 was to increase loans by $28.4 million, which was the total amount of ISFs at year-end 1993, and to reduce REO by the same amount.

During the first quarter of 1994, nonaccruing loans increased to $139.4 million from $121.8 million at year-end 1993 and $156.0 million at March 31, 1993 after adjusting for effects of a change in classification of ISF loans from REO to loans in response to adoption of SFAS No. 114 at the beginning of 1994. The in-crease of $17.6 million in nonaccruing loans is primarily due to an increase in loans delinquent 90 days and over resulting from the continuing weakness of the Southern California economy which has led to lower rental rates and increased vacancies in apartment units and declining real estate prices. The Bank gener-ally places a loan on nonaccrual status whenever the payment of interest is 90 days or more past due, or earlier if a loan exhibits materially deficient char-acteristics.

REO (excluding ISF) increased to $135.4 million at March 31, 1994, from $122.2 million at December 31, 1993, and $126.4 million at March 31, 1993. The in-crease in REO stems primarily from a decline in pace of disposition of REO properties due to the proposed securitized debt financing for those troubled real estate assets targeted for bulk transfer that was a part of the former re-structuring plan.

The following schedule presents loans for which the Bank has established spe-cific allowances for credit losses ("specific valuation allowances", "specific reserves" or "specific loss reserves") to recognize impairment in connection with SFAS No. 114 as of March 31, 1994:

                                        ALLOWANCE         % OF
                               LOAN           FOR ALLOWANCE TO
                             AMOUNT CREDIT LOSSES  LOAN AMOUNT
                            ------- ------------- ------------
(Dollars in thousands)
Property type:
  Single family             $ 2,547       $   241        9.46%
  Multifamily:
    2 to 4 units              1,051           203       19.31%
    5 to 19 units            13,618         4,405       32.35%
    20 to 36 units           14,222         3,744       26.33%
    37 units and over        18,540         4,944       26.67%
                            ------- -------------
      Total multifamily      47,431        13,296       28.03%
                            ------- -------------
  Commercial and industrial   4,051         1,282       31.65%
                            ------- -------------
                            $54,029       $14,819       27.43%
                            ======= =============

The Bank has modified the terms of certain loans that resulted in those loans being defined as TDRs according to SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". TDRs represent loans that are cur-rent as to payment of principal and interest, but have had their terms renego-tiated to a more favorable position for the borrower due to an inability to meet the original terms of the note. TDRs decreased by $17.3 million between March 31, 1993 and March 31, 1994 as a number of borrowers were either able to return to the original payment terms at the expiration of the modification pe-riod or the loan migrated to nonperforming loans or REO.

Classified assets consist of NPAs, and all other assets classified for internal and regulatory purposes, plus other assets that are currently performing, but exhibit deficiencies that indicate the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected, identified as "per-forming loans with increased risk". Classified assets are assigned to one of the following three categories in the order of increasing credit risk:
(a) Substandard - an asset with well-defined weaknesses characterized by in a distinct possibility that some loss will be sustained if the weaknesses are not corrected, (b) Doubtful - an asset which has all the weaknesses of a Sub-standard asset with the added characteristic that the weaknesses make collec-tion or liquidation in full, on the basis of currently existing facts, condi-tions and values, highly questionable and improbable, and (c) Loss - an asset, or portion thereof, considered uncollectible and of such little value that a loss classification is warranted; the amount identified as loss can be charged off or a specific reserve established for the amount considered uncollectible. Classified assets increased by $18.3 million from December 31, 1993, to March 31, 1994, primarily because of an increase in nonperforming assets. "Criti-cized assets" include all classified assets and all assets designated by the Bank as "special mention."

In addition to classifying assets, the Bank also designates certain assets as Special Mention which are considered criticized assets but not classified as they do not currently expose the Bank to a sufficient degree of risk to war-rant an adverse classification. However, they do possess credit deficiencies or potential weaknesses deserving management's close attention. If uncorrected, such weaknesses or deficiencies may expose an institution to an increased risk of loss in the future.

Special Mention assets consist of loans on 1 to 4 unit properties which are 60 to 89 days delinquent and on other multifamily properties (5 units and over) which are 30 to 89 days delinquent, assets in bankruptcy less than 60 days de-linquent, and all other assets otherwise criticized for internal or regulatory purposes.

After adjusting for the effect of the earthquake of January 1994 and the subse-quent aftershocks as described in Note 1 below, the following table presents delinquencies of the respective loan portfolios as of the dates indicated:

                                              ----------------------------------
                                              MARCH 31,   DECEMBER 31, MARCH 31,
                                                1994(1)           1993      1993
                                              ---------   ------------ ---------
(Dollars in thousands)
Delinquencies by number of days:
    30 to 59 days                                  0.93%        0.92%       0.57%
    60 to 89 days                                  1.05%        0.64%       0.71%
    90 days and over                               3.64%        2.15%       2.77%
                                              ---------  ------------  ---------
    Loan delinquencies to net loan portfolio       5.62%        3.71%       4.05%
                                              =========  ============  =========
Delinquencies by property type:
  Single family:
    30 to 59 days                              $  8,048     $  7,480    $  1,880
    60 to 89 days                                 6,355        2,497       2,947
    90 days and over                             16,698       12,661      15,996
                                              ---------  ------------  ---------
                                                 31,101       22,638      20,823
                                              ---------  ------------  ---------
  Percent to respective loan portfolio             4.49%        2.85%       2.52%
  Multifamily (2 to 4 units):
    30 to 59 days                                 3,158        3,599       3,427
    60 to 89 days                                 3,413        1,707       3,719
    90 days and over                             18,766       15,652      10,650
                                              ---------  ------------  ---------
                                                 25,337       20,958      17,796
                                              ---------  ------------  ---------
  Percent to respective loan portfolio             5.78%        4.16%       3.40%
  Multifamily (5 to 36 units):
    30 to 59 days                                 6,522       16,948      14,170
    60 to 89 days                                15,875       12,770      10,682
    90 days and over                             54,243       34,746      53,228
                                              ---------  ------------  ---------
                                                 76,640       64,464      78,080
                                              ---------  ------------  ---------
  Percent to respective loan portfolio             4.30%        3.60%       4.15%
  Multifamily (37 units and over):
    30 to 59 days                                 6,535        4,114       1,620
    60 to 89 days                                 7,341        5,035       9,807
    90 days and over                             35,346        4,358      21,812
                                              ---------  ------------  ---------
                                                 49,222       13,507      33,239
                                              ---------  ------------  ---------
  Percent to respective loan portfolio            12.00%        3.35%       7.57%
  Commercial & Industrial:
    30 to 59 days                                 8,276        2,048       1,249
    60 to 89 days                                 4,321        1,723         458
    90 days and over                              4,358       12,443       6,938
                                              ---------  ------------  ---------
                                                 16,955       16,214       8,645
                                              ---------  ------------  ---------
  Percent to respective loan portfolio             5.61%        5.45%       2.58%
  Total loan delinquencies, net                $199,255     $137,781    $158,583
                                              =========  ============  =========

(1) For purposes of determining the effect of the Northridge earthquake on to-tal delinquencies, only the new 30 to 59 day delinquent loans, where the borrowers indicated their delinquency status was due to the earthquake, to-taling $174.2 million, were reduced from total contractual delinquencies of $373.5 million at March 31, 1994. However, management believes that there are additional loans in the 60 days and over delinquent categories, which have continued to be delinquent due to the earthquake.

The following table presents the Bank's new 30 to 59 day delinquent loans at March 31, 1994, that management believes to be the result of the effects of the earthquake based upon advice received from the borrowers:

                           --------------------
                              MARCH 31, 1994
                                           % OF
                              AMOUNT  PORTFOLIO
                           ---------  ---------
(Dollars in thousands)
Property type:
  Single Family             $ 15,177      2.19%
  Multifamily:
    2 to 4 units               1,796      0.41%
    5 to 36 units            108,225      6.06%
    37 units and over         41,751     10.19%
  Commercial and other         7,249      2.40%
                           ---------
                            $174,198      4.90%
                           =========

The earthquake caused the 30 to 59 day delinquent category to increase dramati-cally as borrowers were trying to deal with short-term cash flow needs result-ing from this disaster. The OTS encouraged the development of such programs, which were designed to provide relief to affected borrowers by deferring pay-ments, capitalizing interest payments or making additional advances to borrow-ers to repair severely damaged properties, while remaining consistent with the Bank's safe and sound business practices. With respect to each request for earthquake relief, the Bank inspected the subject property to verify that the property sustained earthquake damage, evaluated the credit history of the bor-rower and considered a number of additional factors in order to develop an ac-commodation program suitable to the particular borrower and affected property.

The Bank has identified 494 earthquake-affected loans warranting accommodation negotiations with a total net book value of $253.2 million as of May 31, 1994.

These loans are allocated into two pools. The first pool includes 438 loans with a total net book value of approximately $226.7 million. As of May 31, 1994, loans in this first pool fell into three categories with respect to sta-tus:

  . 245 loans with a total net book value of approximately $103.9 million were subject to signed accommodation agreements;

  . accommodations for 122 loans with a total net book value of approxi-mately $74.2 million had been approved and documented by the Bank, but such documents had not yet been executed and returned to the Bank by the borrowers; and

  . 71 loans with a total net book value of approximately $48.6 million were in negotiations which were expected to be completed thereafter.

Of the loans in this first pool, $49.5 million involve accommodations that pro-vide for a deferral or reduction of six or more monthly payments, which loans currently will be categorized as TDRs solely due to the length of the accommo-dation period. Earthquake accommodations in this pool require or will require the borrowers to make scheduled payments in accordance with their respective accommodation terms by July 1, 1994; if such loans are delinquent for 30 days or more on August 1, 1994, certain adjustments will be made for the impact of that failure on the potential value of these loans as described under "Restruc-turing and Recapitalization - Recapitalization - Closing Adjustments."

The second pool, the Earthquake TDR Pool, consists of 56 loans with a total net book value of approximately $26.5 million. Management believes that loans in this pool may require TDR treatment and possibly specific reserves. Of the min-imum Target GVA of $58 million, up to $8 million has been allocated for this pool of 56 earthquake-affected loans.

Of the 494 earthquake-affected loans, 20 loans with a net book value of approx-imately $36.9 million are included in the Bulk Sales.

While the rest of the nation is experiencing a modest economic recovery, the Southern California economy remains sluggish with higher unemployment than elsewhere in the country and real estate values that continue to deteriorate. There can be no assurances that these economic conditions will improve in the near future. Consequently, rents and real estate values may continue to decline, which may affect future delinquency and foreclosure levels and may adversely impact the Bank's asset quality, earnings performance and capital.

In response to the deterioration of the Bank's portfolio and increased delin-quencies, the Bank recorded additions to its allowances for estimated loan losses and real estate losses totaling $19.9 million for the three months ended March 31, 1994. In the opinion of the Bank, this deterioration has been caused by: (a) the decline in apartment occupancy levels and of rents available to apartment owners in Southern California; (b) downward revisions in projections as to inflation and rental income growth; (c) the increased returns currently being required by purchasers of multifamily-income producing properties; (d) announced cutbacks in public sector spending; (e) the general illiquidity in the Southern California market for multifamily income producing properties; (f) the continuing high level of unemployment in and migration of skilled and white collar labor from Southern California; and (g) the Northridge earthquake of January 17, 1994 and the subsequent aftershocks. The Bank's combined GVA for loan and real estate losses at March 31, 1994, was $85.1 million or 2.26% of total loans and real estate, up from $80.0 million or 2.03% at December 31, 1993 and $75.0 million or 1.81% atMarch 31, 1993.

The following table summarizes Fidelity's reserves, writedowns and certain cov-erage ratios at the dates indicated:

                                           ----------------------------------
                                           MARCH 31,   DECEMBER 31, MARCH 31,
                                                1994           1993      1993
                                           ---------   ------------ ---------
(Dollars in thousands)
LOANS:
GVA                                         $ 76,549      $ 71,578   $ 63,134
Specific reserves                             14,819        12,254      5,322
                                           ---------  ------------  ---------
Total allowance for estimated losses        $ 91,368      $ 83,832   $ 68,456
                                           =========  ============  =========
Writedowns(1)                               $ 31,238      $  4,251   $  4,272
                                           =========  ============  =========
Total loan allowance and loan writedowns
 to gross loans                                3.33%         2.32%      1.81%
Total loan allowance to gross loans            2.50%         2.21%      1.71%
Loan GVA to loans and ISF(2)                   2.11%         1.88%      1.58%
Loan GVA to nonaccruing loans and ISF(2)      54.92%        58.75%     40.47%
Nonperforming loans to total loans(2)          3.93%         2.52%      3.23%
REAL ESTATE OWNED:
REO GVA                                     $  8,524      $  8,442   $ 11,843
Specific reserves                             11,941         9,273      2,982
                                           ---------  ------------  ---------
Total allowance for estimated losses        $ 20,465      $ 17,715   $ 14,825
                                           =========  ============  =========
Writedowns(1)                               $ 55,793      $ 80,576   $ 70,643
                                           =========  ============  =========
Total REO allowance and REO writedowns to
 gross REO                                    37.54%        37.41%     27.40%
Total REO allowance to gross REO              13.89%        13.47%     10.26%
REO GVA to REO                                 6.29%         6.91%      8.42%
TOTAL LOANS AND REO:
GVA                                         $ 85,073      $ 80,020   $ 74,977
Specific reserves                             26,760        21,527      8,304
                                           ---------  ------------  ---------
Total allowance for estimated losses        $111,833      $101,547   $ 83,281
                                           =========  ============  =========
Writedowns(1)                               $ 87,031      $ 84,827   $ 74,915
                                           =========  ============  =========
Total allowance and writedowns to gross
 loans, REO and ISF(2)                         5.12%         4.61%      3.73%
Total allowance to gross loans, REO and
 ISF(2)                                        2.94%         2.57%      1.97%
Total GVA to loans, REO and ISF(2)(3)          2.26%         2.03%      1.81%

(1) Writedowns include cumulative charge-offs taken on outstanding loans and REO as of the date indicated.
(2) In the first quarter of 1994, the Bank implemented SFAS 114. Loans that would have been considered ISF are included in the loan category beginning in 1994.
(3) Loans and REO in these ratios are calculated prior to the reduction for loan and REO GVA, but are net of specific reserves and writedowns.

As of March 31, 1994, Fidelity's 15 largest borrowers accounted for $246.2 mil-lion of gross loans, or 6.76% of total loans. A number of these borrowing rela-tionships also include Fidelity's largest loans. Details of these relationships follow:

                           --------------------------------------------------------
(Dollars in thousands)       NUMBER       TOTAL AMOUNT OF                   LARGEST
BORROWER                   OF LOANS                 LOANS            SINGLE LOAN(1)
                           --------       ---------------            --------------
  1                               2              $ 32,593                   $32,555
  2                              30                28,907(1)                  9,881
  3                               9                26,748(1)                 11,122
  4                               3                23,739                    14,977
  5                               3                20,436(1)                 13,662
  6                              54                15,443                     6,553
  7                               1                13,881                    13,881
  8                               3                13,748                    13,620
  9                               2                11,294                     5,815
 10                               3                11,038                     6,815
 11                               1                10,217                    10,217
 12                               9                10,180(1)                  3,466
 13                               1                10,018                    10,018
 14                               1                 9,238                     9,238
 15                               3                 8,716(1)                  7,508
                                          ---------------
                                                 $246,196
                                          ===============

(1) Amounts are shown net of participations.

Fidelity's 10 largest loans include those loans shown in the table above with balances of $9.2 million or greater. Fidelity's 10 largest loans aggregated $139.2 million at March 31, 1994, of which $67.2 million (4 loans) was classi-fied as substandard and $10.2 million (1 loan) was listed as special mention.

As of December 31, 1993, the largest borrower's loans were considered ISF by the Bank. This borrower's two loans totaling approximately $32.6 million are comprised of a term loan of $32.55 million and a revolving line of credit with an outstanding balance of $40,000. Securing the loans is a 144 unit condominium complex located in Kailua-Kona, Hawaii. However, the property is currently be-ing operated as a hotel. The term loan provides that the total principal and interest payments due may not exceed $64 million. Pursuant to the provisions of the term loan, the borrower makes payments only to the extent that the hotel operations have net operating income. As of March 31, 1994, the accrued inter-est on the term loan totaled $31.4 million. As a result, the total principal and interest due has reached the maximum amount. The principal amount of the revolving line may not exceed $1.0 million. The Bank received payments of ap-proximately $230,000 and zero for the periods ended December 31, 1993 and March 31, 1994, respectively, on the revolving line. Both loans are due in 1999.

At March 31, 1994, Fidelity had $28.9 million in total loans outstanding to its second largest borrower, consisting of 30 loans secured by multifamily apart-ment dwellings located in the San Gabriel Valley and eastern Los Angeles areas. Of the total, loans representing $26.1 million (25 loans) were classified as substandard. During the first quarter, the Bank modified 19 of such loans to-taling $4.5 million to allow the borrower to make interest payments only. The borrower also has the option to reduce principal by 10% to 15% with Fidelity matching the reduction through debt forgiveness. Also, in the first quarter, the Bank foreclosed on 5 properties owned by the borrower securing loans of $3.9 million. The Bank is continuing its efforts to modify the remaining loans.

During 1992, Fidelity's third largest borrower (as of March 31, 1994) was in default on eight of that borrower's nine loans. Six of the eight defaulted loans were restructured in 1992 allowing the borrower to make interest only payments through the end of 1992. The remaining two loans in default were modi-fied in February 1993 to include interest only payments through June 1993. These two loans were classified as Substandard and identified as TDRs. As of December 31, 1993, seven of the loans totaling $24.6 million were 29 days de-linquent and one totaling $2.1 million was 59 days delinquent. At December 31, 1993, five loans totaling $17.2 million were classified as Substandard. In May 1994, Fidelity entered into modification agreements with this borrower on five of these loans. Pursu-ant to these modifications, the borrower will make interest only payments through December 31, 1994, two months of interest payments will be capitalized and the borrower paid a total of $295,113 against real property taxes advanced by Fidelity on the properties securing these loans. Fidelity is currently in negotiations to modify two additional loans with this borrower requiring the consent of an 80% participant.

During the three months ended March 31, 1994, the Bank charged off a total of $11.3 million on loans and real estate, compared to $24.2 million and $6.3 million for the three months ended December 31, 1993 and March 31, 1993. In-cluded in the $11.3 million was $10.1 million on multifamily properties. Dur-ing the same three periods, the Bank recovered $1.7 million, $1.4 million and $0.4 million, respectively, of previous writedowns.

The ongoing uncertainty in the Southern California economy, the weak real es-tate market and the level of the Bank's nonperforming assets continue to be significant concerns to Fidelity. All of these factors may require additional loss provisions, as the Bank performs its quarterly reviews of the adequacy of its allowance for estimated losses on loans and real estate. See "1993 Com-pared with 1992 and 1992 Compared with 1991 - Asset Quality - Adequacy of GVA."

INTEREST RATE RISK MANAGEMENT

Prevailing economic conditions, particularly changes in market interest rates, as well as governmental policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect interest rates and a savings institution's net interest income. Fidelity actively manages its as-sets and liabilities in an effort to mitigate its exposure to interest rate risk, but it cannot eliminate this exposure entirely without unduly affecting its profitability. As is the case with many thrift institutions, Fidelity's deposits historically have matured or repriced more rapidly than its loans and other investments, and consequently, increases in market interest rates have tended to reduce Fidelity's net interest income, while decreases in market in-terest rates have tended to increase its net interest income.

Fidelity's interest rate risk ("IRR") management plan is aimed at maximizing net interest income while controlling interest rate risk exposure in terms of the market value of portfolio equity, consistent with the objectives and lim-its set by the Board of Directors and applicable regulations. Financial insti-tutions, by their funds intermediation function, gather deposits which have a different duration than the loans that they originate, i.e., interest rate risk exposure is an inherent characteristic of the banking business. The IRR management plan is designed to maintain interest rate exposure within target limits. Elimination of interest rate risk is usually not cost effective; while excess exposure could result in additional capital requirements.

There are two ways by which Fidelity maintains its exposure profile within satisfactory limits: first, by actively changing the composition of its bal-ance sheet; second, by the use of financial instruments, often in the form of off-balance sheet derivative products. The extent to which Fidelity elects to use either or both of these methods will depend on the observed preferences of its customers, time horizon of its objectives (short-term versus long-term ob-jectives), conditions in the financial markets (especially volatility of in-terest rates and steepness of the yield curves), its operating characteristics and the associated cost/benefit tradeoffs.

The balance sheet strategies consist of reducing basis risk by adding market index loans to the asset portfolio and decreasing liability sensitivity by en-couraging growth of its transactions account base. The Bank provides products to meet its customers' needs. The Bank uses derivative products to the extent changes in its portfolio cannot be achieved while meeting customer needs.

Fidelity continues to reduce its IRR exposure by originating ARM loans for its portfolio. Since 1985, the Bank has consistently moved toward building a port-folio consisting predominantly of interest rate sensitive loans. ARM loans comprised 96.8% of the portfolio of total loans at March 31, 1994, compared to 96.1% at March 31, 1993. The percentage of monthly adjustable ARMs to total loans was 76.1% at March 31, 1994, compared to 77.6% at March 31, 1993. Inter-est sensitive assets provide the Bank with long-term protection from rising interest rates.

The Bank is also emphasizing the growth of its transaction account base to re-duce its overall cost of funds. Transaction accounts include checking, pass-book and money market accounts. The ratio of retail transaction accounts, money market savings and passbook accounts to total deposits increased to 24% at March 31, 1994 from 22% at December 31, 1993 but decreased from 25% at March 31, 1993.

In 1993, the Bank initiated a hedging program to manage more effectively in-terest rate risk. As a result, the Bank entered into various interest rate swap agreements which are financial transactions where two counterparties agree to exchange different streams of payments over time. An interest rate swap involves no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional principal amount. During this time, the Bank sold options to enter into swap contracts with a notional principal amount of $200 million. These options gave the buyers the right to cancel the swap agreements at spec-ified dates and, if not canceled, provided the Bank with additional synthetic hedges. See "1993 Compared with 1992 and 1992 Compared with 1991 - Interest Rate Risk Management." The option holders did not exercise their right and thus, the Bank was able to add an additional $200 million of synthetic hedges to its portfolio. Once the swap options were converted into a formal swap con-tract, they were no longer considered a trading position. The market value ad-justments at the time of conversion were recognized and will be amortized over the life of the contracts.

At March 31, 1994, the Bank had a total notional principal amount of $450 mil-lion of interest rate swap contracts requiring the Bank to pay an adjustable rate of interest equal to the three-month LIBOR rate as adjusted over time, and to receive a fixed contractual interest rate. Currently, the Bank's cur-rent average receive rate is 4.77% per annum and a current average pay rate is 3.75% per annum. In an effort to fully cover the average maturity of the de-posits hedged and to protect against an adverse move in the value of these de-posits, the Bank negotiated to extend the maturities of three $50 million swaps by 6 to 8 months. This action increased the fixed rate received by Fi-delity, while at the same time locking in recent market value gains on the re-lated deposits. The following table summarizes the Bank's interest rate swaps as of March 31, 1994:

                         ------------------------------
                                      INCOME    EXPENSE
                          NOTIONAL     FIXED   FLOATING
SPECIFIC HEDGE:             AMOUNT RATE P.A.  RATE P.A.
                         --------- ---------  ---------
                             (Dollars in thousands)
Federal funds sold        $ 50,000     4.84%      3.25%
Loan receivable             50,000     4.82%      3.64%
Deposits                   170,000     4.78%      3.88%
FHLB Advances              180,000     4.74%      3.81%
                          --------
  Total                   $450,000     4.77%      3.75%
                          ========

The Bank also purchased two interest rate floor contracts with a total notional principal amount of $100 million. An interest rate floor is an agree-ment between an institution and a counterparty whereby the counterparty, in return for a premium, agrees to set a floor on the interest income that the institution will derive from a notional amount of variable rate assets. The Bank's interest rate floor contracts will protect against interest rate de-clines below the fixed rate floor of 4.75% per annum. The contracts provide for the Bank to receive the interest rate differential on the notional amount between the three-month LIBOR rate and the contract floor. The effective dates for the contracts extend from March 1995 through April 1997.

Fidelity's maturity and repricing mismatch ("Gap") between interest rate sen-sitive assets and liabilities due within one year was a negative 7.27% at March 31, 1994, a negative 3.43% at December 31, 1993 and a positive 8.93% of total assets at March 31, 1993. See "Interest Rate Risk Management--Gap Analy-sis." A positive Gap indicates an excess of maturing or repricing assets over liabilities, whereas a negative Gap indicates an excess of maturing or repricing liabilities over assets. However, Gap is not particularly helpful as a measure of IRR exposure, because of four major deficiencies: (a) Gap assumes that both assets and liabilities react immediately to market changes, although loans usually reprice to an index that is at least two months old and there-fore cannot immediately react to current rates; (b) Gap further assumes that all instruments react fully to market rates, whereas loans tied to COFI or other lagging indices can take many months to fully adjust to market rate changes; (c) Gap assumes that there will be no change in repricing behavior caused by a change in interest rates and, in reality, prepayment speed, amor-tization schedules and early withdrawal are all impacted by changes in rate; and (d) finally, Gap does not consider periodic rate caps and floors. Conse-quently, the Bank does not use Gap as an IRR measurement and management tool. Fidelity uses a scenario-based approach which measures bank-wide risk and a probabilistic approach for specific products. The Bank regularly analyzes sce-narios that contemplate low, expected and high inflation. The Bank also complies with OTS requirements for interest rate shock scenarios (immediate permanent change in interest rates of various levels). The Bank's December 31, 1993 in-terest rate risk analysis, as filed with the OTS, indicates an immediate perma-nent increase of 400 basis points in interest rates would decrease net interest income by 54.20%. The analysis indicates a decrease in rates of 400 basis points would increase net interest income by 16.81%. For product and option valuation and for analyzing the results of off-balance sheet instruments, the Bank employs a Monte Carlo simulation model (one that assumes random variation in interest rates) to measure and evaluate risk and return trade-offs.

The Company's IRR management plan is reviewed on a continuing basis. At March 31, 1994, the Bank's interest rate risk was less than half of the exposure the OTS considers to be above normal. See "Business - Regulation and Supervision - FIRREA Capital Requirements." Even at this lower risk level, due to the lag effect that COFI has on Fidelity's loan portfolio, the decline in short-term rates from 1990 to early 1993 contributed significantly to the Bank's net in-terest margin. Stable rates thereafter through February 1994 have eroded this margin, and more recent increases in rates could produce an initial reduction in net interest income. Management intends to continue to manage IRR exposure through products tied to indices that reprice without a timing lag and by using various hedging techniques that may result in increases or decreases in operat-ing earnings due to market value changes.

1993 COMPARED WITH 1992 AND 1992 COMPARED WITH 1991

NET EARNINGS

Fidelity had a net loss of $65.9 million in 1993 compared to net earnings of $.03 million in 1992 and $8.1 million in 1991.

The following table summarizes these results:

                                     ---------------------------
                                       YEAR ENDED DECEMBER 31,
                                           1993     1992    1991
                                     ---------- -------- -------
(Dollars in thousands)
Earnings (loss) before income taxes  $(101,680) $(1,880) $22,400
Net earnings (loss)                  $ (65,887) $    287 $ 8,104
Return on average equity               (32.74)%    0.13%   3.64%
Return on average assets                (1.44)%    0.01%   0.15%

The components of the changes in earnings/loss before income taxes are shown below:

                                      ----------------------------------
                                      FAVORABLE  (UNFAVORABLE)  VARIANCE
                                           1993                     1992
                                            VS.                      VS.
                                           1992                     1991
                                      ---------                 --------
(Dollars in thousands)
Net interest income                   $(29,754)                 $(10,947)
Provision for loan losses              (13,920)                   (1,337)
                                      --------                  --------
  Net interest income after loan loss
   provision                           (43,674)                  (12,284)
                                      --------                  --------
Fee income and other income             (6,237)                    9,892
Provision for real estate losses       (12,380)                  (10,283)
Direct costs of real estate opera-
 tions, net                            (14,202)                   (2,381)
Gain (loss) on sales of loans             (923)                   (1,001)
Gains on sales of securities             1,304                    (8,994)
                                      --------                  --------
  Noninterest income                   (32,438)                  (12,767)
Operating expense                      (23,688)                      771
                                      --------                  --------
Earnings/loss before income taxes      (99,800)                  (24,280)
Income tax expense/benefit              33,626                    16,463
                                      --------                  --------
  Net earnings/loss                   $(66,174)                 $ (7,817)
                                      ========                  ========

The $99.8 million change in earnings/loss before income taxes between 1993 and 1992 was primarily due to (a) decreased net interest income of $29.8 million,
(b) increased operating expense of $23.7 million, (c) a $26.3 million increase in the provision for loan and real estate losses, (d) a $14.2 million increase in direct costs related to real estate operations, and (e) decreased fee income and other income of $6.2 million. This was partially offset by a $1.3 million increase in gains on sales of securities. The $23.7 million increase in operat-ing expenses from 1992 to 1993 was attributable in part to increased staffing levels required to manage rising problem assets, strengthen internal asset re-view, support increased financial services offered at the retail branch network and expand originations and sales of residential mortgages in the mortgage banking network. The increase was also attributable to certain nonrecurring charges incurred in connection with the Bank's valuation of its intangible as-sets and further development of the internal reorganization and restructuring plans. Such charges included the write-off of $8.8 million of goodwill and $5.2 million in core deposit intangibles and an increase of $5.8 million in profes-sional fees, of which approximately $3.1 million was attributable to analysis and development of the Bank's restructuring plan and the related asset valua-tion process.

In 1993, Fidelity reassessed the valuation of its intangible assets. Based upon the results of a branch profitability analysis and an analysis of the recoverability of its intangible assets related to core deposit premiums paid upon acquisition of deposits, Fidelity wrote down the carrying value of these assets in the amount of $5.2 million (which writedown is included in interest expense). In addition, an analysis was performed of the recoverability of the goodwill related to the acquisition of Mariners in 1978. These analyses indi-cated that the net expected future earnings from the branches or assets ac-quired did not support the carrying value of the goodwill. As a result, Fidel-ity wrote down the remaining $8.8 million balance of goodwill related to the Mariners acquisition (which writedown is included in operating expense).

The $24.3 million change in earnings/loss before income taxes between 1992 and 1991 was mainly due to (a) an $10.9 million decrease in net interest income,
(b) an increase in the provision for loan and real estate operations of $11.6 million, (c) a $9.0 million decrease in gains on sales of securities, and (d) a $2.4 million increase in direct costs related to real estate operations. These were partially offset by increased fee income and other income of $9.9 million and decreased operating expenses of $0.8 million.

NET INTEREST INCOME

Net interest income for 1993 of $100.8 million decreased by $29.8 million or 22.8% from $130.6 million for 1992. This decrease resulted from the combined impacts of (a) a 6.7% decrease in average interest-earning assets, reducing net interest income by $14.8 million, and (b) a 49 basis point decrease in the ef-fective yield on interest-earning assets, decreasing net interest income by $15.0 million, caused in part by the $5.2 million writedown of CDIs in 1993. The remaining net unamortized balance of core deposit intangibles at December 31, 1993 was $2.1 million which is being amortized over the average remaining life of the deposits acquired, generally 1 to 3 years.

Net interest income for 1992 of $130.6 million decreased by $10.9 million or 7.7% from $141.5 million for 1991. This $10.9 million decrease resulted from the offsetting impacts of (a) a 12.0% decrease in average interest-earning as-sets, reducing net interest income by $12.5 million, and (b) a 13 basis point increase in the effective yield on interest-earning assets, increasing net in-terest income by $1.6 million. See "Business - Interest Rate Risk Management" for certain additional information regarding the Bank's interest income.

The reduction in income related to nonaccruing loans was approximately $8.7 million in 1993 compared to $13.6 million in 1992 and $7.6 million in 1991.

The following table displays the components of the Company's interest rate mar-gin at the end of, and for each period, as well as the effective yield for each period:

                                                -----------------------------
                                                 AT OR FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                                    1993        1992     1991
                                                --------    -------- --------
Rate at the end of the period:
  Weighted average yield on combined loans and
   investments                                     6.38%       7.22%    9.41%
  Weighted average cost of funds                   4.14%       4.53%    6.21%
                                                --------    -------- --------
  Interest rate margin at the end of the period    2.24%(1)    2.69%    3.20%
                                                ========    ======== ========
Rate for the period:
  Weighted average yield on combined loans and
   investments                                     6.64%       7.94%    9.80%
  Weighted average cost of funds                   4.38%       5.28%    7.27%
                                                --------    -------- --------
  Interest rate margin for the period              2.26%(1)    2.66%    2.53%
                                                ========    ======== ========
  Effective yield for the period                   2.31%(1)    2.80%    2.67%
                                                ========    ======== ========

(1) Excluding the writedown of core deposit intangibles of $5.2 million, the interest rate margins at and for the year ended December 31, 1993 and the effective yield on interest-earning assets for the year ended December 31, 1993, would have been 2.37%, 2.38% and 2.43%, respectively.

The reduction in the interest rate margin in 1993 from 1992 can be attributed to the lagging relationship between the repricing of assets and liabilities as market interest rates stabilize. The interest rate margin of the Bank increases in a period of steady decline in interest rates, since the yield on interest-bearing assets drops more slowly than the rates paid on interest-bearing lia-bilities. Conversely, as market interest rates stabilize and then increase, the interest rate margin of the Bank will shrink, other conditions being equal. This factor, together with the timing of asset repricing and the increase in nonperforming assets, resulted in a reduction of 132 basis points in the yield on loans in 1993 from 1992 average levels, while the decrease in market inter-est rates resulted in a reduction in the cost of funds of only 90 basis points for the comparable period.

The increase in the Bank's interest margin for 1992 compared to 1991 was pri-marily caused by the continued downward trend in market interest rates during 1992 which resulted in a decrease in the cost of funds of 199 basis points. The effect of the reduced cost of funds on the interest margin was partially offset by a decrease of 179 basis points in the yield on loans from 1991 due to de-clines in the COFI.

Since 1990, Fidelity has continued its strategy to more closely match the repricing periods of its interest-bearing liability and interest-earning asset portfolios by concentrating on the origination and retention of ARM loans. In 1993, 1992 and 1991, the Bank retained substantially all of the ARM loans it originated. The percentage of monthly adjustable ARMs outstanding to the total ARM portfolio was 78%, 77% and 74% at December 31, 1993, 1992 and 1991, respec-tively, while the percentage of semiannual adjustable ARMs was 19% at December 31, 1993 compared to 21% in 1992 and 24% in 1991. This trend of increasing the monthly adjustable ARM portfolio in relation to the decreasing semiannual ad-justable ARM portfolio will reduce, but not eliminate, the risk created by the mismatch of the assets' repricing index and the liabilities' repricing indices. However, certain ARMs meeting specific criteria have been identified as held for sale and transferred to the held for sale portfolio as part of the asset/liability strategy and the possible need to increase regulatory capital in the future. See "Interest Rate Risk Management" for further discussion.

NONINTEREST INCOME

The following table details the noninterest income/expense:

                                        -------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                                                    FAVORABLE
                                                                 (UNFAVORABLE)
                                             1993        1992        VARIANCE
                                        ---------   ---------    ------------
(Dollars in thousands)
Loan and other fee income                $  5,389    $  7,885       $  (2,496)
Gain (loss) on sales of loans, net            194       1,117            (923)
Fee income from investment products             -       2,606          (2,606)
Fee income from deposits and other in-
 come                                       3,271       4,406          (1,135)
                                        ---------   ---------    ------------
                                            8,854      16,014          (7,160)
                                        ---------   ---------    ------------
Provision for estimated real estate
 losses                                   (30,200)    (17,820)        (12,380)
Direct costs of real estate opera-
 tions, net                               (18,643)     (4,441)        (14,202)
                                        ---------   ---------    ------------
                                          (48,843)    (22,261)        (26,582)
                                        ---------   ---------    ------------
Gains on sales of mortgage-backed se-
 curities, net                              1,342           -           1,342
Gains (loss) on sales of investment
 securities, net                              (38)          -             (38)
                                        ---------   ---------    ------------
                                            1,304           -           1,304
                                        ---------   ---------    ------------
                                         $(38,685)   $ (6,247)       $(32,438)
                                        =========   =========    ============

Noninterest income from ongoing operations decreased by $7.2 million, to $8.8 million during 1993 from $16.0 million during 1992 partly due to the Bank's re-tooling and refocusing efforts during 1993 (see "Operating Expense"). Since Fi-delity paid a dividend in kind to Citadel consisting of its equity ownership of Gateway during the fourth quarter of 1992, there was no fee income from invest-ment products reported by Fidelity in 1993.

Foreclosure activities increased markedly from December 31, 1992 to December 31, 1993, resulting in an increase in REO both in terms of numbers of proper-ties and total dollars. REO consists of real estate acquired in settlement of loans and, prior to 1994, ISFs.

The following table summarizes certain components of Fidelity's real estate op-erations:

                                              -----------------------
                                                     1993        1992
                                              COMPARED TO COMPARED TO
                                                     1992        1991
                                              ----------- -----------
(Dollars in thousands)
Increase in:
  Provision for estimated real estate losses      $12,380     $10,283
  Direct costs of real estate operations, net      14,202       2,381
                                              ----------- -----------
                                                  $26,582     $12,664
                                              =========== ===========

The following table provides details on the net book value and number of prop-erties owned at given dates:

                                         -----------------
(Dollars in thousands)
Owned real estate, net book value:
  December 31, 1993                      $153,307
  December 31, 1992                       133,255 $133,255
  December 31, 1991                                 70,259
                                         -------- --------
    Increase                             $ 20,052 $ 62,996
                                         ======== ========
Number of real estate properties owned:
  December 31, 1993                           240
  December 31, 1992                           170      170
  December 31, 1991                                     63
                                         -------- --------
    Increase                                   70      107
                                         ======== ========

Provisions for real estate losses increased by $12.4 million in the year ended December 31, 1993 as compared to the same period in 1992, and provisions for loan losses increased by $13.9 million over the same period. See "Asset Quali-ty" for further detail.

Noninterest income decreased by $12.8 million in 1992 compared to 1991. This decrease was due to the combined effects of (a) an increase in net expense from real estate operations of $12.7 million, inclusive of provisions for estimated real estate losses, (b) a decrease in gains on sales of mortgage-backed securi-ties of $9.0 million as there were no such sales in 1992, and (c) a decrease in other expense of $7.4 million due to the accrual for contingent liabilities of $6.0 million in 1991 with a $1.0 million reduction in such accrual in 1992.

OPERATING EXPENSE

Operating expense increased to $98.7 million in 1993 from $75.0 million in 1992 and $75.8 million in 1991. The following table details the operating expenses for 1993 and 1992:

                                           --------------------------------
                                              YEAR ENDED          FAVORABLE
                                             DECEMBER 31,     (UNFAVORABLE)
                                               1993     1992       VARIANCE
                                           --------  -------  -------------
(Dollars in thousands)
Personnel and benefits                     $ 46,215  $38,926       $ (7,289)
Occupancy                                    13,086   12,678           (408)
FDIC insurance                                8,628    8,391           (237)
Professional services                        11,351    5,598         (5,753)
Office-related expenses                       6,449    4,914         (1,535)
Marketing expense                             2,753    2,548           (205)
Amortization of intangibles                   9,246      596         (8,650)
Other general and administrative              3,046    4,168          1,122
                                           --------  -------       --------
  Total before capitalized costs            100,774   77,819        (22,955)
Capitalized costs                            (2,042)  (2,775)          (733)
                                           --------  -------       --------
  Total operating expenses                 $ 98,732  $75,044       $(23,688)
                                           ========  =======       ========
Efficiency ratio(1)                          75.12%   45.38%
                                           ========  =======
Ratio of operating expense to average as-
 sets(2)                                      2.16%    1.52%
                                           ========  =======

(1) The efficiency ratio is computed by dividing total operating expense by net interest income and noninterest income, excluding nonrecurring items, pro-visions for estimated loan and real estate losses, direct costs of real es-tate operations and gains/losses on the sale of securities.
(2) The operating expense ratio is computed by dividing total operating expense by average total assets.

A substantial portion of the increase from 1992 to 1993, as detailed below, was due to the re-engineering of certain functions of the Bank, including related training and personnel costs.

The increases in personnel and benefits were mainly due to increased staffing levels during 1993 (with average FTEs of 860) over 1992 (with average FTEs of 806). The increased staffing levels were due to (a) increased staffing required to manage the rising problem asset portfolio and to strengthen the internal as-set review function, (b) increased staffing levels in the retail branch network to support the strategies of customer orientation and retail financial services focus, and (c) increased staffing levels in the mortgage banking network to ex-pand the origination and sale of residential mortgages. These increases were partially offset by the reduction of data processing personnel in connection with the outsourcing of substantially all of the information systems functions in May 1993. The Bank aggressively increased the staff of its real estate asset management department by 27 FTEs during 1993, to handle increased foreclosures, loan restructurings and REO sales.

The staffing level in the retail network increased due to improved ability to fill open positions and an increased emphasis on providing investment products to customers. The staffing level in the mortgage banking network also increased due to the increased emphasis on meeting a broader range of customer real es-tate borrowing requirements. The general rise in office-related expenses is due to the higher staffing levels.

In addition to staffing increases, the Bank incurred higher personnel and bene-fits costs related to (a) training costs associated with the data systems con-versions and reorganization of the retail financial services group, (b) the adoption in 1993 of a new accounting pronouncement related to retiree health and life insurance benefits (as discussed below), (c) increased costs of em-ployee insurance benefit and retirement plans, and (d) increased travel costs associated with data systems conversion training and the exploration of strate-gic alternatives and restructuring of the Bank.

Effective January 1, 1993, the Bank adopted SFAS No. 106, "Employers' Account-ing for Post retirement Benefits Other Than Pensions" for its unfunded post re-tirement health care and life insurance program. This statement requires the cost of post retirement benefits to be accrued during the service lives of em-ployees. The Bank's previous practice was to expense these costs on a cash ba-sis when incurred. The net periodic post retirement benefit cost for 1993 to-taled $0.6 million.

See "Management - Executive Compensation" regarding certain steps taken by the Bank to reduce operating expenses related to employee benefit plans.

The increase in the FDIC insurance expense in 1993, from the level of expense in 1992, was primarily due to an increase in the rate the FDIC assessed to de-posits in 1993, which was partially offset by a credit received from the FDIC for the final distribution of the secondary reserve and from the reduced level of deposits.

Professional services increased in 1993 over 1992 primarily due to financial advisory fees associated with (a) costs of approximately $3.1 million incurred in reviewing Fidelity's strategic objectives and developing a restructuring plan and in the related asset valuation process and (b) higher outside data services costs of approximately $3.0 million relative to the outsourcing of the primary information systems functions in May 1993, which costs were partially offset by some savings in compensation expense of approximately $1.0 million.

As previously discussed in "1993 Compared with 1992 and 1992 Compared with 1991-Net Earnings," amortization of intangibles included an $8.8 million writedown of goodwill in 1993.

Operating expense decreased by $0.8 million in 1992 from the level in 1991. This decrease was caused principally due to (a) $0.3 million decrease in FDIC insurance expense due to average deposit shrinkage during the assessment peri-od, (b) a $0.4 million decrease in professional services due to reduction in consulting expense, (c) a $1.0 million decrease in other operating expense due to reductions in marketing expense and level of amortization of intangible as-sets, and (d) a $0.6 million increase in capitalized costs due to an increase in the number of loan originations (although the total dollar amount of loan originations decreased in 1992 over 1991). These decreases were partially off-set by a $1.2 million increase in personnel and benefits primarily due to in-creases in personnel, severance and pension costs.

The increase in operating expenses combined with the decrease in the total av-erage asset size of the Company (from $5.5 billion at December 31, 1991 to $4.8 billion at December 31, 1992 and to $4.6 billion at December 31, 1993), re-sulted in an increase in the operating expense ratio from 1.37% in 1991 to 1.52% in 1992 and 2.16% in 1993. The operating expense ratio would have been 1.97% for 1993 without the nonrecurring expenses directly related to the Company's restructuring and the $8.8 million writedown of goodwill.

EFFICIENCY RATIO

The Bank's efficiency ratio worsened by 29.74 percentage points between the year ended December 31, 1992 and 1993 due to unfavorable variances in net in-terest income, noninterest expense and operating expenses. Asset quality prob-lems adversely affected two of the components of the efficiency ratio; reduced net interest income via an increase in nonperforming loans and mounting fore-closure activities, which resulted in a decrease in interest-bearing assets and lower asset yield; and higher operating expenses associated with the increased staffing level described above. Additionally, the increased staffing levels in the retail financial services network and mortgage banking network adversely impacted the efficiency ratio. Although these increases resulted in increased expense in the short-term, they should provide a foundation for potentially im-proved performance in the future.

The Bank's efficiency ratio improved by approximately 3.64 percentage points from 49.02% in 1991 to 45.38% in 1992, as a result of lower operating expenses in 1992 compared to 1991 levels and increased noninterest income, partially offset by lower interest income due to increases in nonperforming assets and a smaller balance sheet.

An analysis of the change in the efficiency ratios during 1993 and 1992 is shown below:

                            ------------------------------------------
                                   YEAR ENDED               YEAR ENDED
                            DECEMBER 31, 1993        DECEMBER 31, 1992
                                  COMPARED TO              COMPARED TO
                            DECEMBER 31, 1992        DECEMBER 31, 1991
                            -----------------        -----------------
Change in efficiency ratio
 caused by:
  Decreased net interest
   income                            (12.12)%                  (3.17)%
  (Decreased) increased
   noninterest income                (10.70)%                    5.24%
  (Increased) decreased op-
   erating expense                    (6.92)%                    1.57%
                            -----------------        -----------------
    Favorable (Unfavorable)
     variance                        (29.74)%                    3.64%
                            =================        =================

ASSET QUALITY

At December 31, 1993, 20.8% of Fidelity's total loan portfolio (including loans held for sale) consisted of California single family residences while another 71.2% consisted of California multifamily dwellings. At December 31, 1992, 21.1% of Fidelity's loan portfolio consisted of California single family resi-dences and 70.2% consisted of California multifamily dwellings. Southern Cali-fornia economic conditions have adversely impacted the credit risk profile of the Bank's loan portfolio.

The Bank's performance was adversely affected by increased foreclosure activi-ties of the Bank reflecting the continued weakness of the Southern California economy and a depressed real estate market. Nonperforming assets increased slightly to $235.6 million at December 31, 1993 from $234.4 million at December 31, 1992. Classified assets increased from $353.7 million in 1992 to $372.5 million at December 31, 1993. Troubled debt restructuring declined by $58.6 million in 1993 to $28.7 million as of December 31, 1993 compared to $87.3 mil-lion at December 31, 1992. Asset quality details of Fidelity are as follows:

                                       ---------------------
                                          DECEMBER 31,
                                            1993        1992
                                       ---------   ---------
(Dollars in thousands)
NPAS:
Nonaccruing loans                       $ 93,475    $112,041
ISF                                       28,362      47,324
REO                                      122,226      88,659
REO GVA                                   (8,442)    (13,619)
                                       ---------   ---------
 Total NPAs                             $235,621    $234,405
                                       =========   =========
 Nonaccruing loans to total assets         2.13%       2.38%
                                       =========   =========
 NPAs to total assets                      5.37%       4.99%
                                       =========   =========
NPAS AND TDRS:
NPAs                                    $235,621    $234,405
Classified TDRs                           23,650      44,308
Nonclassified TDRs                         5,062      42,996
                                       ---------   ---------
 Total NPAs and TDRs                    $264,333    $321,709
                                       =========   =========
 TDRs to total assets                      0.65%       1.86%
                                       =========   =========
NPAs and TDRs to total assets              6.03%       6.85%
                                       =========   =========
CRITICIZED ASSETS:
NPAs                                    $235,621    $234,405
Performing loans with increased risk     125,720     108,442
Real estate held for investment           11,161      10,891
                                       ---------   ---------
 Total classified assets                 372,502     353,738
Special Mention assets                   199,826     146,411
                                       ---------   ---------
 Total criticized assets                $572,328    $500,149
                                       =========   =========
Classified assets to total assets          8.49%       7.53%
                                       =========   =========
Criticized assets to total assets         13.05%      10.65%
                                       =========   =========
NONPERFORMING ASSET RATIOS:
REO (including ISF) to NPAs               60.33%      52.20%
Foreclosed real estate to NPAs            48.29%      32.01%
Nonaccruing loans to NPAs                 39.67%      47.80%
ISF to NPAs                               12.04%      20.19%

There was a marked shift in the composition of NPAs in 1993. Foreclosed real estate increased from 32.0% of NPAs at December 31, 1992 to 48.3% at December 31, 1993 while nonaccruing loans and in-substance foreclosures declined from 68.0% to 51.7% in the same time period. At December 31, 1993 and 1992, the amount of ISFs totaled $28.4 million, and $47.3 million, respectively. This shift would not have had a material impact on the results of operations had this standard been in effect at December 31, 1993. TDRs decreased by $58.6 mil-lion during 1993 as a number of borrowers were either able to return to the original payment terms at the expiration of the modification period or the loans migrated to nonperforming loans or REO. The average loan balance of loans being modified also declined, further reducing TDRs. As of December 31, 1993, classified assets were $372.5 million (8.49% of total assets), increasing from $353.7 million (7.53% of total assets) at December 31, 1992, and $228.4 million (4.46% of total assets) as of December 31, 1991. The increase in classified as-sets in 1993 consisted primarily of a sharp increase in performing loans with increased risk.

The increase in classified assets in 1992 primarily consisted of the increase in NPAs of $109.7 million and the increase of performing loans with increased risk of $19.3 million (primarily attributed to 25 multifamily residential loans in Southern California and two commercial and industrial complexes in Southern California). Total special mention assets increased by $53.4 million during 1993 due to an increase in delinquent loans and loans having delinquent prop-erty taxes and as the result of increased internal review.

Total loan delinquencies decreased by $3.8 million during 1993. This decrease was due primarily to the migration of loans delinquent 90 days and over to REO.

The following table illustrates the trend of net delinquencies of the respec-tive net loan portfolios:

                                           --------------------
                                               DECEMBER 31,
                                                1993       1992
                                           ---------  ---------
(Dollars in thousands)
Delinquencies by number of days:
  30 to 59 days                                0.92%      0.82%
  60 to 89 days                                0.64%      0.39%
  90 days and over                             2.15%      2.36%
                                           ---------  ---------
  Loan delinquencies to net loan portfolio     3.71%      3.57%
                                           =========  =========
Delinquencies by property type:
  Single family:
    30 to 59 days                           $  7,480   $  7,939
    60 to 89 days                              2,497      3,665
    90 days and over                          12,661     14,064
                                           ---------  ---------
                                              22,638     25,668
                                           ---------  ---------
  Percent to respective loan portfolio         2.85%      3.00%
  Multifamily (2 to 4 units):
    30 to 59 days                              3,599      1,432
    60 to 89 days                              1,707      1,180
    90 days and over                          15,652      6,372
                                           ---------  ---------
                                              20,958      8,984
                                           ---------  ---------
  Percent to respective loan portfolio         4.16%      1.70%
  Multifamily (5 to 36 units):
    30 to 59 days                             16,948     15,927
    60 to 89 days                             12,770      9,241
    90 days and over                          34,746     33,627
                                           ---------  ---------
                                              64,464     58,795
                                           ---------  ---------
  Percent to respective loan portfolio         3.60%      3.13%
  Multifamily (37 units and over):
    30 to 59 days                              4,114      5,623
    60 to 89 days                              5,035      1,223
    90 days and over                           4,358     23,691
                                           ---------  ---------
                                              13,507     30,537
                                           ---------  ---------
  Percent to respective loan portfolio         3.35%      6.89%
  Commercial & Industrial:
    30 to 59 days                              2,048      1,807
    60 to 89 days                              1,723         -
    90 days and over                          12,443     15,772
                                           ---------  ---------
                                              16,214     17,579
                                           ---------  ---------
  Percent to respective loan portfolio         5.45%      5.05%
Total loan delinquencies, net               $137,781   $141,563
                                           =========  =========

The Bank recorded additions to its allowances for estimated loan and real es-tate losses totaling $95.3 million during 1993 compared to $69.0 million in 1992. These provisions have been made in response to continuing deterioration of the Bank's loan portfolio. In the opinion of the Bank, this deterioration has been caused by the decline in apartment occupancy levels and of rents available to apartment owners in Southern California; downward revisions in projections as to inflation and rental income growth; the increased returns currently being required by purchasers of multifamily income-producing proper-ties; announced cutbacks in public sector spending; the general illiquidity in the Southern California market for multifamily income-producing properties; and the continuing high level of unemployment in and migration of skilled and white collar labor from Southern California. The Bank's combined GVA for loan and real estate losses at December 31, 1993 was $80.0 million or 2.03% of to-tal loans and real estate up from $75.6 million or 1.82% at December 31, 1992 and $52.4 million or 1.13% at December 31, 1991.

The following table summarizes Fidelity's reserves, writedowns and certain coverage ratios at the dates indicated:

                                                        --------------------
                                                            DECEMBER 31,
                                                             1993       1992
                                                        ---------  ---------
(Dollars in thousands)
Loans:
  GVA                                                     $ 71,578    $60,802
  Specific reserves                                         12,254      3,475
                                                        ---------  ---------
  Total allowance for estimated losses                    $ 83,832    $64,277
                                                        =========  =========
  Writedowns(1)                                           $  4,251    $ 5,574
                                                        =========  =========
  Total allowance and loan writedowns to gross loans         2.32%      1.72%
  Loan GVA to loans and ISF                                  1.88%      1.49%
  Loan GVA to nonaccruing loans and ISF                     58.75%     38.15%
  Nonperforming loans to total loans                         2.52%      2.83%
Owned Real Estate (including ISF and real estate held
 for investment):
  REO GVA                                                 $  8,442    $13,619
  GVA on real estate held for investment                         -      1,200
  Specific reserves                                          9,273      1,631
                                                        ---------  ---------
    Total allowance for estimated losses                  $ 17,715    $16,450
                                                        =========  =========
    Writedowns(1)                                         $ 90,901    $79,041
                                                        =========  =========
  Total REO allowance and REO writedowns to gross REO       37.41%     34.97%
  REO GVA to REO (excluding ISF)(2)                          6.91%     15.36%
Total Loans and REO:
  GVA                                                     $ 80,020    $75,621
  Specific reserves                                         21,527      5,106
                                                        ---------  ---------
    Total allowance for estimated losses                  $101,547    $80,727
                                                        =========  =========
  Writedowns(1)                                           $ 95,152    $84,615
                                                        =========  =========
  Total allowance and writedowns to gross loans and REO
   (including ISF)                                           4.61%      3.88%
  Total GVA to loans and REO (including ISF)(2)              2.03%      1.82%
  Total GVA to NPAs(2)                                      32.79%     30.49%

(1) Writedowns include cumulative charge-offs taken on outstanding loans, REO and real estate held for investment as of the date indicated.
(2) Loans, REO and NPAs in these ratios are calculated prior to the reduction for loan and REO GVA, but are net of specific reserves.

During current market conditions, the Bank rarely sells REO for a price equal to or greater than the loan balance, and the losses suffered are impacted by the market factors discussed elsewhere in this Offering Circular. REO is re-corded at acquisition at the lower of the recorded investment in the subject loan or the fair market value of the asset received. The fair market value of the asset received is based upon a current appraisal adjusted for estimated carrying, rehabilitation and selling costs. The Bank's policy has been gener-ally to proceed promptly to market the properties acquired through foreclosure, and the Bank often makes financing terms available to buyers of such proper-ties. Generally, the Bank experiences higher losses on sales of REO properties for all cash, as opposed to financing the sale. However, by financing the sale, the Bank incurs the risk that the loan may not be repaid. During 1993, the Bank sold 210 REO properties for net sales proceeds of $83.5 million, with a gross book and net book value totaling $138.5 million and $89.8 million, respective-ly. This compares to 43 properties sold in 1992 for net sales proceeds of $25.6 million, with a gross book and net book value of $34.9 million and $27.6 mil-lion, respectively. The Bank made 107 loans in connection with the sale of REO for the year ended December 31, 1993 for a total of $51.6 million. Of these, $10.9 million contained terms favorable to the borrower that were not available for the purchase of non-REO property. The comparable data for 1992 were 15 loans for $11.2 million, of which $10.7 million were made on terms favorable to the borrower. The loss on sale of REO (i.e., the shortfall between the net pro-ceeds and net book value) is charged to the REO GVA upon sale.

During 1993, 1992 and 1991, the Bank charged off a total of $79.4 million, $41.2 million and $24.5 million, respectively, on loans and on REO. The follow-ing table indicates the charge-offs and recoveries by property type for the re-spective years:

                        ----------------------------------------------------------------
                                             YEAR ENDED DECEMBER 31,
                                1993                  1992                  1991
                         NUMBER OF             NUMBER OF             NUMBER OF
                        PROPERTIES     TOTAL  PROPERTIES     TOTAL  PROPERTIES     TOTAL
                        ---------- ---------  ---------- ---------  ---------- ---------
(Dollars in millions)
CHARGE OFFS:
Properties in Califor-
 nia:
 Multifamily (2 units
  and over)                    311      $70.8         92      $27.8         12       $4.6
 Commercial                     11        3.9         11        9.6          3        0.3
 Single family resi-
  dences                        64        3.5         36        1.7          4        0.1
 Single family develop-
  ment projects                  -          -          -          -          2        4.4
 Hotels                          1        0.9          -          -          3        2.9
Out-of-State proper-
 ties:
 Commercial                      2        0.3          2        2.1          2        3.8
 Hotels                          -          -          -          -          2        7.4
 Multifamily (2 units
  and over)                      -          -          -          -          3        1.0
                        ---------- ---------  ---------- ---------  ---------- ---------
  Total charge-offs            389       79.4        141       41.2         31       24.5
                        ==========            ==========            ==========
Recoveries                     129        5.0         13        0.5         11        3.0
                        ========== ---------  ========== ---------  ========== ---------
Net charge-offs                        $74.4                 $40.7                 $21.5
                                   =========             =========             =========

See Note 6 to the Consolidated Financial Statements for separate details of the charge-offs and recoveries for loans and real estate.

The following table presents loan and REO charge-offs by property type and year of loan origination for the year ended December 31, 1993:

                           -----------------------------------------
                                      YEAR OF ORIGINATION
                                                             1979 TO
                           TOTAL 1992 1991  1990  1989  1988    1987
                           ----- ---- ---- ----- ----- ----- -------
(Dollars in millions)
PROPERTY TYPE:
Single Family              $ 3.5 $  - $0.3 $ 2.1 $ 0.8 $ 0.3 $     -
Multifamily:
 2 to 4 units                5.0    -  0.1   3.6   0.8   0.4     0.1
 5 to 36 units              44.0  0.1  6.0  21.7   7.4   4.5     4.3
 37 units and over          21.8    -  0.8   9.1   0.9   5.0     6.0
                           ----- ---- ---- ----- ----- ----- -------
  Total multifamily         70.8  0.1  6.9  34.4   9.1   9.9    10.4
Commercial and industrial    5.1    -    -     -   0.5   1.1     3.5
                           ----- ---- ---- ----- ----- ----- -------
  Total charge-offs        $79.4 $0.1 $7.2 $36.5 $10.4 $11.3 $  13.9
                           ===== ==== ==== ===== ===== ===== =======

The following table presents loan and REO charge-offs by property type and year of loan origination for the year ended December 31, 1992:

                           -----------------------------------
                                   YEAR OF ORIGINATION
                                                       1979 TO
                           TOTAL 1991  1990  1989 1988    1987
                           ----- ---- ----- ----- ---- -------
(Dollars in millions)
PROPERTY TYPE:
Single Family              $ 1.7 $0.2 $ 1.1 $ 0.3 $  - $   0.1
Multifamily:
 2 to 4 units                2.2    -   1.9   0.3    -       -
 5 to 36 units              12.4  0.2   7.7   2.1  0.3     2.1
 37 units and over          13.2  0.7   1.6   3.5  4.0     3.4
                           ----- ---- ----- ----- ---- -------
  Total multifamily         27.8  0.9  11.2   5.9  4.3     5.5
Commercial and industrial   11.7    -   0.7     -  0.7    10.3
                           ----- ---- ----- ----- ---- -------
  Total charge-offs        $41.2 $1.1 $13.0 $ 6.2 $5.0 $  15.9
                           ===== ==== ===== ===== ==== =======

The following table presents Fidelity's real estate loan portfolio (including loans held for sale) as of December 31, 1993 by year of origination and type of security:

                         ---------------------------------------------------------------------------
                                                     YEAR OF ORIGINATION
                                                                                            1987 AND
                              TOTAL     1993     1992     1991     1990     1989     1988      PRIOR
                         ---------- -------- -------- -------- -------- -------- -------- ----------
 (Dollars in thousands)
 PROPERTY TYPE:
 Single family           $  792,054 $118,802 $ 54,035 $ 40,417 $105,854 $ 73,466 $149,435 $  250,045
 Multifamily:
  2 to 4 units              505,219   36,822   23,892   50,069  139,430   77,837  100,182     76,987
  5 to 36 units           1,795,374   92,798  118,176  205,279  479,998  216,091  273,376    409,656
  37 units and over         406,330   12,861   15,753    8,049   59,566   75,111   62,990    172,000
                         ---------- -------- -------- -------- -------- -------- -------- ----------
   Total multifamily      2,706,923  142,481  157,821  263,397  678,994  369,039  436,548    658,643
 Commercial and
  industrial                299,497    1,332      815      729   11,532   53,936   65,239    165,914
                         ---------- -------- -------- -------- -------- -------- -------- ----------
   Total mortgage loans
    receivable           $3,798,474 $262,615 $212,671 $304,543 $796,380 $496,441 $651,222 $1,074,602
                         ========== ======== ======== ======== ======== ======== ======== ==========
 Loans by year to total        100%     6.9%     5.6%     8.0%    21.0%    13.1%    17.1%      28.3%

During the years 1990, 1989 and 1988, Fidelity originated loans at peak levels totaling $1,211.3 million, $897.6 million and $1,467.1 million, respectively. During 1993, the Bank reserved and/or charged off amounts corresponding to these peak origination years totaling $36.5 million, $10.4 million and $11.3 million, respectively. These losses were due primarily to the decline of the California economy and real estate market. Multifamily (5 or more units) and commercial loans accounted for a substantial percentage of such losses, and as a result, the Bank has reduced recent loan origination activities in these areas.

The ongoing uncertainty in the Southern California economy, the weak real es-tate market and the level of the Bank's nonperforming assets continue to be significant concerns to the Company. The Bank increased the staff of the Real Estate Asset Management ("REAM") Group in 1993 from 13 to 40 in order to handle the increased number of foreclosed properties and the increased volume of loan workout requests. In 1993, the REAM Group sold 210 properties, generating net sales proceeds of $83.5 million and restructured loans with an aggregate gross book value of $89.1 million. These increased loan workout activities are ex-pected to continue in 1994, due primarily to the January 1994 Northridge Earth-quake, property tax delinquencies and the continued soft real estate market. The REAM Group shifted its focus to bulk sales transactions in 1994 and concen-trated its efforts on the management of its real estate assets.

As of December 31, 1993, Fidelity's 15 largest borrowers accounted for $250.9 million of gross loans. A number of these borrowing relationships also include Fidelity's largest loans. Details of these relationships follow:

      ------------------------------------------------------------------------------------
                         NUMBER                  TOTAL AMOUNT                      LARGEST
      BORROWER         OF LOANS                      OF LOANS                  SINGLE LOAN
      --------         --------                  ------------                  -----------
      (Dollars in thousands)
          1                   2(1)                   $ 32,593                      $32,555
          2                  46(2)                     31,486(3)                     9,934
          3                   9                        27,340(3)                    11,122
          4                   3                        23,880                       15,081
          5                   3                        20,714(3)                    13,912
          6                  55                        16,159                        6,570
          7                   1                        13,929                       13,929
          8                   3                        13,810                       13,682
          9                   2                        11,355                        5,845
         10                   3                        11,057                        6,826
         11                   1                        10,253                       10,253
         12                   9                        10,229(3)                     3,484
         13                   1                        10,056                       10,056
         14                   1                         9,276                        9,276
         15                   3                         8,765(3)                     7,550
                                                 ------------
                                                     $250,902
                                                 ============

(1) As of December 31, 1993, the largest borrower's loans were considered ISF by the Bank.
(2) Includes nine loans totaling $8.0 million that were considered ISF as of December 31, 1993.
(3) Amounts are shown net of participations.

Fidelity's 10 largest loans aggregated $139.8 million at December 31, 1993, of which $53.6 million was classified as Substandard and $37.9 million was catego-rized as Special Mention. As of December 31, 1993, four of Fidelity's five largest borrowers and four of Fidelity's 15 largest borrowers had loans either considered nonperforming or performing with increased risk.

See "Three Months Ended March 31, 1994 Compared with Three Months Ended Decem-ber 31, 1993 and March 31, 1993 - Asset Quality."

Adequacy of GVA
It is the Bank's practice to review the adequacy of its GVA on loans and real estate owned on a quarterly basis. The Bank uses two methodologies in determin-ing the adequacy of its GVA. These are delinquency migration and classification methods. The delinquency migration method attempts to capture the potential fu-ture losses as of a particular date associated with a given portfolio of loans, based on the Bank's own historical experience over a given period of time, in a four-step process: first, estimate the percentage of a given portfolio of per-forming loans which will become newly delinquent; second, evaluate the proba-bility that new delinquent loans will become REO; third, calculate the histori-cal loss ratio on REO and other problem loans; and fourth, derive the resulting potential losses for the portfolio of performing loans by multiplying the cor-responding potential amount of REO with the reserve factor, which is the loss ratio calculated in the third step.

The likelihood that new delinquent loans will become REO is estimated histori-cally by tracing the percentage of the balances of a given set of new delin-quent loans that have migrated toward an increasingly worse credit status: i.e., the percentage of the balances of 30 to 59 days delinquent loans that have become 60 to 89 days delinquent; then the percentage of the balances of these loans that have become at least 90 days de-linquent; and the percentage of the balances of these loans which have become REO. To ensure that the historically derived percentages are calculated on a consistent basis, only those loans that have become newly delinquent are traced through the different stages of delinquencies all the way to REO.

The total projected loss associated with a given portfolio of performing and nonperforming loans and REO is calculated by summing the losses corresponding to each credit status category at a given point in time. The result is sensi-tive to a number of factors, including the historical period over which the es-timates are derived; the growth pattern of the portfolio, the composition of the portfolio and the stability of the underwriting criteria over the period covered.

The Bank has derived migration statistics over past periods and updates them quarterly to take into account the most recent trends. The Bank applied the re-sults of such methodology with respect to the December 31, 1993 financial statements and the Bank updates its analysis quarterly. The Bank observed an increasing delinquency trend as a percentage of the net real estate loan port-folio and during 1993, as property values deteriorated, the resulting histori-cal loss ratios increased. Continuation of these trends may increase the his-torical loss ratios in 1994.

The second methodology for determining the adequacy of GVA is the classifica-tion method. During 1993, the Bank utilized this approach to analyze classifi-cations including Pass, Special Mention, Substandard, Doubtful and Loss. A re-serve factor is applied to each aggregate classification level by asset collat-eral type in an effort to estimate the loss content in the portfolio. Fidelity's actual loss experience with Pass and Special Mention assets is 0.0% while the actual loss experience on Substandard assets is 23.5%. Again, the Bank has observed an increase of classified loans at all levels which will in-evitably lead to increased estimates of loss exposure under this method.

Each quarter, the Bank calculates a range of loss using both methodologies. Once a range is established, Fidelity applies judgment and a knowledge of par-ticular credits, trends in the market, and other factors to estimate the GVA amount. As of December 31, 1993, the Bank's GVA was approximately $80.0 mil-lion.

Once a GVA is estimated, the Bank applies three separate stress tests to the portfolio to analyze the ability of the Bank to maintain adequate capital lev-els under different economic scenarios. This process is considered appropriate given the weak economy and the unstable market in which the Bank operates. The scenarios range from mild change (continuation of current rates of loss migra-tion and expected percentage loss estimates) to severe change (the worst expe-rience in the 1980s in Texas and Arizona). The Bank's peak loan balance was reached in late 1990 and early 1991. The stress tests assume the losses in the peak portfolio will be experienced for the most part over a five-year cycle and that three years of this cycle has lapsed. The peak portfolio performance is stressed with a variety of projected levels of NPA, REO, and loss on sale of REO. Projected losses are first absorbed by current levels of GVA, then by forecasted Bank earnings over the remaining three years of the assumed cycle. Tangible capital ratios are then calculated for each of the economic scenarios.

If the OTS disagrees with management's assessment of the adequacy of such re-serves, it can effectively require Fidelity to increase its reserves to levels satisfactory to the OTS. The Bank increased its GVA for losses on loans and real estate to approximately $80.0 million at year-end 1993 from its third quarter 1993 level of approximately $71.0 million in part to address OTS con-cerns regarding the Bank's asset quality. If the Restructuring and Recapitali-zation is not successful and the Bank has no viable problem asset disposition alternative, the Bank anticipates that it may be required to increase its GVA to higher levels that cannot currently be determined.

Approximately 71.1% of Fidelity's loan portfolio consisted of loans secured by multifamily properties at December 31, 1993. Although, in the opinion of man-agement, this portfolio is less sensitive to the effects of the recession than those of institutions which have emphasized commercial and/or construction lending, it is likely to be more sensitive than the portfolios of institutions which have placed greater emphasis on single family residential lending.

IMPACT OF INFLATION

Fidelity's assets and liabilities are primarily monetary in nature and are af-fected most directly by changes in interest rates rather than other elements of the Consumer Price Index. As a result, increases in the prices of goods and services do not have a significant impact on the Bank's results of operations.

INTEREST RATE RISK MANAGEMENT

Fidelity continues to reduce its IRR exposure by originating ARM loans for its portfolio. Since 1985, the Bank has consistently moved toward building a port-folio consisting predominantly of interest rate sensitive loans. ARM loans com-prised 96% of the portfolio of total loans at December 31, 1993, 1992 and 1991. The percentage of monthly adjustable ARMs to total loans was 75% at December 31, 1993, 74% at December 31, 1992, and 72% at December 31, 1991. Interest sen-sitive assets provide the Bank with long-term protection from rising interest rates.

The Bank is also emphasizing the growth of its transaction account base to re-duce its overall cost of funds. The ratio of retail transaction accounts, money market savings and passbook accounts to total deposits decreased to 21.6% at December 31, 1993 from 24.3% at December 31, 1992 and increased from 19.4% at December 31, 1991.

At December 31, 1993, the Bank had synthetic hedges with a total notional prin-cipal amount of $250 million. These were composed of interest rate swap con-tracts with an average receive rate of 4.84% and a current pay rate of 3.43%. These contracts support the Bank's total risk management by lengthening certain short-term assets and shortening certain long-term liabilities.

In 1993, the Bank also sold options to enter into swap contracts with a notional principal amount of $200 million. These options give the buyers the right to cancel the swap agreements at a specified future date and if not can-celed, provide the Bank with additional synthetic hedges. During the life of the agreement, the Bank receives a fixed interest rate and pays a floating in-terest rate tied to LIBOR. At December 31, 1993, the average fixed receive rate was 5.00% and the average pay rate was 3.34%. The swap options were held as trading positions during the option period and were carried at market value with gains and losses recorded. In January 1994, the options to cancel were not exercised and the average fixed receive rate adjusted to 4.70%. The swaps have remaining maturities of less than four years.

Fidelity's IRR management plan is reviewed on a continuing basis. At December 31, 1993, the Bank's interest rate risk exposure was less than half of the ex-posure that the OTS considers to be above normal. See "Business - Regulation and Supervision - FIRREA Capital Requirements." Even at this lower risk level, due to the lag effect that COFI has on Fidelity's loan portfolio the decline in short-term rates from 1990 to early 1993 contributed significantly to the Company's net interest margin. Recent stable rates during 1993 have eroded this margin, and an increase in rates could produce an initial reduction in net in-terest income. Management intends to continue to manage its IRR exposure through introducing products tied to indices that reprice without a timing lag and by using hedging techniques.

In 1990, Fidelity purchased interest rate caps to protect against rising rates. In 1993, the final $400 million of interest rate caps matured and were not re-newed. During 1992 and the first six months of 1993, the average maturity of the Bank's liabilities lengthened, due primarily to customer preference for longer term CDs. To maintain its target risk position, Fidelity entered inter-est rate swap contracts to synthetically shorten the maturity of these liabili-ties.

Gap Analysis
Fidelity's Gap between interest rate sensitive assets and liabilities due within one year was a negative 3.43% and a positive 6.12% of total assets at December 31, 1993 and 1992, respectively. The following table of projected ma-turities and repricings details major financial asset and liability categories of Fidelity as of December 31, 1993. Projected maturities are based on contrac-tual maturities as adjusted for estimates of prepayments and normal historical amortization. (Prepayment estimates are based on recent portfolio experience of approximately 15% Constant Prepayment Rate ("CPR") on all residential 1 to 4 unit loans and 10% on all other loans.) While the estimated prepayment rates utilized are based on the best information available to the Bank, there can be no assurance that the projected rates used in developing this table will coin-cide with the actual results.

                          --------------------------------------------------------------------
                                    AS OF DECEMBER 31, 1993 MATURITY OR REPRICING
                                 0-3        4-12        1-5       6-10     OVER 10
                              MONTHS      MONTHS      YEARS      YEARS       YEARS       TOTAL
                          ----------  ----------  ---------  ---------   ---------  ----------
(Dollars in thousands)
INTEREST-EARNING ASSETS:
Cash and cash equiva-
 lents                    $   62,690   $       -   $      -    $     -     $     -  $   62,690
Investment Securi-
 ties(1)(2)                        -      54,587     97,094      1,143           -     152,824
Mortgage-backed securi-
 ties(1)                      39,669       8,885     42,059          -           -      90,613
Loans receivable:
 ARMs and other
  adjustables(3)           2,877,329     492,028    257,768     22,472         117   3,649,714
 Fixed rate loans             54,701         348      8,219      4,616      81,968     149,852
 Consumer and other
  loans                        5,332       2,408      1,258          -           -       8,998
                          ----------  ----------  ---------  ---------   ---------  ----------
  Gross loans receivable   2,937,362     494,784    267,245     27,088      82,085   3,808,564
                          ----------  ----------  ---------  ---------   ---------  ----------
   Total                   3,039,721     558,256    406,398     28,231      82,085  $4,114,691
                          ----------  ----------  ---------  ---------   ---------  ==========
INTEREST-BEARING LIABIL-
 ITIES:
Deposits:
 Checking and savings
  accounts                   396,201           -          -          -           -  $  396,201
 Money market ac-
  counts(4)                  280,474           -          -          -           -     280,474
 Fixed maturity deposits
  Retail customers           961,634     964,895    530,056        330           -   2,456,915
  Wholesale customers        100,353      70,592     11,173          -           -     182,118
                          ----------  ----------  ---------  ---------   ---------  ----------
   Total                   1,738,662   1,035,487    541,229        330           -   3,315,708
Borrowings:
 FHLB Advances(3)            216,400           -     90,000     20,000           -     326,400
 Other                       307,830           -    100,000     60,000           -     467,830
                          ----------  ----------  ---------  ---------   ---------  ----------
   Total                     524,230           -    190,000     80,000           -     794,230
                          ----------  ----------  ---------  ---------   ---------  ----------
 Total                     2,262,892   1,035,487    731,229     80,330           -  $4,109,938
                                                                                    ==========
IMPACT OF HEDGING(5)        (400,000)    (50,000)   450,000          -           -
                          ----------  ----------  ---------  ---------   ---------
MATURITY GAP              $  376,829  $ (527,231)  $125,169   $(52,099)    $82,085
                          ==========  ==========  =========  =========   =========
GAP TO TOTAL ASSETS            8.60%    (12.03)%      2.86%    (1.19)%       1.87%
                          ==========  ==========  =========  =========   =========
CUMULATIVE GAP TO TOTAL
 ASSETS                        8.60%     (3.43)%    (0.58)%    (1.76)%       0.11%
                          ==========  ==========  =========  =========   =========

(1) Maturities shown are based on the contractual maturity of the instrument.
(2) Includes investments in FHLB and FRB stock and cash equivalents
(3) ARMs and variable rate FHLB advances are in the "within 0-3 months" catego-ries as they are subject to interest rate adjustments.
(4) These liabilities are subject to daily adjustments and are therefore in-cluded in the "within 0-3 months" category.
(5) Fidelity had synthetic hedges with a total notional principal amount of $450 million at December 31, 1993. These off-balance sheet instruments sup-port the Bank's total risk management by enhancing yield and altering its exposure to interest rate risk.

SOURCES OF FUNDS AND LIQUIDITY

The Bank's primary sources of operating funds are deposits, borrowings, loan payments and prepayments, loan sales and earnings.

Deposit activity is an important factor in Fidelity's cash flow position. At March 31, 1994, Fidelity had deposits of $3.2 billion, down from $3.4 billion at December 31, 1993. Fidelity had deposits of $3.5 billion at December 31, 1992 and $3.9 billion at December 31, 1991. These reductions have been, in part, the natural result of the Bank's determination to reduce total assets and, in part, the result of the need on the part of its depositors to withdraw funds to meet current living expenses and/or increase yields through other in-vestments.

As a part of its strategy of preserving and enhancing the value of its customer franchise, Fidelity has increasingly focused its efforts on attracting and re-taining a greater number of profitable, low-cost transaction accounts, such as checking, passbook and money market accounts. The ratio of total transaction accounts to total deposits at March 31, 1994, December 31, 1993, March 31, 1993, December 31, 1992 and December 31, 1991, amounted to 24.0%, 21.7%, 25.1%,
24.3% and 19.4%, respectively. At March 31, 1994 Fidelity had 98,648 checking accounts and 29,485 passbook accounts compared to 93,493 and 28,086 at December 31, 1993, 81,851 and 25,624 at March 31, 1993, 77,400 and 24,300 at December
31, 1992 and 65,400 and 19,700 at December 31, 1991. The number of money market savings accounts declined from 21,600 at December 31, 1991 to 18,800 at Decem-ber 31, 1992, to 18,400 at March 31, 1993, to 15,200 at December 31, 1993 to
14,500 at March 31, 1994, primarily due to decreasing interest rates during those periods.

In the first quarter of 1994 compared to the prior quarter, the total balance of certificates of deposit decreased by $0.2 million to $2.4 billion while re-tail transaction accounts (checking, passbook and money market savings) in-creased by $28.1 million to $757.7 million. During 1993, the total balance of certificates of deposit increased by $22.3 million to $2.6 billion, while the total balance of retail transaction accounts and other lower-cost accounts de-creased by $111.6 million to $729.6 million. These reductions in total balance have been influenced by lower rates of interest offered on retail accounts, causing depositors to seek increased yields through other investments. On March 31, 1994, certificates of deposit of $100,000 or more represented 16% of total deposits compared to 18% at December 31, 1993, 16% at December 31, 1992 and 16% at December 31, 1991. Broker originated deposits totaling $38.3 million, $92.2 million, $12.9 million and $-0- were included in certificates of deposit at these dates.

The Bank also restructured its branch network with an emphasis on providing re-tail financial services to its customers. In order to provide a more complete array of products to meet the Bank's customers' needs and to capture funds mov-ing out of traditional bank products into higher yield investments, sales of investment products were integrated into the retail network, and new positions and compensation systems have been developed and implemented. In the three months ended March 31, 1994, the Company, through Gateway, sold investment and annuity products totaling $24.7 million, compared with total sales of $16.7 million and $36.3 million in the three months ended December 31, 1993 and March 31, 1993, respectively. In 1993, the Company sold investment and annuities products totaling $96.4 million, compared with total sales of $79.9 million in 1992 and $57.8 million in 1991.

FHLB Advances are another major source of funds. The Bank increased its FHLB Advances by $16.3 million during the three months ended March 31, 1994. This compares to repayments exceeding advances by $30.0 million and $ 110.0 million for the three months ended December 31, 1993 and March 31, 1993, respectively. At December 31, 1993, 1992 and 1991, the outstanding balances were $326.4 mil-lion, $581.4 million and $325.0 million, respectively.

In an ongoing effort to diversify its funding source, the Bank started issuing commercial paper during the third quarter of 1992. The commercial paper is backed by a letter of credit from the FHLB of San Francisco to ensure a high quality investment grade rating. Fidelity's obligation to reimburse the FHLB for any amounts paid under the letter of credit is secured by a pledge of mort-gage loans by Fidelity to the FHLB. As of March 31, 1994, $254 million of com-mercial paper was outstanding as compared to $304 million at December 31, 1993, $260 million at March 31, 1993 and $65 million at December 31, 1992. The de-creased use of FHLB Advances in 1993 as a source of funds resulted primarily from the use of commercial paper, which is less costly, as an alternative source of funds.

The Bank also enters into reverse repurchase agreements ("repos") whereby the Bank sells securities under agreements to repurchase the securities at a spe-cific price and date. The Bank deals only with dealers judged by management to be financially strong or who are recognized as primary dealers in U.S. Treasury securities by the FRB. In the three months ended March 31, 1994 and December 31, 1993, however, repos were reduced by $3.8 million and $100.6 million, re-spectively. In the three months ended March 31, 1993, $112.0 million of net funds were provided by repo activity. In 1993, $3.8 million of net funds were provided by repo activity.

Loan principal payments, including prepayments, were a significant source of funds in 1993 and the first quarter of 1994, providing $58.1 million for the three months ended March 31, 1994, compared to $55.6 million and $70.5 million for the three months ended December 31, 1993 and March 31, 1993, respectively, and $290.0 million in 1993, compared to $469.0 million in 1992 and $408.0 mil-lion in 1991. The Bank expects that loan payments and prepayments will remain a significant funding source in the future.

Another source of operating funds was proceeds from the sale of loans which to-taled $208.0 million, $65.7 million and $3.6 million in the three months ended March 31, 1994, December 31, 1993 and March 31, 1993, and $138.4 million, $204.4 million and $282.7 million in the years ended December 31, 1993, 1992 and 1991, respectively. Included in the first quarter of 1994 loan sales was $155.3 million in single family and multifamily 2 to 4 unit performing loans sold as part of the Bank's overall capital planning which resulted in a $1.9 million loss. Sales of loans are dependent upon various factors, including vol-ume of loans originated, interest rate movements, investor demand for loan products, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers, desired asset size and evolving capital and liquidity requirements. Due to the volatility and unpredictability of these factors, the volume of Fidelity's sales of loans has fluctuated significantly and no estimate of future sales can be made at this time. At March 31, 1994, the Bank had $190.1 million of loans in its held for sale portfolio compared to $367.7 million and $24.2 million at December 31, 1993 and March 31, 1993, re-spectively. These amounts did not include any loans included in the Bulk Sale Assets.

The sale of investment and mortgage-backed securities ("MBS") also provides op-erating funds to the Bank. During 1993, the Bank changed its investment strat-egy and as a result moved its entire portfolio of investment and mortgage-backed securities from the investment portfolio to the held for sale portfolio. No U.S. Treasury or agency securities were sold in the first quarters of 1994 or 1993; however, in the fourth quarter of 1993, $211.3 million was sold. Pro-ceeds from sales of MBS for the three months ended March 31, 1994 totaled $93.6 million, compared to $316.5 million and no sales for the three-month periods ended December 31, 1993 and March 31, 1993, respectively. Sales of investment securities totaled $351.8 million for the year ended December 31, 1993, com-pared to no such sales in 1992 and $1.5 million in 1991. Sales of MBS totaled $522.1 million in 1993 compared to no such sales during 1992 and to $273.0 mil-lion in sales during 1991.

Sales of loans from the held for investment portfolio would be caused by unu-sual events. The level of future sales, if any, is difficult to predict. During 1993, the Bank approved a policy of more active management of its investment portfolio with a view toward disposition of securities and loans with unfavor-able risk/return profiles. This policy may result in loans being reclassified from held for investment to held for sale. Any subsequent sale of such loans would not generally be expected to result in any material gain or loss. The higher level of sales of loans and MBS in the first quarter of 1994 and in 1993 was the result of efforts to reduce Fidelity's asset size for capital planning purposes. All such loan sales were made from Fidelity's held for sale portfolio and all such MBS sales were made from the Bank's available for sale portfolio.

Fidelity's sources of cash are utilized in funding loans and investments, for payment of its debt obligations and in maintaining a liquidity ratio in compli-ance with regulatory requirements. Fidelity's total loans funded (excluding Fidelity's refinances) were $130.6 million in the three months ended March 31, 1994 compared to $152.1 million and $69.0 million in the three-month periods ended December 31, 1993 and March 31, 1993, respectively, and $383 million in the year ended December 31, 1993 versus $386 million in the corresponding 1992 period. The Bank had commitments outstanding to originate $28.6 million in loans at market interest rates at March 31, 1994, compared to $37.9 million at December 31, 1993, $16.5 million at March 31, 1993 and $37.5 million at Decem-ber 31, 1992. At March 31, 1994, the Bank had a total of $121.5 million of un-funded loans in its pipeline, compared to $155.8 million at December 31, 1993, $59.0 million at March 31, 1993 and $138.1 million at December 31, 1992.

The overall decline in the loan pipeline from the first quarter of 1993 re-sulted from: (a) the decision by the Bank to limit multifamily loan origina-tions in accordance with the Bank's more rigorous view of multifamily loans as, in fact, business loans which require considerably more scrutiny and continuous monitoring, (b) the reorganization of the mortgage banking group associated with the development and implementation of the Bank's strategy in building a mortgage banking division geared toward single family residental loan origina-tions, (c) the development of secondary marketing sources for multifamily orig-inations, and (d) a reduction in market demand for products Fidelity desired for its portfolio.

Fidelity had $50.0 million in the unused balance of available home equity credit lines at March 31, 1994, compared to $52.1 million at December 31, 1993, $64.6 million at March 31, 1993, $66.2 million at December 31, 1992 and $66.3 million at December 31, 1991. The decline in unused balances of home equity credit lines is due to a slowdown in new credit facility growth over the peri-od. New home equity credit lines totaled approximately $0.5 million, $1.1 mil-lion, and $6.8 million for the three months ended March 31, 1994, December 31, 1993 and March 31, 1993, respectively, and $13.6 million, $26.9 million and $42.5 million for the years 1993, 1992 and 1991, respectively. The decline in new home equity lines reflected significant levels of first trust deed refinancings as well as lower homeowner equity as single family housing ap-praisals fell from higher values of prior years. In addition, the Bank imple-mented a new $300 home equity application fee in May 1993 which also contrib-uted to a home equity volume reduction.

OTS regulations require the maintenance of an average regulatory liquidity ra-tio of at least 5% of deposits and short-term borrowings. Fidelity's monthly average regulatory liquidity ratio was 8.8% and 5.3% for December 1993 and 1992, respectively, and 5.1% and 5.2% at March 31, 1994 and March 31, 1993, re-spectively. Fidelity's year-end liquidity ratios were 6.1% in 1993 and 5.7% in 1992. Management believes the Bank has an adequate liquidity to meet foresee-able operational demands.

Fidelity maintains other sources of liquidity to draw upon if unforeseen cir-cumstances should occur. At March 31, 1994, these sources included: (a) pres-ently available line of credit from the FHLB of $80.7 million (assuming all of the $400.0 million capacity of commercial paper is used); (b) unused commercial paper capacity of $146.0 million; (c) unpledged securities in the amount of $107.4 million available to be placed in reverse repurchase agreements or sold; and (d) unpledged loans of $626.7 million, of which some portion would be available to collateralize additional FHLB or private borrowings, or which may be securitized. In 1993, Fidelity received two capital contributions totaling $28.0 million from Citadel.

For further information regarding the Bank's sources of funds, see "Business -
 Sources of Funds."

OTHER FACTORS AFFECTING EARNINGS

Growing Emphasis on Fee Income Generation
Management believes that, given the highly competitive nature of the Bank's historical business and the regulatory constraints it faces in competing with unregulated companies, the Bank must expand from its historical business focus and adopt a broader product line business strategy. Specifically, management believes that the Bank's existing customers provide a ready market for the sale of nontraditional financial services and investment products. This belief prompted the implementation of a new business strategy for the retail financial services group that integrated its traditional functions (mortgage origination, deposit services, checking, savings, etc.) with the sale of investment services and products by Gateway. Management's objective is to build a "relationship bank" that works with clients to determine their financial needs and offers a broad array of more customized products and services.

Through this new strategy of targeting retail and mortgage customers and offer-ing a variety of new investment products and services, Fidelity and Gateway hope to attract more of the Bank customers' deposits, investment accounts and mortgage business. Management believes that this new strategy has been success-ful, as evidenced by the increase of 21% in total checking accounts at December 31, 1993 over the level a year earlier and the increase of 5% and 20% in total checking accounts at March 31, 1994 over the levels at December 31, 1993 and March 31, 1993, respectively. As a result of this strategy, fee income should become a growing portion, and net interest income a declining portion, of the Company's total income.

Management also intends to offer a wider range of loan types than the Bank cur-rently originates. While continuing to offer adjustable rate mortgages and to maintain an expertise in originating and servicing multifamily mortgages, the Bank plans to increase its mortgage banking capabilities and to originate mort-gages that, while not appropriate for inclusion in the Bank's portfolio in sig-nificant quantities, are attractive to borrowers and to the secondary market.

See "Business - Retail Financial Services Group" for further information.

Regulatory Capital Requirements
See "Business - Regulation and Supervision."

                                   BUSINESS

GENERAL

Fidelity is a federally-chartered savings institution which operates through 42 branches, all of which are located in Southern California, principally in Los Angeles and Orange counties. The Bank offers a broad range of consumer fi-nancial services, including demand and term deposits and mortgage and consumer loans. Fidelity is currently a wholly-owned subsidiary of Citadel, which is a financial services holding company engaged primarily in the savings bank busi-ness through the Bank and Gateway.

At March 31, 1994, Fidelity's mortgage loan portfolio (including loans held for sale) aggregated approximately $3.6 billion, of which approximately 72.6% was secured by residential properties containing 2 or more apartment units, 19.0% was secured by single family residences and 8.4% was secured by commer-cial property. At that same date, 96.1% of Fidelity's loans consisted of ad-justable rate mortgages.

Fidelity funds its portfolio lending operations principally with deposits. At March 31, 1994, Fidelity had deposits of approximately $2.7 billion, exclusive of $507.7 million in certificates of deposit of $100,000 or more. Other borrowings on that date included $342.7 million in FHLB advances, $100.0 mil-lion in mortgage-backed borrowings, $254.0 million in commercial paper backed by a letter of credit issued by the FHLB of San Francisco and $60.0 million in subordinated debt that qualifies as supplementary Tier 2 regulatory capital.

Fidelity's deposit accounts are insured by the FDIC through the SAIF to the maximum amount permissible by law. Fidelity is subject to the examination, supervision and reporting requirements of the OTS, its primary federal banking regulator. Fidelity is also subject to examination and supervision by the FDIC. See "Regulation and Supervision."

Gateway became an NASD registered broker/dealer in October 1993. Gateway cur-rently provides customers of the Bank with investment products including a number of mutual funds, annuities and unit investment trusts. Fidelity is im-plementing a new business strategy that integrates traditional banking func-tions (mortgage originations and deposit services) with the sale of investment services and products by Gateway. See "Retail Financial Services Group." Gate-way is subject to the examination and supervision by the SEC and the NASD.

Recent Developments

Internal Reorganization; Restructuring and Recapitalization
In mid-1992, Fidelity and Citadel commenced a series of steps to reorganize internally in order to strengthen the Bank's internal operations and meet the needs of its customer base. First, a new Chief Executive Officer and certain additional senior management personnel were hired to strengthen key areas of future potential growth, such as mortgage banking, residential loan origina-tions, credit administration, retail financial services and real estate man-agement. Second, the Bank broadened the product line of loans originated by the Bank and increased its emphasis on mortgage banking and single family originations, in particular developing its loan pipeline hedging capability. The Bank also reorganized its retail branch system to integrate the provision of traditional banking services with the provision through Gateway of a broader range of nontraditional financial services and uninsured investment products. Third, the Bank upgraded its systems management capabilities by con-verting to new computer systems in its retail banking and loan administration operations and by adding enhanced software capability to the asset/liability management function. Fourth, management has begun to implement stricter credit controls and credit reviews. Finally, during the last quarter of 1993, the Bank undertook analyses of its internal controls, staffing levels and in-house staff functions. These analyses identified substantial cost-reduction opportu-nities via consolidation of redundant functions, reduction in management and staffing levels, closing, consolidating or selling certain branches and out-sourcing of certain staff functions. Based upon such studies, management be-lieves that operating expenses could be reduced in the future.

In October 1992, Citadel and Fidelity hired outside financial advisors to identify and assess strategic alternatives to pursue with a view to maximizing value for stockholders. In mid-1993, as an outgrowth of the reorganization ef-fort, management evaluated the strategic alternatives available to it. In May 1994, Citadel and Fidelity decided to implement the Restructuring and Recapi-talization. See "Restructuring and Recapitalization."

OTS Examinations
In January 1994, the Bank received reports of the various regular examinations conducted by the OTS in 1993. The OTS expressed concern in a number of spe-cific areas principally relating to asset quality, asset review administration and the resulting negative impact on capital levels and earnings, as well as management effectiveness in certain areas. As a result of the findings of the OTS in its safety and soundness examination of the Bank, Fidelity is subject to higher examination assessments and is subject to additional regulatory re-strictions including, but not limited to, (a) a prohibition, absent prior OTS approval, on increases in total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quar-ter; (b) a requirement that the Bank submit to the OTS for prior review and approval the names of proposed new directors and executive officers and pro-posed employment contracts with any director or senior officer; (c) a require-ment that the Bank submit to the OTS for prior review and approval any third-party contract outside the normal course of business; and (d) the ability of the OTS, in its discretion, to require 30 days' prior notice of all transac-tions between Fidelity and its affiliates (including Citadel and Gateway).

Management believes that Fidelity will cease to be subject to the foregoing restrictions after consummation of the Restructuring and Recapitalization, and that these transactions, together with other actions taken by management in response to the concerns raised by the OTS in the 1993 report, will be respon-sive to most of the concerns of the OTS. However, such restrictions will not automatically be removed by the OTS and there can be no assurance as to whether or when the OTS will remove such restrictions. In addition, the Re-structuring does not significantly alleviate the OTS's concerns regarding the concentration of Fidelity's loan portfolio in multifamily loans and certain unfilled officer positions. See "Risk Factors - Certain Considerations Regard-ing the Bank - Concentration in Multifamily Loans" and "New Management." Thus, the OTS or the FDIC may require the Bank to address such (or any new) concerns in the future.

Northridge Earthquake
See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Three Months Ended March 31, 1994 Compared with Three Months Ended December 31, 1993 and March 31, 1993--Asset Quality" for information re-garding the impact of the Northridge earthquake in January 1994 on the Bank's asset quality. See also "Pro Forma Impact of the Bulk Sales on Loans and Other Real Estate Assets" for the pro forma impact of the Bulk Sales and the Earth-quake Accommodation Loans on the level of delinquencies at March 31, 1994.

RETAIL FINANCIAL SERVICES GROUP

In 1993, Fidelity reorganized internally to provide at each of its branch lo-cations, either directly or through Gateway, a broad array of mortgage prod-ucts, financial services and investment products to current and potential cus-tomers.

Fidelity's deposits are highly concentrated in Los Angeles and Orange coun-ties. Each of Fidelity's branches generally has between $40 million and $100 million in deposits. Seventeen of the branches are in the $40 million to $59 million range.

Total deposits at Fidelity have decreased since December 1991. Management be-lieves that depositors have reacted to current low interest rates by placing short-term fixed income investments into mutual funds and other uninsured product alternatives.

Management believes that, given the highly competitive nature of the Bank's historical business and the regulatory constraints it faces in competing with unregulated companies, the Bank must expand from its historical business focus and adopt a broader product line business strategy. Specifically, management believes that the Bank's existing customers provide a ready market for the sale of nontraditional financial services and investment products. This belief prompted the implementation of a new business strategy for the retail finan-cial services group that integrated its traditional functions (mortgage origi-nation, deposit services, checking, savings, etc.) with the sale of investment services and products by Gateway. Management's objective is to build a "rela-tionship bank" that works with clients to determine their financial needs and offers a broad array of more customized products and services.

Through this new strategy of targeting retail and mortgage customers and of-fering a variety of new investment products and services, Fidelity and Gateway hope to attract more of the Bank customers' deposits, investment accounts and mortgage business. Management believes that this new strategy has been suc-cessful, as evidenced by the increase of 21% in total checking accounts at March 31, 1994 over the level a year earlier. As a result of this strategy, fee income should become a growing portion, and net interest income a declin-ing portion, of the Bank's total income.

Gateway currently sells a combination of investment products including mutual funds, annuities and unit investment trusts. Gateway offers mutual funds of a number of well-known sponsors. The fixed and variable annuities that are of-fered are issued by insurance companies all of which maintain a rating of A+ or better by A.M. Best. These product offerings are continually under review and change from time to time depending on market demand, management's judgment and product availability.

Management is pursuing several significant strategic partnerships to provide new products and services. Gateway has signed agreements with Financial Hori-zons, a subsidiary of Nationwide Insurance of Columbus, Ohio ("Nationwide") to develop and promote a variety of new investment products. This program is funded by Nationwide and involves no financial commitments on the part of Gateway. Nationwide has also arranged to use Fidelity as a test candidate for its lifestyle planning program. If the test works out satisfactorily, manage-ment expects that this financial planning system will eventually be installed branch-wide.

To implement its retail financial services strategy, Fidelity has reorganized its management structure by forming a Retail Financial Services Group ("RFSG") with 520 employees.

During 1993, Fidelity reorganized the personnel structure of its branches to further its strategy of integrating investment services with its traditional deposit activities. Most branches are now individual profit centers reporting to a branch business manager who has responsibility for determining the sales focus and resource allocation within the branch area. On average, branch staffing consists of eight individuals who are divided into administrative personnel and sales personnel, with a branch operations manager and a finan-cial sales manager reporting to the business manager. The sales group merges the responsibilities of the broker/dealer specialists and the traditional de-posit products personnel into the role of a "relationship banker", responsible for selling all deposit and nondeposit product offerings. Relationship bankers will eventually be located at each branch.

In connection with its strategy of integrating investment services with its traditional deposit activities, Fidelity seeks to conduct its activities in compliance with the February 1994 interagency guidance of the federal bank and thrift regulators on retail sales of uninsured, nondeposit investment products by federally insured financial institutions. In order to minimize customer confusion, Fidelity endeavors to ensure that customers are fully informed that such investment products are not insured, are not deposits of or guaranteed by the Bank and involve investment risk, including the potential loss of principal.

Also during 1993, Fidelity and Gateway retrained sales personnel as "relation-ship bankers." The training program lasted four to eight weeks and covered professional topics from accounting to sales management. The focus of this program was to educate the managers about product offerings, identification of customer needs and profitable operation of a business unit. Appropriate per-sonnel are licensed to sell securities and insurance products. This retail strategy is being reinforced through revised incentive and performance mea-surements based in part on customer satisfaction levels. Such measurements were implemented during 1993.

To support this new marketing effort, Fidelity upgraded its computer and re-porting systems for tracking customer profiles and investment activities, for monitoring demographic data for marketing purposes, and for updating new fi-nancial products being offered. Fidelity is also employing customer surveys, focus groups and private interviews to determine actual and potential customer needs and desires and thereby to tailor its financial services and investment products.

Management also intends to offer a wider range of loan types than the Bank currently originates. While continuing to offer adjustable rate mortgages and to maintain an expertise in originating and servicing multifamily mortgages, the Bank plans to increase its mortgage banking capabilities and to originate mortgages that, while not appropriate for inclusion in the Bank's portfolio in significant quantities, are attractive to borrowers and to the secondary mar-ket.

MORTGAGE BANKING GROUP OPERATIONS

The Bank conducts its residential real estate lending activities through its Mortgage Banking Group. Operating as a Fidelity division, the Mortgage Banking Group is responsible for originating single family and multifamily residential real estate loans for retention in the Bank's loan portfolio or sale to sec-ondary market investors and conduits. After receiving completed loan applica-tions, the Bank reviews applicant credit history, obtains verification of em-ployment and other pertinent financial information, confirms property value through appraisal and completes a transaction evaluation and loan underwriting. Approved loans are then submit-ted to the Bank's loan funding staff. Payment processing, collection and re-lated loan functions are performed by the Bank's servicing employees. The ex-tent of Fidelity's direct responsibility for applicant information collection and verification may depend on whether business is sourced entirely through its own employees (retail origination) or third parties (as in wholesale or corre-spondent business).

The Mortgage Banking Group has adopted an operating strategy more similar to that of a mortgage bank than a thrift or savings and loan institution. In the second quarter of 1993, the Bank adopted a requirement that substantially all loan originations meet secondary market standards, to enable the Bank to sell or securitize more loans and thereby enhance its financial liquidity and oper-ating flexibility. The Bank also enhanced its single family loan program fea-tures and gave borrowers more competitive interest rate lock-in options for its fixed-rate loan product offerings. The associated increase in the Bank's inter-est rate risk was addressed through modifications of its secondary market capa-bilities and operations.

From 1986 to mid-1992, the Bank had emphasized the origination and retention of loans secured by multifamily property (2 or more units). From mid-1992 to pres-ent, emphasis has been redirected toward originating single family residential loans. At March 31, 1994, 72.6% of Fidelity's mortgage loan portfolio was se-cured by residential properties containing two or more apartment units, 19.0% by single family residential properties and 8.4% by other properties. At Decem-ber 31, 1993, 71.0% of Fidelity's loan portfolio was secured by residential properties containing two or more apartment units, 21% by single family resi-dential properties and 8.0% by other properties. OTS capital regulations estab-lished generally lower risk-based capital requirements for loans secured by single family and multifamily properties with 36 or fewer units, than for com-mercial and consumer loans. See "Regulation and Supervision - FIRREA Capital Requirements."

In the first quarter of 1993, the Bank completed a reorganization of its real estate lending operations. The loan origination function was separated into two divisions: a Residential Production Division, focused on increasing the volume of single family mortgages and two to four unit loan products; and a Major Loan Production Division, responsible for the Bank's five or more unit residential lending. The Bank also consolidated all "retail" mortgage application process-ing and underwriting in one business unit located in its administration center. All single family loan production personnel were relocated from regional lend-ing offices and assigned to key branch locations, furthering the integration of mortgage products into the Bank's retail financial services delivery system. These actions resulted in the closure of two of the Bank's four existing re-gional lending offices as well as the refocus of the remaining regional offices solely on five unit or over loan originations.

The Bank also started a new business effort designed to increase single family and two to four unit origination from third party loan brokers. A number of staff additions were made in 1993 to implement this operational plan. Fidelity's overall goal is to reposition itself in the residential lending business as a secondary market, mortgage banking-oriented loan originator.

In retail loan origination, the Bank's employees have direct control over veri-fication of necessary applicant income, deposit and credit information as well as other important elements of the application process. This is in contrast to third party mortgage origination or wholesale business, where approved loan brokers assemble key application material and verifications and submit these completed information packages to the Bank for underwriting, approval and fund-ing. Wholesale mortgage origination offers the opportunity for increased loan funding volume at lower fixed operational expense than would be possible through retail mortgage origination. However, since a greater portion of the application processing and information verification is performed by the third-party loan brokers, wholesale business poses greater credit risk than retail loan originations. The Bank has addressed this potential credit quality issue through qualification standards for approval of new loan broker accounts as well as underwriting practices and quality control procedures.

In addition to the structural reorganization of its multifamily loan origina-tion function discussed above, the Bank took severe measures in 1993 to reposi-tion its multifamily lending business orientation and to revise its multifamily lending criteria. From January to April 1993, the Bank sharply curtailed new multifamily loan generation by limiting new transactions to purchase money funding or the refinancing of existing loans and reassigning key major loan production staff to internal multifamily loan due diligence and property in-spection teams. Significantly reduced multifamily business origination and lower funding levels resulted from these actions.

Over the January to April 1993 interval, the Bank reevaluated its multifamily loan approval guidelines and operational practices, resulting in new underwrit-ing procedures and more conservative qualifying standards. When multifamily business origination was resumed in May 1993 the Major Loan Production Division instituted a new multifamily property scoring system that establishes a numeri-cal score and corresponding letter grade for each multifamily loan request. The score and grade then determine qualifying loan-to-value ratios and debt service coverage requirements, with higher-graded properties eligible for more favora-ble underwriting guidelines. Transaction review procedures were also modified so that multifamily transactions now require, at a minimum, two loan officer signatures for final loan approval. The Bank believes these operational en-hancements and evaluation measures provide adequate business credit quality and are appropriate due to current adverse multifamily property operating economics and market values in the geographic areas where the Bank's loan portfolio is concentrated. While the Bank is aware that certain of its underwriting guide-lines and standards may be more conservative than other local market competi-tors, and thus may decrease new business volume, the Bank believes that the multifamily origination effort remains competitive and increases the Bank's ability to securitize the multifamily loan product.

Until the third quarter of 1993, almost all loans funded were generated through employee loan personnel and outside loan agents. Outside loan agents are inde-pendent real estate brokers who are compensated on a commission basis upon funding of their loans. Beginning in the third quarter of 1993, however, Fidelity's single family origination volume increasingly came from third party loan brokers, reflecting the Bank's conscious decision to develop and expand this residential mortgage origination channel as discussed above. In July 1993, the Bank opened and staffed two loan origination offices devoted exclusively to processing single family and two to four unit residential loan applications from third party loan brokers or "wholesale" mortgage business. A third whole-sale operations office became fully operational in October and another office opened in Northern California in March 1994. The Bank plans to open additional wholesale operations in 1994, including more offices in Northern California.

Fidelity made significant enhancements in its internal computer systems and re-porting capabilities in 1993. In October, the Bank converted its loan servicing operation to a new computer system which is expected to result in systems ex-pense reduction in 1994. The Bank also installed a new automated loan applica-tion processing and tracking computer system which will further its mortgage banking and secondary marketing capabilities.

Multifamily Residential Loans
The Bank offers adjustable rate mortgage loans secured by apartment buildings with 2 or more units with a maximum amortized loan term of 30 years, with some loans having balloon payments due in 15 years. A majority of Fidelity's ARM loans adjust with COFI, with a monthly interest rate adjustment commencing af-ter an initial introduction period of up to six months. Since the borrower's monthly payment amount adjusts only annually, if COFI increases, these loans can negatively amortize if the monthly payment is not sufficient to pay in full the additional interest accruing on the loan. Although multifamily loans in the Bank's loan portfolio contain a due-on-sale clause, by their terms they are generally transferable to a purchaser of the property if the purchaser meets the Bank's credit standards.

Multifamily real estate lending entails certain risks different from those posed by single family residential lending. Multifamily and commercial real es-tate loans typically involve larger loan balances concentrated with single bor-rowers or groups of related borrowers. In addition, the payment experience on loans secured by multifamily and commercial real estate is typically dependent on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy in general than are loans secured by single family proper-ties. Multifamily ARM loans may have greater vulnerability to default than fixed rate loans during times of increasing interest rates due to the potential for increase in the amount of a borrower's payment obligations, while the bor-rower's income from the property may not increase. See "ARM Loans."

On March 18, 1994, the OTS published a final regulation effective on that date that permits a loan secured by multifamily residential property, regardless of the number of units, to be risk-weighted at 50% for purposes of the risk-based capital standards if the loan meets specified criteria relating to term of the loan, timely payments of interest and principal, loan-to-value ratio and ratio of net operating income to debt service requirements. Under the prior rule, loans secured by multifamily residential properties with more than 36 units were required to be risk-weighted at 100%.

As of March 31, 1994, Fidelity held $414.5 million in loans secured by multi-family residential properties with 37 or more units and formerly risk-weighted at 100%, some of which qualify for 50% risk-weighting under the criteria of the new regulation. The ultimate impact on Fidelity of the new regulation has not been determined.

Single Family Residential Loans
The Bank offers single family residential mortgage loans with fixed interest rates having maximum amortization loan terms of up to 30 years. Some single family loan programs have maturities of only 15 years or balloon payments due in 5 or 7 years. Due to the interest rate risk presented by the holding of fixed rate loans combined with variable cost sources of funding, the Bank sells substantially all originations of fixed rate residential 1 to 4 unit loans to secondary market investors. While this reduces the interest rate exposure from a portfolio investor standpoint, there remains the risk associated with adverse movements in interest rates from the date of loan application to approval, in-vestor settlement and final delivery. In the second quarter of 1993, Fidelity modified and augmented internal policies to provide for greater management con-trol of loan pipeline interest rate risk exposure. During the same quarter, the Bank also entered into a consulting arrangement with a nationally recognized organization for daily pipeline valuation services, hedging strategies and trading execution. This agreement provided Fidelity a sophisticated computer-based valuation methodology for application tracking and securities commitments necessary for mortgage pipeline hedging management until these capabilities were developed internally. In October 1993, the Bank reduced the consulting ar-rangement to an advisory service, with hedging management being performed in-ternally. The Bank will assess on a regular basis the continuation of this pipeline tracking and valuation advisory service arrangement over in-house al-ternatives. Management anticipates that secondary market practices and pipeline interest rate risk management techniques will continue to be enhanced in 1994 to provide higher quality data transmission and more efficient product pricing and delivery to secondary market investors.

The Bank offers ARM loans secured by owner and non-owner occupied single family residences with a maximum amortized loan term of 30 years. ARM loans adjust with the one-year U.S. Treasury index or COFI with a monthly interest rate ad-justment commencing after an initial introduction period of up to six months. Since the borrower's payment amount adjusts annually for the loans indexed to COFI, if COFI increases these loans can negatively amortize if the monthly pay-ment is not sufficient to pay in full the additional interest accruing on the loan. Although single family ARM loans in the Bank's loan portfolio contain a due-on-sale clause, by their terms they are transferable to a purchaser of the property if the purchaser meets the Bank's credit standards. See "ARM Loans" for a further discussion of ARMs and the Bank's asset/liability strategy.

Home Equity Loans
The Bank offers home equity credit lines. The maximum term of the credit lines offered is 15 years. All of the credit lines provide for variable interest rates based on a prime rate. These loans are generally underwritten using a maximum loan-to-value ratio of between 70% and 75%. The total of undrawn credit lines plus outstanding balances at March 31, 1994, December 31, 1993, 1992 and 1991 was $104 million, $108 million, $129 million and $138 million, respective-ly.

The decline in undrawn credit lines plus outstanding balances was due to a slowdown in new credit facility growth over the 1992 to 1993 period. New home equity credit lines originated during 1993, 1992 and 1991 totaled approximately $13.6 million, $26.9 million and $42.5 million, respectively. In 1993, new home equity credit line originations declined 49% from 1992 levels as a function, the Bank believes, of borrowers accessing equity in their homes through refinancings of their mortgage loans, as well as lower homeowner equity, as single family housing appraisals fell from higher values of prior years. In ad-dition, in May 1993, management implemented a new $300 home equity application fee which also contributed to the home equity volume reduction from 1992 lev-els.

Portfolio statistics
All presentations of the Bank's total loan portfolio include loans receivable and loans held for sale unless stated otherwise. The presentations below do not give effect to the Bulk Sales. For a description of the Bulk Sale Assets, see "Restructuring and Recapitalization - Restructuring - Bulk Sales."

The following table sets forth the composition of the Bank's total loans re-ceivable by type of security at the dates indicated:

                         ----------------------------------------------------------------------------------------------
                                                                  DECEMBER 31,
                                1993               1992               1991               1990               1989
                                    PERCENT            PERCENT            PERCENT            PERCENT            PERCENT
(Dollars in thousands)                   OF                 OF                 OF                 OF                 OF
LOANS BY TYPE                         TOTAL              TOTAL              TOTAL              TOTAL              TOTAL
OF SECURITY:                 AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT   LOANS
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
Residential loans:
 Single family           $  792,054  20.80% $  857,631  21.09% $1,083,152  23.47% $1,670,832  32.46% $1,705,569  38.00%
 Multifamily:
 2 to 4 units               505,219  13.27%    526,826  12.96%    566,452  12.27%    583,474  11.33%    462,972  10.32%
 5 to 36 units            1,795,374  47.16%  1,880,589  46.25%  1,991,089  43.14%  1,847,215  35.89%  1,317,346  29.35%
 37 units and over          406,330  10.67%    444,576  10.93%    572,285  12.40%    610,763  11.86%    543,403  12.11%
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
  Total multifamily       2,706,923  71.10%  2,851,991  70.14%  3,129,826  67.81%  3,041,452  59.08%  2,323,721  51.78%
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
  Total residential
   loans                  3,498,977  91.90%  3,709,622  91.23%  4,212,978  91.28%  4,712,284  91.54%  4,029,290  89.78%
Other real estate
 loans:
 Commercial and
  Industrial                295,761   7.77%    343,270   8.44%    385,960   8.36%    417,299   8.11%    440,951   9.83%
 Land and land
  improvements                3,736   0.10%      5,353   0.13%      9,069   0.19%      9,123   0.18%      7,210   0.16%
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
  Total other real
   estate loans             299,497   7.87%    348,623   8.57%    395,029   8.55%    426,422   8.29%    448,161   9.99%
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
Gross mortgage loans      3,798,474  99.77%  4,058,245  99.80%  4,608,007  99.83%  5,138,706  99.83%  4,477,451  99.77%
Loans secured by
 savings accounts and
 other non-real estate
 loans                        8,758   0.23%      8,038   0.20%      7,781   0.17%      8,748   0.17%     10,343   0.23%
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
Gross loans receivable    3,807,232 100.00%  4,066,283 100.00%  4,615,788 100.00%  5,147,454 100.00%  4,487,794 100.00%
                         ---------- ======= ---------- ======= ---------- ======= ---------- ======= ---------- =======
Less:
 Undisbursed loan funds           -                301              2,706             27,911             38,073
 Unearned discounts             210                104                120                101              1,280
 Deferred loan fees          11,139             11,152             12,131             10,621              3,906
 Allowance for
  estimated losses           83,832             64,277             52,374             16,552              7,336
                         ----------         ----------         ----------         ----------         ----------
                             95,181             75,834             67,331             55,185             50,595
                         ----------         ----------         ----------         ----------         ----------
  Total loans receivable $3,712,051         $3,990,449         $4,548,457         $5,092,269         $4,437,199
                         ==========         ==========         ==========         ==========         ==========

See also "Pro forma Consolidated Financial Information."

The following table sets forth the composition of the Bank's loans held for sale, which are included in the table above, by type of security at the dates indicated:

                            --------------------------------------------------------------------------------
                                                              DECEMBER 31,
                                  1993            1992            1991             1990            1989
                                     PERCENT         PERCENT         PERCENT          PERCENT        PERCENT
                                          OF              OF              OF               OF             OF
(Dollars in thousands)                 TOTAL           TOTAL           TOTAL            TOTAL          TOTAL
LOANS BY TYPE OF SECURITY:   AMOUNT    LOANS AMOUNT    LOANS AMOUNT    LOANS  AMOUNT    LOANS AMOUNT   LOANS
                            -------- ------- ------- ------- ------- ------- -------- ------- ------ -------
Residential loans:
 Single family              $239,371  65.10% $25,043  94.57% $37,497 100.00% $199,500 100.00%      -      -%
 Multifamily 2 to 4 units    128,317  34.90%   1,439   5.43%       -       -        -       -      -      -%
                            -------- ------- ------- ------- ------- ------- -------- ------- ------ -------
 Total loans held for sale  $367,688  100.0% $26,482 100.00% $37,497 100.00% $199,500 100.00% $    -      -%
                            ======== ======= ======= ======= ======= ======= ======== ======= ====== =======

The following table presents the Bank's gross mortgage loans by type and loca-tion as of December 31, 1993:

                        ---------------------------------------------------------------------------
                                                                         COMMERCIAL AND
                                         MULTIFAMILY                       INDUSTRIAL
                          SINGLE   2 TO 4    5 TO 36 37 UNITS      HOME  HOTEL/    OTHER
                          FAMILY    UNITS      UNITS AND OVER EQUITY(1)   MOTEL    C & I      TOTAL
                        -------- -------- ---------- -------- --------- ------- -------- ----------
(Dollars in thousands)
California:
 Southern California
  Counties:
 Los Angeles            $379,688 $178,016 $1,328,497 $281,714   $39,018 $20,740 $119,547 $2,347,220
 Orange                  137,398  199,942    185,262   50,657    12,893  26,742   58,309    671,203
 San Diego                24,235   18,251     93,927   16,220       210   1,409    8,158    162,410
 San Bernardino           18,050   31,471     43,194   24,173     1,476       -    4,639    123,003
 Riverside                24,590   17,287     29,187   10,832       978       -   18,793    101,667
 Ventura                  24,144    8,693     30,398    2,546       921   2,593    1,211     70,506
 Other                    25,668   12,949     25,508    7,573        87   2,655    5,297     79,737
                        -------- -------- ---------- -------- --------- ------- -------- ----------
                         633,773  466,609  1,735,973  393,715    55,583  54,139  215,954  3,555,746
Northern California
 Counties:
 Santa Clara              56,769   25,506     39,612      147       530       -    2,252    124,816
 Other                    45,289   11,818     19,789    5,197       233   2,251   16,170    100,747
                        -------- -------- ---------- -------- --------- ------- -------- ----------
 Total California        735,831  503,933  1,795,374  399,059    56,346  56,390  234,376  3,781,309
                        -------- -------- ---------- -------- --------- ------- -------- ----------
Hawaii                       255        -          -        -         -       -        -        255
Arizona                       73        -          -    1,554         -       -    4,708      6,335
Washington                   325        -          -    2,282         -       -      543      3,150
Oregon                         -        -          -    3,435         -       -      254      3,689
Maryland                       -        -          -        -         -   2,713        -      2,713
Colorado                      21        -          -        -         -     513        -        534
Texas                        410        -          -        -         -       -        -        410
New York                      59        -          -        -         -       -        -         59
Nevada                        20        -          -        -         -       -        -         20
                        -------- -------- ---------- -------- --------- ------- -------- ----------
Total out-of-state         1,163        -          -    7,271         -   3,226    5,505     17,165
                        -------- -------- ---------- -------- --------- ------- -------- ----------
Gross mortgage loans    $736,994 $503,933 $1,795,374 $406,330   $56,346 $59,616 $239,881 $3,798,474
                        ======== ======== ========== ======== ========= ======= ======== ==========

(1) Includes home equity loans of $55,060 and $1,286 on single family and mul-tifamily (2 to 4 units) properties, respectively. Therefore, including the home equity loans, loans on single family and multifamily (2 to 4 units) properties total $792,054 and $505,219, respectively.

The following table sets forth the types of loans by repricing attribute, held by the Bank at the dates indicated:

                         ----------------------------------------------------------------------------------------------
                                                                  DECEMBER 31,
                                1993               1992               1991               1990               1989
                                    PERCENT            PERCENT            PERCENT            PERCENT            PERCENT
                                         OF                 OF                 OF                 OF                 OF
                                      TOTAL              TOTAL              TOTAL              TOTAL              TOTAL
                             AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT   LOANS
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
(Dollars in thousands)
Adjustable rate loans    $3,649,714  95.86% $3,924,093  96.50% $4,447,838  96.36% $4,562,332  88.61% $4,069,508  90.68%
Fixed rate loans            157,518   4.14%    142,190   3.50%    167,950   3.64%    585,122  11.39%    418,286   9.32%
                         ---------- ------- ---------- ------- ---------- ------- ---------- ------- ---------- -------
 Gross loans receivable   3,807,232 100.00%  4,066,283 100.00%  4,615,788 100.00%  5,147,454 100.00%  4,487,794 100.00%
                                    =======            =======            =======            =======            =======
Less:
 Undisbursed loan funds          -                 301              2,706             27,911             38,073
 Unearned discounts             210                104                120                101              1,280
 Deferred loan fees          11,139             11,152             12,131             10,621              3,906
 Allowance for estimated
  losses                     83,832             64,277             52,374             16,552              7,336
                         ----------         ----------         ----------         ----------         ----------
                             95,181             75,834             67,331             55,185             50,595
                         ----------         ----------         ----------         ----------         ----------
 Loans receivable, net   $3,712,051         $3,990,449         $4,548,457         $5,092,269         $4,437,199
                         ==========         ==========         ==========         ==========         ==========

The following table sets forth by contractual maturity and interest rate, the Bank's fixed rate and adjustable rate real estate loan portfolio at December 31, 1993. The table does not consider the prepayment experience of the loan portfolio when scheduling the maturities of loans.

                         ---------------------------------------------------------------------------------
                                                         DECEMBER 31, 1993
                                              SUBTOTAL
                                            MATURITIES
                              TOTAL            GREATER                     MATURES IN
                               LOAN MATURES   THAN ONE                  1997-    1999-    2004-      AFTER
                         RECEIVABLE IN 1994       YEAR    1995   1996    1998     2003     2008       2008
                         ---------- ------- ---------- ------- ------ ------- -------- -------- ----------
(Dollars in thousands)
Adjustable rate loans:
 Under 5.00%             $   22,572 $     -  $  22,572  $    -  $   -  $    -  $    90 $    560 $   21,922
 5.00%-6.99%              3,086,684       -  3,086,684   1,404    486  11,585  187,424  505,770  2,380,015
 7.00%-8.99%                385,295   7,380    377,915   4,897  5,184   9,506   67,539  162,752    128,037
 9.00%-10.99%               146,214  21,333    124,881   3,435    186     300   82,744   22,870     15,346
 11.00%-12.99%                8,413     970      7,443   5,212      -       -        -      587      1,644
 Over 13.00%                    536       -        536       -      -       -      536        -          -
                         ---------- ------- ---------- ------- ------ ------- -------- -------- ----------
 Total adjustable rate
  loans                   3,649,714 $29,683 $3,620,031 $14,948 $5,856 $21,391 $338,333 $692,539 $2,546,964
                         ---------- ======= ========== ======= ====== ======= ======== ======== ==========
Fixed rate loans:
 Under 5.00%                      - $     - $        - $     - $    - $     - $      - $      - $        -
 5.00%-6.99%                 32,844   7,989     24,855      96    203   5,549      791    5,500     12,716
 7.00%-8.99%                 56,323       1     56,322     781    695   3,060    9,951    8,177     33,658
 9.00%-10.99%                52,881      39     52,842     249  1,006   2,767    2,641   27,901     18,278
 11.00%-12.99%               11,198   4,653      6,545     862    717       -      115      418      4,433
 Over 13.00%                  4,272   1,924      2,348       -      -     502       33      120      1,693
                         ---------- ------- ---------- ------- ------ ------- -------- -------- ----------
 Total fixed rate loans     157,518 $14,606 $  142,912 $ 1,988 $2,621 $11,878 $ 13,531 $ 42,116 $   70,778
                         ---------- ======= ========== ======= ====== ======= ======== ======== ==========
Less:
 Undisbursed loan funds           -
 Unearned discounts             210
 Deferred loan fees          11,139
 Allowance for estimated
  losses                     83,832
                         ----------
                             95,181
                         ----------
 Loans receivable, net   $3,712,051
                         ==========

The following table details the activity in the Bank's loan portfolio for the periods indicated:

                          ----------------------------------------------------------------------

                                   THREE MONTHS
                                ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                1994        1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------  ----------
(Dollars in thousands)
Principal balance at
 beginning period         $3,712,051  $3,990,449  $4,548,457  $5,092,269  $4,437,199  $4,058,886
Real estate loans
 originated:
  Conventional:
   Single family              87,061     271,316     261,563     186,320     248,349     248,932
   Multifamily:
    2 to 4 units              15,097      42,931      29,931      63,146     179,515     121,648
    5 to 36 units             28,626      89,935     121,940     239,165     640,621     288,549
    37 units and over          5,307      12,887      19,588      15,785     104,864     115,376
                          ----------  ----------  ----------  ----------  ----------  ----------
     Total multifamily        49,030     145,753     171,459     318,096     925,000     525,573
  Commercial and
   industrial                    280       1,335         993       1,910      16,390      70,659
  Construction                     -           -           -           -      21,091      52,415
                          ----------  ----------  ----------  ----------  ----------  ----------
    Total real estate
     loans originated(1)     136,371     418,404     434,015     506,326   1,210,830     897,579
                          ----------  ----------  ----------  ----------  ----------  ----------
Real estate loans
 purchased:
  Single family                                -           -           -     195,157         555
  Multifamily:
   2 to 4 units                                -           -           -           -           -
   5 to 36 units                 270       3,741         241           -         500           -
   37 units and over             500           -       1,434       1,080         473           -
                          ----------  ----------  ----------  ----------  ----------  ----------
    Total multifamily            770       3,741       1,675       1,080         973           -
  Commercial and
   industrial                      -         210           -           -          62           -
  Construction                     -           -           -           -           -           -
                          ----------  ----------  ----------  ----------  ----------  ----------
    Total real estate
     loans purchased             770       3,951       1,675       1,080     196,192         555
                          ----------  ----------  ----------  ----------  ----------  ----------
    Total real estate
     loans funded            137,141     422,355     435,690     507,406   1,407,022     898,134
                          ----------  ----------  ----------  ----------  ----------  ----------
Payments, refinances,
 transfers to REO            (80,125)   (575,348)   (672,996)   (528,353)   (507,942)   (484,738)
Increase (decrease) in
 non-real estate loans          (858)        720         257        (962)       (465)        855
(Increase) decrease in
 reserves for loan
 losses                       (7,536)    (19,555)    (11,903)    (35,822)     (9,216)     (4,791)
Other increases
 (decrease) in total
 loans, net                   (2,917)      8,433       9,656      32,405      16,702     (19,114)
(Increase) decrease -
  market value of loans
 held for sale                (1,050)          -           -           -           -           -
Loans sold or
 securitized:
  Whole loans(2)            (207,115)   (115,003)   (318,712)   (486,413)   (239,260)     (1,824)
  Participations                   -           -           -     (32,073)    (11,771)    (10,209)
                          ----------  ----------  ----------  ----------  ----------  ----------
    Total loans sold or
     securitized            (207,115)   (115,003)   (318,712)   (518,486)   (251,031)    (12,033)
                          ----------  ----------  ----------  ----------  ----------  ----------
Net increase (decrease)
 in loans receivable        (162,460)   (278,398)   (558,008)   (543,812)    655,070     378,313
                          ----------  ----------  ----------  ----------  ----------  ----------
Principal balance at end
 of period                $3,549,591  $3,712,051  $3,990,449  $4,548,457  $5,092,269  $4,437,199
                          ==========  ==========  ==========  ==========  ==========  ==========
Loans serviced for
 others                   $1,047,265  $  888,362  $  982,698  $  925,368  $  676,101  $  505,297

(1) Includes loans originated to finance sales of REO of $51.6 million, $11.2 million and $1.6 million, for the years ended December 31, 1993, 1992 and 1991, respectively. In 1990 and 1989 loans originated to finance sales of REO were insignificant.
(2) Net of repurchases.

Declines in total real estate loans originated in 1993 and 1992 were due primarily to the curtailment of multifamily origination during the reorganization of the Mortgage Banking Group and the imposition of more stringent multifamily loan underwriting criteria. Declines in loan originations in 1991 were due primarily to the Bank's decision to reduce assets to strengthen its capital ratios.

Sale of Loans
Over the past several years, the Bank has sold most of its current production of fixed rate single family residential loans in the secondary mortgage market and has retained its ARM production. Loan sales totaled approximately $208.0 million in the first quarter of 1994, while loan sales totaled approximately $138.4 million, $204.4 million and $282.7 million for the years ended December 31, 1993, 1992 and 1991, respectively. In addition, sales of mortgage-backed securities totaled $93.6 million in the first quarter of 1994 and $522.1 mil-lion, $0 and $273.0 million, respectively, in the prior three years. Fidelity is an approved originator and servicer for the Federal National Mortgage Asso-ciation (the "FNMA"), the Federal Home Loan Mortgage Corporation (the "FHLMC"), the Federal Housing Administration (the "FHA") and the Veterans Administration (the "VA"). If Fidelity's single family lending volumes increase, sales of loans in the secondary mortgage market should also increase.

During 1993, the Bank approved a policy of more active management of its loans and investment portfolio with a view toward disposition of loans with unfavor-able risk/return profiles and to allow more asset/liability management and as-set size flexibility to facilitate further downsizing of the Bank. To this end, the Bank designated $321 million of certain adjustable rate mortgage loans meeting specific criteria as held for sale as of December 31, 1993, of which $155 million were sold in the first quarter of 1994.

In connection with loan sales, Fidelity is required to make representations and warranties with respect to the loans and their underwriting criteria. These representations and warranties create a contingent liability to repurchase the loans to the extent they are subsequently found to be untrue.

See "Restructuring and Recapitalization - Restructuring - Bulk Sales."

ARM Loans
To assist in reducing the sensitivity of its earnings to interest rate fluctua-tions, Fidelity has emphasized the origination of ARMs for its portfolio. ARMs help to improve the matching of interest rate repricing between Fidelity's as-set and liability portfolios. ARMs reduce the interest rate risk inherent in a portfolio of long-term mortgages by repricing each individual asset at regular intervals over the life of the asset. The initial period before the first ad-justment varies between one month and five years. ARM loans represented 52% of all loans funded in 1993 and 96% of the total loan portfolio at December 31, 1993. ARM loans represented 96.1% of the total loan portfolio at March 31, 1994. Fidelity's ARMs generally bear an interest rate which periodically ad-justs at a stated margin (the "contractual spread") above COFI, which is the index which most closely matches Fidelity's liability base. When the borrower's payment is not sufficient to cover the computed interest amount, negative amor-tization occurs and the difference then increases the principal balance of the loan. The risk of different asset and liability repricing can be reduced by di-versifying the ARM portfolio. Other ARMs originated are generally indexed to U.S. Treasury indices, which more closely match the repricing speed of depos-its, but are more volatile than a COFI index.

ARMs may have greater vulnerability to default than fixed rate loans during times of increasing interest rates due to the potential for substantial in-crease in the amount of a borrower's payments or, to the extent payments do not increase, erosion of a borrower's equity in the underlying property. Risks of default are reduced by caps on both the maximum interest that can be charged and the amount by which a borrower's payments can be periodically increased. However, during periods of significant interest rate increases, interest rate caps can adversely affect interest rate margins and payment caps can increase borrower exposure to negative amortization, unless the loan contains a prohibi-tion on negative amortization. Fidelity uses a combination of interest rate caps and payment caps to reduce risk of default. At December 31, 1993, the to-tal negative amortization included in the loan portfolio was $0.7 million com-pared to $3.7 million at December 31, 1992.

During periods of declining interest rates, ARMs with high interest rate caps relative to market are vulnerable to prepayment as borrowers refinance into ARMs with lower caps or into fixed rate loans. Fidelity has also attempted to minimize the risk of default associated with all ARMs by using the COFI (a rel-atively stable index) for adjustment, thereby limiting interest rate volatility over short periods, and utilizing loan-to-value ratios generally not in excess of 80% unless private mortgage insurance is obtained. During periods of declin-ing interest rates, ARMs with negative amortization potential will experience accelerated amortization, thereby offsetting, in whole or in part, previously incurred negative amortization, if any, or reducing the principal balance ahead of the original schedule.

Most of Fidelity's ARMs provide for a lifetime interest rate cap (currently ranging from 1.875% to 6.250% above the initial rate). A limited number of Fidelity's ARMs also provide for an annual interest rate cap. In addition, for competitive reasons, ARMs are often offered at an initial reduced interest rate (the "introductory rate") for a period of time (one, three, or six months). Fidelity's ARMs are underwritten for credit purposes based on the pro forma payment which would be required at the fully-indexed rate or at the time of the first interest rate adjustment, depending on the type of property. For informa-tion regarding certain litigation relating to ARMs, see "Legal Proceedings."

Fidelity currently offers primarily three types of ARMs. One type has a life-time interest rate cap and payment cap on the amount by which monthly payments can increase from one annual or semiannual payment adjustment to the next; an-other type provides for a lifetime interest rate cap but includes payment ad-justments concurrent with interest rate adjustments without a cap on the pay-ment increase; and the last type provides for an initial five-year fixed rate of interest after which it reverts to the type of ARM first described above.

CREDIT ADMINISTRATION

Appraisal and Underwriting Standards
All properties taken as collateral are appraised utilizing either an outside appraiser or a Fidelity staff appraiser. Fidelity requires that loans secured by real estate be approved at various levels of management, depending upon the size of the loan. Until 1991, Fidelity had a low delinquency rate on all of its single family and multifamily loans as well as its commercial properties lo-cated in California. However, with worsening economic conditions and declines in the real estate values in Southern California, delinquency rates have been steadily increasing. Fidelity has reassessed its underwriting practices and, in light of current conditions, has taken steps to increase qualifying ratios in-cluding debt service coverage minimums and loan-to-value maximums.

During the underwriting process for single family loans, Fidelity obtains in-formation regarding the applicant's income, financial condition, employment and credit history to determine the applicant's ability to service the debt obliga-tions. Fidelity underwrites loans pursuant to internal underwriting criteria as well as to the requirements of the secondary market for such loans or special investor needs. Increasing third party generation of single family loans will require Fidelity to maintain strict underwriting and quality control standards.

Fidelity's underwriting standards for multifamily and commercial real estate lending require the underwriter to review an applicant's experience in owning and operating such type of income-producing property to determine if the appli-cant is qualified to manage such property. At the time of origination, Fidelity reviews the borrower's financial resources, credit history and income-producing capacity, verifies employment, reviews an appraisal of the security property, analyzes the anticipated occupancy, operating expenses and cash flow of income-producing properties, and performs other underwriting procedures. In accordance with its underwriting guidelines Fidelity generally requires a minimum debt coverage ratio (net operating income divided by debt service payment) of from 112% to 130%, depending on the rated quality of the property, whether the loan involves the arms-length market sale of the property or is a refinancing and if it is a refinancing whether there is "cash out" or "no cash out." The debt service coverage ratio is calculated on actual occupancy figures typically utilizing a 10% vacancy factor and using a payment which is the greater of a fully indexed rate, start rate or (typically higher) qualifying rate. The Bank also limits its loans to a maximum of 50% to 75% of the appraised value of the property, again depending on the rated quality of the property and other cir-cumstances outlined above with respect to debt service coverage.

Loan Portfolio Risk Elements
Fidelity originates loans with the expectation that borrowers will honor their repayment obligations. In an attempt to reduce credit risk, Fidelity maintained the underwriting criteria described above. As is the case with other lenders, however, some of Fidelity's borrowers have or will become unable or unwilling to pay interest or principal when due. The reasons for such defaults include, without limitation, (a) adverse conditions in the regional or national economy;
(b) unemployment; (c) an oversupply of apartments for lease; (d) an increase in vacancies; (e) a decline in real estate values; (f) declines in rents; and (g) loss of equity. If the borrower is unable to meet his obligation but is willing to make an additional financial commitment to the property securing the loan, Fidelity may restructure the loan to more closely match the reduced cash flow and value of the collateral. In other circumstances, Fidelity commences pro-ceedings to foreclose upon the property securing the loan. Such proceedings may be delayed by litigation or bankruptcy initiated by the borrower. Fidelity's risk of loss relates both to the frequency of such defaults and to the severity of loss, namely, the excess, if any, of the outstanding principal balance of the loan plus accrued interest over the amount realized upon ultimate disposi-tion of the collateral. In rare instances, Fidelity may be able to recover all or some of the loss it incurs from other assets of the borrower. Fidelity also is exposed to loss if the value of the collateral declines between the time of foreclosure and the time of resale. Fidelity is also exposed to loss to the ex-tent that it is required to invest significant funds to foreclose on and sell its collateral, which may include rehabilitating dilapidated or distressed col-lateral.

LOAN MONITORING

Fidelity has established a monitoring system for its loan portfolio to attempt to identify potential problem loans. All loans are also monitored by the Rela-tionship Management Group, the Internal Asset Review Group and the Loan Servic-ing Group, which administers the loan portfolio. The Relationship Management Group regularly updates all loan files and actively maintains contact with loan borrowers with exposures of over $5 million. This program includes updating rent rolls and cash flow operating statements and making site visits. In addi-tion to analyzing nonproblem assets, the Internal Asset Review Group regularly analyzes problem assets. During 1993, the group reviewed 100 percent of the classified and criticized assets at least semi-annually, with more frequent re-view for more seriously impaired assets. As a result of the investments made in its systems, Fidelity will be able to update its loan files on all classified and criticized assets each quarter, beginning with the first quarter of 1994.

Loans that are currently performing but have met certain criteria requiring further scrutiny are placed on a "watch list". These criteria include, but are not limited to, a large outstanding balance, collateral performing in an inade-quate manner, origination for the purpose of facilitating the sale of real es-tate owned by Fidelity, and other high risk characteristics identified through the internal asset review process that warrant further analysis. Fidelity's Re-lationship Management Group actively gathers updated operating information on large multifamily loans.

The following table details Fidelity's net loans which are 30 to 89 days delin-quent at the dates indicated:

                         -----------------------------------------------------
                                             DECEMBER 31,
                              1993       1992       1991       1990       1989
                         ---------  ---------  ---------  ---------  ---------
(Dollars in thousands)
LOANS 60 TO 89 DAYS
 CONTRACTUALLY
 DELINQUENT:
Single family              $ 2,497    $ 3,665    $ 3,370     $  824    $ 1,532
Multifamily:
 2 to 4 units                1,707      1,180      1,841          -          1
 5 to 36 units              12,770      9,241      7,811          -          -
 37 units and over           5,035      1,223          -          -          -
                         ---------  ---------  ---------  ---------  ---------
  Total multifamily         19,512     11,644      9,652          -          1
Commercial and indus-
 trial                       1,723          -      7,869      3,612        719
                         ---------  ---------  ---------  ---------  ---------
  Total                    $23,732    $15,309    $20,891     $4,436    $ 2,252
                         =========  =========  =========  =========  =========
LOANS 30 TO 59 DAYS
 CONTRACTUALLY
 DELINQUENT:
Single family              $ 7,480    $ 7,939    $ 6,627     $3,063    $ 2,556
Multifamily:
 2 to 4 units                3,599      1,432        416         94        190
 5 to 36 units              16,948     15,927      6,515      1,587        415
 37 units and over           4,114      5,623     19,453          -      2,783
                         ---------  ---------  ---------  ---------  ---------
  Total multifamily         24,661     22,982     26,384      1,681      3,388
Commercial and indus-
 trial                       2,048      1,807      3,040        139      4,409
                         ---------  ---------  ---------  ---------  ---------
  Total                    $34,189    $32,728    $36,051     $4,883    $10,353
                         =========  =========  =========  =========  =========

See also "Pro Forma Consolidated Financial Information."

The following table presents net delinquent loans at December 31, 1993, includ-ing those detailed above (30 to 89 days delinquent) as well as those 90 days or more delinquent:

                        -------------------------------------------------------------------------------
                                                                        COMMERCIAL AND
                                             MULTIFAMILY                  INDUSTRIAL
                           SINGLE     2 TO 4    5 TO 36   37 UNITS
                           FAMILY      UNITS      UNITS   AND OVER  CONSTRUCTION       OTHER      TOTAL
                        ---------  ---------  ---------  ---------  ------------   ---------  ---------
(Dollars in thousands)
CALIFORNIA:
Southern California
 Counties:
 Los Angeles              $14,011    $ 5,224    $49,876    $11,442       $1,483      $ 6,079   $ 88,115
 Orange                     3,576      4,559      5,115          -            -        1,495     14,745
 San Bernardino               419      8,301      2,335          -            -            -     11,055
 Riverside                    754        940      1,896          -            -            -      3,590
 San Diego                    814      1,248      3,114      3,473            -            -      8,649
 Ventura                      628        225        546          -            -            -      1,399
 Other                        717        238          -          -            -          682      1,637
                        ---------  ---------  ---------  ---------  -----------    ---------  ---------
                           20,919     20,735     62,882     14,915        1,483        8,256    129,190
Northern California
 Counties:
 Santa Clara                  807        224      1,309          -            -          651      2,991
 Sacramento                     -          -          -          -            -        4,416      4,416
 Other                        906          -        273          -            -            -      1,179
                        ---------  ---------  ---------  ---------  -----------    ---------  ---------
                            1,713        224      1,582          -            -        5,067      8,586
                        ---------  ---------  ---------  ---------  -----------    ---------  ---------
 Total California          22,632     20,959     64,464     14,915        1,483       13,323    137,776
                        ---------  ---------  ---------  ---------  -----------    ---------  ---------
Arizona                         5          -          -          -            -            -          5
                        ---------  ---------  ---------  ---------  -----------    ---------  ---------
                          $22,637    $20,959    $64,464    $14,915       $1,483      $13,323   $137,781
                        =========  =========  =========  =========  ===========    =========  =========

Nonaccrual Loans
The Bank generally places a loan on nonaccrual status whenever the payment of interest is 90 or more days delinquent, or earlier if a loan exhibits materi-ally deficient characteristics. At December 31, 1993, $13.6 million of loans were less than 90 days delinquent but had been placed on nonaccrual status. Loans on nonaccrual status are resolved by the borrower bringing the loan cur-rent, by the Bank and the borrower agreeing to modify the terms of the loan or by foreclosure upon the collateral securing the loan. See "Restructured Loans" and "Foreclosure Policies."

The following table presents Fidelity's net nonaccrual loans by type of collat-eral at the dates indicated:

                        -----------------------------------------------------
                                             DECEMBER 31,
                             1993       1992       1991       1990       1989
                        ---------  ---------  ---------  ---------  ---------
(Dollars in thousands)
PROPERTY TYPE:
Single family             $12,661   $ 14,064    $ 8,100    $ 3,631    $ 1,543
Multifamily:
  2 to 4 units             15,652      6,372      1,256        628      1,000
  5 to 36 units            34,745     37,501     12,620        376        218
  37 units and over        18,112     35,357     26,123     19,629      2,325
                        ---------  ---------  ---------  ---------  ---------
    Total multifamily      68,509     79,230     39,999     20,633      3,543
Commercial and
 industrial                12,305     18,747     20,883      5,897      7,001
                        ---------  ---------  ---------  ---------  ---------
    Total nonaccrual
     loans(1)             $93,475   $112,041    $68,982    $30,161    $12,087
                        =========  =========  =========  =========  =========

(1) Includes loans over 90 days contractually delinquent and other nonaccrual loans.

It is the Bank's policy to reserve all earned but unpaid interest on loans placed on nonaccrual status. The reduction in income related to nonaccrual loans upon which interest was not paid was $8.7 million, $13.6 million, and $7.6 million in 1993, 1992 and 1991, respectively.

The following table presents net nonaccrual loans by property type and location at December 31, 1993:

                        -------------------------------------------------------------------------------
                                                                        COMMERCIAL AND
                                             MULTIFAMILY                  INDUSTRIAL
                           SINGLE     2 TO 4    5 TO 36   37 UNITS
                           FAMILY      UNITS      UNITS   AND OVER   CONSTRUCTION      OTHER      TOTAL
                        ---------  ---------  ---------  ---------   ------------  ---------  ---------
(Dollars in thousands)
CALIFORNIA:
Southern California
 Counties:
 Los Angeles              $ 7,654    $ 3,780    $28,594    $18,112         $1,344    $ 4,909    $64,393
 Orange                     1,694      2,253      2,015          -              -        303      6,265
 San Bernardino                83      7,766      1,284          -              -          -      9,133
 Riverside                    362        766        687          -              -          -      1,815
 San Diego                    606        638      1,346          -              -          -      2,590
 Ventura                      398        225        546          -              -          -      1,169
 Other                        706          -          -          -              -        682      1,388
                        ---------  ---------  ---------  ---------   ------------  ---------  ---------
                           11,503     15,428     34,472     18,112          1,344      5,894     86,753
Northern California
 Counties:
 Santa Clara                  807        224          -          -              -        651      1,682
 Sacramento                     -          -          -          -              -      4,416      4,416
 Other                        346          -        273          -              -          -        619
                        ---------  ---------  ---------  ---------    ------------ ---------  ---------
                            1,153        224        273          -              -      5,067      6,717
                        ---------  ---------  ---------  ---------    ------------ ---------  ---------
 Total California          12,656     15,652     34,745     18,112          1,344     10,961     93,470
Arizona                         5          -          -          -              -          -          5
                        ---------  ---------  ---------  ---------    ------------ ---------  ---------
 Total nonaccrual loans   $12,661    $15,652    $34,745    $18,112         $1,344    $10,961    $93,475
                        =========  =========  =========  =========    ============ =========  =========

Restructured Loans
The Bank has modified the terms of a number of its loans. In some cases, the modifications have taken the form of "early recasts" in which the amortizing payments are revised (or recalculated) earlier than scheduled to reflect cur-rent lower interest rates. In other cases, the Bank has agreed to accept inter-est only payments for a limited time at current interest rates. In still other cases, the Bank has reduced the loan balance in exchange for a paydown of the loan or otherwise modified loans at terms that are less favorable to the Bank than the current market. These loans have interest rates that may be less than current market rates or may contain other concessions. Modified loans are cate-gorized as TDRs by the Bank when the modification contains concessions to the borrower that the Bank would not otherwise consider except for the borrower's poor financial condition.

The following table presents TDRs by property type at December 31, 1993 and De-cember 31, 1992:

                           --------------------
                               DECEMBER 31,
                                1993       1992
                           ---------  ---------
(Dollars in thousands)
PROPERTY TYPE:
Single family                $   633    $ 3,160
Multifamily:
  2 to 4 units                 3,171      4,065
  5 to 36 units               13,648     20,404
  37 units and over           11,090     54,108
                           ---------  ---------
    Total multifamily         27,909     78,577
Commercial and industrial          -      5,567
Land                             171          -
                           ---------  ---------
    Total TDRs               $28,713    $87,304
                           =========  =========

Of the total $87.3 million of TDRs at December 31, 1992, during 1993, the terms of the modification expired on $39.8 million which are performing in accordance with their original terms (of which $19.6 million are classified as Substan-dard, $6.2 million are categorized as Special Mention and $14.0 million are Pass assets), $20.4 million became nonperforming loans, $9.8 million defaulted and were foreclosed, $3.5 million became ISF, $0.5 million was paid, and $13.3 million continued to be categorized as TDRs at December 31, 1993.

The following table presents TDRs at December 31, 1993, by property type and location:

                        ----------------------------------------------------------------
                                             MULTIFAMILY
                           SINGLE     2 TO 4    5 TO 36   37 UNITS
                           FAMILY      UNITS      UNITS   AND OVER       LAND      TOTAL
                        ---------  ---------  ---------  ---------  ---------  ---------
(Dollars in thousands)
CALIFORNIA:
Southern California Counties:
  Los Angeles                $633     $1,222    $ 7,122    $ 1,872      $  95    $10,944
  Orange                        -        323      3,573      3,997          -      7,893
  San Bernardino                -        177      2,337      1,786         76      4,376
  Riverside                     -      1,098        616          -          -      1,714
  Other                         -        351          -          -          -        351
                        ---------  ---------  ---------  ---------  ---------  ---------
    Total California          633      3,171     13,648      7,655        171     25,278
Oregon                          -          -          -      3,435          -      3,435
                        ---------  ---------  ---------  ---------  ---------  ---------
  Total TDRs                 $633     $3,171    $13,648    $11,090       $171    $28,713
                        =========  =========  =========  =========  =========  =========

The following table presents the loan balances of the TDRs at the dates indi-cated by the type of modification:

                                    -------------------------------------------
                                                   DECEMBER 31,
                                            1993                  1992
                                               PERCENT OF            PERCENT OF
                                    AMOUNT RESTRUCTURINGS AMOUNT RESTRUCTURINGS
                                    ------ -------------- ------ --------------
(Dollars in millions)
Loans Modified By:
 Early recast of scheduled payments  $12.0          41.9%  $29.3          33.6%
 Interest only payments                8.6          29.8%   28.0          32.1%
 Deferral of one or more payments      1.3           4.5%   21.4          24.5%
 Fixed rate reduced to market          3.4          12.0%    4.4           5.0%
 Extension of maturity date            0.1           0.3%    3.8           4.4%
 Reduction in rate to below market       -              -    0.4           0.4%
 Principal forgiveness(1)              3.3          11.5%      -              -
                                    ------ -------------- ------ --------------
  Total TDRs                         $28.7         100.0%  $87.3         100.0%
                                    ====== ============== ====== ==============

(1) $1.0 million in actual principal forgiveness in 1993 on $3.3 million of outstanding loans.

During 1993, interest income of $8.3 million was recorded on TDRs, $0.1 mil-lion less than would have been recorded had the loans performed according to their original terms. In 1992, the amounts were $10.0 million and $0.3 mil-lion, respectively. During 1991, $0.7 million of interest income was recorded on TDRs, which consisted of one loan of $6.9 million at year-end 1991. The modification of this loan did not result in any reduction of interest income in 1991. The Bank did not have any TDRs at December 31, 1990 or 1989.

INTERNAL ASSET CLASSIFICATIONS

The OTS has promulgated a regulation and issued other regulatory guidance re-quiring savings institutions to utilize an internal asset classification sys-tem as a means of reporting problem and potential problem assets for regula-tory supervision purposes. The Bank has incorporated the OTS's internal asset classifications as a part of its credit monitoring system. The Bank currently designates its assets as Pass, Special Mention, Substandard, Doubtful, or Loss. A brief description of these categories follows:

  A Pass asset is considered of sufficient quality to preclude designation as Special Mention or an adverse classification. Pass assets generally are protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

  An asset designated as Special Mention does not currently expose an insti-tution to a sufficient degree of risk to warrant an adverse classification. However, it does possess credit deficiencies or potential weaknesses de-serving management's close attention. If uncorrected, such weaknesses or deficiencies may expose an institution to an increased risk of loss in the future.

  An asset classified as Substandard is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified have a well-defined weakness or weaknesses. They are characterized by the distinct possibility that the insured insti-tution will sustain some loss if the deficiencies are not corrected.

  Assets classified as Doubtful have all the weaknesses inherent in those classified as Substandard. In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable or improbable. The Bank views the Doubtful classification as a temporary category. The Bank will generally classify assets as Doubtful when inadequate data is available or when such uncer-tainty exists as to preclude a Substandard classification. Therefore, the Bank will normally tend to have a minimal amount of assets classified in this category.

  Assets classified as Loss are considered uncollectible and of such little value that their continuance as assets without establishment of a specific reserve is not warranted. A Loss classification does not mean that an asset has absolutely no recovery or salvage value; rather it means that it is not practical or desirable to defer establishing a specific allowance for a ba-sically worthless asset even though partial recovery may be effected in the future. The Bank will generally classify as Loss the portion of assets identified as exceeding the asset's fair market value and a specific re-serve is established for such excess.

A "classified asset" is one that has been designated a Substandard, Doubtful or Loss. Classified assets do not include Special Mention or Pass assets. All of the foregoing standards require the application of considerable subjective judgments by the Bank.

The following table summarizes Fidelity's net classified assets at the dates indicated:

                                    ------------------------------------------
                                                   DECEMBER 31,
                                        1993     1992     1991    1990    1989
                                    -------- -------- -------- ------- -------
(Dollars in thousands)
Nonperforming Assets:
  Nonaccrual loans                  $ 93,475 $112,041 $ 68,982 $30,161 $12,087
  REO(1)                             142,146  122,364   55,743  18,307   8,625
                                    -------- -------- -------- ------- -------
    Total nonperforming assets       235,621  234,405  124,725  48,468  20,712
                                    -------- -------- -------- ------- -------
Performing loans with increased
 risk:
  Single family                        5,749    6,808    6,963   2,930   3,833
  Multifamily:
    2 to 4 units                       7,616    3,648    3,390       -       -
    5 to 36 units                     56,485   38,589   22,757     990       -
    Over 37 units                     51,965   49,566   36,405  11,207   2,751
                                    -------- -------- -------- ------- -------
      Total multifamily              116,066   91,803   62,552  12,197   2,751
  Commercial and industrial            3,905    9,831   19,584  16,773   6,640
                                    -------- -------- -------- ------- -------
  Total performing loans with in-
   creased risk                      125,720  108,442   89,099  31,900  13,224
                                    -------- -------- -------- ------- -------
Other classified assets:
  Real estate held for investment,
   net                                11,161   10,891   14,516  14,367  14,911
  Investment in subsidiaries               -        -        -     247     508
  Other assets                             -        -       63      91     660
                                    -------- -------- -------- ------- -------
    Total classified assets         $372,502 $353,738 $228,403 $95,073 $50,015
                                    ======== ======== ======== ======= =======
  Nonperforming assets to total as-
   sets                                5.37%    4.99%    2.43%   0.85%   0.42%
                                    ======== ======== ======== ======= =======
  Classified assets to total assets    8.49%    7.53%    4.46%   1.67%   1.00%
                                    ======== ======== ======== ======= =======

(1) For presentation purposes, NPAs include REO net of REO GVA.

See also "Pro Forma Consolidated Financial Information."

The following tables present the quarterly data for the dates indicated of Fidelity's net classified assets:

                          -----------------------------------------------------------------
                          MARCH 31, 1993 JUNE 30, 1993 SEPTEMBER 30, 1993 DECEMBER 31, 1993
                          -------------- ------------- ------------------ -----------------
(Dollars in thousands)
Nonperforming assets:
  Nonaccruing loans             $126,349      $ 96,419           $ 88,412          $ 93,475
  REO                            145,349       157,466            151,574           142,146
                          -------------- ------------- ------------------ -----------------
    Total nonperforming
     assets                      271,698       253,885            239,986           235,621
                          -------------- ------------- ------------------ -----------------
Performing loans with
 increased risk                  117,478        95,975            103,769           125,720
Other classified assets:
  Real estate held for
   investment                     10,803        10,702             11,371            11,161
                          -------------- ------------- ------------------ -----------------
    Total classified as-
     sets                       $399,979      $360,562           $355,126          $372,502
                          ============== ============= ================== =================
    Nonperforming assets
     to total assets               5.72%         5.61%              5.40%             5.37%
                          ============== ============= ================== =================
    Classified assets to
     total assets                  8.43%         7.97%              7.99%             8.49%
                          ============== ============= ================== =================

                          -----------------------------------------------------------------
                          MARCH 31, 1992 JUNE 30, 1992 SEPTEMBER 30, 1992 DECEMBER 31, 1992
                          -------------- ------------- ------------------ -----------------
(Dollars in thousands)
Nonperforming assets:
  Nonaccruing loans             $116,774      $108,264           $118,832          $112,041
  REO                             60,814        81,547            117,421           122,364
                          -------------- ------------- ------------------ -----------------
    Total nonperforming
     assets                      177,588       189,811            236,253           234,405
                          -------------- ------------- ------------------ -----------------
Performing loans with
 increased risk                   58,127        73,380            133,218           108,442
Other classified assets:
  Real estate held for
   investment                     12,428        12,341             12,253            10,891
                          -------------- ------------- ------------------ -----------------
    Total classified as-
     sets                       $248,143      $275,532           $381,724          $353,738
                          ============== ============= ================== =================
    Nonperforming assets
     to total assets               3.53%         3.94%              4.93%             4.99%
                          ============== ============= ================== =================
    Classified assets to
     total assets                  4.93%         5.71%              7.96%             7.53%
                          ============== ============= ================== =================

Prior to 1994, loans meeting certain criteria were accounted for as ISFs. These substantially foreclosed assets were recorded at the lower of the loan's book value or at the estimated fair value of the collateral at the date the loan was determined to be in-substance foreclosed. These assets were reported as "real estate owned" as if they were formally foreclosed real estate. The estimated fair value was based on the net amount that the Bank could reasonably have ex-pected to receive for the asset in a current sale between a willing buyer and a willing seller, i.e., other than in a forced or liquidation sale. Inherent in the estimated fair value of these properties were assumptions about the length of time the Bank would have had to hold the property before disposition. The holding costs through the expected date of sale and estimated disposition costs were considered in the valuations. In the first quarter of 1994, the Bank im-plemented SFAS 114. Loans that would have been considered ISF are included in the loan category beginning in 1994.

See also "Pro Forma Impact of the Bulk Sales on Loans and Other Real Estate As-sets."

CREDIT LOSS EXPERIENCE

Credit losses are inherent in the business of originating and retaining real estate loans. As previously discussed, the Bank, in an effort to identify and mitigate the risk of credit losses in a timely manner, performs periodic re-views of any asset that has been identified as having potential excess credit risk. The Bank maintains specific departments with responsibility for resolving problem loans and selling real estate acquired through foreclosure to facili-tate this process. Valuation allowances for estimated potential future losses are established on a specific and general basis for loans and real estate owned. Specific reserves for individual assets are determined by the excess of the recorded investment over the fair market value of the collateral or prop-erty when it is probable that the asset has been impaired. General valuation allowances are provided for losses inherent in the loan and real estate portfo-lios which have yet to be specifically identified. The GVA is based upon a num-ber of factors, including historical loss experience, composition of the loan and real estate portfolios, loan delinquency experience patterns, loan classi-fications, prevailing and forecasted economic conditions and management's judg-ment. A more detailed discussion of the Bank's policies for determining valua-tion allowances is presented in "Management's Discussion and Analysis of Finan-cial Condition and Results of Operations - Three Months Ended March 31, 1994 Compared with Three Months Ended December 31, 1993 and March 31, 1993 - Asset Quality". See also "Real Estate Acquired in Settlement of Loans."

See also the discussion of the GVA under "Restructuring and Recapitalization."

The following table sets forth Fidelity's GVA and specific reserves by loan or real estate portfolio as of March 31, 1994:

                        ------------------------
                          LOANS     REO    TOTAL
                        ------- ------- --------
(Dollars in thousands)
GVA                     $76,549 $ 8,524 $ 85,073
Specific reserves        14,819  11,941   26,760
                        ------- ------- --------
                        $91,368 $20,465 $111,833
                        ======= ======= ========

The following summarizes Fidelity's GVA to total loans and real estate owned and GVA to NPAs for the period indicated:

                                 --------------------------------------------
                                 MARCH 31,            DECEMBER 31,
                                      1994   1993   1992   1991   1990   1989
                                 --------- ------ ------ ------ ------ ------
GVA to total loans and REO (in-
 cluding ISFs)(1)                    2.26%  2.03%  1.82%  1.13%  0.32%  0.18%
                                 ========= ====== ====== ====== ====== ======
GVA to NPAs(2)                      30.96% 32.79% 30.49% 41.99% 34.14% 38.38%
                                 ========= ====== ====== ====== ====== ======

(1) Loans and REO in this ratio are calculated prior to the reduction for loan and REO GVA, but are net of specific reserves.
(2) NPAs in this ratio are calculated prior to the reduction for REO GVA.

The following summarizes the activity in Fidelity's allowance for estimated loan losses for the periods indicated:

                          --------------------------------------------------------
                              THREE
                             MONTHS
                              ENDED
                          MARCH 31,         YEAR ENDED DECEMBER 31,
                               1994     1993     1992        1991     1990    1989
                          ---------  -------  -------     -------  -------  ------
(Dollars in thousands)
Balance at beginning pe-
 riod                       $83,832  $64,277  $52,374     $16,552  $ 7,336  $2,545
  Provision for estimated
   loan losses               15,600   65,100   51,180      49,843   11,039   8,359
  Charge-offs                (9,781) (50,504) (27,350)    (17,005)  (1,841) (3,680)
  Recoveries and other        1,717    4,959  (11,927)(1)   2,984       18     112
                          ---------  -------  -------     -------  -------  ------
Balance at end of period    $91,368  $83,832  $64,277     $52,374  $16,552  $7,336
                          =========  =======  =======     =======  =======  ======
Charge-offs to average
 loans outstanding            1.04%    1.28%    0.61%       0.36%    0.04%   0.09%
                          =========  =======  =======     =======  =======  ======

- - -------
(1) Includes a reallocation within total GVA of $12.4 million from loan GVA to real estate GVA.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations - 1993 compared with 1992 and 1992 compared with 1991 - Asset Quali-ty" for information with respect to Fidelity's loan and REO charge-offs by property type and year of loan origination for the years ended December 31, 1993 and 1992.

FORECLOSURE POLICIES

The Bank typically initiates foreclosure proceedings between 30 and 90 days af-ter a borrower defaults on a loan. The proceedings take at least four months before the collateral for the loan can be sold at "foreclosure" auction, and this period can be extended under certain circumstances, such as, if the bor-rower files bankruptcy or if the Bank enters into negotiations with the bor-rower to restructure the loan. In California, foreclosure proceedings almost always take the form of a nonjudicial foreclosure, upon the completion of which the lender is left without recourse against the borrower for any deficiency or shortfall from the difference between the value of the collateral and the amount of the loan, and in most cases the Bank ends up with title to the prop-erty. In some cases, while the foreclosure proceedings are under way, the bor-rower requests forbearance from collection efforts, more time to cure the de-fault, or a restructuring of the loan. The Bank agrees to such a request if it determines that the loan, as modified, is likely to result in a greater ulti-mate recovery than taking title to the property. Among the factors the Bank considers in granting the borrower a concession is the extent to which the bor-rower pays down the loan, furnishes more collateral or makes a further invest-ment in the property by way of repairs or refurbishment, and demonstrates an awareness and ability to manage the property according to a reasonable operat-ing plan.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

Real estate acquired in settlement of loans results when property collateralizing a loan is foreclosed upon or otherwise acquired in satisfaction of the loan and the Bank takes title to the property. This property owned by the Bank is included in REO. The Bank experiences foreclosures as part of the normal process of conducting its primary business activity, real estate lend-ing. Certain loans are also included in REO when they exhibit characteristics more closely associated with the risk of real estate ownership than with loans. These loans are designated in-substance foreclosures if they meet the following criteria: (a) the borrower currently has little or no equity at fair market value in the underlying collateral; (b) the only source of repayment is the property securing the loan; and (c) the borrower has abandoned the property or will not be able to rebuild equity in the foreseeable future. Prior to 1994, collateral that was categorized as ISF was reported in the same manner as prop-erty that is owned by the Bank. ISFs and property owned by the Bank differ in one key respect: the Bank can only sell or dispose of property it owns. As with any loan, it must complete foreclosure of an ISF before it can sell the under-lying collateral.

As a result of the adoption of SFAS No. 114, beginning January 1, 1994, loans that meet the criteria for ISF designation are no longer reported as REO, al-though they will continue to be valued based on the fair value of the collat-eral and will generally continue to be included in NPAs.

The following table presents Fidelity's net REO, including ISF, by property type at the dates indicated:

                              ------------------------------------------
                                            DECEMBER 31,
                                  1993      1992     1991    1990   1989
                              --------  --------  ------- ------- ------
(Dollars in thousands)
PROPERTY TYPE:
Single family                 $  6,942  $  7,014  $ 3,032 $ 1,202 $1,276
Multifamily:
 2 to 4 units                   10,345     4,129      695       -      -
 5 to 36 units                  41,177    32,535    8,674     253    253
 37 units and over              47,565    40,924   15,040   1,518  1,606
                              --------  --------  ------- ------- ------
 Total multifamily              99,087    77,588   24,409   1,771  1,859
Commercial and industrial       44,559    51,381   28,302  15,334  5,490
REO GVA                         (8,442)  (13,619)       -       -      -
                              --------  --------  ------- ------- ------
  Total REO(1)                $142,146  $122,364  $55,743 $18,307 $8,625
                              ========  ========  ======= ======= ======
 Total ISFs included above(2) $ 28,362  $ 47,324  $25,490       -      -
                              ========  ========  ======= ======= ======

(1) Foreclosed real estate is shown net of first deed loans to others, where applicable.
(2) The Company implemented SFAS No. 114 in January 1994 which effectively eliminated the ISF designation.

See also "Pro Forma Impact of the Bulk Sales on Loans and Other Real Estate As-sets."

The following table presents the Bank's real estate acquired in settlement of loans (ISF is excluded) by location and property type at December 31, 1993:

                         -----------------------------------------------------------------------------
                                      MULTIFAMILY          COMMERCIAL AND INDUSTRIAL
                         SINGLE  2 TO 4 5 TO 36 37 UNITS  HOTEL/   OFFICE
                         FAMILY   UNITS   UNITS AND OVER   MOTEL BUILDING CONSTRUCTION  OTHER    TOTAL
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 (Dollars in thousands)
 California:
  Southern California
   Counties:
  Los Angeles            $3,703 $ 5,895 $19,621  $21,638 $ 6,585   $1,603       $2,351 $2,200 $ 63,596
  Orange                    502   1,410   4,677    5,484       -    5,490            -    222   17,785
  San Bernardino              -   1,228   2,308   13,837       -        -            -    600   17,973
  Riverside                 326   1,069   2,794        -       -        -            -    826    5,015
  San Diego                 830     211     250    1,249   1,885        -            -      -    4,425
  Ventura                   606       -       -        -       -      363            -      -      969
  Other                       -     532       -        -       -        -            -      -      532
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
                          5,967  10,345  29,650   42,208   8,470    7,456        2,351  3,848  110,295
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 Northern California
  Counties:
  Santa Clara               209       -       -        -       -    2,498            -      -    2,707
  Other                      54       -       -        -       -        -            -      -       54
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
                            263       -       -        -       -    2,498            -      -    2,761
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 Total California         6,230  10,345  29,650   42,208   8,470    9,954        2,351  3,848  113,056
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 Hawaii                     712       -       -        -       -        -            -      -      712
 Florida                      -       -       -        -   7,823        -            -      -    7,823
 Washington                   -       -       -        -       -        -            -    635      635
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 Total out-of-state         712       -       -        -   7,823        -            -    635    9,170
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
  Total REO              $6,942 $10,345 $29,650  $42,208 $16,293   $9,954       $2,351 $4,483 $122,226
                         ====== ======= ======= ======== ======= ======== ============ ====== ========

The following table presents the Bank's ISFs by location and property type at December 31, 1993:

                         -----------------------------------------------------------------------------
                                      MULTIFAMILY          COMMERCIAL AND INDUSTRIAL
                         SINGLE  2 TO 4 5 TO 36 37 UNITS  HOTEL/   OFFICE
                         FAMILY   UNITS   UNITS AND OVER   MOTEL BUILDING CONSTRUCTION  OTHER    TOTAL
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 (Dollars in thousands)
 California:
  Southern California
   Counties:
  Los Angeles                $-      $- $ 9,078   $5,357 $     -       $-           $-   $133  $14,568
  Orange                      -       -   2,155        -       -        -            -      -    2,155
  San Diego                   -       -     294        -       -        -            -      -      294
  San Bernardino              -       -       -        -       -        -            -    509      509
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
  Total California            -       -  11,527    5,357       -        -            -    642   17,526
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 Hawaii                       -       -       -        -  10,388        -            -      -   10,388
 Pennsylvania                 -       -       -        -     448        -            -      -      448
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
  Total out-of-state          -       -       -        -  10,836        -            -      -   10,836
                         ------ ------- ------- -------- ------- -------- ------------ ------ --------
 Total ISFs                  $-      $- $11,527   $5,357 $10,836       $-           $-   $642  $28,362
                         ====== ======= ======= ======== ======= ======== ============ ====== ========

In the current market, the Bank rarely sells REO for a price equal to or greater than the loan balance, and the losses suffered are impacted by the mar-ket factors discussed elsewhere herein. REO is recorded at acquisition at the lower of the recorded investment in the subject loan or the fair market value of the assets received. The fair market value of the assets received is based upon a current appraisal adjusted for estimated carrying, rehabilitation and selling costs. Income- producing properties acquired by the Bank through fore-closure are managed by third party contract managers, under the supervision of Bank personnel. During 1993 and 1992, the Bank's policy was generally to pro-ceed promptly to market the properties acquired through foreclosure, and the Bank often makes financing terms available to buyers of such properties. Gener-ally, the Bank experiences higher losses on sale of REO properties for all cash, as opposed to financing the sale, although when it finances the sale, the Bank incurs the risk that the loan may not be repaid in full. During 1993, the Bank sold 210 REO properties for net sales proceeds of $83.5 million, with a gross book and net book value totaling $138.5 million and $89.8 million, re-spectively. This compares to 43 properties sold in 1992 for net sales proceeds of $25.6 million, with a gross book and net book value of $34.9 million and $27.6 million, respectively.

The following table shows real estate sold by property type during the periods indicated:

                         -----------------------------------------------------
                                        YEAR ENDED DECEMBER 31,
                                    1993                       1992
                             NO. OF  NET BOOK VALUE     NO. OF  NET BOOK VALUE
                         PROPERTIES AT DATE OF SALE PROPERTIES AT DATE OF SALE
                         ---------- --------------- ---------- ---------------
(Dollars in thousands)
Single family                    61         $12,932         20         $ 3,546
Multifamily:
  2 to 4 units                   21           4,248          6             529
  5 to 36 units                 109          53,496          9           6,386
  37 units and over              14          17,919          4          11,773
                         ---------- --------------- ---------- ---------------
    Total multifamily           144          75,663         19          18,688
Commercial & industrial           5           1,227          4           5,401
                         ---------- --------------- ---------- ---------------
                                210         $89,822         43         $27,635
                         ========== =============== ========== ===============

Direct costs of foreclosed real estate operations totaled $18.8 million, $3.6 million and $1.1 million for the years ended December 31, 1993, 1992 and 1991 respectively. The large increase in 1993 over 1992 was due primarily to an in-crease in the number of properties foreclosed in 1993 over 1992. During 1993, the Bank foreclosed on 282 properties with a gross book value of $204.7 million compared to 139 properties with a gross book value of $112.9 million, during 1992. The average number of REO properties held during 1993 was 205 compared to 117 during 1992. Property tax expense on foreclosed property for the year ended 1993 was $5.1 million (at the time of foreclosure, a typical property is delin-quent for three property tax payments). Due to the deterioration in the real estate market in Southern California, property tax assessments are generally higher than the appraised value of REO properties at the time of foreclosure. The Bank's policy is to appeal all property tax valuations on REO property at the time of acquisition.

INVESTMENT ACTIVITIES

As a matter of prudent business practice, Fidelity maintains assets that are easily liquidated or otherwise saleable to meet unexpected funding require-ments.

Fidelity also is required by federal regulations to maintain a minimum level of liquid assets which may be invested in certain government and other specified securities. See "Regulation and Supervision - Required Liquidity." Investment decisions are made within guidelines approved by Fidelity's Board of Directors. Such investments are managed in an effort to produce a yield consistent with maintaining safety of principal and compliance with applicable regulations.

The Bank's securities portfolio consisted of the following at the dates indi-cated:

                        -----------------------------------------------------------------------
                            MARCH 31,                         DECEMBER 31,
                              1994              1993              1992              1991
                                 WEIGHTED          WEIGHTED          WEIGHTED          WEIGHTED
                          AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT    YIELD
                        -------- -------- -------- -------- -------- -------- -------- --------
(Dollars in thousands)
Federal Funds Sold      $ 20,000    3.69% $ 60,000    3.00% $      -       -% $      -       -%
                        --------          --------          --------          --------
Investment securities:
 Available for sale:
 U.S. Government and
  agency obligations      90,594    4.62%   87,385    4.59%        -        -        -        -
 Other investments         5,007    5.07%    4,874    5.07%        -        -        -        -
                        --------          --------          --------          --------
                          95,601    4.64%   92,259    4.65%        -        -        -        -
                        --------          --------          --------          --------
 Held to maturity:
 U.S. Government
  obligations                  -        -        -        -   24,950    8.54%   32,916    8.55%
 Commercial paper              -        -        -        -   29,986    3.92%      980    5.15%
 Other Investments             -        -        -        -   12,401    4.65%        -        -
                        --------          --------          --------          --------
                               -        -        -        -   67,337    5.77%   33,896    8.45%
                        --------          --------          --------          --------
Total investment
 securities               95,601    4.64%   92,259    4.65%   67,337    5.77%   33,896    8.45%
                        --------          --------          --------          --------
Mortgage-backed
 securities:
 Available for sale:
 FHLMC                     3,893    3.55%   34,184    5.13%        -        -        -        -
 FNMA                      4,413    4.36%   14,853    4.67%        -        -        -        -
 Participation
  Certificates            36,745    5.69%   38,223    5.87%        -        -        -        -
 CMO                       3,247    4.37%    3,848    4.39%        -        -        -        -
                        --------          --------          --------          --------
                          48,298    5.31%   91,108    5.33%                 -        -        -
                        --------          --------          --------          --------
 Held to maturity:
 FHLMC                         -        -        -        -  102,476    5.89%   15,733    8.63%
 GNMA                          -        -        -        -   14,466    8.24%   16,941    8.17%
 FNMA                          -        -        -        -  113,442    6.54%        -        -
                        --------          --------          --------          --------
                               -        -        -        -  230,384    6.36%   32,674    8.39%
                        --------          --------          --------          --------
 Total mortgage-backed
  securities              48,298    5.31%   91,108    5.33%  230,384    6.36%   32,674    8.39%
                        --------          --------          --------          --------
FHLB and FRB stock        52,626    3.56%   52,151    3.20%   50,574    1.47%   49,245    6.16%
                        --------          --------          --------          --------
                        $216,525    4.44% $295,518    4.27% $348,295    5.54% $115,815    7.46%
                        ========          ========          ========          ========

The following table summarizes the maturity and weighted average yield of the Bank's investment securities at March 31, 1994:

                          -------------------------------------------------------------------------------------------------
                                                                           MATURES IN
                                TOTAL             1994       1995 THROUGH 1998 1999 THROUGH 2003        2003 AND THEREAFTER
                                   WEIGHTED         WEIGHTED          WEIGHTED             WEIGHTED                WEIGHTED
                            AMOUNT    YIELD  AMOUNT    YIELD   AMOUNT    YIELD  AMOUNT        YIELD       AMOUNT      YIELD
(Dollars in thousands)    -------- -------- ------- -------- -------- -------- --------   ---------    ---------- ----------
Federal Funds Sold        $ 20,000    3.69% $20,000    3.69% $      -       -%   $      -           -% $        -          -%
Investment securities
 available for sale:
 U.S. Government and
  agency obligations        90,594    4.62%     389    3.44%   90,205    4.62%          -            -          -          -
 Other investments           5,007    5.07%   1,177    3.91%    3,545    5.21%        285        6.19%          -          -
                          --------          -------          --------            --------              ----------
Total investment Securi-
 ties                       95,601    4.64%   1,566    3.79%   93,750    4.64%        285        6.19%          -          -
Mortgage-backed
 securities available
 for sale                   48,298    5.31%       -        -    7,660    4.37%          -           -      40,638       5.49%
FHLB and FRB Stock          52,626    3.56%  52,626    3.56%        -       -           -           -           -          -
                          --------          -------          --------            --------              ----------
                          $216,525    4.44% $74,192    3.60% $101,410    4.62%   $    285        6.19%    $40,638       5.49%
                          ========          =======          ========            ========              ==========

Interest income from the investment portfolio contributed 6.5%, 3.9% and 4.3% of the Bank's total revenue not including the impact of real estate loss provi-sions and direct costs of real estate operations, for the years ended December 31, 1993, 1992 and 1991, respectively.

SOURCES OF FUNDS

The Bank derives funds from deposits, FHLB Advances, securities sold under agreements to repurchase, and other short-term and long-term borrowings. In ad-dition, funds are generated from loan payments and payoffs as well as from the sale of loans and investments.

Deposits
The largest source of funds for the Bank is deposits. Customer deposits are in-sured by the FDIC up to $100,000 per account. The Bank has several types of de-posit accounts designed to attract both short-term and long-term deposits. The following table sets forth the weighted average interest rates paid by the Bank and the amounts of deposits held by the Bank at the dates indicated:

                         ------------------------ -------------------------------------------
                             WEIGHTED AVERAGE
                                 RATES AT                         AMOUNTS AT
                         MARCH 31,  DECEMBER 31,   MARCH 31,           DECEMBER 31,
                              1994 1993 1992 1991       1994       1993       1992       1991
                         --------- ---- ---- ---- ---------- ---------- ---------- ----------
(Dollars in thousands)
Checking - no minimum
 term:
  NOW                         1.0% 1.0% 1.6% 3.0% $  281,735 $  263,192 $  257,575 $  204,454
  Money market checking       1.8% 1.8% 1.8% 3.8%     48,920     50,840     49,289     62,837
  Noninterest bearing           -    -    -    -      66,144     52,936     31,632     14,091
Savings - no minimum
 term:
  Passbook                    2.0% 2.0% 2.5% 4.0%     90,287     82,168     74,738     58,817
  Money market savings        2.4% 2.4% 2.8% 4.6%    270,786    280,495    429,708    415,636
Certificate accounts:
 Original term:
  Less than 3 months          2.1% 2.8% 3.0% 5.1%     36,611    118,697    108,399     99,525
  3 months to 5 months        3.3% 3.4% 3.2% 5.3%    531,408    601,419    230,396    282,741
  6 months to 11 months       2.8% 3.3% 3.4% 6.1%    735,373    740,741  1,009,970  1,691,551
  12 months to 23 months      3.8% 4.2% 4.7% 6.4%    507,952    601,382    614,581    621,625
  24 months to 59 months      5.1% 5.3% 6.6% 7.2%    252,925    228,194    325,764    287,752
  60 months and over          6.9% 6.9% 7.1% 7.7%    349,165    348,600    327,596    146,832
                                                  ---------- ---------- ---------- ----------
                              3.4% 3.6% 4.0% 5.9% $3,171,306 $3,368,664 $3,459,648 $3,885,861
                                                  ========== ========== ========== ==========

The following table provides additional deposit information by remaining matu-rity at March 31, 1994:

                          -----------------------------------------------------------------------------------------
                                                             REMAINING MATURITY
                                                         OVER       OVER       OVER       OVER
                                                     3 MONTHS   6 MONTHS  12 MONTHS  24 MONTHS
                          INDETERMINATE   3 MONTHS BUT WITHIN BUT WITHIN BUT WITHIN BUT WITHIN      OVER
                               MATURITY    OR LESS   6 MONTHS  12 MONTHS  24 MONTHS  36 MONTHS 36 MONTHS      TOTAL
                          ------------- ---------- ---------- ---------- ---------- ---------- --------- ----------
(Dollars in thousands)
Passbook, 2.00% at March
 31, 1994                      $ 90,287 $        -   $      -   $      -   $      -   $      -  $      - $   90,287
Checking and money
 market checking, 0.93%
 at March 31, 1994              396,799          -          -          -          -          -         -    396,799
Money market passbook,
 2.38% at March 31, 1994        270,786          -          -          -          -          -         -    270,786
Certificate Accounts:
 Under 3.00%                          -    275,118    291,450     29,296      5,923        317       934    603,038
 3.01 - 4.00%                         -    797,900    107,408     82,789     35,697        134        37  1,023,965
 4.01 - 5.00%                         -     81,331     18,456    113,358    113,154     10,060     5,340    341,699
 5.01 - 6.00%                         -     42,403        895      4,807      6,884        215    32,823     88,027
 6.01 - 7.00%                         -      8,573      6,469      5,440      2,256     97,250   105,225    225,213
 7.01 - 8.00%                         -      7,485     10,328      3,208      3,779     44,160    20,831     89,791
 Over 8.01%                           -      9,943      4,223      3,221     11,369        153    12,792     41,701
                          ------------- ---------- ---------- ---------- ---------- ---------- --------- ----------
 Total deposits                $757,872 $1,222,753   $439,229   $242,119   $179,062   $152,289  $177,982 $3,171,306
                          ============= ========== ========== ========== ========== ========== ========= ==========

The following table summarizes certificates of deposit of $100,000 or more by remaining maturity and weighted average rate at March 31, 1994:

                             --------------------------------------
(Dollars in thousands)
REMAINING TERMS OF MATURITY                 PERCENT OF     WEIGHTED
(IN MONTHS):                    AMOUNT  TOTAL DEPOSITS AVERAGE RATE
                             ---------  -------------- ------------
Three or less                 $246,451            7.8%        3.59%
Other three to six              97,190            3.1%        3.20%
Over six to twelve              38,850            1.2%        4.14%
Over twelve                    125,159            3.9%        6.05%
                             ---------  -------------- ------------
                              $507,650           16.0%        4.16%
                             =========  ============== ============

Certificates of deposits of $100,000 or more accounted for $592.7 million and represented 17.6% of all deposits at December 31, 1993; $549.5 million or 15.9% of all deposits at December 31, 1992 and $628.5 million or 16.2% of all depos-its at December 31, 1991. Fidelity intends to continue to use such certificates of deposit as a source of funds to manage its liquidity. However, a significant increase is not currently expected.

The distribution of certificate accounts by date of maturity is an important indicator of the relative stability of a major source of lendable funds. Longer term certificate accounts generally provide greater stability as a source of lendable funds, but currently entail greater interest costs than passbook ac-counts. The following table summarizes certificate accounts by maturity, as a percentage of total deposits and weighted average rate at March 31, 1994:

                             --------------------------------------
(Dollars in thousands)
CERTIFICATE ACCOUNTS                        PERCENT OF     WEIGHTED
MATURING IN QUARTER ENDING:      AMOUNT TOTAL DEPOSITS AVERAGE RATE
                             ---------- -------------- ------------
June 30, 1994                $1,222,753          38.6%        3.51%
September 30, 1994              439,229          13.9%        2.93%
December 31, 1994                90,917           2.9%        4.14%
March 31, 1995                  151,202           4.8%        3.69%
June 30, 1995                    60,804           1.9%        4.62%
September 30, 1995               47,310           1.5%        4.54%
December 31, 1995                32,646           1.0%        4.65%
March 31, 1996                   38,302           1.2%        4.26%
June 30, 1996                    21,465           0.7%        6.83%
September 30, 1996               35,622           1.1%        6.97%
December 31, 1996                28,067           0.9%        6.68%
March 31, 1997                   67,135           2.1%        6.49%
After March 31, 1997            177,982           5.5%        6.66%
                             ---------- --------------
                             $2,413,434          76.1%        3.94%
                             ========== ==============
Total Deposits               $3,171,306
                             ==========

The Bank also utilizes brokered deposits as a short-term means of funding. These deposits are obtained or placed by or through a deposit broker and are subject to certain regulatory limitations. Should the Bank become undercapital-ized, it would be prohibited from accepting, renewing or rolling over deposits obtained through a deposit broker. See "Regulation and Supervision--FDICIA Prompt Corrective Action Requirements." The following table summarizes the Bank's outstanding balance of brokered deposits at the dates indicated:

                        ----------------
                                       %
                                OF TOTAL
                         AMOUNT DEPOSITS
                        ------- --------
(Dollars in thousands)
March 31, 1994          $38,258    1.21%
December 31, 1993        92,196    2.74%
December 31, 1992        12,850    0.37%
December 31, 1991             -        -

Borrowings
The Bank utilizes borrowings from the FHLB System ("FHLB Advances") as a source of funds for operations. The FHLB System functions as a source of credit to savings institutions which are members of a Federal Home Loan Bank. See "Regu-lation and Supervision - Federal Home Loan Bank System." Fidelity may apply for advances from the FHLB secured by the capital stock of the FHLB owned by Fidel-ity and certain of Fidelity's mortgages and other assets (principally obliga-tions issued or guaranteed by the United States Government or agencies there-
of). Advances can be requested for any business purpose in which Fidelity is authorized to engage, except that advances with a term greater than 5 years can be granted only for the purpose of providing funds for residential housing fi-nance. In granting advances, the FHLB considers a member's creditworthiness and other relevant factors. FHLB Advances to Fidelity totaled $326.4 million, $581.4 million, and $325.0 million at December 31, 1993, 1992 and 1991, respec-tively. The decreased use of FHLB Advances in 1993 as a source of funds results primarily from the use of commercial paper, which is less costly, as an alter-nate source of funds. Fidelity's available FHLB line of credit is based primar-ily on a portion of Fidelity's residential loan portfolio pledged for such pur-pose, up to a maximum 25% of total assets. The FHLB of San Francisco notified Fidelity on May 31, 1994, that the FHLB will require mandatory delivery of the Bank's collateral supporting its advances if by June 30, 1994, Fidelity has not entered into definitive agreements for disposition of problem assets and the infusion of additional capital.

At March 31, 1994, and December 31, 1993, Fidelity's remaining available line of credit was $227.1 million and $297.7 million, respectively, after deducting outstanding advances and a $400.0 million backup letter of credit for outstand-ing commercial paper, as described below.

The Bank also utilizes the capital markets to obtain funds for its lending op-erations. This source has been used for long-term borrowings in the past and can be utilized in the future. At March 31, 1994, the Bank had outstanding 8 1/2% mortgage-backed medium-term notes, Series A, due April 15, 1997 (the "1997 MTNs"). At December 31, 1993, the 1997 MTNs had a balance of $100 million. The 1997 MTNs are secured by mortgage loans and U.S. Treasury notes with a combined principal balance of $255.7 million at December 31, 1993.

During 1992, the Bank started issuing commercial paper, backed by a $400 mil-lion letter of credit from the FHLB of San Francisco to ensure a high quality investment grade rating. The letter of credit commitment varies with the level of commercial paper outstanding, and the FHLB line of credit for advances de-scribed above increases or decreases accordingly. Commercial paper outstanding totaled $254 million at March 31, 1994 and $304 million and $65 million at De-cember 31, 1993 and 1992, respectively. All commercial paper outstanding at March 31, 1994 matures within 120 days with an average interest rate of 3.47%.

From time to time, Fidelity enters into reverse repurchase agreements by which it sells securities with an agreement to repurchase the same securities at a specific future date (overnight to 30 days). Fidelity deals only with dealers perceived by management to be financially strong and who are recognized as pri-mary dealers in U.S. Treasury securities by the FRB. There were no reverse re-purchase agreements outstanding at March 31, 1994.

In May 1990, Fidelity issued the Subordinated Notes approved by the OTS as ad-ditional regulatory risk-based capital. The Subordinated Notes were issued to institutional investors in the amount of $60 million, with interest payable semiannually at 11.68% per annum and are repayable in five equal annual in-stallments commencing May 15, 1996. Citadel and the Bank have entered into the Settlement Agreement with the four lenders pursuant to which, among other things, simultaneously with the Closing, the Bank will redeem the $60 million of Subordinated Notes at a redemption price equal to the unpaid principal amount thereof, plus accrued and unpaid interest (estimated to be approximately $1.2 million assuming that the Closing occurs on July 15, 1994), plus the Re-capitalization Fee. See "Restructuring and Recapitalization - Restructuring -
 Redemption of Subordinated Debt."

The following table sets forth certain information as to the Bank's FHLB Ad-vances, other borrowings and Subordinated Notes at the dates indicated:

                                         ------------------------------------
                                         MARCH 31,        DECEMBER 31,
                                              1994     1993     1992     1991
                                         --------- -------- -------- --------
(Dollars in thousands)
FHLB Advances:
  Fixed rate bonds                       $ 110,000 $110,000 $ 40,000 $ 20,000
  Floating rate advances                   232,700  216,400  541,400  305,000
                                         --------- -------- -------- --------
                                           342,700  326,400  581,400  325,000
Borrowings:
 Mortgage-backed notes/bonds:
  Fixed rate bonds                               -        -   62,000   62,000
  Fixed rate notes                         100,000  100,000  200,000  200,000
  Floating rate bonds                            -        -        -   65,950
  Floating rate notes                            -        -        -  200,000
                                         --------- -------- -------- --------
                                           100,000  100,000  262,000  527,950
 Commercial paper                          254,000  304,000   65,000        -
 Securities sold under agreements to re-
  purchase                                       -    3,830                 -
 Other                                           -        -        -    3,200
                                         --------- -------- -------- --------
                                           354,000  407,830  327,000  531,150
 Subordinated notes                         60,000   60,000   60,000   75,000
                                         --------- -------- -------- --------
    Total borrowings                      $756,700 $794,230 $968,400 $931,150
                                         ========= ======== ======== ========
Weighted average interest rate on all
 borrowings                                  5.24%    5.12%    5.91%    7.47%
                                         ========= ======== ======== ========

For more information on the Bank's borrowings, see Notes 9 and 10 to the con-solidated financial statements.

Loan Repayments and Loan Sales
Another important source of funds for the Bank is the repayment of loans it has made and sales of loans. Receipts from loan repayments (scheduled and unscheduled) and sales of loans, net of repurchases, were approximately $690 million, $878 million, and $926 million for the years ended December 31, 1993, 1992 and 1991, respectively. See "Mortgage Banking Group Operations."

INTEREST RATE RISK MANAGEMENT

Net interest income is the difference between interest earned on the Bank's loans and investment securities and interest paid on its deposits and borrowings. Net interest income is affected by the interest rate spread, which is the difference between the rates earned on its interest-earning assets and rates paid on its interest-bearing liabilities, as well as the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-earning assets exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The Bank's average interest rate mar-gin for the years ended December 31, 1993, 1992 and 1991 was 2.26%, 2.66% and 2.53%, respectively. Excluding the writedown of core deposit intangibles of $5.2 million, the average interest rate margin for the year ended December 31, 1993 would have been 2.38%.

The objective of interest rate risk management is to manage interest rate risk in a prudent manner to maximize the net income of the Bank. Banks and savings institutions are subject to interest rate risk when assets and liabilities ma-ture or reprice at different times (duration risk), against different indices (basis risk) or for different terms (yield curve risk). The decision to control or accept interest rate risk can only be made with an understanding of the probability of various scenarios occurring. Having liabilities that reprice more quickly than assets is beneficial when interest rates fall, but may be detrimental when interest rates rise.

Since 1985, the Bank has shifted its portfolio toward adjustable rate mortgage loans that reprice more closely with its interest-bearing liabilities. ARM loans comprised 96% of the total loan portfolio at December 31, 1993, 1992 and 1991. The percentage of monthly adjustable ARMs to total loans was 74.7% at De-cember 31, 1993 compared to 74.4% and 71.6% at December 31, 1992 and 1991, re-spectively. Interest sensitive assets provide the Bank with a degree of long-term protection from rising interest rates. At December 31, 1993, approximately 96% of Fidelity's total loan portfolio consisted of loans which mature or reprice within one year, compared with approximately 95% at December 31, 1992 and approximately 97% at December 31, 1991. Fidelity has in recent periods ben-efited from the fact that decreases in the interest rates accruing on Fidelity's ARMs lagged the decreases in interest rates accruing on its depos-its, primarily due to the lagging effects of the COFI, the index to which most of Fidelity's ARMs reprice. Fidelity benefited in 1992 and 1991 from the fact that decreases in its asset yield lagged decreases in its liability cost. Dur-ing 1993, short and intermediate term rates to which most of Fidelity's liabil-ities reprice, remained essentially constant. As COFI continued to decline, the Bank's interest rate spread narrowed. If market rates fall, the Bank's spread will initially improve. If market rates increase, the Bank's spread will dete-riorate initially until a catch up in lag in the COFI index. See "ARM Loans."

The Bank took steps in 1993 to reduce the impact of its declining spread. These steps include the decision not to replace expired interest rate cap agreements, and the decision to enter into interest rate swap contracts. The Bank continues to monitor and control its interest rate risk exposure within approved guide-lines and in such a way as to avoid the need to hold extra capital because of interest rate risk.

The following table presents, for the periods indicated, the Bank's total dol-lar amount of interest income from average interest-earning assets and the re-sultant yields, as well as the interest expense on average interest-bearing li-abilities and the resultant costs, expressed both in dollars and rates. The ta-ble also sets forth the net interest income and the net earnings balance for the periods indicated. Average balances are computed using an average of the daily balances during the year. Certain reclassifications have been made to prior periods to conform to the 1993 presentation.

                         --------------------------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                    1993                           1992                        1991
                                             AVERAGE                        AVERAGE                     AVERAGE
                            AVERAGE           YIELD/       AVERAGE           YIELD/    AVERAGE           YIELD/
                            BALANCE INTEREST    RATE       BALANCE INTEREST    RATE    BALANCE INTEREST    RATE
                         ---------- -------- -------    ---------- -------- ------- ---------- -------- -------
(Dollars in thousands)
Interest-earning as-
 sets:
 Loans and mortgage-
  backed Securities(1)   $4,136,044 $280,762   6.79%    $4,421,798 $361,177   8.17% $5,034,392 $503,021   9.99%
 Investment securities
  and cash equivalents      170,504    6,928   4.06%       197,873    8,799   4.45%    221,117   13,960   6.31%
 Investment in FHLB
  stock                      51,210    1,640   3.20%        50,219      740   1.47%     49,891    3,071   6.16%
                         ---------- --------            ---------- --------         ---------- --------
 Total interest-earning
  assets                  4,357,758  289,330   6.64%     4,669,890  370,716   7.94%  5,305,400  520,052   9.80%
                                    --------                       --------                    --------
Noninterest-earning as-
 sets                       212,211                        170,812                     219,958
                         ----------                     ----------                  ----------
 Total assets            $4,569,969                     $4,840,702                  $5,525,358
                         ==========                     ==========                  ==========
Interest-earning
 liabilities:
 Deposits:
 Demand deposits            303,206    4,781   1.58%       282,572    6,959   2.46%    259,464   12,195   4.70%
 Savings deposits           451,590   19,318   4.26%       497,070   24,964   5.01%    430,163   30,265   7.00%
 Time deposits            2,499,076  107,622   4.31%     2,853,393  143,154   5.02%  3,330,847  236,316   7.09%
                         ---------- --------            ---------- --------         ---------- --------
 Total deposits           3,253,872  131,721   4.05%     3,633,035  175,077   4.82%  4,020,474  278,776   6.93%
Borrowings                1,049,291   56,773   5.41%       916,836   65,046   7.09%  1,188,759   99,738   8.39%
                         ---------- --------            ---------- --------         ---------- --------
 Total interest-bearing
  liabilities             4,303,163  188,494   4.38%     4,549,871  240,123   5.28%  5,209,233  378,514   7.27%
                                    --------                       --------                    --------
Noninterest-bearing li-
 abilities                   34,564                         64,863                      93,790
Stockholders' equity        232,242                        225,968                     222,335
                         ----------                     ----------                  ----------
 Total liabilities and
  stockholders' equity   $4,569,969                     $4,840,702                  $5,525,358
                         ==========                     ==========                  ==========
Net interest income;
 Interest rate spread               $100,836   2.26%(4)            $130,593   2.66%            $141,538   2.53%
                                    ========                       ========                    ========
Net earning balance(2);
 Net yield on interest-
 earning assets(3)       $   54,595            2.31%(4) $  120,019            2.80% $   96,167            2.67%
                         ==========                     ==========                  ==========

(1) Nonaccrual loans are included in the average balance column. However, only collected interest on such loans is included in the interest column.
(2) The "net earning balance" equals the difference between the average balance of interest-earning assets and the average balance of interest-bearing lia-bilities.
(3) The net yield on interest-earning assets during the period equals (a) the difference between the interest income on interest-earning assets and in-terest expense on interest-bearing liabilities, divided by (b) average in-terest-earning assets for the period.
(4) Excluding the writedown of CDIs of $5.2 million, the interest rate spread and the net yield on interest-earning assets for the year ended December 31, 1993, would have been 2.38% and 2.43%, respectively.

The following table presents the dollar amount of changes in interest income and expense for each major component of interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average balances and average rates for the periods indicated. The net change attribut-able to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate. Interest-bearing asset and liability balances in the calculations are computed using the average of the daily balances during the periods. Certain reclassifications have been made to prior periods to conform to the 1993 pre-sentation.

                         ---------------------------------------------------------------------
                           YEAR ENDED DECEMBER 31, 1993        YEAR ENDED DECEMBER 31, 1992
                          COMPARED TO DECEMBER 31, 1992       COMPARED TO DECEMBER 31, 1991
                             FAVORABLE (UNFAVORABLE)             FAVORABLE (UNFAVORABLE)
                             VOLUME        RATE         NET      VOLUME        RATE         NET
                         ---------   ---------   ---------   ---------   ---------   ---------
(Dollars in thousands)
Interest income on
 loans and mortgage-
 backed securities        $(22,252)   $(58,163)   $(80,415)   $(56,801)   $(85,043)  $(141,844)
Interest income on in-
 vestment securities
 and cash equivalent        (1,149)       (722)     (1,871)     (1,353)     (3,808)     (5,161)
Investment in FHLB
 stock                          15         885         900          20      (2,351)     (2,331)
                         ---------   ---------   ---------   ---------   ---------   ---------
  Total interest income
   on
   interest-earning as-
   sets                    (23,386)    (58,000)    (81,386)    (58,134)    (91,202)   (149,336)
Interest expense on de-
 posits:
  Demand deposits             (445)      2,462       2,017        (469)      5,497       5,028
  Savings deposits           1,998       3,691       5,689      (2,769)      8,096       5,327
  Time deposits             15,590      20,060      35,650      28,136      65,208      93,344
                         ---------   ---------   ---------   ---------   ---------   ---------
Total interest expense
 on deposits                17,143      26,213      43,356      24,898      78,801     103,699
Interest expense on
 borrowings                 (8,555)     16,828       8,273      20,711      13,981      34,692
                         ---------   ---------   ---------   ---------   ---------   ---------
  Total interest on
   interest-bearing
   liabilities               8,588      43,041      51,629      45,609      92,782     138,391
                         ---------   ---------   ---------   ---------   ---------   ---------
Increase (decrease) in
 net interest income      $(14,798)   $(14,959)   $(29,757)   $(12,525)   $  1,580   $ (10,945)
                         =========   =========   =========   =========   =========   =========

COMPETITION

The Bank believes that the traditional role of thrift institutions, such as Fi-delity, as the nation's primary housing lenders has diminished, and that thrift institutions are subject to increasing competition from commercial banks, mort-gage bankers and others for both depositor funds and lending opportunities. In addition, with assets of approximately $4.1 billion at March 31, 1994, the Bank faces competition from a number of substantially larger institutions. The abil-ity of thrift institutions, such as Fidelity, to compete by diversifying into lending activities other than real estate lending (and residential real estate lending in particular) and by offering investments other than deposit-like in-vestments is limited by law and by these institutions' relative lack of experi-ence in such other activities. However, the Bank believes these nontraditional activities and the related fee income is vital for future success. See "Retail Financial Services Group."

The Bank faces intense competition in attracting savings deposits and in making real estate loans as many of the nation's largest depository and other finan-cial institutions are headquartered or have a significant number of branches in the areas where Fidelity conducts its business. Competition for depositors' funds comes principally from other savings institutions, commercial banks, money market mutual funds, credit unions, other thrift institutions, corporate and government debt securities, insurance companies, pension funds and money market mutual funds offered through investment banking firms. The principal ba-sis of competition for deposits is the interest rate paid, the perceived credit risk and the quality and types of services offered. In addition to offering competitive rates and terms, the Bank attracts deposits through advertising, readily accessible office locations and the quality of its customer service.

EMPLOYEES

At May 31, 1994, the Bank had 956 active employees (this includes both full-time and part-time employees with full-time equivalents of 853), none of whom were represented by a collective bargaining group. Management believes that it maintains good relations with its employees. Employees are provided with re-tirement, 401(k) and other benefits, including life, medical, dental, vision insurance and short and long-term disability insurance. However, the Bank is exploring various alternatives to the existing plans to reduce the total cost, which may include reducing future benefits accruing to employees.

Employees severely affected by the January 1994 Northridge Earthquake were provided with access to additional time off, salary advances, favorable short-term loans and alternate living arrangements. The total cost of these programs is not expected to be material.

TAXATION

The Bank files a consolidated federal income tax return on a calendar year ba-sis. For federal income tax purposes, the maximum rate of tax applicable to savings institutions is currently 35% for taxable income over $10 million. For California franchise tax purposes, savings institutions are taxed as "finan-cial corporations" at a higher rate than that applicable to nonfinancial cor-porations because of exemptions from certain state and local taxes. The Cali-fornia franchise tax rate applicable to financial corporations is approxi-mately 11%.

Savings institutions are generally subject to federal taxation in the same manner as other types of corporations. However, under applicable provisions of the Internal Revenue Code, savings institutions that meet certain definitional and other tests ("qualifying institutions") can, unlike most other corpora-tions, use the reserve (versus specific charge-off) method to compute their deduction for bad debt losses.

Under the reserve method, qualifying associations are generally allowed to use either of two alternative computations. Under the "percentage of taxable in-come method" computation, qualifying institutions can claim a bad debt deduc-tion computed as a percentage of taxable income before such deduction. Alter-natively, a qualifying association may elect to utilize its own bad debt loss experience to compute its annual addition to its bad debt reserves (the "expe-rience method").

Prior to the enactment of the Tax Reform Act of 1986 ("1986 Act"), many quali-fying institutions, including the Bank, used the percentage of taxable income method which generally resulted in a lower effective federal income tax rate than that applicable to other types of corporations. However, the 1986 Act re-duced the maximum percent that could be deducted under the percentage of tax-able income method from 40% to 8% for tax years beginning after December 31, 1986; thus many qualifying institutions, including the Bank, began to use the experience method beginning in 1987. The amount by which a qualifying institu-tion's total bad debt reserves exceed the amount computed under the experience method ("excess tax bad debt reserves") may be subject to recapture tax as noted below.

On March 31, 1994, the bad debt reserves of the Bank for federal income tax purposes included $16.0 million representing excess tax bad debt reserves. If, in the future, amounts appropriated to these excess tax bad debt reserves are used for the payment of dividends or other distributions by the Bank (includ-ing distributions in dissolution, liquidation or redemption of stock), an amount equal to the distribution plus the tax attributable thereto, but not exceeding the aggregate amount of excess tax bad debt reserves, will generally be included in the Bank's taxable income and be subject to tax. In addition, if in the future the Bank fails to meet the definitional or other tests of a qualifying association, the entire tax bad debt reserves of $52.5 million will have to be recaptured and included in taxable income. Other than as discussed under "Certain Federal Income Tax Considerations - Certain Affiliate Transfers and Closing Adjustment," it is not contemplated that the accumulated reserves will be used in a manner that will create such liabilities.

The Bank's tax returns have been audited by the Service through December 31, 1987 and by the California Franchise Tax Board through December 31, 1985. The tax returns filed for 1986 through 1991 are currently under audit by the Cali-fornia Franchise Tax Board. The tax returns for years ended 1988 and 1989 are currently in the appeals process with the Service. In addition, the Service is currently auditing the tax returns filed for 1990 and 1991. For additional in-formation regarding the federal income and California franchise taxes payable by the Bank, see Note 12 to the consolidated financial statements.

See "Certain Federal Income Tax Considerations" for further information.

REGULATION AND SUPERVISION

General
Fidelity is a federally-chartered savings bank, a member of the Federal Home Loan Bank of San Francisco, and is subject to regulation by the OTS and the FDIC. Fidelity's deposits are insured by the FDIC through SAIF to the maximum extent permitted by law. Statutes and regulations applicable to Fidelity govern such matters as the amount of capital Fidelity must hold; dividends, mergers and changes of control; establishment and closing of branch offices; and the investments and activities in which Fidelity can engage. See also "Risk Fac-tors - Regulatory Limitations on Ownership."

Fidelity is subject to the examination, supervision and reporting requirements of the OTS, its primary federal regulator, including a requirement for Fidelity of at least one full scope, on-site examination every year. The Director of the OTS is authorized to impose assessments on Fidelity to fund OTS operations, in-cluding the cost of examinations. Fidelity is also subject to examination and supervision by the FDIC, and the FDIC has "back-up" authority to take enforce-ment action against Fidelity if the OTS fails to take such action after a rec-ommendation by the FDIC. The FDIC may impose assessments on Fidelity to cover the cost of FDIC examinations. In addition, Fidelity is subject to regulation by the FRB with respect to certain aspects of its business.

FIRREA Capital Requirements
The OTS' capital regulations, as required by FIRREA, include three separate minimum capital requirements for the savings institution industry - a "tangible capital requirement," a "leverage limit" and a "risk-based capital require-ment." These capital standards must be no less stringent than the capital stan-dards applicable to national banks. The OTS also has the authority, after giv-ing the affected institution notice and an opportunity to respond, to establish individual minimum capital requirements for a savings institution which are higher than the industry minimum requirements, upon a determination that an IMCR is necessary or appropriate in light of the institution's particular cir-cumstances, such as if the institution is expected to have losses resulting in capital inadequacy, has a high degree of exposure to credit risk, or has a high amount of nonperforming loans. The OTS has proposed a regulation that would add to the list of circumstances in which an IMCR may be appropriate for a savings association the following: a high degree of exposure to concentration of credit risk or risks arising from nontraditional activities, or failure to adequately monitor and control the risks presented by concentration of credit and nontraditional activities.

The industry minimum capital requirements are as follows:

Tangible capital of at least 1.5% of adjusted total assets. Tangible capital is composed of (1) an institution's common stock, perpetual noncumulative pre-ferred stock, and related earnings, and (2) the amount, if any, of equity in-vestment by others in the institution's subsidiaries, after deducting (a) in-tangible assets other than purchased mortgage servicing rights, and (b) the in-stitution's investments in and extensions of credit to subsidiaries engaged as principal in activities not permissible for national banks, net of any reserves established against such investments, subject to a phase-out ending July 1, 1996 rather than a deduction for the amount of investments made or committed to be made prior to April 12, 1989. In general, adjusted total assets equal the institution's consolidated total assets, minus any assets that are deducted in calculating capital.

Core capital of at least 3% of adjusted total assets (the "leverage limit"). Core capital consists of tangible capital plus (1) goodwill resulting from pre-April 12, 1989 acquisitions of troubled savings institutions, subject to a phase-out ending December 31, 1994; and (2) certain marketable intangible as-sets, such as core deposit premium (the premium paid for acquisition of depos-its from other institutions). Deferred tax assets whose realization depends on the institution's future taxable income (exclusive of income attributable to reversing taxable temporary differences and carry forwards) or on the institu-tion's tax-planning strategies must be deducted from core capital to the extent that such assets exceed the lesser of (1) 10% of core capital, or (2) the amount of such assets that can be realized within one year, unless such assets were reportable as of December 31, 1992, in which case no deduction is re-quired.

The OTS has recently adopted a regulation effective March 4, 1994, with re-spect to the inclusion of intangible assets in regulatory capital. Under this regulation, purchased mortgage servicing rights will generally be includible in tangible and core capital, and purchased credit card relationships will generally be includible in core capital, as long as they do not exceed 50% of core capital in the aggregate, with a separate sublimit of 25% for purchased credit card relationships. All other intangible assets, including core deposit premium, will generally have to be deducted. Core deposit intangible in exist-ence on March 4, 1994, however, may continue to be included in core capital to the extent permitted by the OTS, as long as the premium is valued in accor-dance with GAAP, supported by credible assumptions, and its amortization is adjusted at least annually. At December 31, 1993, Fidelity included $2.1 mil-lion of core deposit premium in core capital. Fidelity anticipates that such $2.1 million in core deposit premium will continue to be includible in core capital after March 4, 1994.

Total capital of at least 8% of risk-weighted assets (the "risk-based capital requirement"). Total capital includes both core capital and "supplementary" capital items deemed less permanent than core capital, such as subordinated debt and general loan loss allowances (subject to certain limits), but equity investments (with the exception of investments in subsidiaries and investments permissible for national banks) and portions of certain high-risk land loans and nonresidential construction loans must be deducted from total capital, subject to a phase-out rather than a deduction until July 1, 1994. At least half of total capital must consist of core capital.

Risk-weighted assets are determined by multiplying each category of an insti-tution's assets, including off balance sheet asset equivalents, by an assigned risk weight based on the credit risk associated with those assets, and adding the resulting sums. The four risk weight categories range from zero percent for cash and government securities to 100% for assets (including past-due loans and real estate owned) that do not qualify for preferential risk-weight-ing.

On March 18, 1994, the OTS published a final regulation effective on that date that permits a loan secured by multifamily residential property, regardless of the number of units, to be risk-weighted at 50% for purposes of the risk-based capital standards if the loan meets specified criteria relating to the term of the loan, timely payments of interest and principal, loan-to-value ratio and ratio of net operating income to debt service requirements. Under the prior regulation, only loans secured by multifamily residential properties consist-ing of 5 to 36 units were eligible for risk-weighting at 50%, and then only if such loans had a loan-to-value ratio at origination of not more than 80% and the collateral property had an average annual occupancy rate of at least 80% for a year or more. Based upon the results of Fidelity's annual survey, man-agement believes that at December 31, 1993, at which time the prior rule was still in effect, approximately 85% of Fidelity's portfolio of loans secured by multifamily residences with 5 to 36 units qualified for 50% risk-weighting.

Any loans that qualified for risk-weighting under the prior regulation as of March 18, 1994 will be "grandfathered" and will continue to be risk-weighted at 50% as long as they continue to meet the criteria of the prior regulation. Thus occupancy rates, which recently have been decreasing generally, will con-tinue to affect the risk-weighting of such grandfathered multifamily loans un-less such loans qualify for 50% risk-weighting under the criteria of the new rule, which criteria do not include an occupancy requirement.

Under the prior rule, loans secured by multifamily residential properties with more than 36 units were required to be risk-weighted at 100% even if they met the loan-to-value and occupancy criteria applicable to loans secured by 5 to 36 unit properties. As of December 31, 1993, Fidelity held $406.3 million in loans secured by multifamily residential properties with 37 or more units, some of which qualify under the criteria of the new regulation for 50% risk-weighting. Therefore, Fidelity's risk-based capital ratio could increase. How-ever, some of Fidelity's existing loans secured by 5 to 36 unit residential properties could increase in risk-weighting from 50% to 100% if they fail to qualify for grandfathering and if they do not meet the additional criteria of the new rule, which would have a negative effect on Fidelity's risk-based cap-ital ratio. The ultimate impact on Fidelity of the new regulation has not been determined.

The following table summarizes the regulatory capital requirements for Fidelity under FIRREA at March 31, 1994, but does not reflect the required future phas-ing out of certain assets, including (a) investments in, and loans to, subsidi-aries which may presently be engaged in activities not permitted for national banks, and (b) for risk-based capital, real estate held for investment (the im-pact of which the Bank believes is immaterial). The impact of certain proposed regulations is also not reflected in the following table. As indicated in the table, Fidelity's capital levels exceed all three of the currently applicable minimum capital requirements.

                          -----------------------------------------------------
                                            MARCH 31, 1994
                                                               CURRENT RISK-
                                                                   BASED
                          TANGIBLE CAPITAL    CORE CAPITAL        CAPITAL
                             BALANCE      %    BALANCE      %    BALANCE      %
(Dollars in thousands)    ----------  ----- ----------  ----- ----------  -----
Stockholder's equity(1)   $  166,900        $  166,900        $  166,900
Adjustments:
  Intangible assets           (1,800)               -                 -
  Nonincludable subsidi-
   aries                        (200)             (200)             (200)
  General valuation al-
   lowance                        -                 -             35,400
  Qualifying subordinated
   notes                          -                 -             59,200
  Equity investments              -                 -             (7,800)
                          ----------        ----------        ----------
Regulatory capital(2)        164,900  4.00%    166,700  4.04%    253,500  9.10%
Required minimum              61,900  1.50%    123,800  3.00%    222,900  8.00%
                          ----------  ----- ----------  ----- ----------  -----
Excess capital            $  103,000  2.50% $   42,900  1.04% $   30,600  1.10%
                          ==========  ===== ==========  ===== ==========  =====
Adjusted assets(3)        $4,124,600        $4,126,500        $2,786,600
                          ==========        ==========        ==========

(1) Fidelity's total stockholder's equity, in accordance with generally ac-cepted accounting principles, was 4.06% of its total assets at March 31, 1994.
(2) At periodic intervals, both the OTS and the FDIC routinely examine the Bank as part of their legally prescribed oversight of the industry. Based on their examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.
(3) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and for purposes of risk-based capital requirements, refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb).

In May 1993, the Financial Accounting Standards Board issued SFAS No. 115 which was implemented by Fidelity as of January 1, 1994. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 requires that such investments be classified as either held to maturity, trading securities or available for sale. Available for sale securities are re-ported at their fair value rather than at amortized cost, with unrealized gains and losses included in stockholders' equity. There was no material financial impact to Fidelity upon adoption of SFAS No. 115. The OTS has recently proposed a regulation which would clarify that unrealized gains and losses included in stockholders' equity under SFAS No. 115 would also be included in calculating Fidelity's regulatory capital. Fidelity believes that adoption of the regula-tion as proposed would not have a material impact on Fidelity's regulatory cap-ital.

Savings institutions that do not meet the industry minimum capital requirements are subject to (i) a number of sanctions similar to but less restrictive than the sanctions under the PCA, and (ii) a requirement that the OTS be notified of any changes in Fidelity's directors or senior executive officers.

The OTS is required to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and risks of nontraditional activities. The OTS added an interest rate risk capital component to its risk-based capital requirement effective September 30, 1994, based on the December 31, 1993 balance sheet. This capital component will require institutions deemed to have above normal interest rate risk to hold additional capital equal to 50% of the excess risk. As of December 31, 1993, the Bank's internal interest rate risk measurement system showed a risk level of less than half the OTS limit. The OTS reports for December 31, 1993, and March 31, 1994, show an even lower interest rate risk. Therefore, if the re-quirement had been in effect on March 31, 1994, using the December 31, 1993 balance sheet, there would have been no interest rate risk component required to be added to Fidelity's risk-based capital requirement.

FDICIA Prompt Corrective Action Requirements
The FDICIA required the OTS to implement a system requiring regulatory sanc-tions against institutions that are not adequately capitalized, with the sanc-tions growing more severe the lower the institution's capital. The OTS was re-quired to and has established specific capital ratios under the PCA for five separate capital categories: "well capitalized," "adequately capitalized," "un-dercapitalized," "significantly undercapitalized," and "critically undercapi-talized."

Under the OTS regulations implementing FDICIA, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to adjusted total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specific capi-tal level. An institution will be adequately capitalized if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0%, and its ratio of core capital to ad-justed total assets (leverage ratio) is at least 4.0% (3.0% if the institution receives the highest rating on the CAMEL financial institutions rating system). The OTS has stated that it intends to lower the leverage ratio requirement to 3.0% for all savings institutions after September 30, 1994, when the interest rate risk component of its capital regulations goes into effect. The OTS' re-duction of the leverage ratio requirement may depend on obtaining agreement of the other federal banking agencies to such a reduction, and no assurances can be given that the reduction will occur.

An institution whose capital does not meet the amounts required in order to be adequately capitalized will be treated as undercapitalized. If an undercapital-ized institution's capital ratios are less than 6.0%, 3.0%, or 3.0% respective-ly, it will be treated as significantly undercapitalized. Finally, an institu-tion will be treated as critically undercapitalized if its ratio of "tangible equity" (core capital plus cumulative preferred stock minus intangible assets other than supervisory goodwill and purchased mortgage servicing rights) to ad-justed total assets is equal to or less than 2.0%.

An institution's capital category is based on its capital levels as of the most recent of the following dates: (1) the date the institution's most recent quar-terly Thrift Financial Report ("TFR") was required to be filed with the OTS;
(2) the date the institution received from the OTS its most recent final report of examination; or (3) the date the institution received written notice from the OTS of the institution's capital category. If subsequent to the most recent TFR or report of examination a material event has occurred that would cause the institution to be placed in a lower capital category, the institution must pro-vide written notice to the OTS within 15 days, and the OTS shall determine whether to change the association's capital category.

The following table summarizes the capital ratios of the adequately capitalized category and Fidelity's regulatory capital at March 31, 1994 as compared to such ratios. As indicated in the table, Fidelity's capital levels exceeded the three minimum capital ratios of the adequately capitalized category.

                        --------------------------------------------------
                        CORE CAPITAL TO  CORE CAPITAL TO   TOTAL CAPITAL
                         ADJUSTED TOTAL   RISK-WEIGHTED   TO RISK-WEIGHTED
                             ASSETS           ASSETS           ASSETS
                           BALANCE     %    BALANCE     %    BALANCE     %
                        ---------- ----- ---------- ----- ---------- -----
(Dollars in thousands)
Fidelity's regulatory
 capital                $  166,700 4.04% $  166,700 5.98% $  253,500 9.10%
Adequately capitalized
 requirement               165,100 4.00%    111,500 4.00%    222,900 8.00%
                        ---------- ----- ---------- ----- ---------- -----
Excess capital          $    1,600 0.04% $   55,200 1.98% $   30,600 1.10%
                        ========== ===== ========== ===== ========== =====
Adjusted assets(1)      $4,126,500       $2,786,600       $2,786,600
                        ==========       ==========       ==========

(1) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of core capital require-ments, and for purposes of risk-based capital requirements, refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb).

At March 31, 1994, the Bank was classified as adequately capitalized. However, Citadel supplemented the Bank's capital in 1993 with two capital infusions to-taling $28 million and the Bank sold $155.3 million in performing loans in a bulk sale transaction during the first quarter of 1994. Without these actions, the Bank's core capital ratio at March 31, 1994 would have fallen below 4% and the Bank would have been classified as undercapitalized. Management antici-pates that the Bank will incur losses in the second quarter of 1994. These losses will, in the absence of a new capital infusion or a further reduction in the Bank's total assets, reduce the Bank's core capital ratio to less than 4% at June 30, 1994 and thereby render it undercapitalized.

Mandatory Sanctions Tied to Prompt Corrective Action Capital Categories Capital Restoration Plan. An institution that is undercapitalized must submit a capital restoration plan to the OTS within 45 days after becoming undercapi-talized. The capital restoration plan must specify the steps the institution will take to become adequately capitalized, the levels of capital the institu-tion will attain while the plan is in effect, the types and levels of activi-ties the institution will conduct, and such other information as the OTS may require. The OTS must act on the capital restoration plan expeditiously, and generally not later than 60 days after the plan is submitted.

The OTS may approve a capital restoration plan only if the OTS determines that the plan is likely to succeed in restoring the institution's capital and will not appreciably increase the risks to which the institution is exposed. In ad-dition, the OTS may approve a capital restoration plan only if the institu-tion's performance under the plan is guaranteed by every company that controls the institution, up to the lesser of (a) 5% of the institution's total assets at the time the institution became undercapitalized, or (b) the amount neces-sary to bring the institution into compliance with all capital standards as of the time the institution fails to comply with its capital restoration plan. Such guarantee must remain in effect until the institution has been adequately capitalized for four consecutive quarters, and the controlling company or com-panies must provide the OTS with appropriate assurances of their ability to perform the guarantee. If the controlling company guarantee is not acceptable, the OTS may treat the "undercapitalized" institution as "significantly under-capitalized." There are additional restrictions which are applicable to "sig-nificantly undercapitalized" institutions which are described below.

Limits on Expansion. An institution that is undercapitalized, even if its cap-ital restoration plan has been approved, may not acquire an interest in any company, open a new branch office, or engage in a new line of business unless the OTS determines that such action would further the implementation of the institution's capital plan or the FDIC approves the action. An undercapital-ized institution also may not increase its average total assets during any quarter except in accordance with an approved capital restoration plan.

Capital Distributions. With one exception, an undercapitalized savings insti-tution generally may not pay any dividends or make other capital distribu-tions. Under the exception, the OTS may permit, after consultation with the FDIC, repurchases or redemptions of the institution's shares that are made in connection with the issuance of additional shares to improve the institution's financial condition. Undercapitalized institutions also may not pay management fees to any company or individual that controls the institution. Similarly, an adequately capitalized institution may not make a capital distribution or pay a management fee to a controlling person if such payment would cause the in-stitution to become undercapitalized.

Brokered Deposits and Benefit Plan Deposits. An undercapitalized savings in-stitution cannot accept, renew, or rollover deposits obtained through a de-posit broker, and may not solicit deposits by offering interest rates that are more than 75 basis points higher than market rates. Savings institutions that are adequately capitalized but not well capitalized must obtain a waiver from the FDIC in order to accept, renew, or rollover brokered deposits, and even if a waiver is granted may not solicit deposits, through a broker or otherwise, by offering interest rates that exceed market rates by more than 75 basis points.

Institutions that are ineligible to accept brokered deposits can only offer FDIC insurance coverage for employee benefit plan deposits up to $100,000 per plan, rather than $100,000 per plan participant, unless, at the time such de-posits are accepted, the institution meets all applicable capital standards and certifies to the benefit plan depositor that its deposits are eligible for coverage on a per-participant basis.

The Bank currently accepts brokered deposits ($38.3 million as of March 31, 1994) pursuant to a waiver obtained from the FDIC, which waiver will expire in October, 1994. Management of the Bank intends to request another waiver if it is required in order to continue to accept or renew brokered deposits. There can be no assurance that the FDIC will grant such a waiver and if the Bank be-comes undercapitalized, the FDIC will not be able to grant such a waiver.

Restrictions on Significantly and Critically Undercapitalized Institutions. In addition to the above mandatory restrictions which apply to all undercapital-ized savings institutions, institutions that are significantly undercapitalized may not without the OTS's prior approval (a) pay a bonus to any senior execu-tive officer, or (b) increase any senior executive officer's compensation over the average rate of compensation (excluding bonuses, options and profit-shar-ing) during the 12 months preceding the month in which the institution became undercapitalized. The same restriction applies to undercapitalized institutions that fail to submit or implement an acceptable capital restoration plan.

If a savings institution is critically undercapitalized, the institution is also prohibited from making payments of principal or interest on subordinated debt beginning sixty days after the institution becomes critically undercapi-talized, unless the FDIC permits such payments or the subordinated debt was outstanding on July 15, 1991 and has not subsequently been extended or renego-tiated. In addition, the institution cannot without prior FDIC approval enter into any material transaction outside the ordinary course of business. Criti-cally undercapitalized savings institutions must be placed in receivership or conservatorship within 90 days of becoming critically undercapitalized unless the OTS, with the concurrence of the FDIC, determines that some other action would better resolve the problems of the institution at the least possible long-term loss to the insurance fund, and documents the reasons for its deter-mination. A determination by the OTS not to place a critically undercapitalized institution in conservatorship or receivership must be reviewed every 90 days. If the institution remains critically undercapitalized on average during the calendar quarter beginning 270 days after it became critically undercapital-ized, the findings which the OTS must make regarding the viability of the in-stitution in order to avoid the appointment of a conservator or receiver become more stringent.

Discretionary Sanctions Tied to Prompt Corrective Action Capital Categories Operating Restrictions. With respect to an undercapitalized institution, the OTS will, if it deems such actions necessary to resolve the institution's prob-lems at the least possible loss to the insurance fund, have the explicit au-thority to: (a) order the institution to recapitalize by selling shares of cap-ital stock or other securities; (b) order the institution to agree to be ac-quired by another depository institution holding company or combine with an-other depository institution; (c) restrict transactions with affiliates; (d) restrict the interest rates paid by the institution on new deposits to the pre-vailing rates of interest in the region where the institution is located; (e) require reduction of the institution's assets; (f) restrict any activities that the OTS determines pose excessive risk to the institution; (g) order a new election of directors; (h) order the institution to dismiss any director or se-nior executive officer who held office for more than 180 days before the insti-tution became undercapitalized, subject to the director's or officer's right to obtain administrative review of the dismissal; (i) order the institution to em-ploy qualified senior executive officers subject to the OTS's approval; (j) prohibit the acceptance of deposits from correspondent depository institutions;
(k) require the institution to divest any subsidiary or the institution's hold-ing company to divest the institution or any other subsidiary; or (l) take any other action that the OTS determines will better resolve the institution's problems at the least possible loss to the deposit insurance fund.

If an institution is significantly undercapitalized, or if it is undercapital-ized and its capital restoration plan is not approved or implemented within the required time periods, the OTS must take one or more of the above actions, and must take the actions described in clauses (a) or (b), (c) and (d) above unless it finds that such actions would not resolve the institution's problems at the least possible loss to the deposit insurance fund. The OTS also may prohibit the institution from making payments on any outstanding subordinated debt or entering into material transactions outside the ordinary course of business without the OTS's prior approval.

The OTS' determination to order one or more of the above discretionary actions will be evidenced by a written directive to the institution, and the OTS will generally issue a directive only after giving the institution prior notice and an opportunity to respond. The period for response shall be at least 14 days unless the OTS determines that a shorter period is appropriate based on the circumstances. The OTS, however, may issue a directive without providing any prior notice if the OTS determines that such action is necessary to resolve the institution's problems at the least possible loss to the deposit insurance fund. In such a case, the directive will be effective immediately, but the in-stitution may appeal the directive to the OTS within 14 days.

Receivership or Conservatorship. In addition to the mandatory appointment of a conservator or receiver for critically undercapitalized institutions, de-scribed above, the OTS or FDIC may appoint a receiver or conservator for an institution if the institution is undercapitalized and (a) has no reasonable prospect of becoming adequately capitalized, (b) fails to submit a capital restoration plan within the required time period, or (c) materially fails to implement its capital restoration plan. FDICIA provides that directors of an FDIC-insured depository institution will have no liability to the institu-tion's stockholders or creditors if they consent in good faith to the appoint-ment of a conservator or receiver or to an FDIC-assisted sale of the institu-tion.

Down-grading to Lower Capital Category. The OTS can apply to an institution in a particular capital category the sanctions that apply to the next lower capi-tal category, if the OTS determines, after providing the institution notice and opportunity for a hearing, that (a) the institution is in an unsafe or un-sound condition, or (b) the institution received, in its most recent report of examination, a less-than-satisfactory rating for asset quality, management, earnings or liquidity, and the deficiency has not been corrected. The OTS can-not, however, use this authority to require an adequately capitalized institu-tion to file a capital restoration plan, or to subject a significantly under-capitalized institution to the sanctions applicable to critically undercapi-talized institutions.

Expanded Regulatory Authority Under FDICIA
In addition to the prompt corrective action provisions discussed above based on an institution's regulatory capital ratios, FDICIA contains several mea-sures intended to promote early identification of management problems at de-pository institutions and to ensure that regulators intervene promptly to re-quire corrective action by institutions with inadequate operational and mana-gerial standards.

Safety and Soundness Standards. FDICIA requires the OTS to prescribe minimum acceptable operational and managerial standards, and standards for asset qual-ity, earnings, and valuation of publicly traded shares, for savings institu-tions and their holding companies. Such standards were to be effective no later than December 1, 1993, but have not yet been finalized. The operational standards must cover internal controls, loan documentation, credit underwrit-ing, interest rate exposure, asset growth, and employee compensation. The as-set quality and earnings standards must specify a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, and minimum ratio of market value to book value for publicly traded shares.

Any institution or holding company that fails to meet the standards must sub-mit a plan for corrective action within 30 days. If a savings institution fails to submit or implement an acceptable plan, the OTS must order it to cor-rect the safety and soundness deficiency, and may restrict its rate of asset growth, prohibit asset growth entirely, require the institution to increase its ratio of tangible equity to assets, restrict the interest rate paid on de-posits to the prevailing rates of interest on deposits of comparable amounts and maturities, or require the institution to take any other action that the OTS determines will better carry out the purpose of prompt corrective action. Imposition of these sanctions is within the discretion of the OTS in most cases but is mandatory if the savings institution commenced operations or ex-perienced a change in control during the 24 months preceding the institution's failure to meet the safety and soundness standards, or underwent extraordinary growth during the preceding 18 months.

The OTS and other federal banking agencies have jointly published a proposed regulation prescribing the required safety and soundness standards. Among other things, the proposed regulation would set out asset quality standards which specify that the ratio of a depository institution's classified assets to the sum of (a) its total capital and (b) GVA not included in total capital should not exceed 100%. Minimum earnings standards would require that institu-tions be able to demonstrate pro forma compliance with capital requirements if net earnings or losses over the preceding four quarters continue over the next four quarters. If the pro-posed safety and soundness standards had been in effect at March 31, 1994, Fi-delity would not have been in compliance with the minimum earnings standard or the maximum ratio of classified assets to capital standard and would have been required to submit a plan for corrective action.

Under the proposed regulation, the safety and soundness standards would apply primarily at the savings institution level, and savings and loan holding compa-nies such as Citadel would only be required (a) to ensure that their transac-tions with a subsidiary savings institution are not detrimental to the institu-tion, (b) to avoid creating a serious risk that the holding company's liabili-ties would be imposed on the institution, (c) not to take any action that would impede the institution's compliance with the safety and soundness standards, and (d) if the subsidiary institution is required to submit a plan for correc-tive action, to take any corporate actions necessary to enable the subsidiary to take the actions required by the plan.

Expanded Requirements Relating to Internal Controls. Each depository institu-tion with assets above a specified threshold (which the FDIC has set at $500 million and which therefore includes Fidelity) must prepare an annual report, signed by the chief executive officer and chief financial officer, on the ef-fectiveness of the institution's internal control structures and procedures for financial reporting, and on the institution's compliance with laws and regula-tions relating to safety and soundness. The institution's independent public accountant must attest to, and report separately on, management's assertions in the annual report. The report and the attestation, along with financial state-ments and such other disclosure requirements as the FDIC and the OTS may pre-scribe, must be submitted to the FDIC and OTS and will be available to the pub-lic.

Every institution with assets above the $500 million threshold must also have an audit committee of its Board of Directors made up entirely of directors who are independent of the management of the institution. Fidelity is in compliance with this requirement. Audit committees of "large" institutions (defined by the FDIC as an institution with more than $3 billion in assets, which includes Fi-delity) must include members with banking or financial management expertise, may not include members who are large customers of the institution, and must have access to independent counsel.

Activities Restrictions Not Related to Capital Compliance
Qualified Thrift Lender Test. The qualified thrift lender ("QTL") test requires that, in at least nine out of every twelve months, at least 65% of a savings bank's "portfolio assets" must be invested in a limited list of qualified thrift investments, primarily investments related to housing loans. If Fidelity fails to satisfy the QTL test and does not requalify as a QTL within one year, any entity in control of Fidelity must register and be regulated as a bank holding company, and Fidelity must either convert to a commercial bank charter or become subject to restrictions on branching, business activities and divi-dends as if it were a national bank.

Portfolio assets consist of tangible assets minus (a) assets used to satisfy liquidity requirements, and (b) property used by the institution to conduct its business. Assets that may be counted as qualified thrift investments without limit include residential mortgage and construction loans; home improvement and repair loans; mortgage-backed securities; home equity loans; Federal Savings and Loan Insurance Corporation ("FSLIC"), FDIC, Resolution Funding Corporation and Resolution Trust Corporation obligations; and FHLB stock.

Assets includable subject to an aggregate maximum of 20% of portfolio assets include Federal National Mortgage Association and Federal Home Loan Mortgage Corporation stock; investments in residential housing-oriented subsidiaries; consumer and education loans up to a maximum of 10% of portfolio assets; 200% of loans for development of low-income housing; 200% of certain community de-velopment loans; loans to construct, purchase or maintain churches, schools, nursing homes and hospitals; and 50% of any residential mortgage loans origi-nated by the institution and sold during the month for which the QTL calcula-tion is made, if such loans were sold within 90 days of origination. At Decem-ber 31, 1993, 89.8% of Fidelity's portfolio assets constituted qualified thrift investments.

Investments and Loans. In general, federal savings institutions such as Fidel-ity may not invest directly in equity securities, noninvestment grade debt se-curities, or real estate, other than real estate used for the institution's of-fices and related facilities. Indirect equity investment in real estate through a subsidiary is permissible, but subject to limitations based on the amount of the institution's assets, and the institution's investment in such a subsidiary must be deducted from regula-tory capital in full or (for certain subsidiaries owned by the institution prior to April 12, 1989) phased out of capital by no later than July 1, 1996.

Loans by a savings institution to a single borrower are generally limited to 15% of the institution's "unimpaired capital and unimpaired surplus," which is similar but not identical to total capital. At December 31, 1993, the largest Fidelity borrower had a total outstanding balance of $31.5 million or 10.1% of unimpaired capital and unimpaired surplus. Aggregate loans secured by nonresi-dential real property are generally limited to 400% of the institution's total capital. Commercial loans may not exceed 10% of Fidelity's total assets, and consumer loans may not exceed 35% of Fidelity's total assets. At March 31, 1994, Fidelity was in compliance with the above investment limits.

Activities of Subsidiaries. A savings institution seeking to establish a new subsidiary, acquire control of an existing company or conduct a new activity through an existing subsidiary must provide 30 days prior notice to the FDIC and OTS. A subsidiary of Fidelity may be able to engage in activities that are not permissible for Fidelity directly, if the OTS determines that such activi-ties are reasonably related to Fidelity's business, but Fidelity may be re-quired to deduct its investment in such a subsidiary from capital. The OTS has the power to require a savings institution to divest any subsidiary or termi-nate any activity conducted by a subsidiary that the OTS determines to be a se-rious threat to the financial safety, soundness or stability of such savings institution or to be otherwise inconsistent with sound banking practices.

Real Estate Lending Standards. The OTS and the other federal banking agencies have adopted regulations, effective March 19, 1993, which require institutions to adopt and at least annually review written real estate lending policies. The lending policies must include diversification standards, underwriting standards (including loan-to-value limits), loan administration procedures, and proce-dures for monitoring compliance with the policies. The policies must reflect consideration of guidelines adopted by the banking agencies. Among the guide-lines adopted by the agencies are maximum loan-to-value ratios for land loans (65%); development loans (75%); construction loans (80%-85%); loans on owner-occupied 1 to 4 family property, including home equity loans (no limit, but loans at or above 90% require private mortgage insurance); and loans on other improved property (85%).

The guidelines permit institutions to make loans in excess of the supervisory loan-to-value limits if such loans are supported by other credit factors, but the aggregate of such nonconforming loans should not exceed the institution's risk-based capital, and the aggregate of nonconforming loans secured by real estate other than 1 to 4 family property should not exceed 30% of risk-based capital. Fidelity believes that its current lending policies and practices are consistent with the guidelines.

Additional Regulatory Restrictions. See "General - Recent Developments - OTS Examinations."

Deposit Insurance
General. Fidelity's deposits are insured by the FDIC to a maximum of $100,000 for each insured depositor. Under FIRREA, the FDIC administers two separate de-posit insurance funds: the Bank Insurance Fund (the "BIF") which insures the deposits of institutions that were insured by the FDIC prior to FIRREA, and the SAIF which maintains a fund to insure the deposits of institutions, such as Fi-delity, that were insured by the FSLIC prior to FIRREA.

Insurance Premium Assessments. The FDICIA directed the FDIC to establish by January 1, 1994, a risk-based system for setting deposit insurance assessments. The FDIC has implemented such a system, under which an institution's insurance assessments will vary depending on the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC. Under the FDIC's system, the assessment rate for both BIF deposits and SAIF de-posits varies from 0.23% of covered deposits for well-capitalized institutions that are deemed to have no more than a few minor weaknesses, to 0.31% of cov-ered deposits for less than adequately capitalized institutions that pose sub-stantial supervisory concern. The FDIC in the future may determine to change the assessment rates, or the parity of BIF and SAIF rates, based on the condi-tion of the BIF and the SAIF.

Under current law, the SAIF has three major obligations: beginning in 1995, to fund losses associated with the failure of institutions with SAIF-insured de-posits; to increase its reserves to 1.25% of insured deposits over a reasonable period of time; and to make interest payments on debt incurred to provide funds to the former Federal Savings and Loan Insurance Corporation ("FICO debt"). The re-serves of the SAIF are currently lower than the reserves of the BIF, and the BIF does not have an obligation to pay interest on FICO debt. Recent legisla-tion authorizes the United States Treasury to provide up to $8 billion to the SAIF, but use of such funds would require additional Congressional action, and the funds could be used only to cover SAIF losses and only under limited cir-cumstances. Therefore, in the future premiums assessed on deposits insured by the SAIF may be higher than premiums on deposits insured by the BIF. Such a premium structure could provide institutions whose deposits are exclusively or primarily BIF-insured (such as almost all commercial banks) certain competitive advantages over institutions whose deposits are SAIF-insured (such as Fidelity) in the pricing of loans and deposits and in lower operating costs. Such a com-petitive disadvantage could have an adverse effect on Fidelity's results of op-erations.

Termination of Deposit Insurance. The FDIC may initiate a proceeding to termi-nate an institution's deposit insurance if, among other things, the institution is in an unsafe or unsound condition to continue operations. It is the policy of the FDIC to deem an insured institution to be in an unsafe or unsound condi-tion if its ratio of Tier 1 capital to total assets is less than 2%. Tier 1 capital is similar to core capital but includes certain investments in and ex-tensions of credit to subsidiaries engaged in activities not permitted for na-tional banks.

Conversion of Deposit Insurance. Generally, savings institutions may not con-vert from SAIF membership to BIF membership until SAIF has increased its re-serves to 1.25% of insured deposits. However, a savings institution may convert to a bank charter, if the resulting bank remains a SAIF member, and may merge with a BIF member institution as long as deposits attributable to the savings institution remain subject to assessment by the SAIF. In addition, under an ex-ception to the moratorium, savings institutions may transfer and convert to BIF insurance (for example, in a branch sale to a BIF member institution) up to 35% of their deposits. Institutions that convert from SAIF to BIF membership, ei-ther under an exception during the moratorium or after expiration of the mora-torium, must pay exit fees to SAIF and entrance fees to BIF.

REGULATION OF FIDELITY AFFILIATES AND DIVIDENDS

Affiliate and Insider Transactions. The ability of Citadel, Gateway and any other affiliates of the Bank to deal with Fidelity is limited by the affiliate transaction rules, including Sections 23A and 23B of the Federal Reserve Act which also govern BIF-insured banks. With very limited exceptions, these rules require that all transactions between Fidelity and an affiliate must be on arms' length terms. The term "affiliate" covers any company that controls or is under common control with Fidelity, but does not include individuals and gener-ally does not include Fidelity's subsidiaries.

Under Section 23A and section 11 of the Home Owners' Loan Act, specific re-strictions apply to transactions in which Fidelity provides funding to its af-filiates: Fidelity may not purchase the securities of an affiliate, make a loan to any affiliate that is engaged in activities not permissible for a bank hold-ing company, or acquire from an affiliate any asset that has been classified, a nonaccrual loan, a restructured loan, or a loan that is more than 30 days past due. As to affiliates engaged in bank holding company-permissible activities, the aggregate of (a) loans, guarantees, and letters of credit provided by the savings bank for the benefit of any one affiliate, and (b) purchases of assets by the savings bank from the affiliate, may not exceed 10% of the savings bank's capital stock and surplus (20% for the aggregate of permissible transac-tions with all affiliates). All loans to affiliates must be secured by collat-eral equal to at least 100% of the amount of the loan (130% if the collateral consists of equity securities, leases or real property).

In addition, OTS regulations on affiliate transactions require, among other things, that savings institutions retain records of their affiliate transac-tions that reflect such transactions in reasonable detail. If a savings insti-tution has been the subject of a change of control application or notice within the preceding two-year period, does not meet its minimum capital requirements, has entered into a supervisory agreement, is subject to a formal enforcement proceeding, or is determined by the OTS to be the subject of supervisory con-cern, the institution may be required to provide the OTS with 30 days' prior notice of any affiliate transaction.

Loans by Fidelity to directors, executive officers, and 10% stockholders of Citadel, Fidelity and their subsidiaries (collectively, "insiders"), or to a corporation or partnership that is at least 10% owned by an insider (a "related interest") are subject to limits separate from the affiliate transaction rules. However, a company that controls a savings institution is excluded from the coverage of the insider lending rules even if it owns 10% or more of the stock of the institution, and is subject only to the affiliate transaction rules. All loans to insiders and their related interests must be underwritten and made on non-preferential terms; loans in excess of $500,000 must be approved in advance by Fidelity's Board of Directors; and Fidelity's total of such loans may not exceed 100% of Fidelity's capital. Loans by Fidel-ity to its executive officers are subject to additional limits which are even more stringent. Fidelity has adopted a policy which requires prior approval of its Board of Directors for any loans to insiders or their related interests.

See "Risk Factors - Certain Considerations Regarding the Offering - Regulatory Limitations on Ownership; Certain Anti-Takeover Provisions" regarding the potential savings and loan holding company status of investors.

Payment of Dividends and Other Capital Distributions. The payment of dividends, stock repurchases, and other capital distributions by Fidelity to its stock-holders is subject to regulation by the OTS. Currently, 30 days prior notice to the OTS of any capital distribution is required. The OTS has promulgated a reg-ulation that measures a savings institution's ability to make a capital distri-bution according to the institution's capital position. The rule establishes "safe-harbor" amounts of capital distributions that institutions can make after providing notice to the OTS, but without needing prior approval. Institutions can distribute amounts in excess of the safe harbor only with the prior ap-proval of the OTS.

For institutions ("Tier 1 institutions") that meet their fully phased-in capi-tal requirements (the requirements that will apply when the phase-out of super-visory goodwill and investments in certain subsidiaries from capital is com-plete), the safe harbor amount is the greater of (a) 75% of net income for the prior four quarters, or (b) the sum of (1) the current year's net income and
(2) the amount that would reduce the excess of the institution's total capital to risk-weighted assets ratio over 8% to one-half of such excess at the begin-ning of the year in which the dividend is paid. For institutions that meet their current minimum capital requirements but do not meet their fully phased-in requirements ("Tier 2 institutions"), the safe harbor distribution is 75% of net income for the prior four quarters. As a function of the prompt corrective action provisions discussed above and the OTS regulation regarding capital dis-tributions, savings institutions that do not meet their current minimum capital requirements ("Tier 3 institutions") may not make any capital distributions, with the exception of repurchases or redemptions of the institution's shares permitted by the OTS, after consultation with the FDIC, that are made in con-nection with the issuance of additional shares and that will improve the insti-tution's financial condition.

The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulation if the OTS determines that the distribution would constitute an unsafe or unsound practice. The OTS also may reclassify a Tier 1 institution as a Tier 2 or Tier 3 institution by notifying the institu-tion that it is in need of more than normal supervision. While Fidelity was a Tier 1 institution at December 31, 1993, the OTS has taken action that could cause Fidelity to be reclassified as a Tier 2 or Tier 3 institution. Further, an adequately capitalized institution may not make a capital distribution if such payment would cause the institution to become undercapitalized. Because of Fidelity's current capital levels, dividends and distributions from Fidelity will not be available to its stockholders for the foreseeable future.

On March 31, 1994, the bad debt reserves of the Bank for federal income tax purposes included $16.0 million representing excess tax bad debt reserves. If, in the future, amounts appropriated to these excess tax bad debt reserves are used for the payment of dividends or other distributions by the Bank (including distributions in dissolution, liquidation or redemption of stock), an amount equal to the distribution plus the tax attributable thereto, but not exceeding the aggregate amount of excess tax bad debt reserves, will generally be in-cluded in the Bank's taxable income and be subject to tax. In addition, if in the future the Bank fails to meet the definitional or other tests of a qualify-ing association, the entire tax bad debt reserves of $52.5 million at March 31, 1994, will have to be recaptured and included in taxable income. Other than as discussed under "Certain Federal Income Tax Considerations - Certain Affiliate Transfers and Closing Adjustments," it is not contemplated that the accumulated reserves will be used in a manner that will create such liabilities.

Enforcement. Whenever the OTS has reasonable cause to believe that the continu-ation by a savings and loan holding company of any activity or of ownership or control of any non FDIC-insured subsidiary constitutes a serious risk to the financial safety, soundness, or stability of a savings and loan holding company's subsidiary savings institution and is inconsistent with the sound op-eration of the savings institution, the OTS may order the holding company, af-ter notice and opportunity for a hearing, to terminate such activities or to divest such noninsured subsidiary. FIRREA also empowers the OTS, in such a sit-uation, to issue a directive without any notice or opportunity for a hearing, which directive may (a) limit the payment of dividends by the savings institution, (b) limit transactions be-tween the savings institution and its holding company or its affiliates, and
(c) limit any activity of the association that creates a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

In addition, FIRREA includes savings and loan holding companies within the cat-egory of person designated as "institution-affiliated parties." An institution-affiliated party may be subject to significant penalties and/or loss of voting rights in the event such party took any action for or toward causing, bringing about, participating in, counseling, or aiding and abetting a violation of law or unsafe or unsound practice by a savings institution.

Limits on Change of Control. Subject to certain limited exceptions, control of Fidelity may only be obtained with the approval (or in the case of an acquisi-tion of control by an individual, the nondisapproval) of the OTS, after a pub-lic comment and application review process. Under OTS regulations defining "control," a rebuttable presumption of control arises if an acquiring party ac-quires more than 10% of any class of voting stock of Fidelity (or more than 25% of any class of stock, whether voting or non-voting) and is subject to any "control factors" as defined in the regulation. Control is conclusively deemed to exist if an acquirer holds more than 25% of any class of voting stock of Fi-delity or Citadel, or has the power to control in any manner the election of a majority of directors.

Any company acquiring control of Fidelity becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination. With limited exceptions, a savings and loan holding company may not directly or indirectly acquire more than 5% of the voting stock of an-other savings and loan holding company or savings institution without prior OTS approval.

Notification of New Officers and Directors. A savings and loan holding company that has undergone a change in control in the preceding two years, is subject to a supervisory agreement with the OTS, or is deemed to be in "troubled condi-tion" by the OTS, must give the OTS 30 days' notice of any change to its Board of Directors or its senior executive officers. The OTS must disapprove such change if the competence, experience or integrity of the affected individual indicates that it would not be in the best interests of the public to permit the appointment. The OTS has taken action as a result of which Fidelity is deemed to be in "troubled condition" for this purpose.

Classification of Assets
Savings institutions are required to classify their assets on a regular basis, to establish appropriate allowances for losses and report the results of such classification quarterly to the OTS. A savings institution is also required to set aside adequate valuation allowances to the extent that an affiliate pos-sesses assets posing a risk to the institution, and to establish liabilities for off-balance sheet items, such as letters of credit, when loss becomes prob-able and estimable. The OTS has the authority to review the institution's clas-sification of its assets and to determine whether and to what extent (a) addi-tional assets must be classified, and (b) the institution's valuation allow-ances must be increased. See "Internal Asset Classifications."

Troubled assets are classified into one of three categories as follows:

  SUBSTANDARD ASSETS. Prudent GVAs are required to be established for such assets.

  DOUBTFUL ASSETS. Prudent GVAs are required to be established for such as-sets.

  LOSS ASSETS. 100% of the amount classified as loss must be charged off, or a specific allowance of 100% of the amount classified as loss must be es-tablished.

GVAs for loan and lease losses are included within regulatory capital for cer-tain purposes and up to certain limits, while specific allowances and other general allowances are not included at all.

The OTS and the other federal banking agencies have adopted a statement of pol-icy regarding the appropriate levels of GVA for loan and lease losses that in-stitutions should maintain. Under the policy statement, examiners will gener-ally accept management's evaluation of adequacy of GVAs for loans and lease losses if the institution has maintained effective systems and controls for identifying and addressing asset quality problems, analyzed in a reasonable manner all significant factors that affect the collectability of the portfolio, and established an ac-ceptable process for evaluating the adequacy of GVAs. However, the policy statement also provides that OTS examiners will review management's analysis more closely if GVAs for loan and lease losses do not equal at least the sum of
(a) 15% of assets classified as substandard, (b) 50% of assets classified as doubtful, and (c) for the portfolio of unclassified loans and leases, an esti-mate of credit losses over the upcoming twelve months based on the institu-tion's average rate of net charge-offs over the previous two or three years on similar loans, adjusted for current trends and conditions. The GVA policy statement has had no material impact on Fidelity's results of operations or fi-nancial condition.

Community Reinvestment Act
The Community Reinvestment Act ("CRA") requires each savings institution, as well as other lenders, to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to ex-tend within such communities. The CRA also requires the OTS to assess the per-formance of the institution in meeting the credit needs of its community and to take such assessment into consideration in reviewing applications for mergers, acquisitions, and other transactions. An unsatisfactory CRA rating may be the basis for denying such an application.

In connection with its assessment of CRA performance, the OTS assigns a rating of "outstanding," "satisfactory," "needs to improve," or "substantial noncom-pliance." Based on an examination conducted during 1993, Fidelity was rated satisfactory. The OTS and the other federal banking agencies have jointly pro-posed amendments to their CRA regulations that would replace the current as-sessment system, which is based on the adequacy of the processes an institution has established to comply with the CRA, with a new system based on the institu-tion's performance in making loans and investments and maintaining branches in low- and moderate-income areas.

Federal Home Loan Bank System
The Federal Home Loan Banks provide a credit facility for member institutions. As a member of the FHLB of San Francisco, Fidelity is required to own capital stock in the FHLB of San Francisco in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid home loans, home purchase contracts and similar obligations at the end of each calendar year, assuming for such purposes that at least 30% of its assets were home mortgage loans, or 5% of its advances from the FHLB of San Francisco. At March 31, 1994, Fidelity was in compliance with this requirement with an investment in the stock of the FHLB of San Francisco of $52.4 million. Long-term FHLB advances may be obtained only for the purpose of providing funds for residential housing finance and all FHLB advances must be secured by specific types of collateral.

Required Liquidity
OTS regulations require savings institutions to maintain, for each calendar month, an average daily balance of liquid assets (including cash, certain time deposits, bankers' acceptances, specified United States government, state and federal agency obligations, and balances maintained in satisfaction of the FRB reserve requirements described below) equal to at least 5% of the average daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. The OTS may change this liquidity requirement from time to time to an amount within a range of 4% to 10% of such accounts and borrowings depending upon economic conditions and the deposit flows of member institutions, and may exclude from the definition of liquid assets any item other than cash and the balances maintained in satisfaction of FRB reserve re-quirements. Fidelity's average regulatory liquidity ratio for the month of March 1994 was 5.06%, and accordingly Fidelity was in compliance with the li-quidity requirement. Monetary penalties may be imposed for failure to meet li-quidity ratio requirements.

OTS regulations also require each member institution to maintain, for each cal-endar month, an average daily balance of short-term liquid assets (generally those having maturities of 12 months or less) equal to at least 1% of the aver-age daily balance of its net withdrawable accounts plus short-term borrowings during the preceding calendar month. The average short-term liquidity ratio of Fidelity for the month of March 1994 was 1.52%.

FEDERAL RESERVE SYSTEM

The FRB requires savings institutions to maintain noninterest-earning reserves against certain of their transaction accounts (primarily deposit accounts that may be accessed by writing unlimited checks) and non-personal time deposits. For the calculation period including March 31, 1994, Fidelity was required to maintain $33.5 million in noninterest-earning reserves and was in compliance with this requirement. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy Fidelity's liquidity requirements discussed above.

As a creditor and a financial institution, Fidelity is subject to certain reg-ulations promulgated by the FRB, including, without limitation, Regulation B (Equal Credit Opportunity Act), Regulation D (Reserves), Regulation E (Elec-tronic Funds Transfers Act), Regulation F (limits on exposure to any one cor-respondent depository institution), Regulation Z (Truth in Lending Act), Regu-lation CC (Expedited Funds Availability Act), and Regulation DD (Truth in Sav-ings Act). As creditors of loans secured by real property and as owners of real property, financial institutions, including Fidelity, may be subject to potential liability under various statute and regulations applicable to prop-erty owners, generally including statutes and regulations relating to the en-vironmental condition of the property.

GATEWAY

Gateway became an NASD-registered broker/dealer in October 1993 and offers se-curities products, such as mutual funds and variable annuities, to customers of the Bank. All securities transactions are executed and cleared by another broker/dealer. Gateway does not maintain security accounts for customers or perform custodial functions relating to customer securities.

The securities business is subject to regulation by the SEC, the NASD and other federal and state agencies. Regulatory violations can result in the rev-ocation of broker/dealer licenses, the imposition of censures or fines and the suspension or expulsion from the securities business of a firm, its officers or employees. With the enactment of the Insider Trading and Securities Fraud Enforcement Act of 1988, the SEC and the securities exchanges have intensified their regulation of broker/dealers, emphasizing in particular the need for su-pervision and control by broker/dealers of their own employees.

As a broker/dealer registered with the NASD, Gateway is subject to the SEC's uniform net capital rules, designed to measure the general financial condition and liquidity of a broker/dealer. These rules require Gateway to maintain min-imum net capital of $100,000 as of January 1, 1994, and do not permit Gate-way's aggregate indebtedness to exceed eight times its net capital during its first twelve months of operations. At March 31, 1994, Gateway's net capital and required net capital were $400,906 and $100,000, respectively, and its ra-tio of aggregate indebtedness to net capital was 179%. Under certain circum-stances, these rules limit the ability of its stockholders to make withdrawals of capital from Gateway. In addition, Gateway is required to file monthly re-ports with the NASD and quarterly and annual reports with the NASD and SEC containing detailed financial information with respect to its broker/dealer operations.

PROPERTIES

The executive offices of Fidelity are located in the Glendale Building at 600
N. Brand Boulevard, Glendale, California 91203. This facility contains approx-imately 90,000 square feet of office space including a branch banking facility of approximately 12,000 square feet. Fidelity also owns an approximately 130,000 square feet facility located at 4565 Colorado Boulevard, Los Angeles, California 90039, which houses most of the administrative operations of Cita-del and Fidelity. Present local zoning entitlements will allow for the con-struction of an additional approximately 300,000 square feet of office space plus parking on this 7.75-acre parcel. The potential for increasing the amount of office space at this Los Angeles site would satisfy Fidelity's anticipated facilities requirements for future years. The Glendale Building will be trans-ferred to Citadel as part of the Restructuring. See "Restructuring and Recapi-talization - Restructuring - Affiliate Transfers."

The aggregate net book value of all owned administrative facilities was ap-proximately $25.9 million as of March 31, 1994. On March 31, 1994, Fidelity owned 16 of its branch and/or loan office facilities having an aggregate net book value of approximately $9.4 million, and leased the remaining 26 of its branch and/or loan office facilities under leases with terms (including op-tional extension periods) expiring from 1994 through 2050. The aggregate an-nual rent under those leases as of March 31, 1994, was approximately $2.6 mil-lion and the aggregate net book value of Fidelity's leasehold improvements as-sociated with those leased premises was approximately $2.0 million. At March 31, 1994, Fidelity owned furniture, fixtures and equipment, related to both owned and leased facilities, having a net book value of approximately $14.8 million.

As a result of the January 1994 Northridge Earthquake, physical damage was sus-tained at some of the Bank administrative and branch office facilities located in the Los Angeles area; however, only one Bank-owned building, the Sherman Oaks Building, sustained major damage. The Sherman Oaks Building will be trans-ferred to Citadel as part of the Restructuring. It is estimated that necessary repairs to all affected facilities, net of anticipated insurance reimbursement, shall not exceed $0.5 million.

All owned office facilities are located in Southern California.

LEGAL PROCEEDINGS

The Bank has lawsuits pending against it in the ordinary course of business. As of March 31, 1994, the Bank's management and its counsel believe that none of the pending lawsuits or claims taken separately or together will have a materi-ally adverse impact on the financial condition or the business of the Bank. In addition, the Bank is named in certain legal proceedings that are in the very early stages and the Bank therefore does not yet have sufficient information to form a view with respect to the probable outcome or any potential exposure.

The Bank is a defendant in three actions (one in Federal District Court and two in Los Angeles Superior Court) which raise similar issues with respect to the manner in which the Bank serviced certain adjustable rate mortgages which were originated during the period 1983 through 1988. The plaintiffs' principal claim is that the Bank selected a look-back or review date to review the index upon which the rate adjustment is based that was one or two months further back than what was required under the terms of the notes. In a declining interest rate environment, the lag effect of a longer look-back period defers the benefit to the borrower of such decline, and the reverse would be true in a rising inter-est rate environment. The Bank strongly disputes these contentions and is vig-orously defending these suits. The legal responsibility and financial impact with respect to these suits cannot presently by ascertained and, accordingly, there is a risk that the final resolution of one or more of these matters could result in the payment of monetary damages which could be material in relation to the financial condition or results of operations of the Bank. At this point, the Bank does not believe the likelihood of such a result is probable and has not established any specific litigation reserves with respect to such suits.

                                DIVIDEND POLICY

Fidelity's ability to pay dividends on the Common Stock is limited by applica-ble law. OTS regulations of general application impose limits upon certain cap-ital distributions by savings institutions, including cash dividends, payments to repurchase or otherwise to acquire an institution's shares, payments to shareholders of another institution in a cash-out merger and other distribu-tions charged against capital. Because cash dividends reduce the regulatory capital of the Bank, and because of the regulatory restrictions described above, it is unlikely that the Bank will pay cash dividends on the Common Stock in the foreseeable future.

Dividend distributions made to holders of the Common Stock in excess of the Bank's current and accumulated earnings and profits, as well as any distribu-tions in dissolution or in redemption or liquidation of stock, may result in the recognition of some of the Bank's tax bad debt reserves into income, and could result in additional tax liability to the Bank. This may have an adverse effect on the ability of the Bank to pay dividends or to redeem stock.

Payment of dividends on the Common Stock of the Bank, including the Class A Common Stock and Class C Common Stock offered hereby, is subject to the discre-tion of its Board of Directors. Other than as discussed under "Certain Federal Income Tax Considerations - Certain Affiliate Transfers and Closing Adjust-ments," Fidelity currently has no plans to pay dividends on any of the Common Stock, and no assurances can be given that Fidelity will pay any dividends in the future.

                                   MANAGEMENT

CURRENT DIRECTORS

The following table sets forth certain information, as of December 31, 1993, with respect to the members of the Board of Directors of Fidelity.

                                   FIRST
                                  BECAME
      NAME OF DIRECTOR       AGE DIRECTOR   POSITION HELD WITH FIDELITY
      ----------------       --- --------   ---------------------------
      Richard M. Greenwood    46   1992     Director, President, Chief Executive
                                             Officer and Chairman
      Donald R. Boulanger     49   1991     Director
      Peter W. Geiger         67   1990     Director
      Mel Goldsmith           66   1992     Director
      Ralph B. Perry III      58   1985     Director
      Zelbie Trogden          57   1993     Director
      Alfred Villasenor, Jr.  64   1987     Director

Set forth below is certain information concerning the principal occupation and business experience of each of the individuals named above during the past five years.

MR. GREENWOOD joined Citadel and Fidelity in June 1992 as President and Chief Executive Officer of both Citadel and Fidelity and Chairman of the Board of Fi-delity. Prior to joining the Company, he served as Chief Financial Officer of CalFed, Inc. and California Federal Bank from 1990 to 1992. From 1988 to 1990, Mr. Greenwood was Chief Financial Officer and Treasurer of Valley National Cor-poration and Valley National Bank located in Phoenix, Arizona. Mr. Greenwood served from 1978 to 1988 in various positions at Citicorp/Citibank, including Vice President, Division Treasurer (Europe, Middle East and Africa) and Senior Vice President of Citicorp Homeowners' (a mortgage bank).

MR. BOULANGER has been President and a director of National Deposit Life Insur-ance Company since 1989. National Deposit Life Insurance Company is a major provider of corporate retirement plans. From 1983 to 1989, Mr. Boulanger was Senior Vice President at Kaufman and Broad Corp. (now Broad, Inc.) where he was responsible for a large life insurance holding company's investments.

MR. GEIGER is presently a financial and marketing consultant. He retired as Vice President and Senior Account Officer of Bank of America where he served from 1959 to 1990. His responsibilities at Bank of America included the devel-opment, structuring, analysis and negotiation of large corporate financings for major media and entertainment companies.

MR. GOLDSMITH has been a private real estate investor and a consultant to The Decurion Corporation since 1984, advising company management concerning real estate transactions, employee compensation and general operations.

MR. PERRY has been a partner of the law firm of Graven Perry Block Brody & Qualls, a professional corporation, located in Los Angeles, California, since 1968. Graven Perry Block Brody & Qualls performs legal services for the Company from time to time. See "Certain Transactions - Attorneys' Fees." Mr. Perry has been a director of Craig Corporation ("Craig") since 1985 and a director of Reading Company ("Reading") since 1988.

MR. TROGDEN was Senior Vice President of Bank of America in charge of providing credit and banking services to the entertainment and media industries until his retirement in June 1993. Prior to joining Bank of America, Mr. Trogden was em-ployed in various positions with Security Pacific National Bank from 1960 until the 1992 merger of Security Pacific and Bank of America.

MR. VILLASENOR has been President and the owner of Unisure Insurance Services, Incorporated, a corporation specializing in life, business life and group health insurance for over 30 years. Mr. Villasenor served on the Board of Di-rectors of ELAR, a reinsurance company from 1990 to 1991.

DIRECTORS AFTER THE CLOSING

Simultaneously with the Closing, all of the current members of the Board of Di-rectors of the Bank other than Messrs. Greenwood, Perry and Goldsmith will re-sign. Citadel requested such resignations consistent with the change in the stockholder constituency of the Bank following the Closing.

The Amended Charter of the Bank will provide that the Board of Directors will consist of between seven and fifteen members, all of whom will be elected by the holders of Class A Common Stock. The Amended and Restated Bylaws of the Bank will set the initial number of members of the Board of Directors at eight members. Fidelity will continue to have a classified board, approximately one-third of the members of which will be elected each year to serve three-year terms.

Citadel will elect certain identified directors immediately prior to the Clos-ing, to take office at the Closing. As of the date of this Offering Circular, the following individuals have been identified as prospective directors and agreed to serve on the Board of Directors of the Bank from the Closing, subject to OTS approval:

       NAME OF PROPOSED DIRECTOR  AGE POSITION HELD WITH FIDELITY
       -------------------------  --- -----------------------------------------------
       Richard M. Greenwood(1)     46 Director, President and Chief Executive Officer
       Norman Barker, Jr.(3)       70 Chairman and Director
       Waldo Burnside(3)           65 Director
       Walter Gerken(3)            71 Director
       George Gibbs, Jr.(2)        64 Director
       Mel Goldsmith(1)            66 Director
       Lilly V. Lee(2)             64 Director
       Ralph B. Perry III(1)       58 Director

(1) To serve a one-year term
(2) To serve a two-year term
(3) To serve a three-year term

See "Current Directors" above for information regarding Mr. Greenwood's, Mr. Perry's and Mr. Goldsmith's occupations and business experience. Set forth be-low is certain information concerning the principal occupation and business ex-perience of each of the other persons listed in the table above during the past five years.

MR. BARKER is a former Chairman of the Board of First Interstate Bank of Cali-fornia and is currently the Chairman of the Board of Pacific American Income Shares. Mr. Barker also serves as a director of TCW Convertible Securities, Inc., SCE Corp., American Health Properties, Inc., Automobile Club of Southern California, SPI Pharmaceuticals, Inc. and ICN Pharmaceuticals, Inc.

MR. BURNSIDE was a former director of Carter Hawley Hale Stores, Inc. and Secu-rity Pacific Corporation and an advisory director of BankAmerica Corporation. Mr. Burnside currently serves as a member of the boards of a number of educa-tional, charitable and municipal service organizations.

MR. GERKEN currently serves as Chairman of the Executive Committee of the Board of Directors of Pacific Mutual Life Insurance Company. He joined Pacific Mutual Life Insurance Company as a Financial Vice President in 1967 and served in var-ious capacities until he was named Chairman and Chief Executive Officer in 1975. Mr. Gerken served as Chief Executive Officer until 1986 and Chairman un-til 1987. Mr. Gerken is currently a director of SCE Corp. and a number of other educational and charitable organizations.

MR. GIBBS is a principal and senior vice president of Johnson & Higgins, an in-surance agency. Prior to joining Johnson & Higgins in 1987, he was with Stewart Smith West for 33 years where he was the founding director of Associated Inter-national Insurance Company and Calvert Insurance Company, two insurance compa-nies organized by the Stewart Smith West organization. Mr. Gibbs currently serves on the board of a number of educational and charitable trusts and foun-dations. Johnson & Higgins is the Bank's insurance broker.

MS. LEE is the Chairman of the Board of Lilly International, Inc. and managing partner of American Trade Development Co., an international trade and consult-ing company. She is also a senior project consultant with Normart Enterprises, Inc., serving 22 major corporations in the People's Republic of China. Ms. Lee is a former director of CalFed Inc. and Trust Services of America and currently serves as Chairman of the Board of the Thrift Depositor Protection - Regional Oversight Board. Ms. Lee also serves on the board of a number of political, ed-ucational, charitable and industry organizations.

COMMITTEES OF THE BOARD OF DIRECTORS

Fidelity has standing Audit, Executive and Compensation and Stock Option Com-mittees. All of the current members of each of these Committees (other than Mr. Greenwood) will resign as of the Closing.

The Audit Committee's responsibilities are generally to assist the Board in fulfilling its legal and fiduciary responsibilities relating to accounting, au-dit and reporting policies and practices of Fidelity and its subsidiaries. The Audit Committee also, among other things, recommends to the Board the engage-ment of the Company's independent accountants; monitors and reviews the quality and activities of the Company's internal audit function and those of its inde-pendent accountants; and, monitors the adequacy of the Company's operating and internal controls as reported by management, the independent accountants and internal auditors.

The Executive Committee is empowered to exercise all authority in lieu of the Board that may be exercised by a committee of the Board pursuant to applicable law.

The Bank's Compensation and Stock Option Committee ("Compensation Committee") is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of Fidelity and its subsidiaries and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary.

In addition to the foregoing standing committees, Fidelity has an Interest Rate Risk Management Committee, a Board Loan Committee and a Nominating Committee.

EXECUTIVE OFFICERS

Set forth below are the current executive officers of the Bank (other than Mr. Greenwood - see "Current Directors"), together with the positions currently held by such persons.

      NAME                   AGE   POSITION WITH FIDELITY OR SUBSIDIARY
      ----                   ---   -------------------------------------------
      Thomas W. Carter        46   Executive Vice President and Chief Credit
                                    Officer
      Diana E. Cookmeyer      45   Executive Vice President and Chief
                                    Administrative Officer
      Godfrey B. Evans        40   Executive Vice President, General Counsel
                                    and Secretary
      James E. Stutz          50   Executive Vice President, Retail Banking
      James F. Barnett III    30   Senior Vice President, Credit
                                    Administration
      Robert P. Condon        52   President and Chief Executive Officer of
                                    Gateway Investment Services and Citadel
                                    Service Corporation
      Andre S.W. Shih         42   Senior Vice President, Treasurer and Acting
                                    Chief Financial Officer
      W.C. Taylor III         36   Senior Vice President, Residential
                                    Production Manager, Acting Chief Lending
                                    Officer
      Charles N. Wagner       46   Senior Vice President, Internal Audit
                                    Director
      Heidi Wulfe             39   Senior Vice President, Controller and Chief
                                    Accounting Officer
      J. Michael Malloy       36   Vice President, Special Assets Department
                                    Manager, Acting Real Estate Asset Manager

MR. CARTER joined Fidelity in July 1994 as Executive Vice President and Chief Credit Officer. Prior to joining Fidelity, Mr. Carter served as Chief Credit Officer and Manager of Credit Administration at HomeFed Bank in San Diego, with responsibility for the appraisal, real estate research, strategic planning, credit administration and credit review divisions. Mr. Carter served from 1983 to 1992 in various positions at HomeFed Bank.

MS. COOKMEYER joined Fidelity in April 1991. In her current capacity as Execu-tive Vice President and Chief Administrive Officer, Ms. Cookmeyer manages the Human Resources, MIS, Administrative Services, Marketing, and Business Excel-lence functions of the Bank. Prior to joining Fidelity, she spent 17 years in management and human resources consulting with such firms as McKinsey & Compa-ny, Towers, Perrin, Forster and Crosby, and Coopers & Lybrand.

MR. EVANS joined Fidelity as Senior Vice President and Senior Corporate Counsel in 1987 and in 1988 was appointed Senior Vice President and Senior Corporate and Regulatory Counsel to both Citadel and Fidelity. In November 1989, Mr. Ev-ans was named General Counsel of Citadel. In December 1990, Mr. Evans became the Corporate Secretary of Citadel and Fidelity. Mr. Evans currently holds the title of Executive Vice President, General Counsel and Corporate Secretary of Fidelity. From 1982 to 1987, he was an attorney with the law firm of Gibson, Dunn & Crutcher, practicing in the areas of corporate, savings and loan and se-curities law.

MR. STUTZ joined Fidelity in January 1994 as Executive Vice President, Retail Banking. Prior to joining Fidelity, Mr. Stutz served since 1985 as Executive Vice President and Chief Operating Officer, Consumer Banking, of HomeFed Bank, where he was responsible for a 215 branch network. Mr. Stutz was also Chairman, President and Chief Executive Officer of Columbus Savings, a wholly-owned sub-sidiary of HomeFed Corporation, where he was responsible for the consolidation of several savings institutions and the subsequent merger of the company into HomeFed Bank. Mr. Stutz served from 1971 until 1994 in various positions at HomeFed Bank.

MR. BARNETT joined Fidelity in January 1992 as Senior Vice President and Inter-nal Asset Review Manager. In February 1993, Mr. Barnett was appointed Senior Vice President, Credit Administration. Prior to joining Fidelity, Mr. Barnett was a Federal Thrift Regulator for the Office of Thrift Supervision between 1987 and 1991. He was responsible for the examination, supervision and problem resolution for multi-billion dollar thrift institutions in the Western Region.

MR. CONDON joined Gateway as President and Chief Executive Officer in September 1993. Prior to joining Gateway, Mr. Condon served as General Manager of WellPoint Life Insurance Company, a subsidiary of Blue Cross of California. Be-fore that he was President and Chief Executive Officer of CalFed Investment Services, in charge of the development and sale of alternative investment prod-ucts through the bank branch network.

MR. SHIH joined Fidelity in July 1991 as Vice President, Director of Corporate Development and Asset Liability Management. In December 1991, he was named Se-nior Vice President. Prior to joining Fidelity, Mr. Shih was a principal of Kesselman & Shih, a financial advisory firm, which he co-founded in 1990. From 1985 to 1990, Mr. Shih was Vice President at First Interstate Bank, where he worked in the business analysis, internal consulting and financial analysis areas.

MR. TAYLOR joined Fidelity in May 1993 as a Senior Vice President in charge of loan originations. He spent one year as a Senior Vice President at Metrobank Home Lenders and five years as a Senior Vice President of Metmor Financial be-fore joining Fidelity. Prior to these experiences, Mr. Taylor worked for eight years as a Group Vice President in Loan Servicing for Weyerhauser Mortgage Co.

MR. WAGNER joined Fidelity in August 1990 as a Senior Vice President of Inter-nal Audit. Prior to joining Fidelity, he was a Vice President and General Audi-tor of First Interstate Bank of Arizona for eight years. Mr. Wagner also served as Vice President and Controller for Home Federal Savings and Loan of Arizona for three years. Prior to his bank experience, he was a CPA for Ernst & Ernst for five years.

MS. WULFE, a CPA, joined Fidelity and Citadel in 1989 as Vice President and Controller, and in 1991 was named Senior Vice President. From 1987 to 1989, she was Vice President and Controller at Antelope Valley Savings and Loan Associa-tion. From 1977 to 1987, she was employed by Grant Thornton, Accountant and Management Consultants, as an Audit Manager.

MR. MALLOY joined Fidelity in March 1993 as Vice President, Special Assets De-partment Manager. Prior to joining Fidelity, Mr. Malloy worked in the real es-tate functions at Great Western Bank, Gibraltar Savings, First Federal Savings, and FCA American Mortgage Corporation.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following Summary Compensation Table sets forth the compensation earned during the three years ended December 31, 1993, by the Company's Chief Execu-tive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1993.

                          -----------------------------------------------------------------------------
                               ANNUAL COMPENSATION
                                                                              LONG TERM
                                                                           COMPENSATION
                                                                             SECURITIES
                                                                             UNDERLYING
NAME AND                                                  OTHER ANNUAL    STOCK OPTIONS       ALL OTHER
PRINCIPAL POSITION        YEAR     SALARY     BONUS    COMPENSATION(1)          GRANTED COMPENSATION(2)
- - ------------------        ---- ---------- ---------    ---------------    ------------- ---------------
Richard M. Greenwood      1993 $  376,846 $  50,000            $39,359(3)        20,000          $    -
 President and Chief      1992 $  209,173         -             25,986(3)             -               -
 Executive Officer        1991        N/A       N/A                N/A              N/A             N/A
Walter H. Morris, Jr.(4)  1993 $  178,500 $       -            $     -                -          $    -
 Executive Vice
  President               1992     87,500    15,000                  -                -               -
 and Chief Lending
  Officer                 1991        N/A       N/A                N/A              N/A             N/A
Andre S. W. Shih          1993 $  134,847 $  25,000            $     -                -          $    -
 Senior Vice President,   1992    125,000    19,500                  -                -               -
 Treasurer and Acting
  Chief Financial Officer 1991     55,289         -                  -                -               -
Frederick N. Bailard(4)   1993 $  132,692   $     -            $     -                -          $1,171
 Senior Vice President,
  Real Estate             1992     45,673     5,000                  -                -               -
  Asset Management        1991        N/A       N/A                N/A              N/A             N/A
Kirk S. Sellman(4)        1993 $  137,308   $     -            $     -                -          $4,269
 Executive Vice President,1992    125,000    15,000                  -                -           3,351
  Retail Banking          1991    115,500     5,563(5)               -                -               -

(1) Excludes perquisites if the aggregate amount thereof is less than $50,000, or 10% of salary plus bonus, if less.
(2) Consists of matching contributions under the Company's 401(k) Plan.
(3) When Mr. Greenwood was hired on June 3, 1992, the Company agreed to make him an interest free loan of $240,000 described under "Certain Transac-tions - Citadel Loan to CEO." The amount shown includes interest on such loan in 1993 of $9,984, an automobile allowance of $20,040, an excess group life insurance policy for which Fidelity paid premiums in the amount of $2,345 and other benefits.
(4) Mr. Morris resigned March 18, 1994. Mr. Bailard resigned February 2, 1994. Mr. Sellman resigned January 3, 1994.
(5) Includes amounts earned under the Company's Management Incentive Compensa-tion Plan with respect to each year in question, even if payment was made in the following year.

Stock Options
Fidelity granted no stock options and no stock appreciation rights ("SARS") to executives or employees during 1993. However, on March 24, 1993, Citadel granted to Mr. Greenwood a stock option to purchase 20,000 shares of the common stock of Citadel at a price of $21.90 per share. Mr. Greenwood's stock option terminates 90 days after the Closing. The following table sets forth the out-standing stock options to purchase the common stock of Citadel held by the named executive officers as of December 31, 1993. All options are exercisable. No SARs are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                       ------------------------------------------------------------------------------
                                      INDIVIDUAL GRANTS
                                      PERCENT OF                        POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF        TOTAL                           ASSUMED ANNUAL RATES OF
                         SECURITIES OPTIONS/SARS                        STOCK PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO                                 OPTION TERM
                       OPTIONS/SARS EMPLOYEES IN EXERCISE OR EXPIRATION             5%            10%
NAME                        GRANTED  FISCAL YEAR  BASE PRICE       DATE   $35.67/SHARE   $56.89/SHARE
- - ----                   ------------ ------------ ----------- ---------- -------------- --------------
Richard M. Greenwood         20,000         100%      $21.90       2003       $713,400     $1,136,000
Walter H. Morris, Jr.             -            -           -          -              -              -
Andre S. W. Shih                  -            -           -          -              -              -
Frederick N. Bailard              -            -           -          -              -              -
Kirk S. Sellman                   -            -           -          -              -              -

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                       ------------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED              IN-THE-MONEY
                               SHARES                                OPTIONS/SARS              OPTIONS/SARS
                             ACQUIRED                                AT FY-END(#)              AT FY-END(#)
NAME                   ON EXERCISE(#) VALUE REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- - ----                   -------------- ----------------- ------------------------- -------------------------
Richard M. Greenwood              N/A               N/A                  20,000/0                         0(1)
Walter H. Morris, Jr.               -                 -                         -                         -
Andre S. W. Shih                    -                 -                         -                         -
Frederick N. Bailard                -                 -                         -                         -
Kirk S. Sellman                     -                 -                         -                         -

(1) None of the options held by Mr. Greenwood are in-the-money.

Future Management Compensation
Following the Closing, management of the Bank intends to develop and seek ap-proval from the Board of Directors of the Bank for an incentive compensation program for the Bank's management. Management anticipates that the proposed program will include, in lieu of direct cash bonuses, stock options, stock ap-preciation rights or a stock bonus plan or similar features designed to provide incentives for senior management to maximize shareholder value.

Retirement Income (Defined Benefit) Plan
Fidelity maintains a Retirement Income Plan which is a qualified, non-contribu-tory defined benefit retirement plan. The Retirement Plan provides for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e., the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other ter-mination of employment, based upon the employee's average monthly compensation and the aggregate number of years of service.

In March 1994, the Retirement Income Plan was suspended, thereby freezing bene-fit levels and reducing related expense accruals by $1 million annually. Fidel-ity also provides retiree medical benefits at substantially reduced premium rates.

The following table illustrates approximate annual benefits payable at normal retirement age for various combinations of service and compensation:

                                  ----------------------------------
                                           YEARS OF SERVICE
      AVERAGE FINAL COMPENSATION      15     20     25     30     35
      --------------------------  ------ ------ ------ ------ ------
      $ 50,000                    11,302 15,069 18,836 22,603 26,370
       100,000                    24,427 32,569 40,711 48,853 56,995
       150,000                    37,552 50,069 62,586 75,103 87,620
       200,000                    37,552 50,069 62,586 75,103 87,620
       250,000                    37,552 50,069 62,586 75,103 87,620
       300,000                    37,552 50,069 62,586 75,103 87,620
       350,000                    37,552 50,069 62,586 75,103 87,620
       400,000                    37,552 50,069 62,586 75,103 87,620

Compensation under the Retirement Income Plan includes all regular pay, exclud-ing overtime, commissions and bonuses, limited by IRC 401(a)(17) compensation limit ($150,000 for 1994). The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan.

The approximate years of credited service as of December 31, 1993, for each of the named executive officers are as follows:

                            CREDITED
     NAME                    SERVICE
     ----                      YEARS
                            --------
     Richard M. Greenwood          1
     Walter H. Morris, Jr.         1
     Andre S. W. Shih              2
     Kirk S. Sellman               3
     Frederick N. Bailard          1

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

Mr. Greenwood and Fidelity entered into a three-year employment agreement as of June 3, 1992, his date of hire. Mr. Greenwood's agreement with the Bank pro-vides for compensation during the first twelve months at the rate of $365,000 per year, increasing to $385,000 for the second twelve months and $415,000 for the third twelve months. The terms of Mr. Greenwood's employment agreement may be subject to review by the new Board of Directors.

In March 1993, the Board of Directors approved entering into severance agree-ments with Messrs. Sellman, Bailard and Morris under which Fidelity agreed to pay each of them a sum equal to one year's salary and a severance agreement with Mr. Shih under which Fidelity agreed to pay him a sum equal to nine months' salary, if any of them are discharged or effectively discharged follow-ing a "change in control" involving any person other than certain named invest-ors in Citadel or one or more of their respective affiliates. The Board of Di-rectors approved entering into the same or similar agreements with approxi-mately 17 other key employees, 16 of whom are corporate officers. These 17 sev-erance agreements include six which agree to pay a sum equal to one year's sal-ary, six which agree to pay a sum equal to nine months' salary, and four which agree to pay a sum equal to six months' salary. Fidelity currently has an ag-gregate potential liability with respect to all such severance agreements equal to approximately $1.6 million. The Restructuring and Recapitalization would not trigger a "change in control" requiring payment under these severance agree-ments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Goldsmith, Perry and Villasenor currently serve as members of the Com-pensation Committee of Fidelity, but will resign at the Closing. None of the Committee members are employees of Fidelity, nor are they involved in any in-terlocking directorships. Mr. Perry is a member of a law firm that provides le-gal services to the Company. See "Certain Transactions." Mr. Greenwood serves in an advisory capacity to the Compensation Committee.

COMPENSATION OF DIRECTORS

Through the Closing, nonemployee directors are paid fees in the amount of a $23,000 annual retainer plus $1,000 for each board meeting and $850 for each committee meeting attended in person (or $300 in the case of telephonic meet-ings). In addition, Mr. Villasenor is paid $850 quarterly for his attendance at the Fidelity CRA Committee meetings. Committee chairmen who are not Company em-ployees receive an additional $2,500 per year. For directors who fail to attend a meeting (unless excused for illness), the attendance fee for the ensuing 12 meetings is reduced by $100 per meeting. Failure to attend two or more meetings reduces the attendance fee by $250 per meeting for the ensuing 12 meetings. Af-ter the Closing, the compensation of the Bank's directors may be subject to re-view. No current member of the Board of Directors who will resign immediately prior to the Closing is entitled to a lump-sum payment under any plan of the Bank in which he is a participant or pursuant to any contracts with the Bank to which he is a party.

                             PRINCIPAL STOCKHOLDERS

All of the outstanding stock of Fidelity is owned beneficially and of record by Citadel.

Immediately following the Closing, Citadel will own all of the outstanding shares of Class B Common Stock and the purchasers of the Class A and Class C Common Stock offered hereby will own all of the outstanding shares of such Classes. See "Restructuring and Recapitalization - Recapitalization."

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CITADEL

For a description of the transactions between Fidelity and Citadel contemplated by the Restructuring, see "Restructuring and Recapitalization - Restructuring."

Citadel Indemnity
Fidelity has agreed to cooperate with Citadel and certain related persons in the defense of any claim or action that may be brought by any stockholder of Fidelity against Citadel or any such persons arising out of or in any way re-lated to this offering. Except in certain circumstances, if Fidelity is also a party to such claim or action, Fidelity will provide Citadel and such persons with the defense thereof, with counsel reasonably acceptable to Citadel.

Administrative and Operational Services
Pursuant to the terms of a Service Agreement between Fidelity and Citadel, Fi-delity has provided Citadel with all payroll, marketing, legal, management in-formation services, accounts payable, human resources and general administra-tive services for a fee equal to a pro rata share of Fidelity's overhead costs and expenses associated with Bank employees who render such services to Citadel plus a 10% profit margin. Citadel paid Fidelity $1.6 million under this Service Agreement in 1993. It is anticipated that Fidelity will continue to provide such administrative and operational services to Citadel pursuant to the terms of this Service Agreement after the Closing, at least for a transitional period.

Tax Sharing
The current tax sharing agreement between Citadel and Fidelity will be termi-nated prior to the Closing. In connection with such termination, Citadel and Fidelity will agree that certain amounts, estimated to be approximately $3.2 million, that would otherwise become payable by Citadel to Fidelity under the terms of such agreement as a result of losses recognized by Fidelity during the second quarter of 1994 will not be payable. Such amount is not reflected in the March 31, 1994 balance sheet of the Bank.

Prior to the Closing, Citadel and the Company expect to enter into a tax disaf-filiation agreement (the "Tax Disaffiliation Agreement") which sets out each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Closing and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits.

In general, under the Tax Disaffiliation Agreement, the Company will be respon-sible for (i) all adjustments to the tax liability of the Company and its sub-sidiaries for periods before the Closing relating to operations of the Company,
(ii) any tax liability of the Company and its subsidiaries for the taxable year that begins before and ends after the Closing in respect of that part of the taxable year through the end of the date of the Closing, and (iii) any tax lia-bility of the Company and its subsidiaries for periods after the Closing. For this purpose, any liability for taxes for periods ending on or before the Clos-ing shall be measured by Citadel's actual liability for taxes after applying tax benefits attributable to periods prior to the Closing otherwise available to Citadel. With certain exceptions, the Company will be entitled to any re-funds relating to those liabilities.

In general, Citadel will be responsible for all tax liabilities of Citadel and its subsidiaries (other than the Company and its subsidiaries) for all periods. Citadel will be entitled to any refunds relating to those liabilities.

LOANS BY FIDELITY

Fidelity offers home loans to directors, officers and employees of Citadel and Fidelity. These loans are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectibility. The loans are secured by real property and are made on substan-tially the same terms, including interest rate and collateral, as those pre-vailing at the time for comparable transactions with non-affiliated persons.

However, pursuant to the provisions of Fidelity's employee loan program which existed prior to the enactment of FIRREA, the interest rate generally charged was one-half percent less than the rate for comparable transactions with non-affiliated persons on fixed-rate loans and was one percent below the margin on adjustable-rate loans. In addition, employees generally do not pay loan fees or closing costs on their loans. The rate on these types of loans remains at the reduced level only for so long as the individual obtaining the loan continues to be employed by, or serves as a director of, Citadel or Fidelity. Since the passage of FIRREA, the FRB regulations applicable to savings institutions pro-hibit the making of preferential loans to directors and executive officers of Fidelity who perform policy-making functions. Accordingly, Fidelity no longer grants such loans to any director or any officer who influences corporate poli-cy. Prior to the enactment of FIRREA, directors and executive officers with policy-making functions could participate in Fidelity's employee loan program and to the extent they had loans outstanding on the effective date of FIRREA's enactment, such loan have grandfathered status.

                   -------------------------------------------------------------------
                              HIGHEST               UNPAID
                   INDEBTEDNESS SINCE        BALANCE AS OF  INTEREST RATE AT
NAME                DECEMBER 31, 1992    DECEMBER 31, 1993 DECEMBER 31, 1993 YEAR MADE
- - ----               ------------------    ----------------- ----------------- ---------
Godfrey B. Evans             $198,221             $194,416            5.103%      1987
Godfrey B. Evans             $ 77,971             $ 76,950              7.0%      1989
S. Craig Tompkins            $650,000(1)          $646,430             7.75%      1993

(1) This loan was sold to Residential Funding Corporation post-origination and Fidelity continues to service the loan.

In addition, Lilly V. Lee, a prospective director of Fidelity, currently has three real property loans outstanding with Fidelity. The loans were made in 1990 in the ordinary course of business, on substantially the same terms, in-cluding interest rates and collateral, as those prevailing at the time for com-parable transactions with other persons, and do not involve more than the nor-mal risk of collectability or present other unfavorable features.

CITADEL LOAN TO CEO

As part of Mr. Greenwood's compensation package, Citadel extended an interest-free loan to Mr. Greenwood in the amount of $240,000, payable on demand. The loan was made principally to refinance a loan extended to Mr. Greenwood by his previous employer, and Citadel agreed to reimburse Mr. Greenwood for interest accrued on such refinanced loan in the amount of $8,965 from the date of his employment with Fidelity until the new loan was made on October 27, 1992. In-terest on such loan in the amount of $9,942 was imputed to Mr. Greenwood in fiscal 1993. This loan is expected to be converted into a 2-year term loan at or prior to the Closing.

ATTORNEYS' FEES

Graven Perry Block & Qualls performs legal services for the Company from time to time. The Company paid that firm approximately $157,146 for such legal serv-ices performed during 1993 and costs relating thereto. Mr. Perry, a director of Fidelity, is a partner of that firm.

INSURANCE COMMISSIONS

Johnson & Higgins serves as insurance broker for the Company. During 1993, the Bank paid to Johnson & Higgins insurance premiums of approximately $3,496,000, with respect to which the Bank has been advised that Johnson & Higgins received commissions of approximately $209,000. Mr. Gibbs, a prospective director of Fi-delity, is a principal and senior vice president of Johnson & Higgins.

                          DESCRIPTION OF CAPITAL STOCK

The following summary description of the capital stock of Fidelity does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Existing Charter and Bylaws of the Bank, the proposed Amended Charter and Bylaws of the Bank, the proposed Investors' Purchase Agreements and the proposed Citadel Stockholders' Agreement, which documents will be filed as exhibits to the Form OC of which this Offering Circular is a part.

EXISTING CHARTER OF THE BANK

Under the Existing Charter, the authorized capital stock of Fidelity consists of 20 million shares of Existing Common Stock, par value $0.01 per share, one share of which is issued and outstanding, and 10 million shares of serial pre-ferred stock ("Preferred Stock"), none of which is outstanding.

AMENDED CHARTER OF THE BANK

Effective upon the Closing of this offering, the Existing Charter will be amended such that the authorized capital stock of Fidelity will consist of 73 million shares of Class A Common Stock, 14 million shares of Class B Common Stock, 3 million shares of Class C Common Stock, and 10 million shares of Pre-ferred Stock. The holders of the Common Stock of the Bank will have no preemp-tive or other subscription rights, and there are no redemption or sinking fund applicable thereto.

Class A Common Stock
The holders of Class A Common Stock will have exclusive voting rights, except as otherwise provided to the holders of the Class B Common Stock and Class C Common Stock, and will be entitled to one vote per share on all matters requir-ing stockholder action, including, but not limited to, the election of, and any other matters relating to, directors.

The holders of Class A Common Stock will be entitled to receive dividends pari passu with the holders of Class B Common Stock and Class C Common Stock, out of funds legally available therefor, subject to the restrictions of the Bank's regulators and the payment of any preferential amounts of which any class of stock having preferences over the Common Stock is entitled. See "Risk Factors -
 Certain Considerations Relating to the Bank - Restrictions on Distributions." Upon liquidation, dissolution or winding up of the Bank, holders of Class A Common Stock will be entitled to share ratably and pari passu with holders of Class B Common Stock and Class C Common Stock in all assets remaining after the payment of all liabilities of the Bank and of any preferential amounts of which any class of stock having preferences over the Common Stock is entitled.

The Investors' Purchase Agreements to be executed by the purchasers of Class A Common Stock will provide that holders of Class A Common Stock will not be per-mitted to transfer their shares for a period of 30 days from the consummation of this offering. In addition, following such 30 day period, the shares of Class A Common Stock may be transferred only in blocks of 100,000 shares or more until the Form 10-K Filing Date. During that time, the transfer agent will refuse to issue stock certificates for fewer than 100,000 shares, except where the transferor provides written certification that such smaller denominations are being transferred only to the beneficial ownership of an affiliate of the transferor or an investment account under the control of the transferor or an affiliate of the transferor. After the Form 10-K Filing Date, all minimum block size transfer restrictions will be eliminated.

All shares of Class A Common Stock to be issued in this offering will be duly authorized and validly issued and, upon delivery and payment therefor in accor-dance with the terms of this offering, will be fully paid and nonassessable.

Class B Common Stock
The holders of Class B Common Stock (initially Citadel) will be entitled to limited voting rights. Holders of Class B Common Stock will be permitted to vote only (i) with respect to any amendment, modification or waiver of the Amended Charter that would adversely affect the rights of the Class B Common Stock (including, without limitation, any increase or decrease in the percent-age of shares of outstanding Class B Common Stock outstanding required to ap-prove any such amendment, modification or waiver), in which case any such amendment, modification or waiver will not be effective without the prior af-firmative vote of the holders of a majority of the Class B Common Stock at the time outstanding voting as a separate class and (ii) a merger or consolidation of the Bank or a sale or exchange of all or substantially all of the assets of the Bank, on which the holders of Class A Common Stock have the right to vote, in which event the holders of Class A Common Stock and Class B Common Stock will vote together as one class, (iii) together with the holders of the Class A Common Stock and the Class C Common Stock, voting as a single class, on any dissolution of the Bank or (iv) as otherwise required by law.

The holders of Class B Common Stock will be entitled to receive dividends pari passu with the holders of Class A Common Stock and Class C Common Stock, out of funds legally available therefor, subject to the restrictions of the Bank's regulators and the payment of any preferential amounts of which any class of stock having preferences over the Common Stock is entitled. See "Risk Factors -
 Certain Considerations Relating to the Bank - Restrictions on Distributions." Upon liquidation, dissolution or winding up of the Bank, holders of Class B Common Stock will be entitled to share ratably and pari passu with holders of Class A Common Stock and Class C Common Stock in all assets remaining after the payment of all liabilities of the Bank and of any preferential amounts of which any class of stock having preferences over the Common Stock is entitled.

Upon the sale or transfer of any shares of Class B Common Stock by Citadel to any person that is not an affiliate of Citadel, such transferred shares will automatically be converted into shares of Class A Common Stock. Upon any public or private sale of shares of Class B Common Stock, as a condition to the con-version of such shares into shares of Class A Common Stock Citadel will be re-quired to certify that, to the best of its knowledge, the transferee is not af-filiated with Citadel. In addition, any outstanding shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock if such outstanding shares repre-sent less than 10% of the total outstanding Common Stock of Fidelity on a fully-diluted basis. The conversion rate for the Class B Common Stock will be one-to-one.

Pursuant to a Registration Rights Agreement to be entered into between the Bank and Citadel at the Closing, Citadel and any person who acquires shares of Class B Common Stock or Class A Common Stock issuable upon conversion of the shares of Class B Common Stock (the "Registrable Securities") will be entitled to cer-tain registration rights with respect to such shares, subject to the terms and conditions of the Registration Rights Agreement. At any time on or after the end of the first fiscal year ending after the Closing and before March 31, 1998, the holder or holders of more than 50% of the Registrable Securities may require the Bank to register all or a portion of the Registrable Securities un-der OTS regulations, subject to certain restrictions, provided that no regis-tration statement filed by the Company pursuant to any such demand shall become effective prior to the Form 10-K Filing Date. No more than three demands may be made pursuant to such registration rights. Furthermore, if, at any time after the Closing and before March 31, 1999, the Bank proposes to register any of its Common Stock under the OTS regulations for purposes of an offering or sale in a primary or secondary offering, the Bank may be required to include any or all shares of Registrable Securities as directed by the holders thereof. Subject to certain limitations, the Bank is required to bear all registration and selling expenses in connection with the registration of the Registrable Securities.

The Citadel Stockholders' Agreement will provide restrictions on the transfers of shares of Class B Common Stock. Except pursuant to the exercise of its reg-istration rights described above, no holder of Class B Common Stock may sell publicly shares of Class B Common Stock representing more than 5% of the total outstanding Common Stock of the Bank on a fully-diluted basis during any 30-day period without the prior approval of the Board of Directors of the Bank. In ad-dition, if shares of Class B Common Stock representing more than 5% of the to-tal outstanding Common Stock of the Bank on a fully-diluted basis are proposed to be sold privately to any person or, if after giving effect to such private sale, the transferee (including any of the transferee's affiliates or any "group" (as defined in Rule 13d-3 under the Exchange Act) of which the trans-feree is a member) would own more than 5% of the outstanding Common Stock of the Bank on a fully diluted basis, then except in connection with distributions by Citadel of such shares to its stockholders, Fidelity will have an assignable right of first refusal with respect to the shares of Class B Common Stock pro-posed to be sold. Upon any distribution of Class B Common Stock by Citadel to its stockholders, by dividend or otherwise, any Citadel stockholder shall be entitled to convert all or a portion of the shares of Class B Common Stock so distributed to the extent that such shares when added to all other shares of Class B Common Stock owned immediately prior to the distribution by such stock-holder and any shares of Class B Common Stock owned immediately prior to the distribution by all other members of any "group" (as so defined) of which such stockholder is a member, do not exceed five percent of all outstanding shares of Common Stock of the Bank. Such stockholder shall be required to deliver a certificate to the Bank, in a form reasonably satisfactory to the Bank, to such effect.

In addition, for a period commencing six months after the Closing and ending 18 months after the Closing, Fidelity will have the right to redeem, subject to the approval of the OTS and the approval of the stockholders of Citadel, any outstanding shares of Class B Common Stock owned by Citadel or its affiliates (each a "Citadel Person"), in excess of the number of shares of Common Stock held by the then largest stockholder of the Bank (other than Citadel), at a re-demption price (the "Redemption Price") equal to either (a) 110% of the market price of the Class A Common Stock, assuming it is then listed on a national se-curities exchange or admitted for quotation on the NASDAQ, or (b) if the Class A Common Stock is not so listed or quoted, 100% of the book value per share of all Common Stock as of the most recent quarterly balance sheet date; provided that no such redemption shall be made in anticipation of any merger, consolida-tion, sale of all or substantially all of Fidelity's assets, distribution (other than any ordinary cash dividend), or any other transaction involving the receipt by holders of any class of Common Stock of any cash or other property. Fidelity will be required to notify each Citadel Person holding shares of Class B Common Stock of its intention to exercise such right to redeem the shares. After receiving such notice, such Citadel Person will have the option to dis-tribute any or all of the shares of Class B Common Stock it owns to its stock-holders, in which case Fidelity will redeem only the shares of Class B Common Stock, if any, not so distributed by such Citadel Person.

Citadel will not be permitted to sell or otherwise transfer to any person the shares of Class B Common Stock for a period of 45 days after the Closing.

The shares of Class B Common Stock into which the Existing Common Stock will be reclassified at the Closing will be duly authorized, validly issued and fully paid and nonassessable.

Class C Common Stock
The holders of Class C Common Stock will be entitled to no voting rights, ex-cept that they will be permitted to vote (i) with respect to any amendment, modification or waiver of the Amended Charter of the Bank that would adversely affect the rights of the Class C Common Stock (including, without limitation, any increase or decrease in the percentage of shares of outstanding Class C Common Stock outstanding required to approve any such amendment, modification or waiver), in which case any such amendment, modification or waiver will not be effective without the prior affirmative vote of the holders of a majority of the Class C Common Stock at the time outstanding voting as a separate class,
(ii) together with the holders of the Class A Common Stock and the Class B Com-mon Stock, voting as a single class, on a dissolution of the Bank or (iii) as otherwise required by law.

The holders of Class C Common Stock will be entitled to receive dividends pari passu with the holders of Class A Common Stock and Class B Common Stock, out of funds legally available therefor, subject to the restrictions of the Bank's regulators and the payment of any preferential amounts of which any class of stock having preferences over the Common Stock is entitled. See "Risk Factors -
 Certain Considerations Relating to the Bank - Restrictions on Distributions." Upon liquidation, dissolution or winding up of the Bank, holders of Class C Common Stock will be entitled to share ratably and pari passu with holders of Class A Common Stock and Class B Common Stock in all assets remaining after the payment of all liabilities of the Bank and of any preferential amounts of which any class of stock having preferences over the Common Stock is entitled.

Holders of Class C Common Stock will be granted certain "piggyback" registra-tion rights.

Resales and other transfers of the Class C Common Stock will be subject to the same restrictions applicable to the Class A Common Stock. See "Class A Common Stock." However, Class C Common Stock will be convertible by a transferee into Class A Common Stock only in connection with the following transfers: (i) in a public offering registered with the OTS;(ii) if the holder makes reasonable ef-forts to prevent the sale to any single person or group of persons acting in concert a number of shares of Class C Common Stock that, if converted, would constitute 2% of the then outstanding shares of Class A Common Stock (or, if, and only if, an interpretation is obtained from the Board of Governors of the Federal Reserve System or the staff thereof to the effect that the Class B Com-mon Stock is considered for Regulation Y purposes as the same class as the Class A Common Stock, the sum of the then outstanding shares of Class A Common Stock and Class B Common Stock); or (iii) after any required federal regulatory approvals have been obtained, in a single transaction to a third party who ac-quires at least a majority of the Class A Common Stock (including Class A Com-mon Stock issuable on conversion of Class B Common Stock and Class C Common Stock) without regard to the transfer of such Class C Common Stock.

All shares of Class C Common Stock to be issued in this offering will be duly authorized and validly issued and, upon delivery and payment therefor in accor-dance with the terms of this offering, will be fully paid and nonassessable.

Preferred Stock
Subject to the approval of the Bank's regulators, the Board of Directors is au-thorized, without further action by Fidelity's stockholders, to issue Preferred Stock from time to time in one or more series and to fix, as to any such se-ries, the voting rights, if any, applicable to such series and such other des-ignations, preferences and special rights as the Board of Directors may deter-mine, including dividend, conversion, redemption and liquidation rights and preferences. There are no shares of Preferred Stock outstanding. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of Fidelity or other corporate actions.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Class A Common Stock and Class C Com-mon Stock is First Interstate Bank of California.

            SHARES ELIGIBLE FOR FUTURE SALE; TRANSFER RESTRICTIONS

After the consummation of this offering, the Bank will have outstanding 20,952,381 shares of Class A Common Stock and Class C Common Stock (assuming that Fidelity does not accept any subscriptions for the Additional Shares), and 6,595,624 shares of Class B Common Stock, subject to reduction as de-scribed under "Restructuring and Recapitalization - Recapitalization - Closing Adjustment." All Class A Common Stock and Class C Common Stock may be resold without contractual restriction, except that under the terms of the Investors' Purchase Agreements, the shares of Class A Common Stock and Class C Common Stock may not be transferred for a period of 30 days following the Closing. In addition, following such 30 day period, the shares of Class A Common Stock and Class C Common Stock may be transferred only in blocks of 100,000 shares or more until the Form 10-K Filing Date. During that time, the transfer agent will refuse to issue stock certificates for fewer than 100,000 shares except where the transferor provides written certification that such smaller denomi-nations are being transferred only to the beneficial ownership of an affiliate of the transferor or an investment account under the control of the transferor or an affiliate of the transferor. After the Form 10-K Filing Date, all mini-mum block size transfer restrictions will be eliminated. The Class C Common Stock will be convertible into Class A Common Stock only in connection with certain transfers. See "Description of Capital Stock - Amended Charter of the Bank - Class C Common Stock."

The shares of Class B Common Stock may be sold pursuant to a registration statement filed and declared effective by the OTS or an exemption from the registration requirements of the rules and regulations of the OTS. See "De-scription of Capital Stock - Amended Charter - Class B Common Stock" for a de-scription of the registration rights and the restrictions upon transfer of Class B Common Stock. Subject to such restrictions on transfer, holders of Class B Common Stock may also be able to resell such shares under 12 C.F.R.
(S). 563g.1(a)(14) and the interpretations thereunder.

None of the Bank's Common Stock initially will be listed on any national secu-rities exchange or quoted on NASDAQ, and there is no public market for the Common Stock. Because of the restrictions on transfer on the Common Stock and because the distribution of Common Stock contemplated hereby will be made to a limited number of institutional investors, only a very limited trading market (if any) in the Common Stock is expected to develop in the foreseeable future.

The Placement Agent does not currently intend to make a market in any of the Bank's Common Stock. However, the Placement Agent has advised the Bank that it may provide certain services to investors who maintain or establish an account with the Placement Agent, which may, but is not obligated to, assist such in-vestors desiring to sell their Common Stock. The Placement Agent, acting as agent of persons who desire to buy or sell shares of the Common Stock, will make reasonable attempts to match any buy order it receives with any sell or-der it receives, at specified prices (or within specified price ranges) only, but will not solicit any sell orders for the Common Stock.

To facilitate such transactions, the Placement Agent has advised the Bank that it will make available upon request information as to recent sales prices, but will not set the price at which Common Stock will be sold. Since this arrange-ment will not constitute a market for the securities, no "market orders" or "stop orders" will be accepted by the Placement Agent. Accordingly, it is pos-sible that no buy orders will be received by the Placement Agent at the prices specified in the sell orders that the Placement Agent receives, and in that case it will not be possible for the Placement Agent to match any transac-tions. For its services in acting as agent for the buyer and seller in such transactions, the Placement Agent will charge a fee or commission. Further in-formation about this service can be obtained from the Placement Agent. The Placement Agent is under no obligation to provide this service to investors in the Common Stock, and this service may be discontinued or suspended at any time without notice.

Unless and until the Class A Common Stock or Class C Common Stock is listed on a national exchange or an active public market develops for it, the Placement Agent intends to report the offering price of the shares offered hereby as the respective value of the Common Stock for purposes of statements relating to accounts maintained by their respective customers, if any, unless the Place-ment Agent otherwise has reason to believe that there has been a material change in the value of the Class A Common Stock or Class C Common Stock. Dur-ing such period, the fair market value of the Class A Common Stock or Class C Common Stock may vary from the price so reported. The reporting by any broker-dealers other than the Placement Agent may be different.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax con-sequences of the Restructuring and the Recapitalization. In general, this sum-mary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and ex-isting and proposed Treasury Regulations, changes to any of which subsequent to the date of this offering Circular may affect the tax consequences de-scribed herein. With respect to certain issues discussed below, there are no judicial or administrative authorities that are directly on point. This sum-mary is therefore based, in part, upon the best judgment as to how the current authorities would be applied to such issues. Furthermore, Fidelity has not sought, nor does it intend to seek, a ruling from the Service with respect to any of the matters summarized in this discussion.

SEVERAL LIABILITY FOR FEDERAL INCOME TAX

The common parent and each subsidiary that joined in the filing of a consoli-dated return are severally liable for the consolidated federal income tax, in-cluding deficiencies. A member cannot deny liability on the ground that it was a member for only part of the tax year or that it sustained a net operating loss ("NOL") for the year. Such liability is not extinguished upon separation of any of the members of the group or by agreements made between members of the group. Thus, although Fidelity will cease to be a member of the Citadel consolidated group as a result of the Recapitalization, Fidelity will remain severally liable for the federal income tax of the Citadel consolidated group for those tax years during which it was a member of the Citadel consolidated group at any time. Fidelity will indemnify Citadel against any federal income tax liabilities attributable to Fidelity's operations prior to the Closing.

CERTAIN AFFILIATE TRANSFERS AND CLOSING ADJUSTMENTS

As part of the Restructuring, Fidelity will distribute the Office Buildings and the D&O Litigation to Citadel at or prior to the Closing. Although the tax treatment of the distributions are subject to some uncertainty, Fidelity plans to treat the distributions as distributions to stockholders for federal income tax purposes. As a result of the distributions, Fidelity will recognize gain equal to the excess of the fair market value of the Office Buildings over Fidelity's tax basis in the Office Buildings, and will recognize gain equal to the excess of the fair market value of the D&O Litigation claims over Fidelity's tax basis in the D&O Litigation claims.

Pursuant to the closing adjustments described under "Restructuring and Recapi-talization - Recapitalization - Closing Adjustments," Fidelity may be obli-gated to make the Adjustment Payment to Citadel in the event that the Adjusted Stockholders' Equity of Fidelity exceeds $86 million. Although the tax treat-ment of any such Adjustment Payment is subject to some uncertainty, Fidelity plans to treat such payment as a distribution to holders of the Class B Common Stock for federal income tax purposes.

If the fair market value of the Office Buildings, the D&O Litigation claims plus the cash (if any) distributed with respect to the Adjustment Payment ex-ceeds Fidelity's current and accumulated earnings and profits, such excess amount plus the tax attributable thereto, will generally be included in Fidelity's taxable income and subject to tax as required by Section 593(e). (See generally the discussion under "Business -Taxation.") The amount of Fidelity's current and accumulated earnings and profits at the time of such distributions will depend upon the results of Fidelity's operations during 1994 and the results of the Bulk Sales. As a result, it is uncertain whether the amount distributed will exceed Fidelity's current and accumulated earnings and profits.

LIMITATION ON LOSSES

Section 382 and the temporary Treasury Regulations generally provide that, following an ownership change of a corporation with NOLs or a net unrealized built-in loss (a "NUBIL"), the amount of annual post-ownership change taxable income that can be offset by pre-ownership change NOLs or recognized built-in losses generally cannot exceed a limitation prescribed by Section 382. The
Section 382 annual limit equals the product of the fair market value of the equity of the corporation immediately before the ownership change (subject to various adjustments) and the long-term tax-exempt rate prescribed monthly by the Service.

As a result of the Recapitalization, Fidelity will undergo an ownership change and will cease to be a member of the Citadel consolidated group. It is possible that Fidelity will incur a NOL for its 1994 taxable year that is subject to limitation under Section 382. It is also possible that Fidelity has a NUBIL at the time of the Recapitalization. If it is determined that Fidelity has a NUBIL at the time of the Recapitalization, any portion of the NUBIL recognized during the 5-year period following the Recapitalization will be subject to limitation under Section 382.

It is anticipated that the Bank will consummate the Deposit Sale during the fourth quarter of 1994. As a result of the foregoing limitations, any gain rec-ognized as a result of the Deposit Sale may not be offset in full by NOLs or NUBILs of the Bank.

BULK SALE

Pursuant to Section 267 of the Code and the temporary Treasury Regulations thereunder, when a member of a consolidated group sells an asset to another member and recognizes a loss and, thereafter such selling member ceases to be a member of the consolidated group and the purchasing member continues to hold the property, the loss is not taken into account by the selling member but, rather, the tax basis of the property in the hands of the purchasing member is increased by the amount of the deferred loss.

A subsidiary of Citadel may acquire certain assets in the Citadel Sale. If the Citadel Sale occurs simultaneously with or prior to the offering of the Class A Common Stock and Class C Common Stock made hereby, any losses recognized by Fi-delity in connection with the Citadel Sale will be subject to the rules de-scribed in the preceding paragraph. If, however, the Citadel Sale is subject to recently proposed Treasury Regulations, or the Citadel Sale occurs following the completion of the offering of the Class A Common Stock and the Class C Com-mon Stock, any recognized losses will be taken into account by Fidelity.

POTENTIAL RECAPTURE OF EXCESS TAX BAD DEBT RESERVE

Prior to the enactment of the Tax Reform Act of 1986 ("1986 Act"), many quali-fying institutions, including Fidelity, used the percentage of taxable income method which generally resulted in a lower effective federal income tax rate than that applicable to other types of corporations. However, the 1986 Act re-duced the maximum percentage that could be deducted under the percentage of taxable income method from 40% to 8% for the tax years beginning after December 31, 1986; thus many qualifying institutions, including Fidelity, began to use the experience method beginning in 1987. The amount by which a qualifying in-stitution's total bad debt reserves exceed the amount computed under the expe-rience method (the "excess tax bad debt reserves") may be subject to recapture as noted below.

On March 31, 1994, the bad debt reserves of Fidelity for federal income tax purposes included approximately $16 million representing excess tax bad debt reserves. (See generally the discussion under "Business - Taxation.") If, in the future, amounts appropriated to these excess tax bad debt reserves are used for the payment of dividends or other distributions by Fidelity with respect to the Class A, Class B and Class C Common Stock (including distributions in dis-solution, liquidation or redemption of stock), an amount equal to the distribu-tion plus the tax attributable thereto, but not exceeding the amount of excess tax bad debt reserves, will generally be included in Fidelity's taxable income and be subject to tax. In addition, if in the future Fidelity fails to meet the definitional or other tests of a qualifying institution, the entire tax bad debt reserves ($52.5 million at March 31, 1994) will have to be recaptured and included in taxable income. Other than as discussed above under "Certain Fed-eral Income Tax Considerations - Certain Affiliate Transfers and Closing Ad-justments," it is not contemplated that the accumulated reserves will be used in a manner that will create such tax liabilities.

Based upon actual operations through March 31, 1994, projected operations for the remainder of the calendar year and consummation of the Restructuring con-templated herein it is anticipated that the recapture of the tax bad debt reserve, if any, resulting from the distribution of the Office Buildings, the D&O Litigation and the cash (if any) with respect to the Adjustment Payment will not have an impact on the financial statements of the Bank. Tax liabili-ties resulting from the potential tax bad debt recapture would be offset by tax benefits from actual and projected operations and consummation of the Restruc-turing which would not otherwise be recognized under current accounting stan-dards.

                              PLAN OF DISTRIBUTION

J.P. Morgan has agreed, subject to the terms and conditions of the Agency Agreement entered into between it, on the one hand, and the Bank and Citadel, on the other hand, to act as Placement Agent in connection with the sale of the shares of Class A Common Stock and Class C Common Stock offered hereby and, in such capacity, to use its "best efforts" to solicit the purchase of such shares. The Placement Agent is not obligated to purchase any shares itself. The Placement Agent and the Bank will each have the right in its sole discretion to reject any offer to purchase any shares. The Placement Agent will receive for each share sold by it a placement agency fee as set forth on the cover page of this Offering Circular. In addition, the Placement Agent will receive the Suc-cess Fee equal to 1% of the price of each share sold in this offering, net of a credit for prior retainer payments of $250,000. See "Use of Proceeds."

In addition, the Bank has indicated to the Placement Agent that the Bank may accept subscriptions for the Additional Shares of Class A Common Stock and Class C Common Stock on the same terms as set forth in this Offering Circular at any time prior to the Closing.

Prior to the offering, there has been no public market for the Class A Common Stock or Class C Common Stock. The initial public offering price was determined through negotiations between the Bank and the Placement Agent. Numerous factors were considered in determining such offering price, including the history, fi-nancial condition and business prospects for the Bank, current market condi-tions for similar financial institutions, the projected impact of the Restruc-turing and Recapitalization and general market conditions.

Under the terms of the Investors' Purchase Agreements to be executed by pro-spective purchasers, the shares of Class A Common Stock and Class C Common Stock offered hereby are subject to certain restrictions on transfers. See "Shares Eligible for Future Sale; Transfer Restrictions." It is anticipated that only a very limited market (if any) for the Class A Common Stock and Class C Common Stock will develop. The Placement Agent does not currently intend to make a market in the Common Stock but has advised the Bank that it will provide certain services to investors who maintain an account with the Placement Agent, which may, but is not obligated to assist investors desiring to sell their Com-mon Stock.

The Bank has agreed in the Agency Agreement, for a period of 180 days after the date hereof, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Bank or any securities convertible into or exer-cisable or exchangeable for shares of Common Stock without the prior written consent of J. P. Morgan, other than the shares of Class A Common Stock and Class C Common Stock offered hereby, the shares of Class B Common Stock issua-ble in connection with the Recapitalization, any shares of Class A Common Stock issuable upon conversion of Class B Common Stock and Class C Common Stock, the grant of options to purchase Class A Common Stock granted or to be granted to employees of the Bank pursuant to the Bank's employee stock option plans and any shares of Class A Common Stock issued under the Bank's employee stock plans.

The Bank has agreed to indemnify the Placement Agent against certain civil lia-bilities under the Securities Act in connection with this offering. If the Bank fails to satisfy such indemnity, Citadel has agreed, under certain circumstanc-es, to satisfy such indemnity. The Placement Agent may be deemed to be an "un-derwriter" for purposes of the Securities Act in connection with this offering.

Under the terms of the Investors' Purchase Agreements, each purchaser will ir-revocably commit to purchase a specified number of shares of Class A Common Stock or Class C Common Stock, which number of shares may be reduced as speci-fied in the Investors' Purchase Agreements. The aggregate price to be paid by an investor for shares will be set forth in the Investors' Purchase Agreements, the per unit prices are the same for all investors and are set forth on the cover page of this Offering Circular. Such commitments will be submitted to the Bank together with all other commitments obtained by the Placement Agent. Each commitment under an executed Investors' Purchase Agreement will be irrevocable and binding until the earlier of (i) the time the Bank expressly rejects such commitment; and (ii) August 4, 1994.

The Bank will notify each investor at least five business days prior to the Closing; the mechanics for payment of the purchase price are described in the Investors' Purchase Agreement. See "Annex A - Investors' Purchase Agreement." The Investors' Purchase Agreements contemplate that the investors purchasing shares in this offering will deliver payment of the purchase price for the shares to the Escrow Agent (as defined in the Investors' Purchase Agreement) no later than 12:00 noon (Eastern Daylight Time) on the business day prior to the Closing for deposit in a non-interest bearing escrow account. Under the terms of the escrow arrangements, all payments will be returned promptly to the in-vestors if the Closing does not occur for any reason. INVESTORS ARE ADVISED NOT TO SEND ANY FORM OF PAYMENT TO THE ESCROW AGENT, THE PLACEMENT AGENT OR THE BANK PRIOR TO THE TIME THAT THEY ARE ADVISED THAT SUCH PAYMENT IS REQUIRED. ANY PAYMENTS RECEIVED PRIOR TO THAT TIME WILL BE RETURNED TO THE INVESTOR.

The offering is being conducted on a best efforts basis and will terminate no later than July 28, 1994.

The Bank and Citadel have engaged J.P. Morgan to act as their financial advisor in connection with the development of various strategic alternatives, including
(i) this offering and (ii) the Bulk Sales. In such capacity, J.P. Morgan has assisted in evaluating the most effective means of selling the Bank and has provided certain other services in connection therewith. J.P. Morgan has also advised the Bank and Citadel on the financial impact of this offering and the Restructuring on the Bank from a financial point of view and has discussed other possible effects of this offering and the Restructuring. J.P. Morgan was engaged because of its general experience and expertise in the banking indus-try. As part of its investment banking business, J.P. Morgan evaluates securi-ties of banks, bank holding companies, thrifts and other financial institutions in connection with acquisitions, negotiated underwritings, secondary distribu-tions of listed and unlisted securities, private placements and valuations for various other purposes.

Under its engagement letters with the Bank and Citadel, the Bank has agreed to pay to J.P. Morgan various customary fees for its services, such as the Success Fee. In addition, the Bank has agreed to pay to J.P. Morgan a selling commis-sion in connection with the Bulk Sales. J.P. Morgan also will be reimbursed for its reasonable out-of-pocket expenses, not to exceed certain specified limits in the aggregate, incurred in connection with its services, including reason-able attorneys' fees and disbursements and will be indemnified by the Bank against certain liabilities under the securities laws.

An affiliate of J.P. Morgan is expected to be a purchaser of shares of Class A Common Stock and Class C Common Stock offered hereby.

                                 LEGAL MATTERS

Certain legal matters in connection with the sale of the shares of Class A Com-mon Stock and Class C Common Stock offered hereby will be passed upon for Fi-delity by Gibson, Dunn & Crutcher, Los Angeles, California. Davis Polk & Ward-well, New York, New York, is acting as counsel for J.P. Morgan in connection with certain legal matters relating to the shares of Class A Common Stock and Class C Common Stock offered hereby.

                                    EXPERTS

The consolidated financial statements as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, included in this Offering Circular, have been audited by Deloitte & Touche, independent audi-tors, as stated in their report appearing herein (which report expresses an un-qualified opinion and includes an explanatory paragraph regarding an uncer-tainty as to the consummation of the Restructuring and Recapitalization, as discussed in Note 17 to the consolidated financial statements; and a second ex-planatory paragraph regarding an uncertainty of the Bank's ability to meet pre-scribed capital requirements in the future and the impact that might result from the failure to do so as discussed in Note 14 to the consolidated financial statements), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                                    GLOSSARY

Additional Shares              The additional 1,047,619 shares of Class A
                               Common Stock and Class C Common Stock for which the Bank may accept subscriptions.

Adjustment Payment             The payment to be made by Fidelity to Citadel
                               under the closing adjustment if the Adjusted
                               Stockholders' Equity of the Bank exceeds $86 million. The Adjustment Payment will be treated as a dividend to Citadel for accounting purposes.

Affiliate Transfers            A series of transactions, the primary compo-
                               nents of which are (i) the sale by Citadel to Fidelity of all of the outstanding capital stock of Gateway for cash, (ii) the transfer of the D&O Litigation, and (iii) the transfer of the Office Buildings by Fidelity to Citadel and the leaseback thereof to Fidelity.

Allowance for estimated loan
and real estate losses         GVA plus specific reserves.

Amended Charter                The Amended and Restated Charter S of the Bank
                               that will become effective at the Closing.

ARM                            Adjustable rate mortgage loan.

Bank or Fidelity               Fidelity Federal Bank, A Federal Savings Bank,
                               and its subsidiaries.

Base Shares                    The 20,952,381 shares of Class A Common Stock
                               and Class C Common Stock offered hereby.

Branch Profit                  The net profit (after consideration of applica-
                               ble taxes), if any, that the Bank would realize upon (i) the Deposit Sale and (ii) the sale of the Specified Branches for the prices set forth in the respective Deposit and Branch Purchase
                               Agreements, determined in accordance with GAAP.

Bulk Sale Agreements           Two or more definitive purchase and sale agree-
                               ments and related documents pursuant to which Fidelity will sell to third parties in two or more separate Bulk Sales certain problem and other assets of the Bank.

Bulk Sale Assets               The assets to be sold pursuant to the Bulk Sale
                               Agreements.

Bulk Sales                     Two or more separate sales of certain problem
                               and other assets of the Bank.

Chase Lawsuit                  The lawsuit filed against the Bank, Citadel and
                               Citadel's Chairman of the Board by The Chase
                               Manhattan Bank, N.A., a lender under the Subor-dinated Loan Agreement.

Citadel Citadel Holding Corporation, a Delaware corpo-ration and currently the parent of the Bank and Gateway.

Citadel Assets                 The four properties to be sold by Fidelity to
                               Citadel in the Citadel Sale.

Citadel Sale                   The sale of the Citadel Assets from Fidelity to
                               Citadel and the financing thereof by Fidelity.

Citadel Stockholders'          The Stockholders' Agreement to be entered into
Agreement                      by Citadel and Fidelity.

Class A Common Stock           The Class A Common Stock of the Bank, par value
                               $0.01 per share.

Class B Common Stock           The Class B Common Stock of the Bank, par value
                               $0.01 per share.

Class C Common Stock           The Class C Common Stock of the Bank, par value
                               $0.01 per share.

Classified assets              NPAs and all other assets designated by the
                               Bank as "Loss," "Doubtful" or "Substandard."

Closing
                               The closing of this offering.

COFI                           The 11th District Cost of Funds Index of the
                               FHLB of San Francisco.

Common Stock                   The Class A, Class B and Class C Common Stock.

Company                        The Bank, its subsidiaries and Gateway.

Criticized assets              Classified assets and other assets designated
                               by the Bank as "Special Mention."

Deposit and Branch Purchase    The definitive purchase agreements to be en-
Agreements                     tered into for the Deposit Sale and the sale of
                               all or any of the Specified Branches.

Deposit Sale                   The sale by the Bank of approximately $394 mil-
                               lion of deposits in nine of its branches.

D & O Litigation               Certain litigation claims by Fidelity to be
                               transferred to Citadel in the Restructuring.

Earthquake Accommodation       Loans of the Bank as to which the Bank agreed
Loans                          to defer all or any portion of any monthly pay-
                               ments as a direct consequence of the January
                               1994 Northridge earthquake.

Earthquake TDR Pool            An identified pool of loans affected by the
                               January 1994 Northridge earthquake with a net book value of $26.5 million.

Exchange Act                   Securities Exchange Act of 1934, as amended.

Existing Charter               The existing Charter S of the Bank.

Existing Common Stock          The existing common stock of the Bank, $0.01
                               par value, which is currently owned by Citadel.

FDIC                           Federal Deposit Insurance Corporation.

FDICIA The Federal Deposit Insurance Corporation Im-provement Act of 1991.

FHLB                           A Federal Home Loan Bank.

FIRREA The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Form 10-K Filing Date          The date of the filing by the Bank of its next
                               annual report on Form 10-K for the first fiscal year ending after the date of the Closing.

FRB                            The Federal Reserve Board.

GAAP                           Generally accepted accounting principles.

Gateway Gateway Investment Services, Inc., an NASD broker/dealer.

Glendale Building              The Office Building located at 600 N. Brand
                               Boulevard in Glendale, California.

GVA General valuation allowance for loan and real estate losses.

Investors' Purchase            The Investors' Purchase Agreements to be exe-
Agreements                     cuted by the purchasers of the Class A Common
                               Stock and Class C Common Stock.

ISF                            In-substance foreclosed loans.

J.P. Morgan                    J.P. Morgan Securities Inc.


NASD                           National Association of Securities Dealers,
                               Inc.

NASDAQ National Association of Securities Dealers, Inc. Automated Quotation System.

NPAs Nonperforming assets, which include nonaccruing loans and REO, but do not include TDRs, unless they fall into one of the foregoing categories.

NPLs                           Nonperforming loans.

Office Buildings               The Glendale Building and the Sherman Oaks
                               Building.

OTS
                               Office of Thrift Supervision.

PCA
                               The "prompt corrective action" regulations promulgated by the OTS.

Placement Agent                J.P. Morgan, in its capacity as Placement
                               Agent.

Primary Bulk Sale              The Bulk Sale or series of Bulk Sales designed
                               to dispose of certain assets with a net book value as of March 31, 1994 of approximately
                               $371 million.

Primary Bulk Sale Assets       The assets to be sold in the Primary Bulk Sale.

Recapitalization               The sale of the Class A Common Stock and Class
                               C Common Stock offered hereby, together with the reclassification of the Bank's Existing
                               Common Stock into shares of Class B Common
                               Stock.

Recapitalization Fee           The fee to be paid by the Bank to the four
                               lenders under the Subordinated Loan Agreement in connection with the Settlement Agreement.

Recourse Representations       Certain representations and warranties in the
                               Bulk Sale Agreements concerning the environmen-tal and structural condition of REO or the properties underlying mortgage loans.

REO Real estate owned - real estate acquired in settlement of loans by foreclosure or otherwise and, prior to 1994, ISF.

Restructuring                  The Bulk Sales (at the prices set forth in the
                               Bulk Sale Agreements), the Deposit Sale, the redemption of the Subordinated Notes and the Affiliate Transfers.

Restructuring Adjustment       The adjustment to unaudited stockholders' eq-
                               uity of the Bank as ofJune 30, 1994, in connec-tion with the calculation of Adjusted Stock-holders' Equity of the Bank.

SAIF                           Savings Association Insurance Fund.

Secondary Bulk Sale            The second Bulk Sale or series of Bulk Sales
                               designed to dispose of certain assets with a net book value as of March 31, 1994, of approx-imately $94 million.

Secondary Bulk Sale Assets     The assets to be sold in the Secondary Bulk
                               Sale.

Securities Act                 The Securities Act of 1933, as amended.

Service                        The Internal Revenue Service.

Settlement Agreement           The settlement agreement dated as of June 3,
                               1994, as amended, entered into by the Bank, Citadel and the four lenders under the Subordi-nated Loan Agreement.

Sherman Oaks Building          The Office Building located at 14455 Ventura
                               Boulevard, Sherman Oaks, California.

Specified Branches             The branch properties of the Bank, together
                               with related equipment and other assets (other than cash), subject to sale pursuant to the De-posit and Branch Purchase Agreements.

Specific reserves or
specific loss reserves         Specific loss reserves for assets, or portions
                               thereof, classified as "loss."

Subordinated Loan Agreement    The Subordinated Loan Agreement dated as of May
                               15, 1990, among Citadel and Fidelity, on the one hand, and four lenders, on the other hand.

Subordinated Notes             Subordinated notes with a principal amount of
                               $60 million issued under the Subordinated Loan
                               Agreement.

Success Fee                    The additional advisory fee equal to 1% of the
                               gross proceeds to be paid to J. P. Morgan pur-suant to one of the engagement letters.

TDRs                           Troubled debt restructurings.

                                    ANNEX A

                     FORM OF INVESTORS' PURCHASE AGREEMENT

                                                                  July    , 1994

Fidelity Federal Bank
600 North Brand Boulevard
Glendale, California 91203

Dear Sirs:

  The undersigned investor ("Investor"), subject and pursuant to the terms and conditions set forth below, agrees to purchase from Fidelity Federal Bank, a Federal Savings Bank ("Fidelity"), and Fidelity, subject and pursuant to the terms and conditions set forth below, agrees to issue and sell to such Invest-or, the shares of Class A Common Stock, par value $.01 per share, of Fidelity (the "Class A Common Stock"), and the shares of Class C Common Stock, par value $.01 per share, of Fidelity (the "Class C Common Stock," and together with the Class A Common Stock, the "Common Stock"), specified in Section 3 below. The Common Stock is being offered pursuant to an Offering Circular (the "Offering Circular"), dated as of July 12, 1994. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Offering Circular.

  1. Representations and Warranties of Investor.

  Investor hereby represents and warrants to, and covenants and agrees with, Fidelity that:

    (a) Investor has received a copy of the Offering Circular relating to the shares of Common Stock that Investor agrees to purchase pursuant to Section 3 below and understands that no person has been authorized to give any in-formation or to make any representations that were not contained in such Offering Circular, and Investor has not relied on any such other informa-tion or representations in making a decision to purchase any shares of Com-mon Stock. Investor understands that an investment in Fidelity involves a high degree of risk, including the risks set forth under the caption "RISK FACTORS" in the Offering Circular.

    (b) Investor has been advised that (i) there are significant restrictions on the transfer of the Common Stock, (ii) there has been no prior trading market for the Common Stock, (iii) only a limited trading market for the Class A Common Stock, if any, is likely to develop in the foreseeable fu-ture, (iv) it is unlikely that any trading market for the Class C Common Stock will develop in the foreseeable future, and (v) as a result, an in-vestment in the Common Stock may be extremely illiquid.

    (c) Investor agrees and acknowledges, and at the Closing (as defined be-low) the charter of Fidelity will provide, that (i) for a period of thirty
  (30) days from the Closing, none of the Common Stock shall be transferable, and (ii) thereafter, until the date on which Fidelity files with the OTS its next annual report on Form 10-K for the first fiscal year ending after the date of the Closing, shares of Common Stock may be transferred only if such transfer is (A) to an affiliate of the transferor or an investment ac-count under the control of the transferor or an affiliate of the transfer-or, or (B) of no fewer than 100,000 shares to each transferee in each transfer. Each transferee of shares of Common Stock shall be similarly bound by such transfer restrictions.

    (d) Investor has been advised that any and all certificates representing the shares of Common Stock and any and all certificates issued in replace-ment thereof or in exchange therefor shall bear the following legend, or one substantially similar thereto:

     UNDER THE TERMS OF THE AMENDED AND RESTATED CHARTER OF
     FIDELITY FEDERAL BANK (THE "BANK"), THE SHARES OF COMMON
     STOCK EVIDENCED BY THIS CERTIFICATE MAY NOT BE
     TRANSFERRED PRIOR TO AUGUST , 1994

     [30 DAYS FROM THE CLOSING]. THEREAFTER, UNTIL THE FILING BY THE BANK WITH THE OFFICE OF THRIFT SUPERVISION OF THE BANK'S NEXT ANNUAL REPORT ON FORM 10-K FOR THE FIRST FISCAL YEAR ENDING AFTER THE DATE OF THE CLOSING, THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN BLOCKS OF 100,000 SHARES OR MORE, EXCEPT AS DESCRIBED BELOW. DURING THAT TIME, THE TRANSFER AGENT WILL REFUSE TO ISSUE STOCK CERTIFICATES FOR FEWER THAN 100,000 SHARES EXCEPT WHERE THE TRANSFEROR PROVIDES WRITTEN CERTIFICATION THAT SUCH SHARES ARE BEING TRANSFERRED ONLY TO THE BENEFICIAL OWNERSHIP OF AN AFFILIATE OF THE TRANSFEROR OR AN INVESTMENT ACCOUNT UNDER THE CONTROL OF THE TRANSFEROR OR AN AFFILIATE OF THE TRANSFEROR.

    (e) Investor is a sophisticated "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended, and Investor has suffi-cient knowledge and experience in financial and business matters to make an informed investment decision based upon the information included in the Of-fering Circular. Investor can bear the economic risk of loss of the entire investment in the Shares (as defined in Section 3); Investor intends to purchase the Shares for the account of Investor and its affiliates and not, in whole or in part, for the account of any other person; and Investor is acquiring the Shares for investment and without a view to distribution.

    (f) Investor has full power and authority to enter into this letter agreement (the "Agreement") and to consummate the transactions contemplated by the Agreement. The board of directors (or comparable body of authority) of Investor has taken all action required by law or by its charter, bylaws, partnership agreement or other governing instruments or otherwise to autho-rize (i) the approval, execution and delivery on behalf of Investor of the Agreement and (ii) the performance by Investor of its obligations under the Agreement. If Investor is acting in an advisory capacity, Investor has full power and authority (corporate and other) to act on behalf of its advisory clients under this Agreement. If Investor is a trust, the trustee thereof has been duly appointed as trustee of Investor with full power and author-ity to act on behalf of Investor and to perform the obligations of Investor under this Agreement. The Agreement is a valid and binding agreement of In-vestor, enforceable against Investor in accordance with its terms.

    (g) Investor is not "acting in concert" with any other purchaser or po-tential purchaser of shares of any class of the common stock of Fidelity within the meaning of Sections 574.2(c) and 574.4 of the regulations of the OTS (12 C.F.R. 574.2(c) and 574.4), in its acquisition of the Shares here-under.

    (h) All consents, approvals and authorizations ("Consents") of, and all declarations and filings ("Filings") with, any governmental agency or body of the United States or any state thereof required to be obtained by In-vestor in connection with its purchase of Common Stock pursuant to this Agreement have been, or as of the Closing will have been, obtained, and all such Consents and Filings are, or as of the Closing will be, in full force and effect.

  2. Representation and Warranty of Fidelity.

  Fidelity represents and warrants to Investor that the execution, delivery and performance by Fidelity of this Agreement have been duly authorized by all nec-essary action and this Agreement has been duly executed and delivered by Fidel-ity and, when executed and delivered by Investor, will be a valid and binding agreement of Fidelity, enforceable against Fidelity in accordance with its terms.

  3. Subscription and Method of Payment.

  (a) Investor hereby agrees to purchase up to the number of shares of each class of Common Stock set forth on the signature page hereof (and Fidelity shall have the right to specify a lesser number of shares to be so purchased) for a cash price per share of $5.25. At least five business days prior to the Closing, Fi-delity shall so specify the precise number of the shares of Common Stock to be purchased by Investor (the "Shares"). The amount equal to the product of the number of Shares multiplied by $5.25 is referred to herein as the "Purchase Price." The Shares will be simultaneously issued, sold and delivered to In-vestor at the Closing described below.

  (b) Notwithstanding anything to the contrary herein, Fidelity shall not be obligated to issue or sell any shares of Common Stock to Investor unless, at the Closing (as defined below), purchasers of shares of Common Stock offered pursuant to the Offering Circular have tendered payment in immediately avail-able funds to Fidelity for the purchase price of a minimum of 20,952,381 shares of Common Stock (or such greater amount of shares as to which Fidelity and the Placement Agent may agree) at a price of $5.25 per share.

  (c) If the conditions to the closing of the transactions contemplated hereby (the "Closing") are met, the Closing will be held at a time and place to be designated by Fidelity and the Placement Agent no later than August 4, 1994. Fidelity shall notify Investor of the time and place of the Closing at least five business days prior thereto, subject to the right of Fidelity to extend the date of the Closing to a date no later than August 4, 1994, by notice to the Investor no later than 10:00 a.m. (Eastern Daylight Time) on the day prior to the Closing as then scheduled. Investor agrees to deliver payment of the Purchase Price for the Shares to the Escrow Agent (as defined below) no later than 12:00 Noon (Eastern Daylight Time) on the day prior to the Closing by wire transfer in Federal funds for deposit in a non-interest bearing escrow account maintained by the Escrow Agent to be specified by Fidelity in its notice of the Closing. First Trust, N.A. (the "Escrow Agent") will act as escrow agent for the funds constituting the Purchase Price and will deliver payment of such funds to Fidelity at the Closing upon simultaneous delivery of certificates ev-idencing the Shares to the Placement Agent on behalf of Investor. If the Clos-ing does not occur on or before August 4, 1994 for any reason, the Escrow Agent will promptly return the funds constituting the Purchase Price to Investor.

  4. Conditions to Consummation; Termination.

  (a) The respective obligations of Investor and Fidelity to effect the pur-chase and sale of the Shares shall be subject to the satisfaction or waiver prior to the Closing of the conditions set forth in Section 3(b) above and in the Agency Agreement to the transactions contemplated thereby.

  (b) This Agreement shall terminate if the Closing has not occurred on or be-fore August 4, 1994.

  (c) This Agreement shall terminate, and the purchase and sale of the Shares shall be abandoned, upon the termination of the Agency Agreement for any rea-son, without further action or consent by Investor or Fidelity.

  (d) In the event that this Agreement is terminated pursuant to Section 4(b) or 4(c) hereof, all further obligations of the parties under this Agreement shall terminate without further liability of any party or their respective stockholders, directors or officers to any other party or to the stockholders, directors or officers of any other party; provided, however, that a termination of this Agreement arising out of a willful breach of, or an intentional misrep-resentation in, this Agreement by any party shall not relieve such party of li-ability therefor or be deemed to be a waiver of any available remedy for any such willful breach or intentional misrepresentation. In the event of any claim or action relating to this Agreement, the prevailing party shall also be enti-tled to its reasonable attorneys' fees and expenses.

  (e) The representations, warranties, agreements and covenants of the parties set forth herein shall survive the Closing.

  5. Miscellaneous.

  (a) Investor agrees not to transfer or assign this Agreement, or any of In-vestor's interest herein, and further agrees that the transfer or assignment of the Shares acquired pursuant hereto shall be made only in accordance with the terms of Fidelity's Amended and Restated Charter as described in the Offering Circular under the caption "SHARES ELIGIBLE FOR FUTURE SALE; TRANSFER RESTRIC-TIONS."

  (b) This Agreement shall be binding upon Investor's successors and assigns.

  (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by written execution by both parties.

  (d) This Agreement shall be governed by, and interpreted in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of California.

  (e) Time is of the essence with respect to all provisions of this Agreement including, without limitation, Investor's obligation to pay the Purchase Price and Fidelity's obligation to deliver certificates evidencing the Shares on the date of the Closing.

  (f) By executing this Agreement below, Investor agrees to be bound by all of the terms, provisions, warranties and conditions contained herein. Upon accept-ance by Fidelity, this Agreement shall be binding on both parties hereto.

                                       Very truly yours,

 [_]Unless the foregoing box is
 checked, Investor is neither a pen-       ____________________________________
 sion trust or profit sharing trust                       (Name)
 nor any other kind of employee bene-      By: ________________________________
 fit trust or fund forming a part of       Printed
 a plan or plans qualified under the         Name: ____________________________
 provisions of Section 401(a) of the       Title: _____________________________
 Code and exempt under the provisions      Address: ___________________________
 of Section 501(a) of the Code.                  ______________________________

                                           Telephone: _________________________
   If the foregoing box is checked,        Facsimile: _________________________
 Investor represents that either (x)
 the terms of any such trust or fund
 specifically authorize the deposit
 of funds in a separate account as
 contemplated by the Escrow Agreement
 among Fidelity, Citadel, the Place-
 ment Agent and the Escrow Agent or
 (y) such deposit is specifically au-
 thorized by a fiduciary or other au-
 thorized official of any such trust
 or fund.


                  Maximum shares to be purchased by Investor:


                    COMMON STOCK                              NUMBER OF SHARES
                    ----------------------------------------------------------
                      Class A
                    ----------------------------------------------------------
                      Class C



Accepted and agreed as
of July   , 1994.

FIDELITY FEDERAL BANK,
a Federal Savings Bank

By: _________________________________

Title: ______________________________

ANNEX B                                                            July 12, 1994

FIDELITY FEDERAL BANK
TREATMENT OF CERTAIN ACCOUNTING ISSUES

  FOR PURPOSES OF DETERMINING STOCKHOLDERS' EQUITY AND ADJUSTED STOCKHOLDERS' EQUITY (AS DEFINED IN THE OFFERING CIRCULAR) AT JUNE 30, 1994, FFB AND CHC AGREE THAT THE ACCOUNTING AND INCOME TAX ITEMS SET FORTH BELOW SHALL BE AC-CORDED THE TREATMENTS SET FORTH BELOW.

     ITEM                                     TREATMENT
     ----                                     ---------
     ACCOUNTING:
 1.  Push-down accounting.                    Push down accounting will not be
                                              applied as a consequence of the
                                              issuance of new common stock.
 2.  Treatment of Bulk Sale costs.            All costs associated with the
                                              Bulk sales will be recognized at
                                              6/30/94 along with the write down
                                              to fair market value of the bulk
                                              sale assets.
 3.  Treatment of due diligence costs         All costs will be recognized at
     associated with the Bulk Sale assets     6/30/94.
     and remaining portfolio.
 4.  Treatment of legal, consulting and       All costs will be recognized at
     other services associated with the       6/30/94.
     Restructuring and Recapitalization
     (including the JPM Success Fee and
     other advisory fees--but excluding
     direct costs of issuing new common
     stock).
 5.  Treatment of costs associated with the   All costs will be recognized at
     unsuccessful formation and secured debt  6/30/94--subject to an allocation
     financing of Doran Street Real Estate    between FFB and CHC approved by
     Corporation.                             the OTS.
 6.  Treatment of direct costs of issuing     All costs will be recognized as a
     new common stock.                        reduction to the net proceeds
                                              from the issuance of common
                                              stock.
 7.  Evaluation of recoverability of          The sales price of branches to be
     unamortized balance of core deposit      sold is estimated to be in excess
     intangibles at 6/30/94                   of the net book value of branch
                                              assets including CDI.
 8.  Interest accrual policy re: earthquake   31-89 day delinquent interest
     accommodation loans.                     from the modification date to be
                                              reversed--capitalized delinquent
                                              interest prior to modification
                                              date not to be reversed.
 9.  Reclassification and valuation of Bulk   Assets to be reclassified as
     Sale assets at 6/30/94.                  "held for sale". Assets to be
                                              written down to net proceeds per
                                              definitive sales agreements at
                                              6/30/94.
 10. Estimation and provision for contingent  Losses associated with recourse
     losses associated with Recourse          representations are estimated to
     Representations related to bulk sale     be less than the CHC
     assets. FFB exposure to losses is        reimbursement obligation of an
     mitigated by CHC responsibility for      amount not to exceed $4 million.
     first $4 million of losses.
 11. Restructuring expenses                   All expenses associated with the
                                              restructuring to be recognized at
                                              6/30/94. Expenses associated with
                                              the sale of branches to be
                                              recognized upon disposition of
                                              the branches based upon the
                                              projected net gain upon
                                              disposition.
 12. Treatment of Restructuring and           See above.
     Recapitalization expenses incurred
     post-June 30.
 13. Accrual of January 1995 retention plan   All retention plan payments will
     payments.                                be recorded at 6/30/94.
 14. The estimate of the Recapitalization     Adjustments will be made post-
     Fee to be recorded at 6/30/94 will be    closing for differences from this
     $1.45 million.                           amount.
 15. Severance costs associated with post     Only severance costs associated
     6/30/94 personnel streamlining.          with employees notified by
                                              6/30/94 will be recognized at
                                              6/30/94.
 16. Accrual for Management Incentive         The accrual for MICP will be
     Compensation Plan (MICP) at 6/30/94.     reversed at 6/30/94.

 17. Valuation of the following loans and     Specific reserves will be
     REO:                                     provided for the indicated assets
                                              such that the aggregate net book
                                              value at 6/30/94 will be
                                              approximately $23,484,000.
     Loan #
     2012475
     2021455
     2021639
     2022649
     2330466
     2401238
     2403180
     2403609
     2411198
     2417523
     2417530
     2417547
     2417554
     2417578
     2417585
     2417592
     2417608
     2417615
     2417622
     2417639
     2417646
     2417653
     2417660
     2417677
     2417684
     2417691
     2417707
     2417714
     2417721
     2417738
     2417745
     2417752
     2417769
     2417776
     2417783
     2417790

                                                                   July 12, 1994

FIDELITY FEDERAL BANK
TREATMENT OF CERTAIN ACCOUNTING ISSUES

     ITEM                                     TREATMENT
     ----                                     ---------
     TAXATION:
 1.  Settlement of tax sharing agreement      No amounts which may be
     upon termination.                        interpreted to be due from CHC as
                                              of 6/30/94 under the terminated
                                              tax allocation agreement will be
                                              recognized or paid.
 2.  CHC portion of 12/31/93 Federal income   $631,000 will be paid to CHC
     tax receivable ($631,000). This amount   subsequent to 6/30/94.
     was part of
     a consolidated carry back claim which
     was subsequently collected.
 3.  SFAS 5 reserve for potential             Current estimates do not indicate
     examination assessments and interest     a need for a reserve for
     not representing timing differences was  potential income tax liabilities
     exhausted in 1st quarter 1994.           stemming from exam assessments.
 4.  Difference between fair value and        Difference between transfer price
     transfer price of REO to be sold to      and fair value to be treated as a
     CHC--potential deemed dividend if fair   deemed dividend for taxation
     value is greater than transfer price.    purposes.
 5.  Wash sale of FHLB stock to realize       Estimated $35 million in
     taxable gains pre-change in control.     unrealized taxable gains in
                                              currently held stock. Realization
                                              would preclude same amount of NOL
                                              loss. Redemption intended to
                                              realize amounts to maximize tax
                                              benefits.

                                     INDEX


                                                 PAGE
                                                 ----
INDEPENDENT AUDITORS' REPORT                     F-2

CONSOLIDATED FINANCIAL STATEMENTS:
 Consolidated Statements of Financial Condition  F-3
 Consolidated Statements of Operations           F-4
 Consolidated Statements of Stockholder's Equity F-5
 Consolidated Statements of Cash Flows           F-6
 Notes to Consolidated Financial Statements      F-8

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
Fidelity Federal Bank, F.S.B.
Glendale, California

We have audited the accompanying consolidated statements of financial condition of Fidelity Federal Bank, F.S.B. (a wholly owned subsidiary of Citadel Holding Corporation, "Citadel") and subsidiaries (the "Bank") as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fidelity Federal Bank, F.S.B. and subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 17 to the consolidated financial statements, in June 1994, the Bank, Citadel and the Bank's subordinated lenders entered into a settlement agreement pursuant to which a lawsuit seeking to enjoin the Bank's restructuring plan was dismissed with prejudice; Fidelity, subject to certain conditions, is permitted to redeem the subordinated notes and to terminate the subordinated loan agreement. However, if the "Restructuring and Recapitalization" is not consummated, it may have an impact on the settlement agreement, the capital position of the Bank, cross default provisions under the Bank's other debt agreements and the guarantee by Citadel. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements.

As discussed in Notes 14 and 17 to the financial statements, the Bank is subject to numerous regulatory requirements, including, among others: (i) minimum capital to be considered "adequately capitalized" under the Prompt Corrective Action provisions of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") as implemented by the Office of Thrift Supervision ("OTS"), and (ii) minimum capital requirements of the OTS. Although the Bank met these capital requirements at December 31, 1993, the Bank's ability to meet the prescribed capital requirements in the future is uncertain. Failure on the part of the Bank to meet these capital requirements may subject the Bank to significant regulatory sanctions. Management's immediate plans to address these capital requirements are described in Note 14. The financial statement impact, if any, that might result from the failure of the Bank to comply with the capital requirements prescribed by the OTS cannot presently be determined. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements.

Deloitte & Touche

February 4, 1994, except for Paragraph 6 of Note 14 and Note 17, as to which the date is June 21, 1994
Los Angeles, California

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                            ------------------------------------
                                              MARCH 31,       DECEMBER 31,
                                                   1994         1993        1992
(Dollars in thousands)                      -----------  -----------  ----------
                                            (UNAUDITED)
ASSETS:
Cash, federal funds sold and other cash
 equivalents (Note 2)                       $   90,805   $   142,853  $  110,055
Investment securities available for sale
 (March 31, 1994 at market value; market
 value of $92,512 at December 31, 1993)
 (Notes 2 and 10)                               95,601        92,259          --
Investment securities held to maturity, at
 amortized cost (market value of
 $69,041)(Notes 2 and 10)                           --            --      67,337
Mortgage-backed securities available for
 sale (amortized cost of $48,248 at March
 31, 1994; market value of $91,298 at
 December 31, 1993)(Note 3)                     48,298        91,108          --
Mortgage-backed securities, at amortized
 cost (market value of $230,561)
 (Notes 3 and 10)                                   --            --     230,384
Loans held for sale, at lower of cost or
 market (Note 4)                               190,088       367,688      26,482
Loans receivable, net of allowances of
 $91,368, $83,832 and $64,277 at
 March 31,1994, December 31, 1993 and
 1992, respectively
 (Notes 4, 6, 8, 9 and 10)                   3,359,503     3,344,363   3,963,967
Interest receivable (Notes 2, 3 and 4)          23,457        23,049      27,132
Investment in FHLB and FRB stock (Note 9)       52,626        52,151      50,574
Owned real estate (Notes 5 and 6)              138,657       153,607     133,255
Premises and equipment, net                     52,188        49,226      46,569
Intangible assets, net (Note 7)                  1,813         2,098      20,556
Deferred tax assets (Note 12)                       --            --       2,995
Other assets (Note 12)                          61,472        65,577      16,212
                                            ----------   -----------  ----------
                                            $4,114,508    $4,383,979  $4,695,518
                                            ==========   ===========  ==========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Liabilities:
 Deposits (Note 8)                          $3,171,306    $3,368,664  $3,459,648
 FHLB Advances (Note 9)                        342,700       326,400     581,400
 Commercial paper (Note 10)                    254,000       304,000      65,000
 Mortgage-backed notes and bonds (Note 10)     100,000       100,000     262,000
 Other borrowings (Note 10)                         --         3,830          --
 Deferred tax liabilities (Note 12)              5,124        14,789       2,258
 Other liabilities (Notes 11 and 12)            14,451        24,012      45,041
 Subordinated notes (Notes 10, 17 and 18)       60,000        60,000      60,000
                                            ----------   -----------  ----------
                                             3,947,581     4,201,695   4,475,347
                                            ----------   -----------  ----------
Commitments and contingencies (Note 13)
Stockholder's equity (Note 14):
 Serial preferred stock, par value $.01
  per share; authorized 10,000,000 shares;
  no shares outstanding                             --            --          --
 Common stock, par value of $.01 per
  share; authorized, 20,000,000 shares;
  1 share issued and outstanding                    --            --          --
 Paid-in capital                                70,689        70,689      42,689
 Unrealized loss on securities available
  for sale                                      (1,206)           --          --
 Retained earnings (Note 12)                    97,444       111,595     177,482
                                            ----------   -----------  ----------
                                               166,927       182,284     220,171
                                            ----------   -----------  ----------
                                            $4,114,508    $4,383,979  $4,695,518
                                            ==========   ===========  ==========

See notes to consolidated financial statements.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          ---------------------------------------------------------
                          FOR THE THREE MONTHS
                             ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                               1994        1993        1993        1992        1991
                          ---------   ---------   ---------   ---------   ---------
(Dollars in thousands)         (UNAUDITED)
INTEREST INCOME:
Loans                      $ 60,728     $73,338   $ 269,712    $355,546    $497,005
Mortgage-backed securi-
 ties                         1,165       3,426      11,051       5,631       6,016
Investment securities
 and other                    2,181       1,423       8,568       9,538      17,031
                          ---------   ---------   ---------   ---------   ---------
 Total interest income       64,074      78,187     289,331     370,715     520,052
                          ---------   ---------   ---------   ---------   ---------
INTEREST EXPENSE:
Deposits                     28,566      33,296     131,721     175,077     278,776
FHLB Advances                 3,266       5,144      17,077      20,878      43,024
Other borrowings              4,993       9,124      32,323      36,259      47,541
Subordinated notes            1,843       1,843       7,373       7,910       9,173
                          ---------   ---------   ---------   ---------   ---------
 Total interest expense      38,668      49,407     188,494     240,124     378,514
                          ---------   ---------   ---------   ---------   ---------
NET INTEREST INCOME          25,406      28,780     100,837     130,591     141,538
Provision for estimated
 loan losses (Notes 4
 and 6)                      15,600       7,500      65,100      51,180      49,843
                          ---------   ---------   ---------   ---------   ---------
NET INTEREST INCOME WITH
 PROVISION FOR ESTIMATED
 LOAN LOSSES                  9,806      21,280      35,737      79,411      91,695
                          ---------   ---------   ---------   ---------   ---------
NONINTEREST INCOME
 (EXPENSE):
Loan and other fee in-
 come                         1,198       2,018       5,389       7,885       5,869
Gains (losses) on sales
 of loans, net               (2,804)        395         194       1,117       2,118
Fee income from invest-
 ment products                  591          --          --       2,606       2,487
Fee income on deposits
 and other income (ex-
 pense)                         907         789       3,271       4,406      (3,351)
                          ---------   ---------   ---------   ---------   ---------
                               (108)      3,202       8,854      16,014       7,123
                          ---------   ---------   ---------   ---------   ---------
Provision for estimated
 real estate losses
 (Notes 5 and 6)             (4,300)     (1,000)    (30,200)    (17,820)     (7,537)
Direct costs of real es-
 tate operations, net
 (Note 5)                    (2,057)     (3,318)    (18,643)     (4,441)     (2,060)
                          ---------   ---------   ---------   ---------   ---------
                             (6,357)     (4,318)    (48,843)    (22,261)     (9,597)
                          ---------   ---------   ---------   ---------   ---------
Gains (losses) on sales
 of mortgage-backed se-
 curities, net (Note 3)        (621)         --       1,342          --       8,993
Gains (losses) on sales
 of investment securi-
 ties, net (Note 2)             329          --         (38)         --           1
                          ---------   ---------   ---------   ---------   ---------
                               (292)         --       1,304          --       8,994
                          ---------   ---------   ---------   ---------   ---------
 Total noninterest
  income (expense)           (6,757)     (1,116)    (38,685)     (6,247)      6,520
                          ---------   ---------   ---------   ---------   ---------
OPERATING EXPENSE:
Personnel and benefits       12,560      10,524      44,266      36,277      35,694
Occupancy                     3,495       2,982      13,086      12,678      12,583
FDIC insurance                2,482       1,887       8,628       8,391       8,680
Professional services         3,112       1,510      11,351       5,598       5,973
Office-related expenses       1,656       1,283       6,449       4,914       5,072
Marketing                       648         683       2,753       2,548       3,130
Amortization of intangi-
 bles (Note 7)                    7         118       9,246         596         840
Other general and admin-
 istrative                      865         700       2,953       4,042       3,843
                          ---------   ---------   ---------   ---------   ---------
 Total operating expense     24,825      19,687      98,732      75,044      75,815
                          ---------   ---------   ---------   ---------   ---------
EARNINGS (LOSS) BEFORE
 INCOME TAXES               (21,776)        477    (101,680)     (1,880)     22,400
Income tax expense (ben-
 efit) (Note 12)             (7,625)        271     (35,793)     (2,167)     14,296
                          ---------   ---------   ---------   ---------   ---------
NET EARNINGS (LOSS)        $(14,151)    $   206   $ (65,887)   $    287    $  8,104
                          =========   =========   =========   =========   =========

See notes to consolidated financial statements.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                          --------------------------------------------------------------------------
                                     FOR THE THREE YEARS ENDED DECEMBER 31, 1993 AND
                                          THREE MONTHS ENDED MARCH 31, 1994
                             COMMON STOCK                 UNREALIZED LOSS
                          --------------------              ON SECURITIES                    TOTAL
                          NUMBER OF        PAR    PAID-IN   AVAILABLE FOR   RETAINED STOCKHOLDER'S
                             SHARES      VALUE    CAPITAL            SALE   EARNINGS        EQUITY
(Dollars in thousands)    ---------  ---------  ---------  --------------- ---------   -----------
BALANCE, JANUARY 1, 1991          1  $      --   $ 42,689            --     $171,166     $213,855
Net earnings for 1991            --         --         --            --        8,104        8,104
                          ---------  ---------  ---------    ---------     ---------    ---------
BALANCE, DECEMBER 31,
 1991                             1         --     42,689            --      179,270      221,959
Dividend of Gateway
 Investment Services to
 Citadel Holding
 Corporation                     --         --         --            --       (1,075)      (1,075)
Dividend paid to Citadel
 Holding Corporation             --         --         --            --       (1,000)      (1,000)
Net earnings for 1992            --         --         --            --          287          287
                          ---------  ---------  ---------    ---------     ---------    ---------
BALANCE, DECEMBER 31,
 1992                             1         --     42,689            --      177,482      220,171
Capital contribution
 from Citadel Holding
 Corporation                     --         --     28,000            --           --       28,000
Net loss for 1993                --         --         --            --      (65,887)     (65,887)
                          ---------  ---------  ---------    ---------     ---------    ---------
BALANCE, DECEMBER 31,
 1993                             1         --     70,689            --      111,595      182,284
Unrealized loss on secu-
 rities available for
 sale (Unaudited)                --         --         --        (1,206)          --       (1,206)
Net loss for the first
 quarter of 1994
 (Unaudited)                     --         --         --            --      (14,151)     (14,151)
                          ---------  ---------  ---------    ---------     ---------    ---------
BALANCE, MARCH 31, 1994
 (UNAUDITED)                      1  $      --   $ 70,689       $(1,206)     $97,444     $166,927
                          =========  =========  =========    =========     =========    =========


See notes to consolidated financial statements.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          ------------------------------  ---------------------------------
                          THREE MONTHS ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                                    1994            1993       1993        1992        1991
(Dollars in thousands)    --------------  --------------  ---------   ---------   ---------
CASH FLOWS--OPERATING
 ACTIVITIES:
Net earnings (loss)           $ (14,150)      $     206   $ (65,887)  $     287   $   8,104
Reconciliation of net
 earnings (loss) to net
 operating cash flows:
 Provisions for esti-
  mated losses                   19,900           8,500      95,300      69,079      57,572
 (Gains) losses on sales
  of loans and securi-
  ties                            3,096            (395)     (1,498)     (1,117)    (11,112)
 Capitalized loan origi-
  nation costs                     (538)           (365)     (2,187)     (3,001)     (2,450)
 Amortization of de-
  ferred loan items, net           (537)              3      (1,163)       (604)     (1,057)
 Purchases of investment
  securities held for
  trading                            --                    (248,272)         --          --
 Proceeds from sales of
  investment securities
  held for trading                   --                     248,248          --          --
 Investment securities
  available for sale
  lower of cost or mar-
  ket adjustment                     --                       2,074          --          --
 Principal repayments of
  mortgage-backed secu-
  rities ("MBS") held
  for trading                        --                     (51,248)         --          --
 Proceeds from sales of
  MBS held for trading               --                      51,277          --          --
 Originations of loans
  held for sale                 (43,643)        (16,017)   (162,868)   (176,219)   (354,365)
 Proceeds from sales of
  loans held for sale           207,973           3,556     138,399     204,831     282,728
 FHLB stock dividend               (467)             --      (1,640)       (790)     (3,070)
 Depreciation and amor-
  tization                        1,675           2,217      23,085       9,344      10,079
 Interest receivable,
  net (increase) de-
  crease                           (408)          1,767       4,083       9,975       7,849
 Other assets (increase)
  decrease                        1,985          (1,306)    (50,652)      4,006      11,971
 Deferred income tax ex-
  pense (benefit)                (9,665)           (473)     15,526     (19,150)    (16,538)
 Interest payable in-
  crease (decrease)               5,994           3,746      (5,102)     (6,426)     19,920
 Other liabilities and
  deferred income, net
  increase (decrease)           (15,800)         (5,591)    (15,245)    (16,583)    (19,054)
 Other, net                         155            (149)         88        (139)     (4,386)
                          -------------   -------------   ---------   ---------   ---------
                                155,570          (4,301)    (27,682)     73,493     (13,809)
                          -------------   -------------   ---------   ---------   ---------
CASH FLOWS--INVESTING
 ACTIVITIES:
Purchases of investment
 securities available
 for sale                        (5,074)             --    (420,921)         --          --
Maturities of investment
 securities available
 for sale                            --              --     260,816          --          --
Proceeds from sales of
 investment securities
 available for sale                  --              --      76,674          --          --
Purchases of investment
 securities held to ma-
 turity                              --              --    (200,055)   (170,539)   (184,572)
Maturities of investment
 securities held to ma-
 turity                              --          30,000     226,617     137,237     277,105
Proceeds from sales of
 securities held to ma-
 turity                              --              --      26,908          --       1,547
Purchases of MBS avail-
 able for sale                  (54,812)             --    (395,561)         --          --
Principal repayments of
 MBS available for sale           3,953              --      58,865          --          --
Proceeds from sales of
 MBS available for sale          93,552              --     463,704          --          --
Purchases of MBS held to
 maturity                            --              --          --     (92,502)         --
Principal repayment of
 MBS held to maturity                --           5,537       9,565       8,588       9,724
Proceeds from sales of
 MBS held to maturity                --              --       7,114          --     273,098
Purchases of loans                 (770)             --      (3,951)     (1,675)     (2,939)
Loans receivable, net
 (increase) decrease            (15,138)         23,836     153,229     273,121     285,092
Real estate investment
 dispositions, net                 (609)          3,197        (270)         --          --
Proceeds from sales of
 real estate                      7,426           7,132      41,608      27,957       6,237
Premises and equipment
 additions, net                  (1,257)         (1,160)     (6,933)     (2,445)     (5,318)
Other, net                           --          (1,035)        225      (8,374)      3,812
                          -------------   -------------   ---------   ---------   ---------
                                 27,271          67,507     297,634     171,368     663,786
                          -------------   -------------   ---------   ---------   ---------

See notes to consolidated financial statements.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                           ------------------------------  -------------------------------------
                           THREE MONTHS ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                     1994            1993       1993          1992          1991
(Dollars in thousands)     --------------  --------------  ---------   -----------   -----------
CASH FLOWS--FINANCING AC-
 TIVITIES:
Demand deposits and pass-
 book savings, net in-
 crease (decrease)             $  28,240       $ (15,357)  $(113,311)  $    87,107   $   368,082
Certificate accounts, net
 increase (decrease)            (225,599)       (151,355)     22,327      (513,320)     (452,796)
Proceeds from FHLB ad-
 vances                           50,000         105,000     250,000     1,273,400       860,000
Repayments of FHLB ad-
 vances                          (33,700)       (215,000)   (505,000)   (1,017,000)   (1,290,000)
Repayment of subordinated
 notes                                --              --          --       (15,000)           --
Short-term borrowings,
 net increase (decrease)         (53,830)        307,117     242,830        61,800       (12,390)
Repayments of long-term
 borrowings                           --              --    (162,000)     (265,950)      (35,626)
Dividends paid to Citadel
 from the subsidiaries                --              --          --        (1,000)           --
Capital contribution from
 Citadel                              --          18,000      28,000            --            --
                           -------------   -------------   ---------   -----------   -----------
                                (234,889)         48,405    (237,154)     (389,963)     (562,730)
                           -------------   -------------   ---------   -----------   -----------
Net increase (decrease)
 in cash and cash equiva-
 lents                           (52,048)        111,611      32,798      (145,102)       87,247
Cash and cash equivalents
 at beginning of period          142,853         110,055     110,055       255,157       167,910
                           -------------   -------------   ---------   -----------   -----------
Cash and cash equivalents
 at end of period              $  90,805       $ 221,666   $ 142,853   $   110,055   $   255,157
                           =============   =============   =========   ===========   ===========
CASH FLOWS--SUPPLEMENTAL
 INFORMATION:
Cash paid (received) dur-
 ing the period for:
 Interest on deposits,
  advances and other
  borrowings                   $  32,136       $  43,495   $ 180,861   $   237,135   $   368,895
 Income taxes                     (1,796)             --        (754)       21,601        30,053
Noncash transactions:
 Additions to real estate
  acquired through fore-
  closures                        38,133          39,422     193,641       121,192        49,951
 Loans originated to fi-
  nance sale of real es-
  tate owned                       4,947           3,739      51,607        11,243         1,604
 Transfers from loan and
  investment portfolio to
  held for sale:
  Loans receivable                    --              --     325,222            --            --
  Investment securities               --              --      14,264            --            --
  Mortgage-backed securi-
   ties                               --              --     214,310            --            --
 Mortgage loans exchanged
  for MBS                             --              --          --       114,277       235,758
 Dividend of Gateway
  Investment Services,
  Inc. to Citadel Holding
  Corporation                         --              --          --         1,075            --


See notes to consolidated financial statements.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Fidelity Federal Bank, a Federal Savings Bank and its subsidiaries. Fidelity Federal Bank, a Federal Savings Bank ("Fidelity" or the "Bank") is a wholly owned subsidiary of Citadel Holding Corporation ("Citadel"). All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1993 presentation.

Interim Unaudited Consolidated Financial Information
In the opinion of the Bank, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of various normal accruals) necessary to present fairly its financial position, its results of operations and its cash flows. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1994 presentation. The results of operations for the three-month period ended March 31, 1994, are not necessarily indicative of the results of operations to be expected for the entire year of 1994.

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Fidelity is required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of its transaction accounts. At December 31, 1993, the required reserves totaled $28.6 million including vault cash.

Investment Securities and Mortgage-backed Securities
In May 1993, the FASB also issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows: (a) debt securities for which the enterprise has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost; (b) debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (c) debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. SFAS No. 115 does not apply to unsecuritized loans. However, after mortgage loans are converted to mortgage-backed securities, they are subject to its provisions. The Bank implemented SFAS No. 115 as of January 1, 1994 and there was no material financial impact upon adoption. Any gains or losses incurred on sales of securities are calculated based upon the specific identification method.

Prior to January 1, 1994, Securities held for investment are those securities which the Bank has the intent and ability to hold until maturity, and are carried on an amortized cost basis. Securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as held for sale and are carried at the lower of cost or market value. Any investment securities held for trading are carried at market value.

The following table summarizes the unrealized gains and losses for the Bank's investment in debt and equity securities available for sale at March 31, 1994:

                                                                      AGGREGATE
                                      AMORTIZED UNREALIZED UNREALIZED   FAIR
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
U.S. Treasury and agency issues...... $ 97,506     $  2     $(1,907)  $ 95,601
Mortgage-backed securities...........   48,248      141         (91)    48,298
                                      --------     ----     -------   --------
                                      $145,754     $143     $(1,998)  $143,899
                                      ========     ====     =======   ========
Net unrealized losses................                                 $ (1,855)
Deferred income tax benefit..........                                      649
                                                                      --------
  Unrealized losses reported in
   stockholder's equity..............                                 $ (1,206)
                                                                      ========

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Loans
Interest income is recognized using the interest method. Interest on loans is credited to income as earned and is accrued only if deemed collectible. Accrued interest is fully reserved on loans over 90 days contractually delinquent and on other loans which have developed inherent problems prior to being 90 days delinquent. Discounts and premiums on purchased loans are included with loans receivable and are credited or charged to operations over the estimated life of the related loans using the interest method. The Bank charges fees for originating loans. Loan origination fees for loans held for investment, net of certain direct costs of originating the loan, are recognized as an adjustment of the loan yield over the life of the loan by the interest method, which results in a constant rate of return. When a loan is sold, net, loan origination fees and direct costs are recognized in operations. Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Loan commitment fees received are deferred to the extent they exceed direct underwriting costs. For loans originated and held for sale, the basis includes the origination fees and direct costs which are capitalized and netted in computing the gain or loss on sale.

In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This statement prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings ("TDRs"). SFAS No. 114 states that a loan is impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contracted terms of the loan agreement. A creditor is required to measure impairment by discounting expected future cash flows at the loan's effective interest rate, or by reference to an observable market price, or by determining the fair value of the collateral for a collateral dependent asset. The statement also clarified the existing accounting for in-substance foreclosures ("ISFs") by stating that a collateral dependent real estate loan would be reported as real estate owned ("REO") only if the lender had taken possession of the collateral. The statement is effective for financial statements issued for fiscal years beginning after December 15, 1994. Earlier application is encouraged.

Additionally, in June 1993, the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Federal Reserve Board and Office of Thrift Supervision issued a Joint Statement providing interagency guidance on the reporting of ISFs. This Joint Statement lent support to SFAS No. 114, further clarifying that losses must be recognized on real estate loans that meet the existing ISF criteria based on fair value of the collateral, but such loans need not be reported as REO unless possession of the underlying collateral has been obtained.

Management implemented SFAS No. 114 in the first quarter of 1994. The Bank already measures impairment based on the fair value of the collateral, therefore, the estimated impact of application will consist of a reclassification of ISFs on the statement of financial condition from REO to loans. At December 31, 1993, the amount of ISFs totaled $28.4 million.

The Bank has designated certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Bank considers whether loans (a) would be sold as part of its asset/liability strategy, or (b) may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Such loans are classified as held for sale and are carried at the lower of cost or market value.

The Bank's current policy is to designate substantially all originations of fixed rate residential 1 to 4 unit loans as being held for sale as part of the asset/liability strategy. In further compliance with the Bank's policy, $321 million of adjustable FHLB Eleventh District Cost of Funds Index ("COFI") loans were transferred from held to maturity to available for sale in December 1993 as part of the Bank's asset/liability strategy and the possible need to increase regulatory capital in the future. Loans held for sale are valued at the lower of aggregate cost or market value as determined by outstanding commitments from investors or, in the absence of such commitments, the current investor yield requirements calculated on an aggregate loan basis. The market value calculation includes consideration of commitments and related fees. Adjustments to the lower of cost or market are charged to current operations and are included in net gains/losses on loan sales in the statement of operations.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Fidelity has sold loans which have generated gains on sale, a stream of loan servicing revenue and cash for lending or liquidity. Sales of loans are dependent upon various factors, including interest rate movements, investor demand for loan products, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers and liquidity and capital requirements. Due to the volatility and unpredictability of these factors, the volume of Fidelity's sales of loans has fluctuated. All loans sold during 1993 and 1992 were from the held for sale portfolio. Fidelity has the intent and ability to hold all of its loans, other than those designated as held for sale, until maturity.

Owned Real Estate
Real estate held for sale acquired in settlement of loans generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by the Bank in satisfaction of the loan. Real estate acquired through foreclosure is recorded at the lower of fair value, less cost to dispose or the recorded investment in the loan satisfied at the date of foreclosure. Such writedowns to fair value are recorded to the allowance for estimated loan losses. Fair value is based on the amount that the Bank could reasonably expect to receive for the asset in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. Inherent in the computation of estimated fair value are assumptions about the length of time the Bank may have to hold the property before disposition. The holding costs through the expected date of sale and estimated disposition costs are included in the valuations. Real estate held for investment or development is carried at the lower of cost or fair value. Adjustments to the carrying value of the assets are made through valuation allowances and charge-offs, through a charge to operations. Net cash receipts on real estate owned or on those loans designated as in-substance foreclosures and net cash payments are recorded in real estate operations on specific properties.

Prior to implementing SFAS No. 114 in the first quarter of 1994, loans meeting certain criteria were accounted for as "in-substance foreclosures." These substantially foreclosed assets were recorded at the lower of the loan's carrying amount or at the estimated fair value of the collateral at the date the loan was determined to be in-substance foreclosed. These assets were reported as "real estate owned" in addition to formally foreclosed real estate.

Statement of Position ("SOP") 92-3, "Accounting for Foreclosed Assets," was issued by the Accounting Standards Division of the American Institute of Certified Public Accountants in April 1992 and became effective for the Bank's December 31, 1992 financial statements. SOP 92-3 presumes that foreclosed assets are held for sale and not for the production of income. It requires the Bank to carry foreclosed assets held for sale, after foreclosure, at the lower of (a) fair value minus estimated costs to sell or (b) cost. The impact of implementing SOP 92-3 was immaterial to the Bank's financial position, due to the Bank's policy of carrying foreclosed assets at fair value, net of disposition costs.

Allowance for Estimated Losses on Loans and Real Estate
The Bank has established valuation allowances for estimated losses on specific loans and real estate ("specific reserves") and for the inherent risk in the loan and real estate portfolios which has yet to be specifically identified ("general valuation allowances" or "GVA"). The internal asset review department reviews the quality and recoverability of the Bank's assets on a quarterly basis, in order to establish adequate specific reserves and general valuation allowances. The Bank utilizes the delinquency migration and the classification methods in determining the adequacy of its GVA. The delinquency migration method attempts to capture the potential future losses as of a particular date associated with a given portfolio of loans, based on the Bank's own historical migration experience over a given period of time. Under the classification method, a reserve factor is applied to each aggregate classification level by asset collateral type in an effort to estimate the loss content in the portfolio. The Bank calculates a range of loss by applying both methodologies and then applies judgment and knowledge of particular credits, economic trends, industry experience and other relevant factors to estimate the GVA amount. Additions to the allowances, in the form of provisions, are reflected in current operations. Charge-offs to the allowances are made when the loss is determined to be significant and permanent.

Depreciation and Amortization
Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lives of the respective leases or the useful lives of the improvements, whichever is shorter.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Intangible Assets
In 1993, the Bank reassessed the valuation of its intangible assets which resulted in a writedown of $14.0 million. See Note 7 for further information.

Until 1993, the excess of cost over the fair value of net assets acquired (goodwill) in connection with the acquisition of Mariners Savings and Loan in 1978, was included in intangible assets in the statements of financial condition and was being amortized to operations over forty years using the straight line depreciation method.

The cost of core deposits purchased from various financial institutions is amortized over the average life of the deposits acquired, generally, five to ten years, using the interest method.

Income Taxes
The Bank and its subsidiaries file a consolidated federal income tax return and a combined California franchise tax return with its parent company.

Beginning in 1991, income taxes have been determined pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Prior to 1991, income taxes were determined pursuant to SFAS No. 96. The impact of adopting SFAS No. 109 was not material in relation to SFAS No. 96.

Financial Instruments
In the normal course of business, the Bank enters into off-balance sheet instruments to enhance yields and to alter its exposure to interest rate risk. These financial instruments include interest rate swaps and swap option agreements and puts and calls. The differences to be paid or received on swaps that are used to match balance sheet items are included in interest expense as payments are made or received. The swap options are held as trading positions during the option period and are carried at market value and gains and losses are reflected in operations. The puts and calls are held as trading positions and are carried at market value.

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. Financial instruments are defined as cash, evidence of an ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument.

Much of the information used to determine fair value is highly subjective. When applicable, readily available market information has been utilized. However, for a significant portion of the Bank's financial instruments, active markets do not exist. Therefore, considerable judgment was required in estimating fair value for certain items. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of December 31, 1993, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments which are contained in the notes to the consolidated financial statements that describe each financial instrument.

Cash and cash equivalents: The book value amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value of such assets, because of the short maturity of such investments.

Investment securities and mortgage-backed securities: Estimated fair values for investment and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Loans: The estimated fair values of real estate loans held for sale are based on quoted market prices. The estimated fair values of loans receivable held for investment are based on quoted market prices, when available, or an option adjusted cash flow valuation ("OACFV"). The OACFV includes forward interest rate simulations and the credit quality of performing and nonperforming loans. Such valuations may not be indicative of the value derived upon a sale of all or part of the portfolio. The book value of accrued interest approximates its fair value.

Investment in FHLB stock: The book value reported in the statement of financial condition for the investment in FHLB stock approximates fair value as the stock may be sold back to the Federal Home Loan Bank at face value to the extent that it exceeds the amount of FHLB stock which Fidelity is required to hold.

Deposits: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand. The fair value of fixed rate certificates of deposits is estimated by using an OACFV analysis.

Borrowings (including FHLB Advances, other borrowings, and subordinated notes):
The estimated fair value is based on an OACFV model.

Off-balance sheet instruments: The estimated fair value for the Bank's off-balance sheet instruments are based on quoted market prices, when available, or an OACFV analysis.

NOTE 2--CASH EQUIVALENTS AND INVESTMENT SECURITIES

Federal funds sold are included in cash and cash equivalents. The Bank had $20.0 million and $60.0 million of federal funds sold at March 31, 1994 and December 31, 1993, respectively and no outstanding federal funds sold at December 31, 1992.

Investment securities held for trading
Investment securities held for trading consisted of U.S. Treasury securities purchased and held principally for the purpose of selling in the near term. There were no investment securities held for trading activities during the quarters ended March 31, 1994 and 1993 and the Bank had no outstanding investment securities held for trading at quarter-end March 31, 1994 or 1993.

For the three months ended March 31, 1994, there were no securities transferred from the available for sale category to the trading category or from the held to maturity category to the available for sale category, with the result that no related gains or losses were recorded in earnings.

At December 31, 1993, the Bank had no outstanding investment securities held for trading. However, proceeds from sales of investment securities held for trading during 1993 were $248.3 million. Gross gains of $332,000 and gross losses of $345,000 were realized from those sales and are reported in the statement of operations as a component of gains/losses on sales of investment securities.

There were no investment securities held for trading activities during 1992 and 1991 and the Bank had no outstanding investment securities held for trading at year-end 1993 or 1992.

Investment securities available for sale
The following table summarizes the investment securities available for sale at March 31, 1994:

                               -----------------------------------------------
                                AMORTIZED    UNREALIZED UNREALIZED   AGGREGATE
                                     COST         GAINS     LOSSES  FAIR VALUE
     (Dollars in thousands)    ---------     ---------- ----------  ----------
     U.S. Treasury and agency
      issues                     $92,499(1)         $2    $(1,907)    $90,594
     Other investments             5,007            --         --       5,007
                               ---------     ---------  ---------   ---------
                                 $97,506            $2    $(1,907)    $95,601
                               =========     =========  =========   =========
     Weighted average yield        4.64%
                               =========

(1) Net of market value reduction of $0.8 million and valuation allowance of $5.8 million, which were recorded previous to the adoption of SFAS No. 115.

See Note 1 - Summary of Significant Accounting Policies - Investment Securities and Mortgage-backed Securities.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 2--CASH EQUIVALENTS AND INVESTMENT SECURITIES--(CONTINUED)

The following table summarizes the investment securities available for sale at December 31, 1993:

                                   -------------------------------------------
                                              UNREALIZED UNREALIZED      MARKET
                                   BOOK VALUE      GAINS     LOSSES       VALUE
     (Dollars in thousands)        ---------  ---------- ----------  ---------
     U.S. Treasury and agency is-
      sues                           $87,385       $256        $(3)    $87,638
     Other investments                 4,874         --         --       4,874
                                   ---------  ---------  ---------   ---------
                                     $92,259       $256        $(3)    $92,512
                                   =========  =========  =========   =========
     Weighted average yield            4.65%
                                   =========

Other investments represent U.S. Treasury securities, carried at the lower of cost or market value, which have been pledged and placed in trust to provide a credit enhancement to a FNMA securitization of loans in September 1992 of $114.3 million.

Fidelity had no outstanding investment securities available for sale at December 31, 1992 or 1991.

During the quarter ended March 31, 1994, the Bank did not sell any U.S. Treasury or agency securities. However, the Bank had gross gains of $0.3 million realized from hedging activities and trading futures and options for the quarter ended March 31, 1994.

During the year ended December 31, 1993, the Bank had gross gains of $110,000 and gross losses of $7,000 on the sale of investment securities available for sale. The Bank also recorded a loss of $2.1 million at December 31, 1993 to adjust the book value of investment securities available for sale to the lower of cost or market. During the years ended December 31, 1992 and 1991, the Bank had no gross gains or losses on the sale of investment securities available for sale.

The following table shows the investment securities available for sale at December 31, 1993 by maturity:

                        ------- ------------
                           BOOK
     (Dollars in          VALUE MARKET VALUE
     thousands)         ------- ------------
     YEAR OF MATURITY:
     1994               $ 1,301      $ 1,301
     1995 through 1998   90,686       90,939
     1999 through 2003      272          272
                        -------      -------
                        $92,259      $92,512
                        =======      =======

Investment securities held to maturity
There were no investment securities held to maturity activities in the first quarter of 1994 and the Bank had no outstanding investment securities held to maturity at March 31, 1994.

Proceeds from sales of securities held to maturity during 1993, 1992 and 1991 were $26.9 million, $0 and $1.5 million, respectively. The following gross gains and gross losses were realized from those sales and are reported in the statements of operations for the indicated periods, as a component of gains/losses on sales of investment securities, net:

                              -----------------------
                                       GROSS
                                SALES  GAINS (LOSSES)
     (Dollars in thousands)   ------- ------ --------
     YEAR ENDED DECEMBER 31,
     1993                     $26,908 $1,946   $   --
     1992                          --     --       --
     1991                       1,547      1       --

During 1993, the Bank changed its investment strategy and as a result, moved its entire portfolio of investment securities from the investment portfolio to the available for sale portfolio. The Bank had no outstanding investment securities held to maturity at December 31, 1993.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 2--CASH EQUIVALENTS AND INVESTMENT SECURITIES--(CONTINUED)

The following table summarizes the investment securities held to maturity at December 31, 1992:

                                   -------------------------------------------
                                        BOOK  UNREALIZED UNREALIZED     MARKET
                                       VALUE       GAINS     LOSSES      VALUE
     (Dollars in thousands)        ---------  ---------- ----------  ---------
     U.S. Treasury and agency is-
      sues                           $24,950     $1,908      $  --     $26,858
     Commercial paper                 29,986         14         --      30,000
     Other investments                12,401         --       (218)     12,183
                                   ---------  ---------  ---------   ---------
                                     $67,337     $1,922      $(218)    $69,041
                                   =========  =========  =========   =========
     Weighted average yield            5.77%
                                   =========

Other investments represent U.S. Treasury securities which have been pledged and placed in trust to provide a credit enhancement to a FNMA securitization of loans in September 1992 of $114.3 million.

At March 31, 1994, December 31, 1993 and 1992, the Bank had accrued interest receivable of $0.8 million, $0.7 million and $0.8 million, respectively, on investment securities available for sale and held to maturity, which is included in interest receivable in the accompanying statements of financial condition.

NOTE 3--MORTGAGE-BACKED SECURITIES

Mortgage-backed securities held for trading
The Bank had no outstanding mortgage-backed securities held for trading at March 31, 1994. In the first quarter of 1994, no mortgage-backed securities held for trading were sold, purchased or transferred from the trading category to the available for sale category, with the result that no related gains or losses were recorded.

The Bank had no outstanding mortgage-backed securities held for trading at December 31, 1993 and 1992. Proceeds from sales of mortgage-backed securities held for trading during 1993 totaled $51.3 million. Gross gains of $54,000 were realized from those sales and are reported in the statement of operations as a component of gains/losses on sales of mortgage-backed securities, net. There were no comparable activities for mortgage-backed securities held for trading during 1992 and 1991.

Mortgage-backed securities available for sale
Summarized below are mortgage-backed securities available for sale at March 31, 1994:

                                   --------------------------------------------
                                    AMORTIZED UNREALIZED UNREALIZED   AGGREGATE
                                         COST      GAINS     LOSSES  FAIR VALUE
     (Dollars in thousands)        ---------  ---------- ----------  ----------
     FHLMC Participation Certifi-
      cates ("PCs")                  $ 3,927       $ --       $(34)    $ 3,893
     FNMA PCs                          4,447         --        (34)      4,413
     Private Participation Cer-
      tificates                       36,604        141         --      36,745
     CMO Bonds                         3,270         --        (23)      3,247
                                   ---------  ---------  ---------   ---------
                                     $48,248       $141       $(91)    $48,298
                                   =========  =========  =========   =========
     Weighted average yield            5.31%
                                   =========

During the first quarter of 1994, the Bank realized $0.6 million of gross gains and $0.9 million of gross losses from sales of mortgage-backed securities available for sale of $94.2 million.

See Note 1 - Summary of Significant Accounting Policies - Investment Securities and Mortgage-backed Securities.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 3--MORTGAGE-BACKED SECURITIES--(CONTINUED)

Summarized below are mortgage-backed securities available for sale at December 31, 1993:

                                 -------------------------------------------
                                      BOOK  UNREALIZED UNREALIZED     MARKET
                                     VALUE       GAINS     LOSSES      VALUE
     (Dollars in thousands)      ---------  ---------- ----------  ---------
     FHLMC PCs                     $34,184         $3      $(217)    $33,970
     FNMA PCs                       14,853         --        (33)     14,820
     Private Participation Cer-
      tificates                     38,223        454         --      38,677
     CMO Bonds                       3,848         --        (17)      3,831
                                 ---------  ---------  ---------   ---------
                                   $91,108       $457      $(267)    $91,298
                                 =========  =========  =========   =========
     Weighted average yield          5.33%
                                 =========

The Bank had no outstanding mortgage-backed securities available for sale at December 31, 1992.

During the year ended December 31, 1993, the Bank had gross gains of $4.9 million and gross losses of $5.1 million on the sale of mortgage-backed securities available for sale compared to no gross gains or losses for the years ended December 31, 1992 and 1991.

Mortgage-backed securities held to maturity
The Bank had no outstanding mortgage-backed securities held to maturity at March 31, 1994. In the first quarter of 1994, no mortgage-backed securities held to maturity were sold, purchased or transferred from the held to maturity category to the available for sale category, with the result that no related gains or losses were recorded.

During 1993, the Bank changed its investment strategy and as a result, moved its entire portfolio of mortgage-backed securities from the held to maturity portfolio to the available for sale portfolio. The Bank had no outstanding mortgage-backed securities held to maturity at December 31, 1993.

During the year ended December 31, 1993, the Bank had gross gains of $1.5 million and gross losses of $1,000 on the sale of mortgage-backed securities held to maturity compared to no gross gains or losses for the year ended December 31, 1992 and gross gains of $9.3 million and gross losses of $0.3 million for the year ended December 31, 1991.

Summarized below are mortgage-backed securities held to maturity at December 31, 1992:

                              -------------------------------------------
                                   BOOK  UNREALIZED UNREALIZED     MARKET
                                  VALUE       GAINS     LOSSES      VALUE
     (Dollars in thousands)   ---------  ---------- ----------  ---------
     FHLMC PCs                 $102,476     $  410    $(1,397)   $101,489
     GNMA PCs                    14,466        889         --      15,355
     FNMA PCs                   113,442        275         --     113,717
                              ---------  ---------  ---------   ---------
                               $230,384     $1,574    $(1,397)   $230,561
                              =========  =========  =========   =========
     Weighted average yield       6.36%
                              =========

At March 31, 1994 and December 31, 1993 and 1992, the Bank had accrued interest receivable on mortgage-backed securities available for sale and held to maturity of $0.2 million, $0.5 million and $1.5 million, respectively, which is included in interest receivable in the accompanying statements of financial condition.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 4--LOANS RECEIVABLE AND LOANS HELD FOR SALE

Total loans include loans receivable and loans held for sale and are summarized as follows:

                                       --------------------------------
                                        MARCH 31,    DECEMBER 31,
                                             1994       1993       1992
     (Dollars in thousands)            ---------- ---------- ----------
     REAL ESTATE LOANS:
       Single family                   $  693,774 $  792,054 $  857,631
       Multifamily:
         2 to 4 units                     439,388    505,219    526,826
         5 to 36 units                  1,793,249  1,795,374  1,880,589
         37 units and over                414,450    406,330    444,576
       Commercial and industrial          300,583    295,761    343,270
       Land                                 3,532      3,736      5,353
                                       ---------- ---------- ----------
         Total real estate loans        3,644,976  3,798,474  4,058,245
     Other                                  7,900      8,758      8,038
                                       ---------- ---------- ----------
                                        3,652,876  3,807,232  4,066,283
                                       ---------- ---------- ----------
     LESS:
       Undisbursed loan funds                 240         --        301
       Unearned discounts                     204        210        104
       Deferred loan fees                  10,423     11,139     11,152
       Market valuation allowance           1,050         --         --
       Allowance for estimated losses      91,368     83,832     64,277
                                       ---------- ---------- ----------
                                          103,285     95,181     75,834
                                       ---------- ---------- ----------
                                       $3,549,591 $3,712,051 $3,990,449
                                       ========== ========== ==========

Included above are $53.4 million, $56.3 million and $63.3 million of amounts drawn under home equity lines of credit at March 31, 1994, December 31, 1993 and 1992, respectively. The remaining, unused balance of approved home equity credit lines was $50.0 million, $52.1 million and $66.2 million at the respective dates.

Also included above are loans held for sale, consisting of the following at the dates indicated:

                                    --------------------------------
                                    MARCH 31,    DECEMBER 31,
                                         1994       1993       1992
     (Dollars in thousands)         ---------  ---------  ---------
     RESIDENTIAL LOANS:
       Single family                 $126,765   $239,371    $25,043
       Multifamily 2 to 4 units        63,323    128,317      1,439
                                    ---------  ---------  ---------
         Total loans held for sale   $190,088   $367,688    $26,482
                                    =========  =========  =========

Fidelity's portfolio of mortgage loans serviced for others amounted to $1.1 billion, $888.4 million and $982.7 million at March 31, 1994, December 31, 1993 and 1992, respectively.

Fidelity's loan portfolio includes multifamily, commercial and industrial loans of $2.9 billion which depend on operating income to provide debt service coverage. Therefore, these loans generally have a greater risk of default than single family residential loans and, accordingly, earn a higher rate of interest to compensate in part for the risk. Approximately 99% of these loans are secured by property within the state of California. The continued weakening in the California real estate market does not make the market compare as favorably to other sections of the country as it has in the past.

The Bank has modified a number of its loans. In some cases, the modifications have taken the form of "early recasts" in which the amortizing payments are revised (or recalculated) earlier than scheduled to reflect current lower interest rates. In other cases, the Bank has agreed to accept interest only payments for a limited time at current interest rates. In still other cases, the Bank

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 4--LOANS RECEIVABLE AND LOANS HELD FOR SALE--(CONTINUED)

has modified loans at terms that are less favorable to the Bank than the current market. These loans have interest rates that may be less than current market rates or may contain other concessions. Due to the fact that these modifications resulted from formal requests from borrowers claiming economic distress due to increased risk of borrower inability to perform according to contractual terms, these modified loans have been categorized by the Bank as TDRs. At March 31, 1994, December 31, 1993 and 1992, outstanding TDRs totaled $33.8 million, $28.7 million and $87.3 million, respectively.

For the year ended December 31, 1993, interest income of $8.3 million was recorded on TDRs, $0.1 million less than which would have been recorded had the loans performed according to their original terms. During 1992, $10.0 million of interest income was recorded on TDRs, $0.3 million less than would have been recorded had the loans performed according to their original terms. During 1991, $0.7 million of interest income was recorded on a TDR the same as would have been recorded if the loan was performing.

It is the Bank's policy to reserve all earned but unpaid interest on loans over 90 days contractually delinquent and other loans the Bank believes exhibit materially deficient characteristics. The total of these loans was $139.4 million, $93.5 million, $112.0 million, and $69.0 million at March 31, 1994, December 31, 1993, 1992 and 1991, respectively. The reduction in income related to these loans upon which interest was not paid was $3.2 million, $8.7 million, $13.6 million, and $7.6 million for the corresponding periods.

The estimated fair value of loans receivable (not including loans held for sale) was $3.4 billion at December 31, 1993 and $3.9 billion at December 31, 1992, which includes $93.5 million and $97.2 million of nonperforming loans, respectively (see Note 1 discussion of SFAS No. 107). At December 31, 1993, loans held for sale consisted of $321 million of adjustable rate loans and $47 million of fixed rate loans on 1 to 4 unit properties. The estimated fair value of loans held for sale was $368.8 million at December 31, 1993 and $26.7 million at December 31, 1992 (see Note 1 discussion of SFAS No. 107).

NOTE 5--OWNED REAL ESTATE

Owned real estate consists of the following:

                                          ---------------------------------
                                          MARCH 31,      DECEMBER 31,
                                               1994        1993        1992
     (Dollars in thousands)               ---------   ---------   ---------
     Real estate acquired for investment
      or development                       $ 11,770    $ 11,161    $ 12,091
     Real estate acquired through
      foreclosure                           147,352     131,799      90,290
     In-substance foreclosed real estate         --      28,362      47,324
     Allowance for estimated losses         (20,465)    (17,715)    (16,450)
                                          ---------   ---------   ---------
                                           $138,657    $153,607    $133,255
                                          =========   =========   =========

The following summarizes the results of real estate operations:

                               -----------------------------------------------------------------
                               THREE MONTHS ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                                         1994            1993        1993        1992        1991
     (Dollars in thousands)    --------------  --------------  ---------   ---------   ---------
     Income (loss) from:
     Real estate acquired for
      investment or
      development                    $   628         $  (158)   $    110    $   (841)   $   (934)
     Real estate acquired
      through foreclosure             (2,685)         (3,160)    (18,753)     (3,600)     (1,126)
     Provision for estimated
      losses                          (4,300)         (1,000)    (30,200)    (17,820)     (7,537)
                               -------------   -------------   ---------   ---------   ---------
                                     $(6,357)        $(4,318)   $(48,843)   $(22,261)    $(9,597)
                               =============   =============   =========   =========   =========

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 6--ALLOWANCE FOR ESTIMATED LOAN AND REAL ESTATE LOSSES

The following summarizes the activity in Fidelity's allowance for estimated loan and real estate losses:

                                   ---------------------------------
                                                   OWNED
                                                    REAL
                                       LOANS      ESTATE       TOTAL
     (Dollars in thousands)        ---------   ---------   ---------
     Balance at January 1, 1991     $ 16,552    $     --    $ 16,552
      Provision for losses            49,843       7,537      57,380
      Charge-offs                    (17,005)     (7,537)    (24,542)
      Recoveries                       2,984          --       2,984
                                   ---------   ---------   ---------
     Balance at December 31, 1991     52,374          --      52,374
      Provision for losses            51,180      17,820      69,000
      Charge-offs                    (27,350)    (13,826)    (41,176)
      Recoveries and other (1)       (11,927)     12,456         529
                                   ---------   ---------   ---------
     Balance at December 31, 1992     64,277      16,450      80,727
      Provision for losses            65,100      30,200      95,300
      Charge-offs                    (50,504)    (28,940)    (79,444)
      Recoveries                       4,959           5       4,964
                                   ---------   ---------   ---------
     Balance at December 31, 1993     83,832      17,715     101,547
      Provision for Losses            15,600       4,300      19,900
      Charge-offs                     (9,781)     (1,550)    (11,331)
      Recoveries                       1,717          --       1,717
                                   ---------   ---------   ---------
     Balance at March 31, 1994      $ 91,368    $ 20,465    $111,833
                                   =========   =========   =========

    -------
    (1) Includes a reallocation within total GVA of $12.4 million from loan GVA to real estate GVA.

While certain segments of the Southern California economy have begun to show signs of improvements, the overall economy has remained lethargic and continues to trail other regions in the country. This continuing weakness has adversely affected the credit risk profile and performance of the Company's loan portfolio which is concentrated in loans secured by multifamily residential properties located in Southern California. In addition, the Northridge earthquake of January 17, 1994 and its attendant aftershocks have adversely impacted hundreds of the Bank's borrowers which resulted in increased requests for assistance involving payment deferral and/or cash advances. The Bank raised its general valuation allowance by $5.1 million during the first quarter of 1994 to $85.1 million from $80.0 million at December 31, 1993, primarily to cover for potential losses associated with the earthquake. Total allowances (general valuation allowance ("GVA") and specific valuation allowances) totaled $111.8 million at March 31, 1994, an increase of $10.3 million from the year-end level of $101.5 million.

The following schedule presents loans for which the Bank has established allowance for credit losses (specific valuation allowances) to recognize impairment in connection with SFAS No. 114 as of March 31, 1994:

                                  -------------------------------
                                                             % OF
                                             ALLOWANCE  ALLOWANCE
                                       LOAN FOR CREDIT    TO LOAN
                                     AMOUNT     LOSSES     AMOUNT
     (Dollars in thousands)       ---------  ---------  ---------
     Property type:
       Single family                $ 2,547    $   241      9.46%
       Multifamily:
         2 to 4 units                 1,051        203     19.31%
         5 to 19 units               13,618      4,405     32.35%
         20 to 36 units              14,222      3,744     26.33%
         37 units and over           18,540      4,944     26.67%
                                  ---------  ---------
           Total multifamily         47,431     13,296     28.03%
                                  ---------  ---------
       Commercial and industrial      4,051      1,282     31.65%
                                  ---------  ---------
                                    $54,029    $14,819     27.43%
                                  =========  =========

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 6--ALLOWANCE FOR ESTIMATED LOAN AND REAL ESTATE LOSSES--(CONTINUED)

The Bank's percentage of nonperforming assets to total assets has increased to 6.46% at March 31, 1994 from 5.37% at December 31, 1993, 4.99% at December 31,
1992 and 2.43% at December 31, 1991.

NOTE 7--INTANGIBLE ASSETS

In 1993, Fidelity reassessed the valuation of its intangible assets. Based upon the results of a branch profitability analysis and an analysis of the recoverability of its core deposit intangible assets, Fidelity wrote down the carrying value of its core deposit intangible assets in an amount of $5.2 million (which writedown is included in interest expense). The net unamortized balance of core deposit intangibles was $2.1 million at December 31, 1993, and is being amortized over the remaining average life of the deposits acquired, generally, one to three years.

In addition, an analysis was performed of the recoverability of the goodwill related to the acquisition of Mariners Savings and Loan ("Mariners") in 1978. This analysis indicated that the expected future net earnings from the branches or assets acquired did not support the carrying value of the goodwill. As a result, Fidelity wrote down the remaining $8.8 million balance of goodwill related to the Mariners acquisition (which writedown is included in operating expense).

The amortization and writedown of core deposit intangibles, resulting from purchases of deposits, and goodwill acquired in the acquisitions of other financial institutions for each of the three years in the period ended December 31, 1993, are summarized as follows:

                                               --------------------------------
                                                    1993       1992       1991
                                               ---------  ---------  ---------
     Amortization of core deposit intangibles    $ 4,020     $4,199     $4,296
     Writedown of core deposit intangibles         5,192         --         --
     Amortization of goodwill                        470        596        840
     Writedown of goodwill                         8,776         --         --
                                               ---------  ---------  ---------
       Net decrease in income before income
        taxes                                    $18,458     $4,795     $5,136
                                               =========  =========  =========

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 8--DEPOSITS

Deposits consist of the following at the dates indicated:

                                               --------------------------------
                                                MARCH 31,     DECEMBER 31,
                                                     1994       1993       1992
     (Dollars in thousands)                    ---------- ---------- ----------
     TYPE OF ACCOUNT, WEIGHTED AVERAGE INTER-
      EST RATE:
     Passbook, 2.00% at March 31, 1994, De-
      cember 31, 1993 and 2.50% at December
      31, 1992                                 $   90,287 $   82,168 $   74,738
     Checking and money market checking,
      0.93% at March 31, 1994, 0.96%
      at December 31, 1993 and 1.48% at
      December 31, 1992                           396,799    366,968    338,496
     Money market passbook, 2.38% at March
      31, 1994, 2.37% at December 31, 1993
      and 2.79% at December 31, 1992              270,786    280,495    429,708
                                               ---------- ---------- ----------
                                                  757,872    729,631    842,942
                                               ---------- ---------- ----------
     CERTIFICATES WITH RATES OF:
     Under 3.00%                                  603,038    418,326    290,785
     3.01-4.00%                                 1,023,965  1,326,449  1,126,970
     4.01-5.00%                                   341,699    395,129    375,034
     5.01-6.00%                                    88,027    137,710    236,627
     6.01-7.00%                                   225,213    225,035    381,334
     7.01-8.00%                                    89,791     90,280    147,037
     Over 8.00%                                    41,701     46,104     58,919
                                               ---------- ---------- ----------
                                                2,413,434  2,639,033  2,616,706
                                               ---------- ---------- ----------
                                               $3,171,306 $3,368,664 $3,459,648
                                               ========== ========== ==========
     Weighted average interest rate                 3.44%      3.59%      4.00%
                                               ========== ========== ==========

The following table presents the percentage of each type of account to total deposits:

                                         -----------------------
                                         MARCH 31, DECEMBER 31,
                                              1994   1993   1992
                                         --------- ------ ------
     TYPE OF ACCOUNT:
     Passbook                                 2.9%   2.4%   2.2%
     Checking and money market checking      12.5%  10.9%   9.8%
     Money market passbook                    8.5%   8.4%  12.4%
                                            ------ ------ ------
                                             23.9%  21.7%  24.4%
                                            ------ ------ ------
     CERTIFICATES WITH RATES OF:
     Under 3.00%                             19.0%  12.4%   8.4%
     3.01-4.00%                              32.3%  39.4%  32.6%
     4.01-5.00%                              10.8%  11.7%  10.8%
     5.01-6.00%                               2.8%   4.1%   6.8%
     6.01-7.00%                               7.1%   6.7%  11.0%
     7.01-8.00                                2.8%   2.7%   4.3%
     Over 8.00%                               1.3%   1.3%   1.7%
                                            ------ ------ ------
                                             76.1%  78.3%  75.6%
                                            ------ ------ ------
                                            100.0% 100.0% 100.0%
                                            ====== ====== ======

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 8--DEPOSITS--(CONTINUED)

Fidelity had noninterest-bearing checking accounts of $66.1 million, $52.9 million and $31.6 million at March 31, 1994, December 31, 1993 and 1992, respectively.

At December 31, 1993, certificate accounts were scheduled to mature as follows:

                        ----------
     (Dollars in            AMOUNT
     thousands)         ----------
     YEAR OF MATURITY:
     1994               $2,097,475
     1995                  220,791
     1996                   91,610
     1997                  203,317
     1998                   25,488
     After 1999                352
                        ----------
                        $2,639,033
                        ==========

At March 31, 1994 and December 31, 1993, loans totaling $102.0 million and $98.3 million, respectively, were pledged as collateral for $5.1 million and $5.9 million, respectively, of public funds on deposit with the Bank and potential future deposits.

Certificates of deposits of $100,000 or more accounted for $508 million and represented 16% of all deposits at March 31, 1994, $593 million or 18% of all deposits at December 31, 1993, $550 million or 16% of all deposits at December 31, 1992 and $629 million or 16% of all deposits at December 31, 1991.

The Bank also utilizes brokered deposits as a short-term means of funding. These deposits are obtained or placed by or through a deposit broker and are subject to certain regulatory limitations. The following table summarizes the Bank's outstanding balance of brokered deposits at the dates indicated:

                        ----------------------
                                    PERCENT OF
     (Dollars in         AMOUNT TOTAL DEPOSITS
     thousands)         ------- --------------
     March 31, 1994     $38,258          1.21%
     December 31, 1993  $92,196          2.74%
     December 31, 1992  $12,850          0.37%

The carrying amounts and the estimated fair values of deposits consisted of the following at December 31, 1993 (see Note 1 discussion of SFAS No. 107):

                                   -------------------------------------------
                                     DECEMBER 31, 1993     DECEMBER 31, 1992
                                   BOOK VALUE FAIR VALUE BOOK VALUE FAIR VALUE
     (Dollars in thousands)        ---------- ---------- ---------- ----------
     Passbook, checking and money
      market accounts              $  729,631 $  729,600 $  842,942 $  842,900
     Certificates of deposit        2,639,033  2,684,100  2,616,706  2,656,200
                                   ---------- ---------- ---------- ----------
       Total deposits              $3,368,664 $3,413,700 $3,459,648 $3,499,100
                                   ========== ========== ========== ==========

SFAS No. 107 defines the fair value of demand deposits as the stated amount of passbook, checking and certain money market accounts. Although SFAS No. 107 specifically prohibits including a deposit-based intangible element as part of the fair value disclosure for deposit liabilities, it does allow supplemental disclosure, which is unaudited. The core deposit intangible is the excess of the fair value of demand deposits over recorded amounts and represents the benefit of retaining these deposits for an expected period of time. Fair value is based on a discounted cash flow analysis using the Bank's alternative funding costs for similar maturities and assumed retention rates for each type of deposit. The core deposit intangible is estimated to be $63.0 million at December 31, 1993 and $45.5 million at December 31, 1992, and is not included in the above fair values or recorded as an asset in the statement of financial condition.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 9--FEDERAL HOME LOAN BANK ADVANCES

FHLB Advances are summarized as follows:

                                                  -----------------------------
                                                  MARCH 31,    DECEMBER 31,
                                                       1994     1993       1992
     (Dollars in thousands)                       --------- -------- ----------
     Balance at period end                         $342,700 $326,400 $  581,400
     Average amount outstanding during the pe-
      riod                                         $345,780 $394,591 $  393,344
     Maximum amount outstanding at any month
      end.......................................   $371,400 $496,400 $  581,400
     Weighted average interest rate during the
      period....................................      3.83%    4.33%      5.27%
     Weighted average interest rate at period
      end.......................................      4.46%    4.52%      4.25%
     Secured by:
     FHLB Stock.................................   $ 52,427 $ 51,951 $   50,559
     Loans receivable (1).......................    622,360  900,776  1,661,950
                                                   -------- -------- ----------
                                                   $674,787 $952,727 $1,712,509
                                                   ======== ======== ==========

(1) Includes pledged loans available for use under the letter of credit securing commercial paper (available unused balance was $146 million at March 31, 1994 and $96 million at December 31, 1993). See Note 10.

The maturities and weighted average interest rates on FHLB Advances are summarized as follows:

                              --------------------------------------------------------------------------
                                                                         DECEMBER 31,
                                   MARCH 31, 1994                1993                     1992
                                              WEIGHTED                 WEIGHTED                 WEIGHTED
                                               AVERAGE                  AVERAGE                  AVERAGE
                                  AMOUNT INTEREST RATE     AMOUNT INTEREST RATE     AMOUNT INTEREST RATE
     (Dollars in thousands)   ---------  ------------- ---------  ------------- ---------  -------------
     YEAR OF MATURITY:
     1993                       $     --           --%   $     --           --%   $325,000         3.64%
     1994                         20,000         4.45%      3,700         3.32%      3,700         4.10%
     1996                         60,000         4.88%     60,000         4.88%         --           --
     1997                        232,700         3.92%    232,700         4.02%    232,700         4.73%
     1998                         10,000         6.30%     10,000         6.30%         --           --
     2000                         20,000         8.61%     20,000         8.61%     20,000         8.61%
                              ---------                ---------                ---------
                                $342,700         4.46%   $326,400         4.52%   $581,400         4.25%
                              =========                =========                =========

The estimated fair value of FHLB Advances at December 31, 1993 was $328 million (see Note 1 discussion of SFAS No. 107).

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 10--OTHER BORROWINGS AND SUBORDINATED NOTES

Other borrowings consist of the following:

                                    -------------------------------------------
                                       YEAR OF  MARCH 31,     DECEMBER 31,
                                      MATURITY       1994       1993       1992
     (Dollars in thousands)          ---------  ---------  ---------  ---------
     SHORT-TERM BORROWINGS:
     8 7/8% Mortgage-backed medium
      term notes ("1993 MTNs")            1993   $     --   $     --   $100,000
     9 3/4% Commercial mortgage-
      backed bonds ("CMBBs")              1993         --         --     62,000
     Commercial Paper                     1993         --         --     65,000
     Commercial Paper                     1994    254,000    304,000         --
     Securities sold under agree-
      ment to repurchase                  1994         --      3,830         --
                                                ---------  ---------  ---------
                                                  254,000    307,830    227,000
                                                ---------  ---------  ---------
     LONG-TERM BORROWINGS:
     8 1/2% Mortgage-backed medium
      term notes ("1997 MTNs")            1997    100,000    100,000    100,000
                                                ---------  ---------  ---------
                                                 $354,000   $407,830   $327,000
                                                =========  =========  =========

The mortgage-backed bonds and notes are summarized as follows:

                                                  ---------------------------
                                                  MARCH 31,   DECEMBER 31,
                                                       1994     1993     1992
                                                  --------- -------- --------
     (Dollars in thousands)
     MORTGAGE-BACKED MEDIUM TERM NOTES:
     1993 MTNs, matured May 15, 1993:
     Balance at period-end                              --        -- $100,000
     Interest rate at period-end                        --        --    8.88%
     1997 MTNs, due April 15, 1997:
     Balance at period-end                        $100,000  $100,000 $100,000
     Interest rate at period-end                     8.50%     8.50%    8.50%
     1993 and 1997 MTNs are secured by:
     Joint pool of mortgage loans and mortgage-
      backed securities                                 --        -- $414,573
     Joint pool of mortgage loans and U.S. Trea-
      sury notes                                  $217,336  $255,720       --
     CMBBS, MATURED SEPTEMBER 15, 1993:
     Balance at period-end                              --        -- $ 62,000
     Secured by mortgage loans and U.S. Treasury
      Notes                                             --        -- $208,923
     Interest rate at period-end                        --        --    9.32%

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 10--OTHER BORROWINGS AND SUBORDINATED NOTES--(CONTINUED)

Borrowings other than the mortgage-backed bonds and notes are summarized as follows:

                                                    ---------------------------
                                                              DECEMBER
                                                    MARCH 31,   31,
                                                         1994     1993     1992
      (Dollars in thousands)                        --------- -------- --------
      COMMERCIAL PAPER:
      Balance at period-end                          $254,000 $304,000 $ 65,000
      Average amount outstanding during the period   $316,710 $274,620 $ 21,165
      Maximum amount outstanding at any month-end    $329,000 $342,090 $ 94,400
      Weighted average interest rate during the
       period                                           3.35%    3.44%    4.05%
      Weighted average interest rate at period-end      3.47%    3.38%    3.57%
      Secured by Letter of Credit from FHLB          $400,000 $400,000 $400,000
      SECURITIES SOLD UNDER AGREEMENT TO
       REPURCHASE:
      Balance at period period-end                         -- $  3,830       --
      Average amount outstanding during the period   $  9,620 $138,701 $ 19,542
      Maximum amount outstanding at any month-end    $  3,830 $289,885 $111,633
      Weighted average interest rate during the
       period                                            3.29    3.23%    3.32%
      Weighted average interest rate at period-end         --    3.40%       --
      Secured by mortgage-backed securities, at
       cost                                                -- $  4,000       --
      OTHER BORROWINGS:
      Balance at period-end                                --       --       --
      Average amount outstanding during the period         --       -- $  1,085
      Maximum amount outstanding at any month-end          --       -- $  3,193
      Weighted average interest rate during the
       period                                              --       --    9.54%
      Weighted average interest rate at period-end         --       --       --

The Bank has entered into a Subordinated Loan Agreement dated as of May 15, 1990 (the "Subordinated Loan Agreement") pursuant to which $60 million in 11.68% subordinated notes (the "Subordinated Notes") are outstanding, which Subordinated Notes are guaranteed by Citadel. The Subordinated Notes were approved by the OTS as additional regulatory capital. The Subordinated Loan Agreement, among other covenants, contains a provision requiring Fidelity to maintain a consolidated tangible net worth at least equal to the greater of (a) $170 million plus 50% of consolidated net earnings since January 1, 1990, or(b) 3.25% of consolidated assets. Fidelity's consolidated tangible net worth at March 31, 1994 was $165.1 million.

Management's interpretation of the foregoing clause indicates that the Bank's consolidated tangible net worth is above the net worth requirement, assuming the formula in clause (a) permits a reduction of the $170 million test if a consolidated net loss has been sustained since January 1, 1990. Under this interpretation, the amount of consolidated tangible net worth necessary to meet the requirement of clause (a) would be $146.8 million at March 31, 1994 and would be further reduced by 50% of all losses during the remainder of 1994. The amount of consolidated tangible net worth necessary to meet the requirement of clause (b) was $133.7 million. Management's projections for the balance of 1994 indicate that the Bank's consolidated tangible net worth will remain above the net worth requirement (assuming it is interpreted as described above) only if the Restructuring and Recapitalization (see Note 14) is accomplished or other capital raising efforts are successful.

The holders of the Subordinated Notes could take the position that the amount under clause (a) may not be reduced by losses to less than $170 million. Under that position, Fidelity would be in violation of the covenant as of March 31, 1994. Management believes that such position is not correct; however, there can be no assurance that such position would not prevail if the issue were ever tested in court. If the above covenant were violated, the holders of 66 2/3% in aggregate principal amount of the Subordinated Notes would be entitled to declare the entire amount of the Subordinated Notes immediately due and payable. However, if such acceleration would result in the Bank's failure to meet applicable regulatory capital requirements, the holders would be prohibited from accelerating the Subordinated Notes without the prior approval of the OTS. If the Bank failed to make

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 10--OTHER BORROWINGS AND SUBORDINATED NOTES--(CONTINUED)

such accelerated payment, Citadel would be required to make such payment under its guarantee of the Subordinated Notes. Management anticipates that Citadel's funds would be insufficient to make such payment, unless additional funds were raised.

Any violation of the tangible net worth covenant or the occurrence of any other event of default under the Subordinated Loan Agreement would also result in a cross default under Fidelity's debt agreements with the FHLB (whether or not the Subordinated Notes are accelerated) and entitle the FHLB to declare all amounts outstanding to become immediately due and payable. Also, the FHLB may elect not to make further Advances to the Bank and may prevent the Bank from issuing further commercial paper under its existing facility.

The holders of the Subordinated Notes have power of approval over certain matters, including certain asset sales, and may require a repurchase of the Subordinated Notes upon a "Significant Event". The Restructuring and Recapitalization as currently contemplated may constitute a "Significant Event" depending upon the structuring of the proposed additional equity investment in the Bank. If the Restructuring and Recapitalization triggers the Significant Event repurchase requirement, Citadel could be required to pay the principal balance of the Subordinated Notes of $60 million plus accrued interest and a premium of approximately $9.9 million (calculated as of March 31, 1994). Citadel is in discussions with the holders of the Subordinated Notes regarding a possible repurchase of the Subordinated Notes at a purchase price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon. Any such repurchase would be contingent upon consummation of the Restructuring and Recapitalization and would require OTS approval. No assurance can be given that such discussions will be successful or that the Restructuring and Recapitalization can be consummated without the consent of the Subordinated Note holders (see Note 17).

During 1992 and 1991, Citadel paid $0.4 million and $0.7 million, respectively, in interest to Craig Corporation (an 8.9% stockholder of the Company and thus a related party) on a $15 million borrowing from that entity. The loan was paid off in June 1992.

The weighted average interest rate on other borrowings and subordinated notes was 5.88%, 5.54% and 8.39% at March 31, 1994, December 31, 1993 and December 31, 1992, respectively.

The carrying and estimated fair values of other borrowings and subordinated notes consisted of the following (see Note 1 discussion of SFAS No. 107):

                                   -------------------------------------------
                                     DECEMBER 31, 1993     DECEMBER 31, 1992
                                   BOOK VALUE FAIR VALUE BOOK VALUE FAIR VALUE
     (Dollars in thousands)         ---------  ---------  ---------  ---------
     Commercial paper                $304,000   $304,000   $ 65,000   $ 65,000
     CMBBs                                 --         --     62,000     64,600
     1993 MTNs                             --         --    100,000    103,600
     1997 MTNs                        100,000    110,600    100,000    109,500
     Subordinated notes                60,000     60,300     60,000     57,100
     Securities sold under agree-
      ment to repurchase                3,830      3,800         --         --
                                    ---------  ---------  ---------  ---------
                                     $467,830   $478,700   $387,000   $399,800
                                    =========  =========  =========  =========

NOTE 11--EMPLOYEE BENEFIT PLANS

Postretirement Benefits
The Bank provides certain health and life insurance postretirement benefits for all eligible retired employees. Eligibility for the plan is met when the participant reaches age 55 and has 10 years of continuous service.

Effective January 1, 1993, the Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for its unfunded postretirement health care and life insurance program. This statement requires the cost of postretirement benefits to be accrued during the service lives of employees. The Bank's previous practice was to expense these costs on a cash basis.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                  IS UNAUDITED

NOTE 11--EMPLOYEE BENEFIT PLANS--(CONTINUED)

As of December 31, 1992, the Bank's accumulated postretirement benefit obligation ("APBO") was approximately $3.1 million. Upon adoption of the statement, the Bank could make the election to immediately recognize the liability or to amortize the amount to expense over 20 years. The Bank has elected to amortize this transition obligation over 20 years. Net periodic postretirement benefit costs for 1993 included the following components:

                                                                     ---------
                                                                        AMOUNT
     (Dollars in thousands)                                          ---------
     Service cost (benefits attributed to service during the peri-
      od)                                                               $187.1
     Interest cost on accumulated postretirement benefit obligation      250.2
     Amortization of transition obligation                               156.4
                                                                     ---------
       Net periodic postretirement benefit cost                         $593.7
                                                                     =========

The following table sets forth the postretirement benefit liability at December 31, 1993:

Accumulated postretirement benefit obligation:

                                                               --------
                                                                 AMOUNT
     (Dollars in thousands)                                    --------
     Retirees                                                  $1,616.7
     Employees presently eligible to retire                     1,115.9
     Employees not yet eligible to retire                         974.7
                                                               --------
       Total APBO                                               3,707.3
     Unrecognized transition obligation                        (2,971.2)
     Unrecognized cumulative loss                                (237.4)
                                                               --------
       Net postretirement benefit liability recognized in the
        statement of financial condition                       $  498.7
                                                               ========

The APBO as of December 31, 1993, was determined using a 7.25% weighted average discount rate. The health care cost trend rates were assumed to be 9.5% at December 31, 1993, gradually declining to 5.25% after ten years and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount reported. For example, a 1% increase in the health care trend rate in each year, would increase the accumulated postretirement benefit obligation by $0.6 million (or 17.2%) at December 31, 1993 and the net periodic cost by $0.1 million (or 14.6%) for the year.

Retirement Income Plan
The Bank has a retirement income plan covering substantially all employees. The defined benefit plan provides for payment of retirement benefits commencing normally at age 65 in a monthly annuity, however, the option of a single cash payment is available. An employee becomes vested upon five years of service. Benefits payable under the plan are generally determined on the basis of the employee's length of service and average earnings. Annual contributions to the plans are sufficient to satisfy legal funding requirements.

401(k) Plan
The Bank has a 401(k) defined contribution plan available to all employees who have been with the Bank for one year and have reached the age of 21. Employees may generally contribute up to 15% of their salary each year, and the Bank matches 50% up to the first 6% contributed by the employee. Fidelity's contributions were $.5 million, $.5 million and $.4 million in 1993, 1992 and 1991, respectively.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 12--INCOME TAXES

Income tax expense/benefit was comprised of the following:

                              ---------------------------------------------------------
                                  THREE MONTHS
                                 ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                   1994        1993        1993        1992        1991
     (Dollars in thousands)   ---------   ---------   ---------   ---------   ---------
     CURRENT INCOME TAX EX-
      PENSE (BENEFIT):
      Federal                   $ 1,425       $ 743    $(50,229)   $ 15,057    $ 23,157
      State                         (34)          1      (1,090)      1,926       7,677
                              ---------   ---------   ---------   ---------   ---------
                                  1,391         744     (51,319)     16,983      30,834
                              ---------   ---------   ---------   ---------   ---------
     DEFERRED INCOME TAX EX-
      PENSE (BENEFIT):
      Federal                    (9,016)       (519)     17,784     (14,937)    (11,645)
      State                          --          46      (2,258)     (4,213)     (4,893)
                              ---------   ---------   ---------   ---------   ---------
                                 (9,016)       (473)     15,526     (19,150)    (16,538)
                              ---------   ---------   ---------   ---------   ---------
                                $(7,625)      $ 271    $(35,793)  $  (2,167)   $ 14,296
                              ---------   ---------   ---------   ---------   ---------

Income taxes were comprised of the following:

                                            ---------------------------------
                                             MARCH 31,     DECEMBER 31,
                                                 1994        1993        1992
     (Dollars in thousands)                 ---------   ---------   ---------
     Current income tax liability (receiv-
      able):
       Federal                               $(41,521)   $(42,926)    $ 5,896
       State                                       65      (1,752)     (1,615)
                                            ---------   ---------   ---------
                                              (41,456)    (44,678)      4,281
                                            ---------   ---------   ---------
     Deferred income tax liability (as-
      set):
       Federal                                  5,124      14,789      (2,995)
       State                                  (10,944)     (8,303)      2,258
       Valuation Allowance--State              10,944       8,303          --
                                            ---------   ---------   ---------
                                                5,124      14,789        (737)
                                            ---------   ---------   ---------
                                             $(36,332)   $(29,889)    $ 3,544
                                            =========   =========   =========

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                  IS UNAUDITED

NOTE 12--INCOME TAXES--(CONTINUED)

The components of the net deferred tax liability/asset are as follows:

                                            ---------------------------------
                                                           DECEMBER 31,
                                             MARCH 31,
                                                 1994        1993        1992
                                            ---------   ---------   ---------
     (Dollars in thousands)
     FEDERAL:
     Deferred tax liabilities:
      Loan fees and interest                 $ 12,041    $ 12,995     $13,906
      FHLB stock dividends                     12,298      12,066      11,515
      California franchise tax                  3,607       2,755          --
      Other                                     6,249       7,218       5,229
                                            ---------   ---------   ---------
     Gross deferred tax liabilities            34,195      35,034      30,650
     Deferred tax assets:
      California franchise tax                     --          --       1,698
      Bad debt and loan loss deduction         14,305      11,369      25,997
      REO operating income                      3,008       2,926          --
      Deposit base intangibles                  5,005          --          --
      Other                                     6,753       5,950       5,950
                                            ---------   ---------   ---------
     Gross deferred tax assets                 29,071      20,245      33,645
     Valuation allowance                           --          --          --
                                            ---------   ---------   ---------
     Deferred tax assets net of allowance      29,071      20,245      33,645
                                            ---------   ---------   ---------
      Net deferred tax liability (asset)     $  5,124    $ 14,789    $ (2,995)
                                            =========   =========   =========
     STATE:
     Deferred tax liabilities:
      Loan fees and interest                 $  3,936    $  4,245     $ 4,502
      FHLB stock dividends                      4,021       3,942       3,728
      Other                                     1,623       2,507       1,371
                                            ---------   ---------   ---------
     Gross deferred tax liabilities             9,580      10,694       9,601
     Deferred tax assets:
      Bad debt and loan loss deduction         15,633      16,187       5,391
      Deposit base intangibles                  1,176          --          --
      Other                                     3,715       2,810       1,952
                                            ---------   ---------   ---------
     Gross deferred tax assets                 20,524      18,997       7,343
     Valuation allowance                      (10,944)     (8,303)         --
                                            ---------   ---------   ---------
     Deferred tax assets, net of allowance      9,580      10,694       7,343
                                            ---------   ---------   ---------
      Net deferred tax liability (asset)      $    --     $    --     $ 2,258
                                            =========   =========   =========


No valuation allowance under SFAS 109 was required for federal purposes. Federal deferred tax assets would be fully realized as an offset against reversing temporary differences which create net future tax liabilities, and/or through loss carrybacks. Therefore, even if no future income was expected, federal deferred tax assets would still be fully realized. However, a valuation allowance under SFAS No. 109 was required for state purposes, as certain state deferred tax assets would not be realized as an offset against reversing temporary differences which create net future state tax liabilities.

In conjunction with the current year's implementation of SFAS 115, a related deferred income tax benefit of $0.7 million was recorded to stockholder's equity in the first quarter of 1994.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 12--INCOME TAXES--(CONTINUED)

A reconciliation from the statutory income tax expense/benefit to the consolidated effective income tax expense/benefit follows:

                               --------------------------------------------------------
                                THREE MONTHS ENDED        YEAR ENDED DECEMBER 31,
                                     MARCH 31,
                                     1994        1993       1993        1992        1991
                                ---------   ---------  ---------   ---------   ---------
                                               (Dollars in thousands)
     Expected federal income
      tax expense (benefit)       $(7,622)       $162   $(34,571)    $ (639)     $ 7,616
     Increases (reductions)
      in taxes resulting
      from:
       Franchise tax expense
        (benefit), net of
        federal income tax
        and valuation allow-
        ance                          (10)         70     (4,386)       (142)      1,837
       Limitation of the tax
        benefit due to
        annualization of
        carryback                   4,200          --         --          --          --
       Bad debt and loan loss
        deduction                      --          --         --          --       3,300
       Goodwill                        --          31      3,108         124         124
       Redetermination of tax      (3,700)         --         --      (1,180)      1,423
       Other, net                    (493)          8         56        (330)         (4)
                                ---------   ---------  ---------   ---------   ---------
       Income tax expense
        (benefit)                 $(7,625)       $271   $(35,793)    $(2,167)    $14,296
                                =========   =========  =========   =========   =========

Fidelity's tax returns have been audited by the Internal Revenue Service through December 31, 1987 and by the California Franchise Tax Board through December 31, 1985. The tax returns filed for 1986 through 1991 are currently under audit by the California Franchise Tax Board. The tax returns filed for 1988 and 1989 are currently in the appeals process with the Internal Revenue Service. In addition, the Internal Revenue Service is currently auditing the tax returns filed for 1990 and 1991. Although Fidelity's management believes its federal income tax returns properly reflect Fidelity's tax liability, the Internal Revenue Service might assess additional taxes related to, among other things, certain disputed industry issues affecting the industry as a whole. If additional taxes are assessed, Fidelity intends to utilize all statutorily allowable remedies to achieve a favorable outcome for years under examination.

Savings institutions are allowed a bad debt deduction for federal income tax purposes based on either 8% of taxable income or the savings institution's actual loss experience. Fidelity's bad debt deductions for the years presented were based on actual loss experience.

Under the provisions of SFAS No. 109 (paragraphs 31 and 32) a deferred tax liability has not been provided for tax bad debt and loan loss reserves which arose in tax years prior to December 31, 1987. Fidelity had $52.5 million of such reserves at March 31, 1994 for which $18.4 million of taxes have not been provided. If these reserves are used for any purpose other than to absorb bad debt losses, federal taxes would have to be provided at the then current income tax rate. It is not contemplated that the accumulated reserves will be used in a manner that will create such liabilities.

NOTE 13--COMMITMENTS AND CONTINGENCIES

The Bank and certain of its subsidiaries had a number of lawsuits and claims pending at December 31, 1993. The Bank's management and its counsel believe that none of the lawsuits or claims pending will have a materially adverse impact on the financial statements of Fidelity. However, see Note 17 for litigation arising subsequent to December 31, 1993.

Fidelity enters into agreements to extend credit to customers on an ongoing basis. Such commitments to lend represent credit risks. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Most commitments are expected to be drawn upon, and therefore the total commitment amounts generally represent future cash

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 13--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

requirements. At December 31, 1993, the Bank had commitments to fund loans of $37.9 million at market interest rates on the dates such commitments are to be funded.

At December 31, 1993, the Bank was a party to interest rate swap agreements in which the Bank receives a fixed interest rate of 4.84% and pays a floating interest rate of 3.43% on a total notional principal amount of $250 million. These agreements have remaining maturities of less than four years and an estimated fair value gain of $2.0 million. (See Note 1 discussion of SFAS No. 107.)

As of December 31, 1993, the Bank was party to several interest rate swap agreements with a total notional amount of$200 million. The agreements give the right to the buyer to cancel the swap agreement at a specified future date. The Bank receives a fixed interest rate and pays a floating interest rate tied to LIBOR over the life of the agreement for the option and swap. At
December 31, 1993, the average fixed receive rate was 5.00% and the average pay rate was 3.34%. The swap options are held as trading positions during the option period and are carried at market value and gains and losses are recorded in operations. The estimated fair value of these positions at December 31, 1993 was a loss of approximately $1.7 million. In January 1994, the options to cancel were not exercised and the average fixed receive rate adjusted to 4.70%. The swaps have remaining maturities of less than four years. All these contracts were entered into during 1993.

As of December 31, 1993, the Bank had several open put and call positions for mortgage loans expiring in January 1994. These positions were minor and no losses were incurred.

As of December 31, 1993, the Bank had certain loans with a gross principal balance of $127.3 million, of which $106.3 million had been sold in the form of mortgage pass-through certificates, over various periods of time, to four investor financial institutions leaving a balance of $21.0 million retained by the Bank. These mortgage pass-through certificates provide a credit enhancement to the investor financial institutions in the form of the Bank's subordination of its retained percentage interest to that of the investor financial institutions. In this regard, the aggregate of $106.3 million held by the investor financial institutions are deemed Senior Mortgage Pass-Through Certificates and the $21.0 million held by the Bank are subordinated to the Senior Mortgage Pass-Through Certificates in the event of borrower default. Full recovery of the $21.0 million is subject to this contingent liability due to its subordination. In 1993, the Bank repurchased one of the Senior Mortgage Pass-Through Certificates with a face value of $38.3 million, from one of the investor institutions. It is included in the mortgage-backed securities held for sale portfolio at December 31, 1993. The other Senior Mortgage Pass-Through Certificates totaling $68.0 million are owned by other investor institutions.

During 1992, the Bank effected the securitization by FNMA of $114.3 million of multifamily mortgages wherein $114.3 million in whole loans were swapped for Triple A rated mortgage-backed securities through FNMA's Alternative Credit Enhancement Structure ("ACES") program. These mortgage-backed securities were sold in December 1993 and the current outstanding balance as of December 31, 1993 of $102.0 million is serviced by the Bank.

As part of a credit enhancement to absorb losses relating to the ACES transaction, the Bank has pledged and placed in a trust account, as of December 31, 1993, $13.3 million, comprised of (a) $2.7 million in cash and (b) $10.6 million in book value U.S. Treasury securities. The Bank shall absorb losses, if any, which may be incurred on the securitized multifamily loans and FNMA is responsible for losses, if any, in excess of the $13.3 million. The securities have been included in other investments held for sale and in response to this classification, an adjustment has been recorded for lower of cost or market in addition to any credit losses. Total reserves equal $8.4 million as of December 31, 1993.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 13--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

The Bank conducts portions of its operations from leased facilities. All of the Bank's leases are operating leases. At December 31, 1993, aggregate minimum rental commitments on operating leases with noncancelable terms in excess of one year were as follows:

                         ---------
     (Dollars in            AMOUNT
     thousands)          ---------
     YEAR OF MATURITY:
     1994                  $ 3,218
     1995                    2,751
     1996                    2,759
     1997                    2,830
     1998                    2,709
     Thereafter             10,842
                         ---------
                           $25,109
                         =========

Operating expense includes rent expense of $3.0 million in 1993, $2.8 million in 1992, and $2.7 million in 1991.

NOTE 14--STOCKHOLDER'S EQUITY

Regulatory Capital Requirements
The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required the OTS to implement a system requiring regulatory sanctions against institutions that are not adequately capitalized, with the sanctions growing more severe, the lower the institution's capital. Under FDICIA, the OTS issued regulations establishing specific capital ratios for five separate capital categories as set forth below:

                        ---------------------------------------------------------------
                                CORE CAPITAL TO     CORE CAPITAL TO    TOTAL CAPITAL TO
                                 ADJUSTED TOTAL       RISK WEIGHTED       RISK WEIGHTED
                        ASSETS (LEVERAGE) RATIO         ASSET RATIO        ASSETS RATIO
                        ----------------------- ------------------- -------------------
Well capitalized                  5% or above           6% or above        10% or above
Adequately capitalized            4% or above           4% or above         8% or above
Undercapitalized                     Under 4%              Under 4%            Under 8%
Significantly
 undercapitalized                    Under 3%              Under 3%            Under 6%
Critically
 undercapitalized       Ratio of tangible equity to adjusted total assets of 2% or less

The following tables summarize the capital ratios of the adequately capitalized category and Fidelity's regulatory capital at March 31, 1994 and December 31, 1993 as compared to such ratios. As indicated in the tables, Fidelity's capital levels exceeded the three minimum capital ratios of the adequately capitalized category for both periods indicated.

                        -----------------------------------------------------------------
                                                 MARCH 31, 1994
                       CORE CAPITAL TO       CORE CAPITAL TO       TOTAL CAPITAL TO
                        ADJUSTED TOTAL        RISK WEIGHTED         RISK WEIGHTED
                            ASSETS                ASSETS                ASSETS
                           BALANCE          %    BALANCE          %    BALANCE          %
(Dollars in thousands)  ---------- ---------  ---------- ---------  ---------- ---------
Fidelity's regulatory
 capital                $  166,700     4.04%  $  166,700     5.98%  $  253,500      9.10%
Adequately capitalized
 requirement               165,100     4.00%     111,500     4.00%     222,900      8.00%
                        ---------- ---------  ---------- ---------  ---------- ---------
Excess capital          $    1,600     0.04%  $   55,200     1.98%  $   30,600      1.10%
                        ========== =========  ========== =========  ========== =========
Adjusted assets (1)     $4,126,500            $2,786,600            $2,786,600
                        ==========            ==========            ==========

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 14--STOCKHOLDER'S EQUITY--(CONTINUED)

                        ----------------------------------------------------------
                                            DECEMBER 31, 1993
                           CORE CAPITAL TO    CORE CAPITAL TO  TOTAL CAPITAL TO
                           ADJUSTED TOTAL      RISK WEIGHTED    RISK WEIGHTED
                       ASSETS (LEVERAGE) RATIO  ASSET RATIO      ASSETS RATIO
                               BALANCE         %    BALANCE     %    BALANCE     %
                        -------------- --------- ---------- ----- ---------- -----
(Dollars in thousands)
Fidelity's regulatory
 capital                $      182,100     4.15% $  182,100 6.27% $  270,600 9.32%
Adequately capitalized
 requirement                   175,500     4.00%    116,100 4.00%    232,300 8.00%
                        -------------- --------- ---------- ----- ---------- -----
Excess capital          $        6,600     0.15% $   66,000 2.27% $   38,300 1.32%
                        ============== ========= ========== ===== ========== =====
Adjusted assets (1)     $    4,388,400           $2,903,600       $2,903,600
                        ==============           ==========       ==========

- - -------
(1) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of core capital requirements, and for purposes of risk-based capital requirements, refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb).

Although the Bank was deemed adequately capitalized at December 31, 1993, at such date, absent $28 million in capital contributed to the Bank by Citadel during 1993, the Bank would have had to significantly reduce its assets or the Bank would not have met the 4% core capital to adjusted total assets ratio requirement of the adequately capitalized category and thus would have been classified as undercapitalized for purposes of the OTS' prompt corrective action regulations.

The OTS capital regulations, as required by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), include three separate minimum capital requirements for the savings institution industry--a "tangible capital requirement," a "leverage limit" and a "risk-based capital requirement." These capital standards must be no less stringent than the capital standards applicable to national banks. The OTS also has the authority, after giving the affected institution notice and an opportunity to respond, to establish individual minimum capital requirements ("IMCR") for a savings institution which are higher than the industry minimum requirements, upon a determination that an IMCR is necessary or appropriate in light of the institution's particular circumstances, such as if the institution is expected to have losses resulting in capital inadequacy, has a high degree of exposure to credit risk, or has a high amount of nonperforming loans. The OTS has proposed a regulation that would add to the list of circumstances in which an IMCR may be appropriate for a savings association the following: a high degree of exposure to concentration of credit risk or risks arising from nontraditional activities, or failure to adequately monitor and control the risks presented by concentration of credit and nontraditional activities.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 14--STOCKHOLDER'S EQUITY--(CONTINUED)

The following table summarizes the regulatory capital requirements for Fidelity under FIRREA at December 31, 1993, but does not reflect the required future phasing out of certain assets, including (a) investments in, and loans to, subsidiaries which may presently be engaged in activities not permitted for national banks, and (b) for risk-based capital, real estate held for investment (the impact of which the Bank believes is immaterial). The impact of certain proposed regulations is also not reflected in the following table. As indicated in the table, Fidelity's capital levels exceed all three of the currently applicable minimum capital requirements.

                          -----------------------------------------------------
                                          DECEMBER 31, 1993
                                                               CURRENT RISK-
                          TANGIBLE CAPITAL    CORE CAPITAL     BASED CAPITAL
                             BALANCE      %    BALANCE      %    BALANCE      %
                          ----------  ----- ----------  ----- ----------  -----
(Dollars in thousands)
Stockholder's equity(1)   $  182,300        $  182,300        $  182,300
Adjustments:
 Intangible assets            (2,100)               --                --
 Nonincludable subsidiar-
  ies                           (200)             (200)             (200)
 General valuation allow-
  ance                            --                --            36,700
 Qualifying subordinated
  notes                           --                --            59,200
 Equity investments               --                --            (7,400)
                          ----------        ----------        ----------
Regulatory capital(2)        180,000  4.10%    182,100  4.15%    270,600  9.32%
Required minimum              65,800  1.50%    131,700  3.00%    232,300  8.00%
                          ----------  ----- ----------  ----- ----------  -----
Excess capital            $  114,200  2.60% $   50,400  1.15% $   38,300  1.32%
                          ==========  ===== ==========  ===== ==========  =====
Adjusted assets(3)        $4,386,300        $4,388,400        $2,903,600
                          ==========        ==========        ==========

(1) Fidelity's total stockholder's equity, in accordance with generally accepted accounting principles, was 4.16% of its total assets at December 31, 1993.
(2) At periodic intervals, both the OTS and the FDIC routinely examine the Bank as part of their legally prescribed oversight of the industry. Based on their examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.
(3) The term "adjusted assets" refers to the term "adjusted total assets" as defined in 12 C.F.R. section 567.1(a) for purposes of tangible and core capital requirements, and for purposes of risk-based capital requirements, refers to the term "risk-weighted assets" as defined in 12 C.F.R. section 567.1(bb).

Citadel is actively pursuing a new restructuring and recapitalization plan designed to (i) dispose of substantially all of the Bank's nonperforming assets as of March 31, 1994, (ii) improve the capital of the Bank, (iii) consummate a series of affiliate transactions, and (iv) redeem $60 million Subordinated Notes. Such plan is collectively referred to as Fidelity's Restructuring and Recapitalization.

The Bank does not intend to implement the above-described bulk problem asset dispositions in the absence of financial investors who are able to infuse additional core capital into the Bank. The Restructuring and Recapitalization will also require the approval of Citadel's Board, as well as the OTS, which will condition its approval in part on the adequacy of the capital of the Bank after the Restructuring and Recapitalization.

Fidelity's ability to pay dividends is limited by applicable laws and regulations. Given Fidelity's current capital levels, any dividend would require regulatory approval.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)

NOTE 14--STOCKHOLDER'S EQUITY--(CONTINUED)

OTS examinations
In January 1994, the Bank received reports of the various regular examinations conducted by the OTS in 1993. As a result of the findings of the OTS in its safety and soundness examination of the Bank, Fidelity will be subject to higher examination assessments and is subject to additional regulatory restrictions including, but not limited to, (a) a prohibition, absent prior OTS approval, on increases in total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter; (b) a requirement that the Bank submit to the OTS for prior review and approval the names of proposed new directors and executive officers and proposed employment contracts with any director or senior officer; (c) a requirement that the Bank submit to the OTS for prior review and approval any third-party contract outside the normal course of business; and (d) the ability of the OTS, in its discretion, to require 30 days' prior notice of all transactions between Fidelity and its affiliates (including Citadel).

The OTS also expressed concern in a number of specific areas principally relating to asset quality, asset review administration and the resulting negative impact on capital levels and earnings, as well as management effectiveness in certain areas. Management believes that the proposed Restructuring, together with other actions taken by management in response to the concerns raised by the OTS, will be responsive to most of the concerns raised by the OTS.

Other Equity Transactions
In March 1993, Citadel completed a rights offering in which approximately $31.4 million of capital, net of expenses was raised. Of that amount, $18.0 million was contributed to the capital of Fidelity in the first quarter of 1993 and additional $10.0 million was contributed in the fourth quarter of 1993.

The Bank paid a cash dividend of $1.0 million in the third quarter of 1992 to Citadel and during the fourth quarter of 1992, Fidelity paid a dividend in kind to Citadel consisting of its equity ownership of its securities brokerage subsidiary, Gateway. These dividends reduced Fidelity's capital by $2.1 million and had an immaterial effect on the Bank's tangible, core and risk-based capital.

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 15--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                              -----------------------------------------------
                                 FIRST   SECOND     THIRD    FOURTH
                               QUARTER  QUARTER   QUARTER   QUARTER      YEAR
(Dollars in thousands)        -------- --------  --------  --------  --------
1993:
 Interest income              $ 78,187 $ 73,591  $ 69,098  $ 68,455  $289,331
 Interest expense               49,407   46,819    43,781    48,487   188,494
 Provision for estimated loan
  losses                         7,500   14,500    19,500    23,600    65,100
 Provision for estimated real
  estate losses                  1,000   16,000     4,000     9,200    30,200
 Gains (losses) on sales of
  loans, net                       395      225       (34)     (392)      194
 Gains (losses) on sales of
  mortgage-backed securities,
  net                               --    1,543       917    (1,118)    1,342
 Gains (losses) on sales of
  investment securities, net        --    1,946        17    (2,001)      (38)
 Net earnings (loss)               206  (14,734)  (14,357)  (37,002)  (65,887)
1992:
 Interest income              $104,910 $ 96,824  $ 86,743  $ 82,238  $370,715
 Interest expense               69,856   61,266    56,331    52,671   240,124
 Provision for estimated loan
  losses                         6,970    7,656    32,660     3,894    51,180
 Provision for estimated real
  estate losses                  2,030    2,344     6,340     7,106    17,820
 Gains on sales of loans, net      353      284       403        77     1,117
 Net earnings (loss)             6,505    5,277   (14,755)    3,260       287
1991:
 Interest income              $137,141 $133,564  $128,065  $121,282  $520,052
 Interest expense              105,770   98,287    89,952    84,505   378,514
 Provision for estimated loan
  losses                         3,924    5,417    36,502     4,000    49,843
 Provision for estimated real
  estate losses                  1,076      558     3,903     2,000     7,537
 Gains on sales of loans, net       --      114       256     1,748     2,118
 Gains on sales of mortgage-
  backed securities, net            --    1,008        --     7,985     8,993
 Gains on sales of investment
  securities, net                   --        1        --        --         1
 Net earnings (loss)             5,310    7,418   (13,736)    9,112     8,104

During the fourth quarter of 1993, Fidelity wrote down the carrying value of its intangible assets by $14.0 million. See Note 7.

NOTE 16--NORTHRIDGE EARTHQUAKE

In January 1994, the greater Los Angeles area was seriously affected by a major earthquake and attendant aftershocks, centered in the San Fernando Valley. Because the Bank's main operations are located near the most seriously affected areas, and a substantial number of its customers are located in the most seriously affected areas, management has initiated efforts to evaluate the effect of the earthquake on the Bank's operations and customers.

The Bank's portfolio includes loans and REO with a net book value of approximately $937 million secured by or comprised of 1,414 multifamily (5 units or more), 15 commercial, and 2,313 single family and multifamily (2 to 4 units) collateral properties in the primary earthquake areas. After the earthquake, the Bank's appraisers surveyed all of Fidelity's multifamily and commercial properties located in these areas and identified 231 properties, representing loans and REO with a net book value of $140 million, with more than "cosmetic" damage. Of such 231 properties, 204 properties related to the Bank's loans and REO with a net book value of $124 million were identified as having "possible serious damage" and an additional 27 properties with a net book value of $16 million were identified as "actually or potentially condemned". The Bank commissioned structural and building engineers or building inspectors to estimate the cost of repairs to properties in these two categories. The cost of repairs has been

         FIDELITY FEDERAL BANK, A FEDERAL SAVINGS BANK AND SUBSIDIARIES

   FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993 AND FOR THE THREE YEARS
                            ENDED DECEMBER 31, 1993
 (INFORMATION AS OF MARCH 31, 1994 AND 1993 AND FOR THE THREE MONTHS THEN ENDED
                                 IS UNAUDITED)


NOTE 16--NORTHRIDGE EARTHQUAKE--(CONTINUED)

preliminarily estimated to be $5.7 million and $11.1 million, respectively. Of this total $16.8 million, approximately $6.0 million of seismic damage exceeds the principal balance on the collateral properties' respective loans. Accordingly, the Bank currently would not expect its losses due to the earthquake to exceed $10.8 million with respect to its commercial and multifamily properties. The Bank expects the actual losses payable by the Bank to be lower because many repair costs may be borne by the borrowers, who in addition to their own funds, may have access to government assistance and/or earthquake insurance proceeds. As part of its normal internal asset review process, the Bank will adjust its reserves as its losses become quantifiable.

In addition to the multifamily and commercial assets referenced above, the Bank has identified 2,313 single family and multifamily (2 to 4 units) assets in the affected areas. 173 borrowers with unpaid principal balances totaling $29.4 million called in to report damages through February 8, 1994. The Bank has commenced inspection of these properties and continues to assess damages and potential earnings and loss impact with respect to these properties.

The earthquake will also have some adverse affect on loan originations and the sale of financial services in the retail branch network in the near term. In addition, physical damage was sustained at some of the Bank administrative and branch office facilities located in the Los Angeles area, however, only one Bank-owned building in the San Fernando Valley region of Los Angeles sustained major damage. It is estimated that necessary repairs to all affected facilities, net of anticipated insurance reimbursement, shall not exceed $0.5 million. Other potential financial impacts of the earthquake include additional personnel costs, property inspection costs, and others. Based upon the information gathered to date, the total estimated cost to the Bank for these items is not expected to be material.

NOTE 17--SUBSEQUENT EVENTS

Pending Litigation
On March 4, 1994, The Chase Manhattan Bank, N.A. ("Chase"), one of four lenders under Fidelity's $60 million Subordinated Loan Agreement, sued Fidelity, Citadel and Citadel's Chairman of the Board, alleging, among other things, that the transfer of assets pursuant to a restructuring plan would constitute a breach of the Subordinated Loan Agreement, and seeking to enjoin such restructuring plan and to recover damages in unspecified amounts. In addition, the lawsuit alleged that past responses of Citadel and Fidelity to requests by Chase for information regarding such restructuring plan violated certain provisions of the Subordinated Loan Agreement and that such alleged violations, with the passage of time, had become current defaults under the Subordinated Loan Agreement. In June 1994, the Bank, Citadel, Chase and the other lenders entered into a settlement agreement to provide, among other things, for the dismissal of the Chase lawsuit with prejudice and delivery of mutual releases between Citadel and Fidelity, on the one hand, and Chase, on the other hand. Mutual releases were executed on June 17, 1994, and the order of dismissal of the Chase lawsuit was entered by the court on June 21, 1994. As a part of the settlement agreement all four holders of the Subordinated Notes have agreed to permit Fidelity, subject to certain conditions, to redeem the Subordinated Notes and to terminate the Subordinated Loan Agreement. The redemption would occur concurrently with the closing of Fidelity's recapitalization at a redemption price equal to the Subordinated Notes' unpaid principal balance and accrued interest, plus a variable recapitalization fee which ranges from $1.0 million to $4.95 million based upon the amount of consideration to be received and retained by Citadel in the Restructuring and Recapitalization. If the Restructuring and Recapitalization is not consummated, then any party to the settlement agreement may, in its sole and absolute discretion, terminate the settlement agreement without any liability to any other party upon written notice to the other parties. Therefore, if the Restructuring and Recapitalization is not consummated, it may have an impact on the settlement agreement, the capital position of the Bank, cross default provisions under the Bank's other debt agreements and the guarantee by Citadel. Accordingly, no adjustments that may result from the ultimate resolution of this uncertainty have been made in the accompanying financial statements (see Notes 10 and 14).

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                        [LOGO OF FIDELITY FEDERAL BANK]